Exhibit 10.7

EXECUTION VERSION

Language Line, LLC and Coto Acquisition LLC,

as Borrowers,

Language Line Holdings LLC,

The Subsidiary Guarantors Party Hereto from Time to Time

and

The Lenders Party Hereto from Time to Time

$575,000,000

SENIOR SECURED CREDIT AGREEMENT

dated as of November 4, 2009

Banc of America Securities LLC,

Credit Suisse Securities (USA) LLC

and

Morgan Stanley Senior Funding, Inc.,

as Joint Lead Arrangers and Joint Book-Runners

Credit Suisse Securities (USA) LLC,

as Syndication Agent

Morgan Stanley Senior Funding, Inc.,

as Documentation Agent

Bank of America, N.A.,

as Administrative Agent

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

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SCHEDULES

Schedule I	List of Addresses for Notices; Lending Offices; Commitment Amounts
Schedule II	Subsidiary Guarantors
Schedule 5.1(a)	Financial Statements
Schedule 5.12	Subsidiaries
Schedule 5.13	Leased Properties
Schedule 5.15(b)	UCC and Other Necessary Filings
Schedule 5.25(b)	Organizational Chart
Schedule 5.26	Existing Indebtedness
Schedule 6.1(d)(i)	UCC, Judgment and Tax Lien Searches
Schedule 7.10	Post-Closing Collateral Matters
Schedule 8.2(b)	Existing Liens
Schedule 8.6	Existing Investments
Schedule 8.12	Existing Affiliate Transactions

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EXHIBITS

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Tranche B Term Note
Exhibit C	Form of Swing Line Note
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Security Agreement
Exhibit F	Form of L/C Participation Certificate
Exhibit G	Form of Mortgage
Exhibit H	Form of Non-Bank Certificate
Exhibit I-1	Form of Subsidiary Guarantee
Exhibit I-2	Form of Parent Guarantee
Exhibit J	Form of Swing Line Loan Participation Certificate
Exhibit K	Form of Landlord Access Agreement
Exhibit L	Form of Opinion of Kirkland & Ellis LLP
Exhibit M	Form of Closing Certificate
Exhibit N	Form of Solvency Certificate
Exhibit O-1	Form of Perfection Certificate
Exhibit O-2	Form of Perfection Certificate Supplement
Exhibit P	Form of Borrowing Request
Exhibit Q-1	Tax Status Certificate for Non-U.S. Lenders that are not Partnerships
Exhibit Q-2	Tax Status Certificate for Non-U.S. Lenders that are Partnerships
Exhibit Q-3	Tax Status Certificate for Non-U.S. Participants that are not Partnerships
Exhibit Q-4	Tax Status Certificate for Non-U.S. Participants that are Partnerships

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CREDIT AGREEMENT, dated as of November 4, 2009 (this “Agreement”), among Language Line, LLC, a Delaware limited liability company (“Language Line”), Coto Acquisition LLC, a Delaware limited liability company (“Coto” and, together with Language Line, the “Borrowers” and each a “Borrower”), Language Line Holdings LLC, a Delaware limited liability company (“Holdings”), the subsidiary guarantors listed on the signature pages hereto and otherwise party hereto from time to time (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”), the several lenders party hereto from time to time (the “Lenders”), Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book-runners (together in such capacity, the “Arrangers”), Bank of America, N.A. as administrative agent (in such capacity, the “Administrative Agent”), Morgan Stanley Senior Funding, Inc. as documentation agent (in such capacity, the “Documentation Agent”) and Credit Suisse Securities (USA) LLC as syndication agent (in such capacity, the “Syndication Agent”). Except as otherwise expressly provided herein, the obligations of the Borrowers hereunder and under the other Credit Documents are joint and several.

W I T N E S S E T H:

WHEREAS, Language Line, Inc., Language Line Holdings, Inc., certain subsidiaries of Language Line, Inc., the several lenders from time to time party thereto, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC as Joint Lead Arrangers and Joint Book-Runners, Bank of America, N.A. as Syndication Agent, National City Bank as Documentation Agent and Merrill Lynch Capital Corporation as Administrative Agent for the Lenders entered into a credit agreement dated as of June 11, 2004, as amended and restated on November 14, 2006 (collectively, the “Existing Credit Agreement”);

WHEREAS, Coto, Coto Holdings LLC, the several lenders from time to time party thereto, Newstar Financial, Inc., as L/C issuer, Newstar Financial, Inc., as sole lead arranger and Newstar Financial, Inc., as administrative agent for the lenders, entered into a credit agreement dated as of January 10, 2008 (the “Coto Credit Agreement”);

WHEREAS, Language Line Services UK Limited, Language Line Services UK II Limited, certain subsidiaries of Language Line Services UK Limited, ABRY Mezzanine Partners, L.P., as lead arranger and agent for the lenders, the several lenders from time to time party thereto and The Royal Bank of Scotland PLC, as security trustee, entered into a senior facilities agreement dated as of November 3, 2005, as amended and restated on April 7, 2009 (collectively, the “UK II Mezzanine Facility”);

WHEREAS, Language Line Services UK Limited, Language Line Services UK II Limited, certain subsidiaries of Language Line Services UK Limited, The Royal Bank of Scotland PLC, as arranger, agent and security trustee and the several lenders from time to time party thereto, entered into a senior term and revolving facilities agreement dated as of November 3, 2005, as amended and restated on April 7, 2009 (collectively, the “UK II Credit Facility”);

WHEREAS, Language Line Holdings, Inc. currently has $108,993,000 aggregate principal amount of its 14-1/8% Senior Discount Notes due 2013 outstanding (the “Senior Discount Notes”);

WHEREAS, Language Line, Inc. currently has $165,000,000 aggregate principal amount of its 11-1/8% Senior Subordinated Notes due 2012 outstanding (the “Senior Subordinated Notes”);

WHEREAS, Coto Holdings LLC currently has $15,000,000 aggregate stated liquidation value of Coto Preferred Stock issued and outstanding;

WHEREAS, the Borrowers have requested that the Lenders extend credit to the Borrowers in the form of (i) Tranche B Term Loans in an initial aggregate amount of $525,000,000 and (ii) Revolving Credit Commitments in an initial aggregate amount of $50,000,000, in order for the Borrowers to finance the repayment or redemption of all amounts outstanding under each of the Existing Credit Agreement, the Coto Credit Agreement, the UK II Mezzanine Facility, the UK II Credit Facility, the Senior Discount Notes, the Senior Subordinated Notes and the Coto Preferred Stock (collectively, the “Refinanc-ing”);

WHEREAS, the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, Holdings, the Borrowers, the Subsidiary Guarantors, the Administrative Agent and the Lenders agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms defined in the caption hereto shall have the meanings set forth therein, and the following terms have the following meanings:

“ABRY”: ABRY Partners, LLC, a Delaware limited liability company, its successors and assigns.

“ABRY Preferred Stock”: the Preferred Stock of Holdings issued to ABRY Partners IV, L.P. in the aggregate stated liquidation value and as in effect on the Closing Date.

“Acquisition”: any transaction or series of related transactions (other than the Transactions) for (a) the direct or indirect (i) acquisition of all or substantially all of the Property of a Person, or of any business or division of a Person or (ii) acquisition of in excess of 50% of the Capital Stock of any Person, or otherwise causing any Person to become a Qualified Subsidiary of such Person, or (b) a merger or consolidation or any other combination with another Person.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: of any Person, any Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person; provided that for the purpose of subsection 8.12, a Qualified Subsidiary shall not be deemed an Affiliate of any Credit Party. For purposes of this definition, a Person shall be deemed to control another Person if such Person has the power, direct or indirect, (x) to vote 10% or more of the securities having ordinary voting power for the election of members of the Board of Directors of such other Person, whether by ownership of securities, contract, proxy or otherwise, or (y) to direct or cause the direction of the management and policies of such other Person, whether by ownership of securities, contract, proxy or otherwise.

“Affiliated Debt Funds”: ABRY Advanced Securities Fund, L.P. and any other Affiliate of ABRY that is (i) a bona fide diversified debt fund and (ii) in the business of investing solely in loans or other debt.

“Agents”: the collective reference to the Administrative Agent, the Syndication Agent, the Arrangers, the Documentation Agent and any other agent for the Lenders designated in connection with the syndication of the Facilities and in accordance with Section 10 by the Administrative Agent with respect to the Credit Documents in a written notice to the Borrowers.

“Aggregate Incremental Term Commitment”: at any time, the sum of the amount of all Incremental Facilities consisting of Incremental Term Commitments (whether or not terminated) at such time, in an initial amount equal to zero, as such amount may be increased pursuant to subsection 2.1(b).

“Agreement”: this Senior Secured Credit Agreement, as amended, supplemented or modified from time to time.

“Alternate Base Rate”: for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”; provided that in no event shall the Alternate Base Rate be less than 3.00% per annum. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Alternate Base Rate Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

“Anti-Terrorism Law”: as defined in subsection 5.27.

“Applicable Acquisition Documents”: as defined in subsection 6.3(iii).

“Applicable Margin”: for any day with respect to (a) Revolving Credit Loans, 2.50% in the case of Alternate Base Rate Loans and 3.50% in the case of Eurodollar Loans, (b) Tranche B Term Loans, 2.50% in the case of Alternate Base Rate Loans and 3.50% in the case of Eurodollar Loans, (c) Swing Line Loans, the Applicable Margin then applicable to Revolving Credit Loans that are maintained as Alternate Base Rate Loans and (d) with respect to Incremental Term Loans that are not Tranche B Term Loans, the Incremental Margin to be added to the Alternate Base Rate or Eurodollar Rate, as the case may be, as agreed upon by the Borrowers and the Lender or Lenders providing the Incremental Term Commitment relating thereto as provided in subsection 2.1(b)(iii).

“Approved Fund”: with respect to any Lender that is a fund or commingled investment vehicle that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Arrangers”: as defined in the preamble hereto.

“Asset Sale”: any sale, sale-leaseback, transfer, lease, conveyance or other disposition by Holdings or any Subsidiary of any of its property or assets, including the Capital Stock of any Subsidiary, including by issuance of Capital Stock, except sales and dispositions permitted by subsections 8.5(a), (b), (c), (d), (e), (g), (h), (i) and (j).

“Assignee”: each Person acquiring Loans and Commitments pursuant to subsection 11.6(c).

“Assignment and Acceptance”: an assignment and acceptance substantially in the form of Exhibit D hereto.

“Assignment Fee”: as defined in subsection 11.6(e).

“Available Revolving Credit Commitment”: as to any Lender, at a particular time, an amount equal to (a) the amount of such Lender’s Revolving Credit Commitment and/or Incremental Revolving Commitment at such time less (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Lender pursuant to subsection 3.1, (ii) such Lender’s Revolving Credit Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans; provided that, for purposes of calculating the Revolving Credit Commitments pursuant to subsection 3.2, the amount referred to in this clause (ii) shall be zero, (iii) such Lender’s L/C Participating Interest in the aggregate amount available to be drawn at such time under all outstanding Letters of Credit issued by the Issuing Lender and (iv) such Lender’s Revolving Credit Commitment Percentage of the aggregate outstanding amount of L/C Obligations; collectively, as to all the Lenders, the “Available Revolving Credit Commitments.”

“Bailee Letter”: as defined in the Security Agreement.

“Bankruptcy Code”: Title I of the Bankruptcy Reform Act of 1978, as amended and codified at Title 11 of the United States Code.

“Benefited Lender”: as defined in subsection 11.7.

“Board”: the Board of Governors of the Federal Reserve System, together with any successor.

“Board of Directors”: as for any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Borrowers”: refers to Language Line, LLC, a Delaware limited liability company and Coto Acquisition LLC, a Delaware limited liability company.

“Borrowing Date”: any Business Day specified in a notice pursuant to (a) subsection 3.4 or 4.1 as a date on which the Borrowers request the Swing Line Lender or the Lenders to make Loans hereunder or (b) subsection 3.5 as a date on which the Borrowers request the Issuing Lender to issue a Letter of Credit hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Expenditures”: with respect to any Person, for any period, expenditures resulting in the aggregate gross increase during that period, in the property, plant or equipment reflected in the consolidated balance sheet of such Person and its consolidated Subsidiaries (including amounts in respect of Financing Leases), in conformity with GAAP, but excluding increases resulting from (i) expenditures made in connection with the replacement, substitution or restoration of property (a) to the extent financed from insurance proceeds paid on account of the loss of or damage to the property being replaced, substituted or restored, (b) with proceeds or awards on account of any Taking of the property being replaced or (c) with regard to equipment that is purchased simultaneously with the trade-in of existing equipment, fixed assets or improvements, the credit granted by the seller of such equipment for the trade-in of such equipment, fixed assets or improvements and (ii) any expenditures made in connection with Permitted Acquisitions.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all of the partnership interests, membership interests or equivalent equity securities in a Person (other than a corporation) and any and all warrants or options to purchase, or securities or instruments convertible into or exchangeable for, any of the foregoing.

“Cash Collateral”: as described in subsection 3.15.

“Cash Equivalents”: any of the following types of Investments, to the extent owned by Holdings or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Security Documents and other Liens permitted hereunder): (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government, United Kingdom government or the government of any member state of the European Union or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; provided that the full faith and credit of the United States is pledged in support thereof; (b) insured certificates of deposit, bankers’ acceptances or time deposits having maturities of six months or less from the date of acquisition issued by (i) any Lender, or any commercial bank organized under the laws of the United States or any state thereof and a member of the Federal Reserve System, the United Kingdom or any member state of the European Union, in each case having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory by the United Kingdom, by any member state of the European Union or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest substantially all in assets satisfying the requirements of clauses (a) through (e) of this definition.

“CERCLA”: as defined in subsection 5.17(f).

“CFC”: as defined in the definition of Foreign Subsidiary.

“Change in Law”: with respect to any Lender, (i) the adoption of, or change in, any law, treaty, rule, regulation, policy, guideline or directive (whether or not having the force of law), (ii) the adoption of, or change in, any interpretation or application thereof by any Governmental Authority having jurisdiction over such Lender, or (iii) any determination of an arbitrator or a court or other Governmental Authority with which such Lender, in the reasonable opinion of its counsel, must comply to avoid censure or penalty, in each case after the later of the Closing Date or the date such Lender became a Lender.

“Change of Control”: shall be considered to have occurred if:

(i) at any time: if (A) any Person (other than ABRY, its Controlled Investment Affiliates, Permitted Investors or any Person acting in the capacity of an underwriter with respect to a distribution of Capital Stock of Holdings (each, a “Permitted Holder” and collectively, the “Permitted Holders”)), whether singly or in concert with one or more Persons, shall, directly or indirectly, have acquired or acquire the power to vote or direct the voting of 35% or more, on a fully diluted basis, of the outstanding Capital Stock of Holdings (such Person(s), the “Acquiring Person”) and (B) at such time ABRY and its Controlled Investment Affiliates own, free and clear of all Liens, directly or indirectly, in the aggregate, issued and outstanding Capital Stock of Holdings representing less voting power of the then outstanding Capital Stock of Holdings held by such Acquiring Person(s);

(ii) at any time: if Holdings shall cease to own, directly or indirectly, 100% of the outstanding Capital Stock of each Borrower; or

(iii) at any time after a Qualified Public Offering: if the Board of Directors of Holdings shall cease to consist of a majority of Continuing Managers.

“Citi Loan”: the Term Loan and Line of Credit Agreement entered into by and among Language Line Holdings II, Inc., ABRY Partners IV, L.P., ABRY Capital Partners, L.P. and Citicorp USA, Inc., dated as of June 10, 2004, as amended as of June 8, 2007, January 10, 2008 and May 2, 2008, in the aggregate principal amount as in effect on the Closing Date, as it may be otherwise amended from time to time in a manner not materially adverse to the Secured Parties.

“Closing Date”: November 4, 2009.

“Code”: the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property and assets of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Account”: the collateral account or sub-account established and maintained by the Administrative Agent (or a Lender that agrees to be an administrative sub-agent for the Administrative Agent) in its name as Administrative Agent for the benefit of the Secured Parties, in accordance with the provisions of subsection 12.1.

“Commercial L/C”: a commercial documentary Letter of Credit under which the Issuing Lender agrees to make payments in Dollars for the account of either Borrower, on behalf of Holdings, such Borrower or a Qualified Subsidiary, in respect of obligations of Holdings, such Borrower or such Qualified Subsidiary in connection with the purchase of goods or services in the ordinary course of business.

“Commitment”: as to any Lender at any time, such Lender’s Swing Line Commitment, Tranche B Term Loan Commitment, Incremental Term Commitment, Revolving Credit Commitment and/or Incremental Revolving Commitment; collectively, as to all the Lenders from time to time, the “Commitments”.

“Commitment Percentage”: as to any Lender at any time, its Tranche B Term Loan Commitment Percentage, Incremental Term Loan Commitment Percentage or Revolving Credit Commitment Percentage, as the context may require.

“Commodities Account”: as defined in the UCC.

“Communications Act”: shall mean the Communications Act of 1934, and any similar or successor federal statute, and the rules and regulations of the FCC thereunder, all as the same may be in effect from time to time.

“Confidential Information Memorandum”: as defined in subsection 5.18.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date, but excluding the current portion of deferred tax assets.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of Holdings and its Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of contingent obligations under outstanding Letters of Credit, Revolving Loans or Swingline Loans to the extent otherwise included therein and (c) the current portion of deferred tax liabilities.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period, plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) total provision for income tax expense, (b) Consolidated Interest Expense, (c) depreciation and amortization expense (including non-cash amortization of debt discount or deferred financing costs), (d) all provisions for federal, provincial, state or other domestic and foreign tax expense and taxes, (e) withholding taxes expensed in such period, (f) any extraordinary expenses or losses, (g) losses on sales of assets outside of the ordinary course of business, (h) non-cash stock-based compensation expense, (i) costs and expenses in connection with the Refinancing and the entry into of this Agreement, (j) costs and expenses in connection with an initial public offering of Holdings, regardless of whether such offering is actually consummated, (k) any fees and expenses (or any amortization thereof) related to Acquisitions or permitted dispositions of assets (including any related severance, retention or relocation expenses), any issuance or repayment of Indebtedness, issuance of equity interests, refinancing transaction or amendment or modification of any debt instrument (in each case, whether or not consummated), (l) gain or loss from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, (m) fees paid in connection with letters of credit and surety bonds and commitment fees and other periodic bank charges, (n) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption, (o) the amount of any restructuring or reorganization charges, reserves, costs and expenses and (p) any other non-cash charges (including non-cash interest expense), minus (x) all non-cash income and (y) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income (except to the extent deducted in determining Consolidated Interest Expense), (ii) any extraordinary income or gains and (iii) gains on the sales of assets outside of the ordinary course of business, all as determined on a consolidated basis; provided that the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application) shall be excluded.

“Consolidated Fixed Charge Coverage Ratio”: for any period, on a Pro Forma Basis, the ratio of (a) Consolidated EBITDA for any four consecutive fiscal quarters ending during such period to (b) the sum of (i) Consolidated Fixed Charges for such four consecutive fiscal quarters, measured on each date on which financial statements have been or are required to be provided to the Lenders pursuant to subsection 7.1 and (ii) the amount of Capital Expenditures made by Holdings and its Subsidiaries for the four consecutive fiscal quarters ending on the last day of such period; provided that for purposes of determining compliance on a Pro Forma Basis with respect to an Acquisition, clauses (b) and (c) of the definition of Consolidated Fixed Charges shall not be included solely in respect of the Person being acquired.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) income taxes and franchise taxes that are substantially the same as income taxes paid in cash or accrued by Holdings and its Subsidiaries during such period, and (c) scheduled payments made during such period on account of principal of Indebtedness of Holdings or any of its Subsidiaries (including scheduled principal payments in respect of the Term Loans). Notwithstanding anything to the contrary contained in this definition, (A) for the four fiscal quarters ending December 31, 2009, (i) the amounts described in clause (a) of this definition shall be deemed to be $29,125,000, (ii) the amounts described in clause (b) of this definition shall be deemed to be those amounts actually paid in cash or accrued and (iii) the amounts described in clause (c) of this definition shall be deemed to be $5,250,000 and (B) for any period of four fiscal quarters ending after December 31, 2009, but prior to December 31, 2010, (i) in the case of the period ended at the end of the fiscal quarter ending March 31, 2010, the amounts described in clauses (a) and (c) of this definition shall be deemed to be the amounts for such fiscal quarter multiplied by 4 and the amounts described in clause (b) of this definition shall be deemed to be those amounts actually paid in cash or accrued for such four fiscal quarters, (ii) in the case of the period ended at the end of the fiscal quarter ending June 30, 2010, the amounts described in clauses (a) and (c) of this definition shall be deemed to be the amounts for the period of two fiscal quarters ended at the end of such fiscal quarter multiplied by 2 and the amounts described in clause (b) of this definition shall be deemed to be those amounts actually paid in cash or accrued for such four fiscal quarters and (iii) in the case of the period ended at the end of the fiscal quarter ending September 30, 2010, the amounts described in clauses (a) and (c) of this definition shall be deemed to be the amounts for the period of three fiscal quarters ended at the end of such fiscal quarter multiplied by 4/3 and the amounts described in clause (b) of this definition shall be deemed to be those amounts actually paid in cash or accrued for such four fiscal quarters.

“Consolidated Indebtedness”: at any date, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP at such date.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Financing Leases) of Holdings and its Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income”: for any period, net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that (i) the net income (but not net loss) of any Person that is a Non-Qualified Subsidiary or that is accounted for by the equity method of accounting shall not be included except to the extent paid in cash as a dividend or distribution to Holdings, either Borrower or (subject to clause (ii) below) a Qualified Subsidiary, (ii) the net income of any Qualified Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Qualified Subsidiary of that net income is prohibited or not permitted at the date of determination and (iii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged with or into or consolidated with any of Holdings, the Borrowers or the Qualified Subsidiaries shall be excluded.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contested Collateral Lien Conditions”: with respect to any Permitted Lien of the type described in subsections 8.2(c), (d) and (i), the following conditions:

(i) any proceeding instituted contesting such Lien shall conclusively operate to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(ii) solely to the extent such Lien exceeds $5,000,000, at the option and upon reasonable request of the Administrative Agent, the appropriate Credit Party shall have deposited with the Administrative Agent a sum sufficient to pay and discharge such Lien and the Administrative Agent’s reasonable estimate of all interest and penalties related thereto; and

(iii) such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be pari passu or superior to the Lien and security interest created and evidenced by the Security Documents.

“Contingent Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Borrowers in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Borrowers in good faith.

“Continuing Managers”: the directors of Holdings on the Closing Date, and each other director, if, in each case, such other director’s nomination for election to the Board of Directors of Holdings is recommended by at least a majority of the then Continuing Managers or by a nominations committee thereof.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property or assets owned by it are bound.

“Control Agreements”: as defined in the Security Agreement.

“Controlled Investment Affiliate”: as to any Person, any other Person which (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by the former such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of management and policies of such Person whether by contract or otherwise.

“Coto”: as defined in the preamble hereto.

“Coto Credit Agreement”: as defined in the recitals hereto.

“Coto Preferred Stock”: the Preferred Stock of Coto Holdings LLC issued to Melanie Coto in the aggregate stated liquidation value and as in effect on the Closing Date.

“Covered Taxes”: all Taxes other than Excluded Taxes.

“Credit Documents”: this Agreement, the Notes, the Security Agreements, any Mortgages, the Guarantees, any Incremental Loan Amendment and all other agreements delivered to any Agent and/or any Lender in connection herewith or therewith.

“Credit Parties”: the collective reference to the Borrowers and the Guarantors.

“Cumulative Credit”: at any date, an amount equal to (x) 50% of the Consolidated Net Income for the period (taken as one accounting period) from January 1, 2010 to the end of Holdings’ most recently ended fiscal quarter for which financial statements have been actually delivered pursuant to subsection 7.1(a) or (b) (or, in case Consolidated Net Income shall be a deficit, 100% of such deficit), plus (y) the net proceeds of any issuance of Capital Stock of Holdings or its Subsidiaries not otherwise used to consummate an Acquisition or Capital Expenditure, minus (z) any amounts thereof used to make (a) Investments pursuant to subsection 8.6(k), (b) Dividend Payments pursuant to subsections 8.11(d), (e) and (g) and (c) payments of Indebtedness pursuant to subsection 8.15, in each case after the Closing Date and prior to such date.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed (which failure has not been cured), or has notified the Administrative Agent and/or the Borrowers that it does not intend, to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has failed (which failure has not been cured) to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due and such failure continues after notice, unless the subject of a good faith dispute, or (c) (i) has admitted in writing that it is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Deposit Account”: as defined in the Security Agreement.

“Destruction”: any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Collateral.

“Dividend Payments”: dividends (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any Capital Stock of Holdings, either Borrower or any Qualified Subsidiaries, but excluding (x) dividends paid through the issuance of additional shares of Capital Stock and (y) any redemption or exchange of any Capital Stock of such Person through the issuance of Capital Stock of such Person, and including any payments of principal or interest or other amounts in respect of the Citi Loan.

“Documentation Agent”: as defined in the preamble hereto.

“Dollars” and “$”: lawful money of the United States.

“Domestic Subsidiary”: each Subsidiary of Holdings other than a Foreign Subsidiary of such Person.

“Eligible Assignee”: (a) a Lender; (b) an Affiliate of any Lender; (c) an Approved Fund of any Lender; or (d) any other Person approved by the Administrative Agent, the Issuing Lender (solely in the case of Revolving Credit Loans or Revolving Credit Commitments) and the Borrowers (such approval not to be unreasonably withheld or delayed); provided that (x) in the case of clause (d), (i) the Borrowers’ approval is not required during the existence and continuation of a Default or an Event of Default, and (ii) approval by the Borrowers shall be deemed given if no objection is received by the assigning Lender and the Administrative Agent from the Borrowers within ten Business Days after notice of such proposed assignment has been delivered to the Borrowers; and (y) neither Borrower nor any Affiliate of either Borrower (other than Affiliated Debt Funds) shall qualify as an Eligible Assignee.

“Embargoed Persons”: as defined in subsection 7.15.

“Employee Benefit Plan”: an employee benefit plan (as defined in Section 3(3) of ERISA), other than a Multiemployer Plan, that is maintained or contributed to by Holdings or any Subsidiary or, solely with respect to an employee benefit plan subject to Title IV of ERISA, by any ERISA Entity.

“Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority or Requirements of Law (including, without limitation, common law) relating to pollution or protection of the environment (including, without limitation, pollution or protection of ambient air, soil, subsurface strata, surface water, groundwater and natural resources such as flora, fauna and wetlands) or public or employee health, including, without limitation, release or threatened release, manufacture, storage, treatment, handling, use, transport or disposal of Hazardous Materials, as of the Closing Date or may at any time hereafter be in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions, variances and any other authorizations required by any Governmental Authority under or issued pursuant to any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Entity”: any member of an ERISA Group.

“ERISA Event”: (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Pension Plan of a failure to meet the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, or the occurrence of any event or condition that could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Pension Plan; (f) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by any ERISA Entity of any notice, or the receipt by any Multiemployer Plan from any ERISA Entity of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in Reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Pension Plan that could reasonably be expected to result in the imposition of a lien or the posting of a bond or other security; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that could result in material liability to Holdings or any of its Subsidiaries.

“ERISA Group”: Holdings, any Subsidiary and all corporations and all trades or businesses (whether or not incorporated) that, together with Holdings or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Page LIBOR01 (or any successor or substitute page of such Reuters service, or if the Reuters service ceases to be available, any publicly available successor to or substitute for such service providing rate quotations comparable to those currently provided on such page of such service, as reasonably determined by the Administrative Agent from time to time in consultation with the Borrowers, for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) (“Reuters Page LIBOR01”) as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Page LIBOR01 (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Lending Office”: as to any Lender, the office of such Lender which shall be making or maintaining Eurodollar Loans.

“Eurodollar Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon a Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

In no event shall the Eurodollar Rate be less than 2.00% per annum.

“Event of Default”: any of the events specified in Section 9; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of Holdings, the excess, if any, of:

(a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year (provided that, for purposes of this definition, Consolidated EBITDA shall not be calculated on a Pro Forma Basis), (ii) decreases in Consolidated Working Capital for such fiscal year and (iii) interest income received in cash minus

(b) the sum, without duplication, of (i) the aggregate amount actually paid by Holdings and its Subsidiaries in cash during such fiscal year on account of capital expenditures (other than capital expenditures made with the proceeds of eminent domain or condemnation proceedings to the extent such proceeds are not included in the determination of Consolidated EBITDA for such fiscal year and capital expenditures funded with the proceeds of the incurrence of Indebtedness, the issuance of Capital Stock or Asset Sales), (ii) the aggregate amount of payments of principal or liquidation value in respect of any Indebtedness of Holdings and its Subsidiaries during such fiscal year (other than (x) pursuant to subsection 4.5(a), (b) or (c), to the extent the Net Proceeds required to make such payments pursuant to clauses (b) and (c) do not increase Consolidated EBITDA); (y) payments of principal in respect of any revolving credit facility during such fiscal year to the extent that there is not an equivalent reduction in the commitments in respect of such facility and (z) any repayment of Indebtedness to the extent made with the proceeds of the incurrence of Indebtedness or the issuance of Capital Stock), (iii) cash interest expense, fees paid in connection with letters of credit and surety bonds and commitment fees and other periodic bank charges of Holdings and its Subsidiaries, (iv) the amount of Taxes actually paid or to be paid in cash by Holdings and its Subsidiaries for such fiscal year either during such fiscal year or within a normal payment period (including any valid extensions thereafter), (v) to the extent added to Consolidated Net Income in calculating Consolidated EBITDA for such fiscal year the net cash cost of Interest Rate Agreements, (vi) the amount of cash actually paid by Holdings and its Subsidiaries in connection with clauses (f), (i), (j), (k) and (o) in the definition of Consolidated EBITDA, (vii) any payments of the Citi Loan and ABRY Preferred Stock (unless made with the proceeds of the incurrence of Indebtedness or the issuance of Capital Stock), (viii) the amount of Investments constituting Permitted Acquisitions made during such period pursuant to subsection 8.6(g) except to the extent financed with the proceeds of the incurrence of Indebtedness or the issuance of Capital Stock, (ix) the aggregate amount of expenditures actually made by Holding and its Subsidiaries in cash during such period (including expenditures for the payment of (A) financing fees, (B) fees and expenses in connection with any acquisition, and (C)

payments made in respect of earn-outs, purchase price adjustments and similar contingent payments) to the extent that such expenditures are not expensed during such period, and (x) increases in Consolidated Working Capital for such fiscal year.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Taxes”: (a) in the case of each Lender and Administrative Agent, taxes (including franchise taxes) imposed on its net income by (i) the jurisdiction under the laws of which such Lender or Administrative Agent is organized or a resident or (ii) the jurisdiction in which Administrative Agent’s or such Lender’s principal executive office or applicable lending office is located and (b) in the case of a Lender that is not a United States Person (as defined in Section 7701(a)(30) of the Code), any United States federal withholding tax to the extent such tax could be imposed under the law in effect on the date such Lender becomes a party to this agreement, except, in the case of an Assignee, to the extent that such Assignee’s assignor was entitled (immediately prior to such assignment) to gross-up payments or indemnification in respect of such tax under subsection 4.14, provided that this clause (b) shall not apply to any Tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to subsection 11.7.

“Executive Order No. 13224”: as defined in subsection 5.27(a).

“Executive Orders”: as defined in subsection 7.15.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Facility”: each of (a) the extensions of credit made hereunder in the form of Tranche B Term Loans (the “Term B Loan Facility”), (b) the Incremental Facilities that are not a Term B Loan Facility and (c) the Revolving Credit Commitments and any Incremental Revolving Commitments and the extensions of credit made thereunder (together, the “Revolving Credit Facility”), and “Facilities” means the collective reference to the Term B Loan Facility, any Incremental Facilities that are not a Term Loan B Facility and Incremental Revolving Facility and the Revolving Credit Facility.

“Federal Funds Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as reasonably determined by the Administrative Agent.

“Fee Property”: any real property owned in fee by Holdings or its Subsidiaries, together with all improvements, fixtures, equipment, personal property, easements and other property and rights appurtenant thereto.

“Financing Lease”: (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of Holdings, the Borrowers and Holdings’ consolidated Subsidiaries and (b) any other such lease to the extent that the then present value of any rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary”: each Subsidiary of Holdings that is either (a) a controlled foreign corporation under Section 957 of the Code (a “CFC”) or (b) a Subsidiary of a CFC.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation, and, in the case of the Borrowers, Indebtedness in respect of the Loans.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of subsections 8.6(g) and 8.9, GAAP shall be determined on the basis of such principles in effect on the Closing Date and consistent with those used in the preparation of the most recent audited financial statements referred to in subsection 5.1(a). In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Holdings and the Borrowers’ financial condition and results of operations of Holdings and its Subsidiaries shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, except for purposes of subsections 5.1(a) and (b) and subsection 7.1, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Granting Lender”: as defined in subsection 11.6(i).

“Guarantees”: the collective reference to the Parent Guarantee and the Subsidiary Guarantee and any guarantee which may from time to time be executed and delivered by a Subsidiary pursuant to subsection 7.9.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Hazardous Materials”: any pollutants, contaminants, chemicals, materials or wastes, radioactivity or radiation, hazardous pesticides or hazardous or toxic substances that may give rise to liability, or are subject to regulation, under any Environmental Law, including, without limitation, asbestos, petroleum, any other petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls and urea-formaldehyde insulation.

“Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Highest Lawful Rate”: as defined in subsection 11.12.

“Holdings”: as defined in the preamble hereto and any successor by merger in connection with an initial public offering of the Capital Stock of Holdings or other IPO Company; provided that following the IPO, Holdings shall mean the IPO Company.

“Incremental Facility”: an aggregation of Incremental Revolving Commitments or Incremental Term Commitments of one or more Lenders that are made available to the Borrowers and become effective on the same date, pursuant to the same Incremental Loan Amendment and the extensions of credit hereunder in respect of Incremental Revolving Loans and Incremental Term Loans.

“Incremental Installment Payment Date”: as defined in subsection 4.6(b).

“Incremental Loan”: any Incremental Revolving Loan and/or Incremental Term Loan advanced by a Lender.

“Incremental Loan Amendment”: as defined in subsection 2.1(b)(i).

“Incremental Margin”: as defined in subsection 2.1(b)(iii).

“Incremental Revolving Commitment”: as defined in subsection 2.1(b)(iii).

“Incremental Revolving Lender”: each Lender that has an Incremental Revolving Commitment or that is a holder of an Incremental Revolving Loan.

“Incremental Revolving Loan”: as defined in subsection 2.1(b)(i).

“Incremental Term Commitment”: as defined in subsection 2.1(b)(iii).

“Incremental Term Lender”: each Lender that has an Incremental Term Commitment or that is the holder of an Incremental Term Loan.

“Incremental Term Loan”: as defined in subsection 2.1(a).

“Incremental Term Loan Commitment Percentage”: as to any Incremental Term Lender at any time, the percentage of the Aggregate Incremental Term Commitments that are not in respect of Tranche B Term Loans, then constituted by such Lender’s Incremental Term Loan Commitments that are not in respect of Tranche B Term Loans (or, after such Incremental Term Loans are made, the percentage of the aggregate outstanding principal amount of the Incremental Term Loans that are not Tranche B Term Loans, then constituted by the principal amount of such Incremental Term Lender’s Incremental Term Loans that are not in respect of Tranche B Term Loans).

“Incremental Term Maturity Date”: for any Incremental Term Loan the date upon which the final scheduled payment of principal of such Incremental Term Loan shall be due and payable pursuant to the applicable Incremental Loan Amendment, which such date shall in no event be earlier than the Tranche B Maturity Date.

“Incremental Term Note”: as defined in subsection 4.16(e).

“Indebtedness”: of any Person at any date, without duplication,

(a) all indebtedness of such Person for borrowed money,

(b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business and not more than 180 days overdue),

(c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,

(d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),

(e) all obligations under Financing Leases of such Person and the obligations (including contingent obligations) of such Person under and in respect of synthetic lease transactions under which such Person or any Affiliate of such Person is the lessee,

(f) the face amount of all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit (whether drawn or undrawn), surety bonds or similar arrangements,

(g) the liquidation value of all redeemable preferred Capital Stock of such Person that matures or is redeemable prior to the date that is 180 days after the Tranche B Maturity Date, unless the terms of such Capital Stock provide that the rights of holders to require any such redemption is subject to compliance with subsection 8.11, or is subject to prior repayment of the Obligations in full,

(h) all Contingent Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above,

(i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and

(j) for the purposes of subsection 8.1 and subsection 9(e) only, all obligations of such Person in respect of Hedge Agreements.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding anything to the contrary in this definition, Indebtedness shall not include (i) the Citi Loan, (ii) the ABRY Preferred Stock, (iii) non-cash accruals of interest, (iv) accretion or amortization of original issue discount or (v) pay-in-kind interest.

“Indemnitee”: as defined in subsection 11.5(b).

“Installment Payment Date”: each Tranche B Installment Payment Date and each Incremental Installment Payment Date.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to Alternate Base Rate Loans, the last day of each March, June, September and December, commencing on the first such day to occur after any Alternate Base Rate Loans are made or any Eurodollar Loans are converted to Alternate Base Rate Loans, (b) as to any Eurodollar Loan in respect of which the Borrowers have selected an Interest Period of one, two or three months, the last day of such Interest Period and (c) as to any Eurodollar Loan in respect of which the Borrowers have selected a longer Interest Period than the periods described in clause (b), the last day of each three calendar month interval during such Interest Period and, in addition, the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan and unless otherwise consented to in writing by the Arrangers, initially, the period commencing on, as the case may be, the Borrowing Date or conversion date with respect to such Eurodollar Loan and thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and in each case ending one, two, three or six months (and, if agreed by all relevant Lenders, nine or twelve months), thereafter as selected by the Borrowers in their notice of borrowing as provided in subsection 4.1 or their notice of conversion as provided in subsection 4.2, in each case, not less than three Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan; provided that the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(B) any Interest Period that would otherwise extend beyond (i) in the case of an Interest Period for a Term Loan, the final Installment Payment Date shall end on such Installment Payment Date or, if such Installment Payment Date shall not be a Business Day, on the next preceding Business Day; and (ii) in the case of any Interest Period for a Revolving Credit Loan, the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date, or if the Revolving Credit Termination Date shall not be a Business Day, on the next preceding Business Day;

(C) if the Borrowers shall fail to give notice as provided above in clause (y), it shall be deemed to have selected a conversion of a Eurodollar Loan into an Alternate Base Rate Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 4.2); and

(D) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interest Rate Agreement”: any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

“Investment”: for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of equity interests, bonds, notes, debentures or other securities of any other Person; (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); (c) any capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) any other Person; and (d) the entering into, or direct or indirect incurrence, of any Contingent Obligation with respect to Indebtedness or other liability of any other Person.

“Investment Election Notice”: as defined in subsection 12.2.

“IPO”: as defined in subsection 8.4(d).

“IPO Company”: as defined in subsection 8.4(d).

“Issuer Documents”: respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by the Issuing Lender and the Borrowers or in favor of the Issuing Lender and relating to such Letter of Credit.

“Issuing Lender”: collectively, Bank of America, N.A. and any of its Affiliates, in its capacity as issuer of the Letters of Credit.

“Language Line”: as defined in the preamble hereto.

“Law”: any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or Canada or any state, province or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof.

“L/C Application”: as defined in subsection 3.5(a).

“L/C Obligations”: the obligations of the Borrowers to reimburse the Issuing Lender for any payments made by the Issuing Lender under any Letter of Credit that have not been reimbursed by the Borrowers pursuant to subsection 3.8(a). For all purposes of this Agreement, if on any date of determination a Standby L/C has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98) of the International Chamber of Commerce, such Standby L/C shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participating Interest”: an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.

“L/C Participation Certificate”: a certificate in substantially the form of Exhibit F hereto.

“L/C Sub-Account”: as defined in subsection 12.1(d).

“Leased Property”: any land, buildings, structures, improvements, fixtures or other interest in real property which is used or intended to be used in, or otherwise related to, the operations or the business of the Credit Parties which Holdings or its Subsidiaries holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, as set forth on Schedule 5.13.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: the Commercial L/Cs and the Standby L/Cs; individually, a “Letter of Credit.”

“Lien”: any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), claim, hypothecation, charge or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing).

“Loans”: the Swing Line Loans, the Term Loans, and the Revolving Credit Loans; individually, a “Loan.”

“Majority Facility Lenders”: (a) with respect to the Revolving Credit Facility, the holders of in excess of 50% of the Revolving Credit Commitments and any Incremental Revolving Commitments or, if the Revolving Credit Commitments and Incremental Revolving Commitments have been terminated in full, the Revolving Credit Exposure, (b) with respect to the Term B Loan Facility, the holders of in excess of 50% of the Tranche B Term Loans then outstanding and (c) with respect to any Incremental Term Loan that is not a Tranche B Term Loan, the holders of in excess of 50% of such Tranche of Incremental Term Loans then outstanding; provided that the unused Revolving Credit Commitments and any Incremental Revolving Commitments of, and the portion of the Revolving Credit Exposure, Tranche B Term Loans and Incremental Term Loans, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Facility Lenders.

“Material Adverse Effect”: a material adverse effect on (i) the business, assets, operations, financial condition or results of operations of Holdings and its Subsidiaries, taken as a whole, (ii) the ability of Holdings or any of its Subsidiaries to perform its respective obligations under any Credit Document, (iii) the rights and remedies of the Lenders under any Credit Document or (iv) the value of the Collateral or the validity, enforceability, perfection or priority of the Liens granted to the Administrative Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral pursuant to the Security Documents.

“Material Subsidiary”: any Subsidiary that would be a “significant subsidiary” of Holdings within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act of 1933 (replacing references to 10 per cent therein with 5 per cent), or any group of Subsidiaries that together would constitute a Material Subsidiary.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Property”: any Real Property covered by a Mortgage delivered pursuant to subsection 7.9(d).

“Mortgages”: each of the mortgages and deeds of trust in respect of Real Property made by any Credit Party in favor of, or for the benefit of, the Administrative Agent for its benefit and for the benefit of the other Secured Parties, substantially in the form of Exhibit G hereto (with such reasonable changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded and otherwise as shall be reasonably acceptable to the Administrative Agent), as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any ERISA Entity is making or accruing an obligation to make contributions or (ii) to which any ERISA Entity has within the preceding five plan years made contributions.

“Net Proceeds”: the aggregate cash proceeds received by Holdings or any of its Subsidiaries in respect of:

(a) any issuance or borrowing of any Indebtedness (including debt securities convertible into, or exchangeable or exercisable for, Capital Stock) by Holdings or any of its Sub sidiaries;

(b) any Asset Sale; provided that (i) so long as no Event of Default then exists, the proceeds of any Asset Sale shall constitute Net Proceeds only to the extent such proceeds are not reinvested in properties or assets owned (or to be owned) by (x) a Credit Party, in the event such

Asset Sale was effected by a Credit Party, or (y) Holdings or any of its Subsidiaries, in the event such Asset Sale was effected by any Subsidiary that is not a Credit Party, in each case within one year from the date of receipt thereof, and (ii) the aggregate outstanding amount of proceeds held by Holdings and its Subsidiaries at any time for reinvestment in respect of any property sold pursuant to this paragraph shall not exceed $5,000,000;

(c) any insurance recoveries in respect of any Destruction or any proceeds or awards in respect of any Taking; provided that so long as no Event of Default then exists under paragraph (a), (e), (f), (g) or (h) of Section 9, the proceeds of any such insurance recoveries in respect of any Destruction or proceeds or award of any such Taking shall constitute Net Proceeds only to the extent they are not reinvested in properties or assets owned (or to be owned) by (x) a Credit Party, in the event any asset of a Credit Party was the subject of such Destruction or Taking, or (y) Holdings or any of its Subsidiaries, in the event that any asset of any Subsidiary that is not a Credit Party was the subject of such Destruction or Taking, in each case within one year from the date of receipt thereof; provided however that this clause (c) shall not include the proceeds of (i) any business interruption insurance or (ii) general liability or other liability insurance policies; and

(d) any cash payments received in respect of promissory notes delivered to Holdings or any of its Subsidiaries in respect of an Asset Sale delivered to Holdings or such Subsidiary in respect of an Asset Sale;

in each case, net of (without duplication) (w) to the extent such Indebtedness and such Lien are permitted hereunder, the amount required to repay any Indebtedness (other than the Loans) secured by a Lien on any assets of Holdings or any of its Subsidiaries (that are collateral for any such debt securities or loans) that are sold or otherwise disposed of in connection with such Asset Sale or subject to the applicable Destruction or Taking, (x) the reasonable expenses (including legal fees and brokers’ and underwriters’ commissions, lender fees or credit enhancement fees incurred in effecting the applicable event or events described in clauses (a) through (d) above, (y) any Taxes (including any withholding or distributions in respect of taxes) reasonably attributable to the applicable event or events described in clauses (a) through (d) above and reasonably estimated by Holdings or its Subsidiaries to be actually payable and (z) in the case of any receipt of proceeds by a Subsidiary, any amount required to be distributed to the holders of any Capital Stock in the respective Subsidiary other than Holdings, each Borrower or any of its Subsidiaries (or in any other Subsidiary which directly or indirectly holds equity interests in such Subsidiary).

“Non-Bank Certificate”: a certificate substantially in the form of Exhibit H hereto.

“Non-Consenting Lender”: as defined in subsection 11.1.

“Non-Extension Notice Date”: as defined in subsection 3.5(b).

“Non-Qualified Subsidiary”: each Subsidiary of Holdings that is not a Borrower or a Subsidiary Guarantor or required to become a Subsidiary Guarantor pursuant to subsection 7.9.

“Notes”: the Swing Line Note, the Revolving Credit Notes and the Term Notes; each of the Notes, a “Note.”

“Obligations”: as defined in the Security Agreement.

“OFAC”: as defined in subsection 5.27(b)(v).

“Officer”: with respect to any corporation, its Chairman of the Board of Directors (if an officer) or its President or one of its Vice Presidents or its Chief Financial Officer or its Treasurer or any Assistant Treasurer or its Secretary or one of its Assistant Secretaries, and, with respect to any other entity, persons acting in a similar capacity.

“Officer’s Certificate”: a certificate of the entity in question executed on its behalf by an Officer of such entity.

“OID”: as defined in subsection 2.1(b)(iii).

“Other List”: as defined in subsection 7.15.

“Other Taxes”: as defined in subsection 4.14(d)(ii).

“Parent Guarantee”: the Parent Guarantee, substantially in the form of Exhibit I-2 hereto, to be made by any Guarantor other than Guarantors that are Subsidiaries of either Borrower in favor of the Administrative Agent for the benefit of the Secured Parties, as the same may be amended, modified or supplemented from time to time.

“Participants”: as defined in subsection 11.6(b).

“Participating Lender”: any Revolving Credit Lender (other than the Issuing Lender) with respect to its L/C Participating Interest in each Letter of Credit.

“Patriot Act”: as defined in subsection 11.16.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

“Pension Plan”: an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any ERISA Entity or with respect to which Holdings or any of its Subsidiaries could incur liability by application of Section 4069 of ERISA.

“Permitted Acquisition”: as defined in subsection 8.6(g).

“Permitted Encumbrances”: with respect to any Real Property, the Liens described in clauses (a), (c), (d), (g), (i), (j), (p) and (q) of subsection 8.2.

“Permitted Investors”: ABRY Partners IV, L.P., ABRY Mezzanine Partners, L.P., ABRY Investment Partnership, L.P., Dennis Dracup, Michael Schmidt and Louis Provenzano.

“Permitted Liens”: Liens permitted to exist under subsection 8.2.

“Permitted Tax Distribution”: with respect to any taxable year (or portion thereof) with respect to which Holdings is treated a partnership or disregarded entity for U.S. federal, state and/or local income tax purposes, distributions to Holdings’ direct owner(s) to fund the income tax liabilities of such owner(s) (or, if a direct owner is a pass-through entity, of an indirect owner) for such taxable year (or portion thereof) resulting from Holdings being a partnership or disregarded entity for U.S. federal, state and/or local income tax purposes, in an aggregate amount assumed to equal the product of (i) the portion of Holdings’ net taxable income for such taxable year (or portion thereof) (either (a) as reported on Holdings’ U.S. federal income tax return (with respect to any taxable year or portion thereof beginning after the date hereof) or (b) as a result of any audit adjustment after the date hereof (with respect to any taxable year)) reduced by any cumulative net taxable loss with respect to all prior taxable years (or portions thereof) beginning after the date hereof (determined as if all such periods were one period) to the extent such cumulative net taxable loss is of a character (ordinary or capital) that would permit such loss to be deducted against the income of the taxable year in question (or portion thereof) and (ii) the highest combined marginal federal and applicable state and/or local income tax rate (taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes and the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to any such direct or indirect owner of Holdings for the taxable year in question (or portion thereof).

“Person”: an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pro Forma Basis”: (a) following (i) any Permitted Acquisition or (ii) any sale, transfer, lease or other disposition of assets outside of the ordinary course of business permitted by subsection 8.5 during the relevant periods, Consolidated EBITDA and Consolidated Interest Expense for the relevant periods shall be calculated only after giving pro forma effect thereto, as if the Permitted Acquisition or sale, transfer, lease or other disposition of assets (and, in each case, any related incurrence, repayment or assumption of Indebtedness, with any new Indebtedness being deemed to be amortized over the relevant period in accordance with its terms, and assuming that any Revolving Credit Loans borrowed in connection with such acquisition are repaid with excess cash balances when available) had occurred on the first day of the relevant period for determining Consolidated EBITDA or Consolidated Interest Expense and (b) any pro forma calculations under clause (a) of this definition may include operating and other expense reductions and other adjustments resulting from any such transaction that is being given pro forma effect to the extent that such operating and other expense reductions and other adjustments (i) would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Staff of the SEC; (ii) were actually implemented by the business that was the subject of any such transaction within 12 months after the date of such transaction and are supportable and quantifiable by the underlying accounting records of such business; or (iii) relate to the business that is the subject of such transaction and are reasonably determined by Holdings to be probable based on upon specifically identifiable actions to be taken within 12 months after the date of such transaction and, in each case are certified by an Officer of Holdings (accompanied by reasonably detailed supporting evidence) in a signed certificate of such Officer.

“Property”: any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Capital Stock or other ownership interests of any Person.

“Proposed Change”: as defined in subsection 11.1.

“Purchase Money Indebtedness”: Indebtedness (excluding Financing Leases), incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of Holdings, the Borrowers and the Qualified Subsidiaries or the cost of installation, construction or improvement thereof; provided that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred within 120 days after such acquisition of such asset by the Holdings, the Borrowers or any Qualified Subsidiary or such installation, construction or improvement.

“Qualified Public Offering”: any public offering of the common (or other voting) Capital Stock of Holdings or its successor or any of its Subsidiaries (other than any such Subsidiary that is also a Subsidiary of Holdings) pursuant to an effective registration statement (other than a registration statement on Form S-4, S-8 or any successor or similar form) filed under the Securities Act of 1933, as amended, where the gross proceeds raised are not less than $50,000,000.

“Qualified Subsidiary”: each Subsidiary of Holdings in existence on the Closing Date and any direct or indirect Subsidiary of Holdings formed or acquired after the Closing Date, in each case, other than the Borrowers and Non-Qualified Subsidiaries.

“Real Property”: the Leased Property and the Fee Property.

“Refinance”: to refinance, repay, prepay, replace, renew or refund.

“Refinancing”: as defined in the recitals hereto.

“Refinancing Indebtedness”: Indebtedness incurred to Refinance other Indebtedness (the “Refinanced Indebtedness”); provided

(i) the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(ii) the Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness;

(iii) if the Refinanced Indebtedness was subordinated to the Loans, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Loans, at least to the same extent as the Refinanced Indebtedness;

(iv) the Refinancing Indebtedness shall have a maturity that is not earlier than (x) the maturity of the Indebtedness being Refinanced or (y) the Tranche B Maturity Date;

(v) the Refinancing Indebtedness shall have a longer or equal weighted average life than the Indebtedness being Refinanced; and

(vi) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid or amended is secured.

“Refunded Swing Line Loans”: as defined in subsection 3.4(b).

“Register”: as defined in subsection 11.6(d).

“Regulation U”: Regulation U (12 C.F.R. Part 221) of the Board of Governors of the United States Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Regulation X”: Regulation X (12 C.F.R. Part 224) of the Board of Governors of the United States Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is in reorganization as such term is used in Section 4241 of ERISA.

“Required Lenders”: at any time, the holders of in excess of 50% of the sum of (i) the Term Loans then outstanding and (ii) the Revolving Credit Commitments and/or Incremental Revolving Commitments then outstanding or, if the Revolving Credit Commitments and Incremental Revolving Commitments have been terminated in full, the Revolving Credit Exposure then outstanding. The Term Loans and the Revolving Credit Commitments and/or Incremental Revolving Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law”: as to any Person, the Articles or Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, order or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: with respect to any Person, the president, chief executive officer, the chief operating officer, the chief financial officer, assistant treasurer, controller or any vice president of such Person.

“Reuters Page LIBOR01”: as defined in the definition of Eurodollar Base Rate.

“Revolving Credit Commitment”: as to any Lender, its obligations to (i) make Revolving Credit Loans (other than Incremental Revolving Loans) to the Borrowers pursuant to subsection 3.1 and (ii) purchase its L/C Participating Interest in any Letter of Credit, in an aggregate amount not to exceed the amount set forth under such Lender’s name in Schedule I hereto opposite the caption “Revolving

Credit Commitment” or in Schedule 1 to the Assignment and Acceptance by which such Lender acquired its Revolving Credit Commitment, as the same may be reduced from time to time pursuant to subsection 4.3 or 4.5 or adjusted pursuant to subsection 11.6(c); collectively, as to all the Lenders, the “Revolving Credit Commitments.” The aggregate principal amount of the Revolving Credit Commitments on the Closing Date is $50,000,000.

“Revolving Credit Commitment Percentage”: as to any Lender at any time, the percentage of the aggregate Revolving Credit Commitments and/or any Incremental Revolving Commitments then constituted by such Lender’s Revolving Credit Commitment and/or Incremental Revolving Commitments.

“Revolving Credit Commitment Period”: the period from and including the Business Day immediately after the Closing Date to but not including the Business Day immediately prior to the Revolving Credit Termination Date.

“Revolving Credit Exposure”: the sum of (i) the aggregate unpaid principal amount of the Revolving Credit Loans, (ii) participations in Swing Line Loans, (iii) the aggregate amount available to be drawn at such time under all outstanding Letters of Credit and (iv) L/C Obligations.

“Revolving Credit Facility”: as defined in the definition of Facility.

“Revolving Credit Lender”: any Lender with a Revolving Credit Commitment and/or an Incremental Revolving Commitment.

“Revolving Credit Loan” and “Revolving Credit Loans”: as defined in subsection 3.1(a).

“Revolving Credit Note”: as defined in subsection 4.16(e).

“Revolving Credit Termination Date”: the earlier of (a) the fifth anniversary of the Closing Date or, if such date is not a Business Day, the immediately preceding Business Day and (b) such other earlier date as the Revolving Credit Commitments and any Incremental Revolving Commitments shall terminate hereunder.

“Sale and Leaseback Transaction”: any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property used or useful in its business, whether owned as of the Closing Date or thereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (it being understood that this definition does not include the sale or transfer of property and the subsequent lease of property with a materially higher fair market value than the property being sold or transferred and that is used for substantially the same purpose).

“SDN List”: as defined in subsection 7.15.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders and each party to an Interest Rate Agreement relating to the Loans if at the date of entering into such Interest Rate Agreement such Person was a Lender or an Affiliate of a Lender.

“Securities Account”: as defined in the UCC.

“Security Agreement”: the security agreement dated as of November 4, 2009, substantially in the form of Exhibit E hereto to be entered into by each of the Credit Parties in favor of the Administrative Agent for its benefit and for the benefit of the other Secured Parties, as the same may be amended, modified or supplemented from time to time.

“Security Agreements”: the Security Agreement and any security agreement which may from time to time be executed and delivered by the Credit Parties pursuant to subsection 7.9.

“Security Documents”: the Security Agreements, any Mortgages, all UCC or other financing statements and other instruments of perfection required by this Agreement, the Security Agreements or the Mortgages to be executed, delivered and/or filed or recorded, and any other documents utilized to pledge to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, any other property or assets as collateral for the Obligations.

“Senior Discount Notes”: as defined in the recitals hereto.

“Senior Subordinated Notes”: as defined in the recitals hereto.

“Solvent” and “Solvency”: when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“S&P”: Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SPV”: as defined in subsection 11.6(i).

“Standby L/C”: an irrevocable letter of credit under which the Issuing Lender agrees to make payments in Dollars for the account of the Borrowers, on behalf of Holdings, the Borrowers or any Qualified Subsidiary in respect of obligations of Holdings, the Borrowers or such Qualified Subsidiary incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which the Holdings, the Borrowers or such Qualified Subsidiary is or proposes to become a party in Holdings’, the Borrowers’ or such Qualified Subsidiary’s business, including, without limiting the foregoing, for insurance purposes or in respect of advance payments or as bid or performance bonds or for any other purpose for which a standby letter of credit might customarily be issued.

“Subordinated Indebtedness”: Indebtedness that is subordinated to other obligations of the issuer or obligor thereof, as the case may be, on terms and conditions and pursuant to the documentation reasonably satisfactory to the Administrative Agent.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. A Subsidiary shall be deemed wholly owned by a Person who owns directly or indirectly all of the voting shares of stock or other interests of such Subsidiary having voting power under ordinary circumstances to vote for directors or other managers of such corporation, partnership or other entity, except for directors’ qualifying shares. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantee”: the Subsidiary Guarantee, substantially in the form of Exhibit I-1 hereto, to be made by any Guarantor that is a Subsidiary of either Borrower in favor of the Administrative Agent for the ratable benefit of the Lenders, as the same may be amended, modified or supplemented from time to time.

“Subsidiary Guarantor”: each of (1) each Subsidiary of Holdings listed on Schedule II hereto and (2) each Subsidiary of Holdings which pursuant to subsection 7.9 becomes a party to the Subsidiary Guarantee; provided that no Foreign Subsidiary shall be required to be a Subsidiary Guarantor.

“Survey”: a survey of any Mortgaged Property (and all improvements thereon): (i) prepared by a surveyor or engineer licensed to perform surveys in the state, province or country where such Mortgaged Property is located, (ii) dated as of a date reasonably acceptable to the Administrative Agent, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the Title Company, and (iv) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey; provided, however, that such survey is in a form sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) and issue a survey and comprehensive endorsement with respect to such Mortgaged Property.

“Swing Line Commitment”: the Swing Line Lender’s obligation to make Swing Line Loans pursuant to subsection 3.4.

“Swing Line Lender”: Bank of America, N.A., in its capacity as lender of the Swing Line Loans.

“Swing Line Loan Participation Certificate”: a certificate in substantially the form of Exhibit J hereto.

“Swing Line Loan” and “Swing Line Loans”: as defined in subsection 3.4(a).

“Swing Line Note”: as defined in subsection 4.16(e).

“Syndication Agent”: as defined in the preamble hereto.

“Taking”: any taking of any assets of Holdings or any Subsidiary or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or by reason of the temporary requisition of the use of such assets or any portion thereof, by any Governmental Authority, civil or military.

“Taxes”: (i) means any and all present or future taxes, duties, levies, fees, assessments, imposts, deductions, withholdings or other similar changes imposed by any Governmental Authority (whether domestic or foreign and including any federal, state, United States possession, county, local, provincial or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing, and (ii) any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law)) in respect of any item described in clause (i).

“Term B Loan Facility”: as defined in the definition of Facility.

“Term Loan” and “Term Loans”: as defined in subsection 2.1(a).

“Term Loan Commitments”: collectively, the Tranche B Term Loan Commitments and any Incremental Term Commitment; individually, a “Term Loan Commitment.”

“Term Note”: a Tranche B Term Note or any Incremental Term Note, as the context shall require, and collectively, the “Term Notes.”

“Termination Date”: as defined in subsection 11.17.

“Title Company”: such title insurance company as shall be retained by the Borrowers and reasonably acceptable to the Administrative Agent.

“Title Policy”: a Lender’s title insurance policy paid for by the Borrowers, and issued by the Title Company, together with such endorsements (including, without limitation, “tie-in” or “cluster,” first loss, last dollar, usury, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, zoning (provided that with respect to zoning, the Borrowers may, in lieu of such endorsement, deliver a zoning compliance letter prepared by the appropriate Governmental Authority or a zoning and site requirement summary report prepared by the Planning and Zoning Resource Corporation or other similar service reasonably acceptable to the Administrative Agent) and so-called comprehensive coverage over covenants and restrictions), coinsurance and reinsurance as may be reasonably requested by the Administrative Agent, provided that such endorsements are available in a given jurisdiction, in form and substance reasonably acceptable to the Administrative Agent, insuring the Mortgage as a first Lien on the relevant Mortgaged Property, subject only to Permitted Encumbrances and such other Liens expressly agreed to by the Administrative Agent.

“Total Leverage Ratio”: at any date, the ratio, on a Pro Forma Basis, of (a) Consolidated Indebtedness at such date to (b) Consolidated EBITDA for the most recently completed four fiscal quarters of Holdings for which financial statements have been or are required to be provided to the Lenders pursuant to subsection 7.1.

“Tranche”: the Tranche B Term Loans or Incremental Term Loans (that are not Tranche B Term Loans) or the Revolving Credit Commitment or Incremental Revolving Commitment, as the case may be.

“Tranche B Installment Payment Date”: as defined in subsection 4.6(a).

“Tranche B Lender”: each Lender that has a Tranche B Term Loan Commitment or is the holder of a Tranche B Term Loan.

“Tranche B Maturity Date”: the date which is six years after the Closing Date or, if such date is not a Business Day, the immediately preceding Business Day.

“Tranche B Term Loan”: as defined in subsection 2.1(a).

“Tranche B Term Loan Commitment”: as to any Tranche B Lender, its obligation to make a Tranche B Term Loan to the Borrowers pursuant to subsection 2.1 (a) in an aggregate amount not to exceed the amount set forth under such Lender’s name in Schedule I hereto or in an Incremental Loan Amendment or in Schedule 1 to the Assignment and Acceptance pursuant to which a Lender acquires its Tranche B Term Loan Commitment, as the same may be adjusted pursuant to subsection 11.6(c); collectively, as to all the Tranche B Lenders, the “Tranche B Term Loan Commitments.” The aggregate principal amount of the Tranche B Term Loan Commitments on the Closing Date is $525,000,000.00.

“Tranche B Term Loan Commitment Percentage”: as to any Tranche B Lender at any time, the percentage of the aggregate Tranche B Term Loan Commitments then constituted by such Lender’s Tranche B Term Loan Commitment (or, after the Tranche B Term Loans are made, the percentage of the aggregate outstanding principal amount of the Tranche B Term Loans then constituted by the principal amount of such Tranche B Lender’s Tranche B Term Loan).

“Tranche B Term Note”: as defined in subsection 4.16(e).

“Transactions”: the execution and delivery of the Credit Documents and the initial extension of credit hereunder, the Refinancing and the payment of fees and expenses in connection with any of the foregoing.

“Transferee”: as defined in subsection 11.6(f).

“Type”: as to any Loan, its nature as an Alternate Base Rate Loan or Eurodollar Loan.

“UCC”: the Uniform Commercial Code as in effect in the applicable jurisdiction.

“UK GAAP”: the generally accepted accounting practice in the United Kingdom as in effect from time to time.

“UK II Credit Facility”: as defined in the recitals hereto.

“UK II Mezzanine Facility”: as defined in the recitals hereto.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No.600, and any amendments thereof.

“United States”: the United States of America.

“United States Person”: any Person organized under the laws of the United States or any state thereof or the District of Columbia.

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

1.2. Rules of Construction. (a) In this Agreement and each other Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), references to (i) the plural include the singular, the singular the plural and the part the whole; (ii) Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; (iii) agreements (including this Agreement), promissory notes and other contractual instruments include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments or other modifications thereto are not prohibited by their terms or the terms of any Credit Document; (iv) statutes and related regulations include any amendments of same and any successor statutes and regulations; and (v) time shall be a reference to New York, New York time. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(b) In this Agreement and each other Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), (i) “amend” shall mean “amend, restate, amend and restate, supplement or modify”; and “amended,” “amending” and “amendment” shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, “from” shall mean “from and including”; “to” and “until” shall mean “to but excluding”; and “through” shall mean “to and including”; (iii) “hereof,” “herein” and “hereunder” (and similar terms) in this Agreement or any other Credit Document refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document; (iv) “including” (and similar terms) shall mean “including without limitation” (and similarly for similar terms); (v) “satisfactory to” the Administrative Agent or the Arrangers shall mean in form, scope and substance and on terms and conditions satisfactory to the Administrative Agent or the Arrangers, as the case may be; (vi) references to “the date hereof” shall mean the Closing Date; (vii) “permitted” (and similar terms), with respect to any Credit Document, means permitted in accordance with the terms of such Credit Document, whether express, implied or by operation of any consent, waiver or amendment and (viii) “asset” and “property” shall have the same meaning and effect and refer to all tangible and intangible assets and property, whether real, personal or mixed and of every type and description.

(c) In this Agreement unless the context clearly requires otherwise, any reference to (i) an Annex, Exhibit or Schedule is to an Annex, Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subsection is to a Section or such other subsection of this Agreement.

(d) Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum undrawn face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the L/C Application related thereto, whether or not such maximum face amount is in effect at such time.

(e) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(f) All financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

SECTION 2. TRANCHE B TERM LOANS; INCREMENTAL LOANS

2.1. Tranche B Term Loans; Incremental Loans. (a) Subject to the terms and conditions hereof, (i) each Tranche B Lender severally agrees to make a loan in Dollars (individually, a “Tranche B Term Loan” and collectively, the “Tranche B Term Loans”) to the Borrowers on the Closing Date, in an aggregate principal amount equal to such Lender’s Tranche B Term Loan Commitment, and (ii) each Lender making an Incremental Term Commitment severally agrees to make a Loan to the Borrowers on the date of an Incremental Loan Amendment therefor, in an aggregate principal amount equal to such Lender’s Incremental Term Commitment (collectively, the “Incremental Term Loans”; together with the Tranche B Term Loans, the “Term Loans”).

(b) (i) So long as no Default or Event of Default has occurred and is continuing, at any time and from time to time on no more than five occasions after the Closing Date, the Borrowers may request pursuant to the procedure set forth in, and in accordance with the terms of, subsection 2.1(b)(iii), the addition of an Incremental Facility consisting of an increase to the existing Revolving Credit Facility (an “Incremental Revolving Loan”), or Tranche B Term Loans or a new tranche of Term Loans; provided, however, that the Borrowers may not make a request for any Incremental Facility if after giving effect thereto the sum of all then outstanding Incremental Revolving Loans, unused Incremental Revolving Commitments, Incremental Term Loans and unused Incremental Term Commitments would exceed the greater of (x) Consolidated EBITDA for the most recently completed four fiscal quarters of Holdings for which financial statements have been provided to the Lenders pursuant to subsection 7.1and (y) $125,000,000. Each Incremental Facility shall:

(A) be in an amount not less that $20,000,000;

(B) have such pricing as may be agreed by the Borrowers and the Lenders providing such Incremental Loans pursuant to the provisions of this subsection 2.1(b); and

(C) except as specifically provided in the applicable Incremental Loan Amendment, this subsection (C) and subsection (B) above or in subsection 2.1(b)(iii), have all of the same terms and conditions as the Revolving Credit Loans (if such Incremental Loans are Incremental Revolving Loans) or the Tranche B Term Loans (if such Incremental Loans are Tranche B Term Loans); provided that the maturity date of the Incremental Term Loans shall in any event be no earlier than the Incremental Term Maturity Date.

In addition, unless otherwise specifically provided in this Agreement, all references in the Credit Documents to Revolving Credit Loans or Tranche B Term Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Revolving Loans or Incremental Term Loans or Tranche B Term Loans, respectively, made pursuant to this Agreement. No Lender shall have any obligation to make an Incremental Loan unless and until it commits to do so. Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to (x) an amendment (each, an “Incremental Loan Amendment”) to this Agreement executed by each Borrower, each Lender or other approved financial institution agreeing to provide such Commitment (and no other Lender shall be required to execute such amendment), and the Administrative Agent, and (y) any amendments to the other Credit Documents (executed by the relevant Credit Party and the Administrative Agent only) as the Administrative Agent shall reasonably deem appropriate to effect such purpose. Notwithstanding anything to the contrary contained herein, the effectiveness of such Incremental Loan Amendment shall be subject to the receipt by the Administrative Agent of an Officer’s Certificate of Holdings executed by a Responsible Officer of Holdings certifying that immediately prior to and after giving effect to the incurrence of the Incremental Facility (A) each of the representations and warranties made by the Credit Parties in or pursuant to the Credit Documents shall be true and correct in all material respects, (B) Holdings is in compliance with each of the financial covenants contained in subsection 8.9 on a Pro Forma Basis, based on reasonably detailed calculations of Holdings and its Subsidiaries attached to such certificate which have been prepared on a Pro Forma Basis giving effect to any Borrowing made hereunder on such date and the consummation of any related transaction and (C) no Default or Event of Default shall have occurred and be continuing or be caused by the incurrence of the Incremental Facility and the consummation of any related transaction.

(ii) So long as (x) the Borrowers shall have given the Administrative Agent no less than five Business Days’ prior notice of the Incremental Loan Amendment’s effectiveness and (y) any financial institution not theretofore a Lender that is providing an Incremental Revolving Commitment and/or an Incremental Term Commitment shall have become a Lender under this Agreement pursuant to an Incremental Loan Amendment, then the Incremental Revolving Commitment and/or Incremental Term Commitment being requested by the Borrowers shall become effective under this Agreement upon the effectiveness of such Incremental Loan Amendment. Upon such effectiveness, Schedule I hereto shall be deemed amended to reflect such Commitments. In the event that an Incremental Facility shall have become effective, the Lender or Lenders providing such Incremental Revolving Commitment and/or Incremental Term Commitments shall be deemed to have agreed, severally and not jointly, upon the terms and subject to the conditions of this Agreement, (A) with respect to Incremental Term Commitments to make an Incremental Term Loan in the amount of the Incremental Term Commitment of such Lender on the effective date of the applicable Incremental Loan Amendment and (B) with respect to Incremental Revolving Commitments, to make from time to time during the period from the date of the effectiveness of the applicable Incremental Loan Amendment through the Revolving Credit Termination Date, one or more Incremental Revolving Loans to the Borrowers pursuant to the provisions of subsection 3.1 in an aggregate principal amount not exceeding at any time the Incremental Revolving Commitment of such Lender at such time.

(iii) The Borrowers may solicit requests from any one or more (x) preexisting Lenders, (y) Eligible Assignees reasonably acceptable to the Administrative Agent or (z) solely with respect to Incremental Term Commitments, Affiliated Debt Funds reasonably acceptable to the Administrative Agent for the provision of (A) a commitment for an Incremental Revolving Loan (each, an “Incremental Revolving Commitment”) or an Incremental Term Loan (each, an “Incremental Term Commitment”), as the case may be, and (B) the margins, if any, to be added by such Lenders or other financial institutions to the Alternate Base Rate and the Eurodollar Rate for Loans made under such Incremental Revolving Commitments or Incremental Term Commitments (any such margin, an “Incremental Margin”); provided that if, pursuant to an Incremental Loan Amendment, the Incremental Margin for such Incremental Loan is in excess of 25 basis points above the comparable margin set forth in the definition of Applicable Margin applicable to the outstanding Tranche B Term Loans or the Revolving Loans, as applicable, the Applicable Margin for outstanding Tranche B Term Loans or the Revolving Loans, as applicable, shall automatically be increased, as of the effective date of the applicable Incremental Loan Amendment, to any extent required so that the margin applicable thereto is 25 basis points less than the Incremental Margin for such Incremental Term Loan without any action or consent of the Borrowers, the Administrative Agent or any Lender; provided, further, that in determining the Incremental Margin and the Applicable Margin, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrowers to the Lenders in the primary syndication shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and (y) customary arrangement or commitment fees payable to one or more arrangers (or their affiliates) shall be excluded; provided, further, that if the Eurodollar Rate includes a floor greater than 2.00% or the Alternate Base Rate includes a floor greater than 3.00%, such increased amount shall be included in the determination of the relevant Incremental Margin for purposes of determining any increase to the Applicable Margin. The Administrative Agent shall approve any financial institution wishing to provide an Incremental Revolving Commitment, such approval not to be unreasonably withheld or delayed.

2.2. Repayment of Term Loans. The Borrowers may repay the Term Loans as provided in subsection 4.4 and shall repay the Term Loans as provided in subsections 4.5 and 4.6.

2.3. Use of Proceeds. The proceeds of the Term Loans (other than any Incremental Term Loans) shall be used to finance the Refinancing and to pay fees, expenses and financing costs in connection therewith.

SECTION 3. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

3.1. Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to the extent of its Revolving Credit Commitment to extend credit to the Borrowers at any time and from time to time on any Borrowing Date during the Revolving Credit Commitment Period in each case (i) by purchasing an L/C Participating Interest in each Letter of Credit issued by the Issuing Lender and (ii) by making loans in Dollars (individually, a “Revolving Credit Loan”; and collectively, the “Revolving Credit Loans”) to the Borrowers from time to time after the Closing Date. Notwithstanding the preceding sentence, in no event shall any Revolving Credit Loans be made, or Letter of Credit be issued, if the aggregate amount of the Revolving Credit Loans to be made or Letter of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the aggregate Available Revolving Credit Commitments nor shall any Letter of Credit be issued if after giving effect thereto the sum of the undrawn amount of all outstanding Letters of Credit and the amount of all L/C Obligations would exceed $10,000,000.

(b) During the Revolving Credit Commitment Period, the Borrowers may use the Revolving Credit Commitments and any Incremental Revolving Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having the Issuing Lender issue Letters of Credit, having such Letters of Credit expire undrawn upon or, if drawn upon, reimbursing the Issuing Lender for such drawing, and having the Issuing Lender issue new Letters of Credit.

(c) Each borrowing of Revolving Credit Loans pursuant to the Revolving Credit Commitments and any Incremental Revolving Commitments shall be in an aggregate principal amount of the lesser of (i) $500,000 or a whole multiple of $100,000 in excess thereof, in the case of Alternate Base Rate Loans, and $1,000,000 or a whole multiple of $100,000 in excess thereof, in the case of Eurodollar Loans, and (ii) the Available Revolving Credit Commitments, except (x) that any borrowing of Revolving Credit Loans to be used solely to pay a like amount of Swing Line Loans may be in the aggregate principal amount of such Swing Line Loans and (y) any borrowing under subsection 3.8(a) shall be in the amount of the applicable Letter of Credit draw.

3.2. Commitment Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a commitment fee from and including the Closing Date, to but excluding the Revolving Credit Termination Date computed at the rate of 1/2 of 1% per annum on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made (whether or not the Borrowers shall have satisfied the applicable conditions for borrowing or for the issuance of a Letter of Credit set forth in Section 6). Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first such date to occur on or following the Closing Date, in each case for the actual number of days elapsed over a 365- or 366-day year.

3.3. Proceeds of Revolving Credit Loans. The Borrowers shall use the proceeds of Revolving Credit Loans for Permitted Acquisitions and to provide for the ongoing working capital and general corporate purposes.

3.4. Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees, so long as the Administrative Agent has not received notice that an Event of Default has occurred and is continuing, to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to the Borrowers at any time and from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $10,000,000; provided that no Swing Line Loan may be made if the aggregate principal amount of the Swing Line Loans to be made would exceed the aggregate Available Revolving Credit Commitments at such time. Amounts borrowed by the Borrowers under this subsection 3.4(a) may be repaid at any time, subject to the limitation stated herein, without prior notice and, through but excluding the Revolving Credit Termination Date, reborrowed. All Swing Line Loans (i) shall be made as Alternate Base Rate Loans, (ii) may not be converted into Eurodollar Loans and (iii) must be repaid in full within ten Business Days of making of such Loan or, if sooner, upon the making of any Revolving Credit Loan and shall in any event mature no later than the Revolving Credit Termination Date. The Borrowers shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 1:00 p.m.) on the requested Borrowing Date specifying the amount of each requested Swing Line Loan, which shall be in an aggregate minimum amount of $250,000 or a whole multiple of $50,000 in excess thereof. The Swing Line Lender shall, before 6:00 p.m. on such requested Borrowing Date, make available to the Administrative Agent for the account of the Borrowers in same day funds, the proceeds of such Swing Line Loans. The proceeds of each Swing Line Loan will be made available by the Swing Line Lender to the Borrowers in immediately available funds to be delivered by wire transfer to the account(s) designated by the Borrowers in the applicable borrowing notice. The proceeds of Swing Line Loans may be used solely for the purposes referred to in subsection 3.3.

(b) The Swing Line Lender at any time in its sole and absolute discretion may, and on the fifteenth day (or if such day is not a Business Day, the next Business Day) and last Business Day of each calendar month shall, on behalf of the Borrowers (who hereby irrevocably direct the Swing Line Lender to act on their behalf) request each Revolving Credit Lender, including the Swing Line Lender, to make a Revolving Credit Loan in an amount equal to such Lender’s Revolving Credit Commitment Percentage of the amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. Unless any of the events described in paragraph (f) of Section 9 shall have occurred and be continuing (in which event the procedures of paragraph (c) of this subsection 3.4 shall apply), each such Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Line Lender for the account of the Swing Line Lender at the office of the Swing Line Lender specified in subsection 11.2 (or such other location as the Swing Line Lender may direct) prior to 12:00 noon in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.

(c) If, prior to the making of a Revolving Credit Loan pursuant to paragraph (b) of this subsection 3.4, one of the events described in paragraph (f) of Section 9 shall have occurred and be continuing, each Revolving Credit Lender shall, on the date such Loan was to have been made, purchase an undivided participating interest in the Refunded Swing Line Loan in an amount equal to its Revolving Credit Commitment Percentage of such Refunded Swing Line Loan. Each such Lender will immediately transfer to the Swing Line Lender in immediately available funds the amount of its participation, and upon receipt thereof the Swing Line Lender shall deliver to such Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(d) Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender’s participating interest in a Refunded Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender shall distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded) in like funds as received; provided that, in the event that such payment received by the Swing Line Lender is required to be returned, such Lender shall return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it in like funds as such payment is required to be returned by the Swing Line Lender.

(e) The obligation of each Revolving Credit Lender to purchase participating interests pursuant to subsection 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, Holdings, the Borrowers or any other Credit Party or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrowers; (iv) any breach of this Agreement by Holdings, the Borrowers or any other Credit Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f) Notwithstanding anything to the contrary herein, if at any time a Lender is a Defaulting Lender, before making any Swing Line Loans, the Swing Line Lender may condition the provision of such Swing Line Loans on its receipt of Cash Collateral pursuant to subsection 3.15 or similar security satisfactory to the Swing Line Lender (in its sole discretion) from either the Borrowers or such Defaulting Lender in respect of such Defaulting Lender’s risk participation in such Swing Line Loans as set forth below. The Borrowers and/or such Defaulting Lender hereby grant to the Administrative Agent, for the benefit of the Swing Line Lender, a security interest in all such Cash Collateral and all proceeds of the foregoing. Cash Collateral shall be maintained in one or more blocked deposit accounts at Bank of America, N.A. and may be invested in Cash Equivalents reasonably acceptable to the Administrative Agent. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent for the benefit of the Swing Line Lender or that the total amount of such funds is less than the aggregate risk participation of such Defaulting Lender in the relevant Swing Line Loan, the Borrowers and/or such Defaulting Lender will, promptly upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate risk participation over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. If the Lender that triggers the Cash Collateral requirement under this paragraph (f) ceases to be a Defaulting Lender (as determined by the Swing Line Lender in good faith), or if the Swing Line Sublimit has been permanently reduced to zero, the funds held as Cash Collateral shall thereafter be returned to the Borrowers or the Defaulting Lender, whichever provided the funds for the Cash Collateral.

3.5. Issuance of Letters of Credit. (a) Subject to the terms and conditions hereof, the Issuing Lender agrees, so long as the Administrative Agent has not received notice that an Event of Default has occurred and is continuing, that the Borrowers on behalf of Holdings, the Borrowers or any Qualified Subsidiary may from time to time request the Issuing Lender to issue a Standby L/C or a Commercial L/C which shall not be in an initial amount of less than $100,000 (unless the Issuing Lender otherwise agrees), by delivering to the Issuing Lender (with a copy to the Administrative Agent) at its address specified in subsection 11.2 (or such other location as the Issuing Lender may direct) not later than 11:00 a.m. at least two Business Days (or such shorter period and time as the Issuing Lender may agree in its sole discretion) a letter of credit application in the Issuing Lender’s then customary form (the “L/C Application”) completed to the satisfaction of the Issuing Lender, together with the proposed form of such Letter of Credit (which shall comply with the applicable requirements of paragraph (b) of this subsection 3.5) and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request; provided that if the Issuing Lender informs the Borrowers that it is for any reason unable to open such Letter of Credit, the Borrowers may request any Lender to open such Letter of Credit upon the same terms offered to the Issuing Lender and each reference to the Issuing Lender for purposes of subsections 3.5 through 3.13, 6.1 and 6.2 shall be deemed to be a reference to the Issuing Lender for the purposes of such Letter of Credit. Each request by the Borrowers on behalf of Holdings, the Borrowers or any Qualified Subsidiary for the amendment or extension of a Letter of Credit shall be deemed to be a representation that such amendment or extension as so requested complies with the conditions that would otherwise be applicable if such Letter of Credit was being initially issued hereunder.

(b) Each Standby L/C and Commercial L/C issued hereunder shall be issued for the account of the Borrowers on behalf of Holdings, the Borrowers or any Qualified Subsidiary and shall, among other things, (i) be in such form requested by the Borrowers as shall be acceptable to the Issuing Lender in its sole discretion and (ii) have an expiry date occurring not later than (a) 12 months, in the case of a Standby L/C, or (b) 120 days, in the case of a Commercial L/C, after the date of issuance of such Letter of Credit and, in the case of Standby L/Cs, may be automatically renewed on its expiry date for an additional period of at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued, but in no case shall any Letter of Credit have an expiry date occurring later than seven days prior to the Revolving Credit Termination Date. Each L/C Application and each Letter of Credit shall, unless otherwise expressly agreed by the Issuing Lender and the Borrowers when a Letter of Credit is issued, be subject to the International Standby Practices (ISP 98) of the International Chamber of Commerce (in the case of Standby L/Cs) or the Uniform Customs (in the case of Commercial L/Cs).

(c) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of benefits and immunities (A) provided to the Administrative Agent in Section 10 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 10 included the Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Lender.

(d) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(e) Notwithstanding anything to the contrary herein, the Issuing Lender shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally; or

(iii) any Lender is at such time a Defaulting Lender, unless the Issuing Lender has received Cash Collateral pursuant to subsection 3.15 or similar security satisfactory to the Issuing Lender (in its sole discretion) from either the Borrowers or such Defaulting Lender in respect of such Defaulting Lender’s obligation to fund under subsection 3.8. The Borrowers and/or such Defaulting Lender hereby grant to the Administrative Agent, for the benefit of the Issuing Lender, a security interest in all such Cash Collateral and all proceeds of the foregoing. Cash Collateral shall be maintained in one or more blocked deposit accounts at Bank of America, N.A. and may be invested in Cash Equivalents reasonably acceptable to the Administrative Agent. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent for the benefit of the Issuing Lender or that the total amount of such funds is less than the aggregate L/C Obligations in respect of such Defaulting Lender, the Borrowers will, promptly upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate L/C Obligations over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the Issuing Lender. If the Lender that triggers the Cash Collateral requirement under this paragraph (e)(iii) ceases to be a Defaulting Lender (as determined by the Issuing Lender in good faith), or if there are no L/C Obligations outstanding, the funds held as Cash Collateral shall thereafter be returned to the Borrowers or the Defaulting Lender, whichever provided the funds for the Cash Collateral.

3.6. Participating Interests. Effective in the case of each Standby L/C and Commercial L/C (if applicable) as of the date of the opening thereof, the Issuing Lender agrees to allot and does allot, to itself and each other Revolving Credit Lender, and each such Lender severally and irrevocably agrees to take and does take in such Letter of Credit, an L/C Participating Interest in a percentage equal to such Lender’s Revolving Credit Commitment Percentage.

3.7. Procedure for Opening Letters of Credit. Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers on behalf of Holdings, the Borrowers or any Qualified Subsidiaries delivered to the Issuing Lender (with a copy to the Administrative Agent) in the form of a L/C Application. Promptly after receipt of any L/C Application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from the Borrowers and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the Issuing Lender has received written notice from the Administrative Agent or the Borrowers at least one business day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained herein have not been satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrowers on behalf of Holdings, the Borrowers or any Qualified Subsidiaries or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices.

3.8. Payments in Respect of Letters of Credit. (a) The Borrowers agree forthwith upon demand by the Issuing Lender, (i) to reimburse the Issuing Lender through the Administrative Agent for any payment made by the Issuing Lender under any Letter of Credit issued for the account of the Borrowers and (ii) to pay interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a rate per annum equal to (x) on or prior to the date which is one Business Day after the day on which the Issuing Lender demands reimbursement from the Borrowers for such payment, the Alternate Base Rate plus the Applicable Margin for the Revolving Credit Loans and (y) thereafter, the Alternate Base Rate plus the Applicable Margin for the Revolving Credit Loans plus 2%. Each drawing under any Letter of Credit shall (unless an event of the type described in paragraph (f) of Section 9 shall have occurred and be continuing, in which case the procedures specified in this subsection 3.8 for payments in respect of Letters of Credit shall apply) constitute a request by the Borrowers to the Administrative Agent for a borrowing pursuant to subsection 3.1 (a) of Alternate Base Rate Loans (or, at the option of the Administrative Agent and the Swing Line Lender in their sole discretion, a borrowing pursuant to subsection 3.4 of Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of payment of the relevant drawing.

(b) In the event that the Issuing Lender makes a payment under any Letter of Credit and is not reimbursed in full pursuant to subsection 3.8(a) and within the time set forth in subsection 3.8(a), the Administrative Agent will promptly notify each other Revolving Credit Lender. Not later than 1:00 p.m. on the Business Day specified in such notice, each such other Lender will transfer to the Issuing Lender, though the Administrative Agent in immediately available funds, an amount equal to such other Lender’s pro rata share (based on its Revolving Credit Commitment and/or any Incremental Revolving Commitment) of the L/C Obligation arising from such unreimbursed payment. Promptly, upon its receipt from such other Lender of such amount, the Administrative Agent will complete, execute and deliver to such other Lender an L/C Participation Certificate dated the date of such receipt and in such amount. Until each Revolving Credit Lender transfers its pro rata share of the L/C Obligation, interest in respect of such Revolving Credit Lender’s pro rata share of such amount shall be solely for the account of the Issuing Lender.

(c) Whenever, at any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any other Revolving Credit Lender such other Lender’s pro rata share of the L/C Obligation arising therefrom, the Issuing Lender receives any reimbursement on account of such L/C Obligation or any payment of interest on account thereof, the Administrative Agent will promptly distribute to such other Lender its pro rata share thereof in like funds as received; provided that in the event that the receipt by the Issuing Lender from the Borrowers of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Lender will remit to the Issuing Lender through the Administrative Agent.

3.9. Letter of Credit Fees. (a) In lieu of any letter of credit commissions and fees provided for in any L/C Application relating to Standby L/Cs or Commercial L/Cs (other than standard issuance, amendment and negotiation fees), the Borrowers agree to pay the Administrative Agent, (i) for the account of the Issuing Lender and the Participating Lenders, with respect to each Standby L/C or Commercial L/C issued for the account of the Borrowers, a Standby L/C or Commercial L/C fee, as the case may be, equal to the Applicable Margin for Revolving Credit Loans which are Eurodollar Loans per annum; (ii) in addition to the Standby L/C or Commercial L/C fee referred to in the preceding clause (i), for the account of the Issuing Lender and not on account of its L/C Participating Interest therein, 0.25% per annum, each on the daily amount available to be drawn under each Standby L/C and Commercial L/C, in either case, payable, in arrears, on the first business day following the last day of each March, June, September and December and on the Revolving Credit Termination Date and (iii) the Borrowers shall pay directly to the Issuing Lender for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Lender relating to Letters of Credit as from time to time in effect. The Administrative Agent will disburse any Standby L/C or Commercial L/C fees received pursuant to subsection 3.9(a)(i) to the respective Lenders promptly following the receipt of any such fees.

(b) For purposes of any payment of fees required pursuant to this subsection 3.9, the Administrative Agent (in consultation with the Issuing Lender) agrees to provide to the Borrowers a statement of any such fees to be so paid; provided that the failure by the Administrative Agent to provide the Borrowers with any such invoice (or any error in any such invoice) shall not relieve the Borrowers of their obligation to pay such fees.

3.10. Letter of Credit Reserves. (a) If any Change in Law shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding this Agreement (with respect to Letters of Credit) or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost of the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of the Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, promptly upon, but in any event within one Business Day of, demand by the Issuing Lender, the Borrowers shall pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the rate applicable to Alternate Base Rate Loans pursuant to subsection 4.8(b). The Borrowers shall not be required to make any payments to the Issuing Lender for any additional amounts pursuant to this subsection 3.10(a) unless the Issuing Lender has given written notice to the Borrowers of its intent to request such payments prior to or within 60 days after the date on which the Issuing Lender became entitled to claim such amounts. A certificate, setting forth in reasonable detail the calculation of the amounts involved, submitted by the Issuing Lender to the Borrowers concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(b) In the event that any Change in Law with respect to the Issuing Lender shall, in the reasonable opinion of the Issuing Lender, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Issuing Lender or any corporation controlling the Issuing Lender, and such Change in Law shall have the effect of reducing the rate of return on the Issuing Lender’s or such corporation’s capital, as the case may be, as a consequence of the Issuing Lender’s obligations under such Letter of Credit to a level below that which the Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account the Issuing Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount reasonably deemed by the Issuing Lender to be material, then from time to time following notice by the Issuing Lender to the Borrowers of such Change in Law, within 15 days after demand by the Issuing Lender, the Borrowers shall pay to the Issuing Lender such additional amount or amounts as will compensate the Issuing Lender or such corporation, as the case may be, for such reduction. The Issuing Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) or (b) of this subsection 3.10 with respect to the Issuing Lender, it will, if requested by the Borrowers and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event; provided that such avoidance or minimization can be made in such a manner that the Issuing Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. The Borrowers shall not be required to make any payments to the Issuing Lender for any additional amounts pursuant to this subsection 3.10(b) unless the Issuing Lender has given written notice to the Borrowers of its intent to request such payments prior to or within 60 days after the date on which the Issuing Lender became entitled to claim such amounts. A certificate, in reasonable detail setting forth the calculation of the amounts involved, submitted by the Issuing Lender to the Borrowers concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(c) Each Borrower and each Participating Lender agree that the provisions of the foregoing paragraphs (a) and (b) shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or, in the case of paragraph (b), any corporation controlling such Participating Lender.

3.11. Further Assurances. Each Borrower hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender to more fully effect the purposes of this Agreement and the issuance of Letters of Credit hereunder.

3.12. Obligations Absolute. The payment obligations of the Borrowers under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) the existence of any set-off, counterclaim, recoupment, defense or other right that Holdings, either Borrower or any of the Qualified Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, the Administrative Agent or any Lender, or any other Person, whether in connection with this Agreement, any Credit Document, the transactions contemplated herein, or any unrelated transaction;

(ii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid or any statement therein being untrue or inaccurate in any respect, except arising from the gross negligence or willful misconduct on the part of the Issuing Lender;

(iii) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate or other document which does not comply with the terms of such Letter of Credit or is insufficient in any respect, except where such payment constitutes gross negligence or willful misconduct on the part of the Issuing Lender; or

(iv) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of the Issuing Lender.

The Borrowers shall promptly examine a copy of each Letter of Credit that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will promptly, but in any event within one Business Day, notify the Issuing Lender. The Borrowers shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.

3.13. Participations. The obligation of each Revolving Credit Lender to purchase participating interests pursuant to subsection 3.6 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, Holdings, the Borrowers or any other Credit Party or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of Holdings, either Borrower or any other Credit Party; (iv) any breach of this Agreement by Holdings, the Borrowers or any other Credit Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.14. Role of Issuing Lender. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Majority Facility Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or related documents. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to the use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Issuing Lender shall be liable or responsible for any of the matters described in clauses (i) through (iv) of subsection 3.12; provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the Issuing Lender willful misconduct or gross negligence or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.15. Cash Collateral. Upon the request of (x) the Administrative Agent, (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a deemed borrowing, or (ii) if, as of the expiration date of such Letter of Credit any L/C Obligation for any reason remains outstanding; (y) the Swing Line Lender pursuant to subsection 3.4; or (z) the Issuing Lender pursuant to subsection 3.5(d)(ii), the Borrowers shall, in each case, promptly, but in any event within one Business Day, cash collateralize the then outstanding amount of all L/C Obligations or Swing Line Loans, as applicable.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS

4.1. Procedure for Borrowing. (a) Subject to the terms and conditions hereof, the Borrowers may borrow under the Commitments on any Business Day; provided that, with respect to any borrowing, the Borrowers shall give the Administrative Agent (or, with respect to Swing Line Loans, the Swing Line Lender) irrevocable notice substantially in the form of Exhibit P hereto (which notice must be received by the Administrative Agent prior to 12:00 noon (or, with respect to Swing Line Loans, 1:00 p.m.) (i) three Business Days prior to the requested Borrowing Date if all or any part of the Loans are to be Eurodollar Loans and (ii) one Business Day prior to the requested Borrowing Date (or, in the case of Swing Line Loans, on the requested Borrowing Date) if the borrowing is to be solely of Alternate Base Rate Loans) and in either case specifying (a) the amount of the borrowing, (b) whether such Loans are initially to be Eurodollar Loans or Alternate Base Rate Loans or a combination thereof, (c) if the borrowing is to be entirely or partly Eurodollar Loans, the length of the Interest Period for such Eurodollar Loans and (d) whether the Loan is a Term Loan, a Swing Line Loan or Revolving Credit Loan. Upon receipt of such notice the Administrative Agent shall promptly notify each affected Lender thereof. Not later than 12:00 noon on the Borrowing Date specified in such notice, each affected Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in subsection 11.2 (or at such other location as the Administrative Agent may direct) an amount in immediately available funds equal to the amount of the Loan to be made by such Lender (except that proceeds of Swing Line Loans will be made available to the Borrowers in accordance with subsection 3.4(a)). Loan proceeds received by the Administrative Agent hereunder shall promptly be made available to the Borrowers in immediately avail able funds to be delivered by wire transfer to the account(s) designated by the Borrowers in the applicable borrowing notice, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent.

(b) Any borrowing of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of all Eurodollar Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $100,000 in excess thereof, and (ii) no more than ten Interest Periods shall be in effect at any one time.

4.2. Conversion and Continuation Options. (a) Subject to subsection 4.15, the Borrowers may elect from time to time to convert Eurodollar Loans into Alternate Base Rate Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 noon at least three Business Days prior to the proposed conversion date. The Borrowers may elect from time to time to convert all or a portion of the Alternate Base Rate Loans (other than Swing Line Loans) then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 noon at least three Business Days prior to the proposed conversion date, specifying the Interest Period selected therefor. Such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day; provided that no such conversion shall be made when any Event of Default has occurred and is continuing and the Required Lenders have, by written notice to the Borrowers (with a copy to the Administrative Agent), determined that such conversion is not appropriate. Upon receipt of any notice pursuant to this subsection 4.2, the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of the outstanding Loans (other than Swing Line Loans) may be converted as provided herein; provided that partial conversions of Alternate Base Rate Loans shall be in the aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $1,000,000 or a whole multiple of $100,000 in excess thereof.

(b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Required Lenders have, by written notice to the Borrowers (with a copy to the Administrative Agent), determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, subsection 4.1(b) would be contravened or (iii) after the date that is one month prior to the Revolving Credit Termination Date (in the case of continuations of Revolving Credit Loans) or the final Installment Payment Date of the Term Loans.

4.3. Changes of Commitment Amounts. (a) The Borrowers shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, at any time subsequent to the Closing Date, to terminate or from time to time to permanently reduce the Revolving Credit Commitments and/or any Incremental Revolving Commitments, subject to the provisions of this subsection 4.3. Any notice given by the Borrowers pursuant to this subsection 4.3(a) shall be irrevocable; provided that any such notice delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other financing arrangements, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

To the extent, if any, that the sum of the amount of the Revolving Credit Loans, Swing Line Loans and L/C Obligations then outstanding and the amounts available to be drawn under outstanding Letters of Credit exceeds the amount of the Revolving Credit Commitments and any Incremental Revolving Commitments, as then reduced, the Borrowers shall be required to make a prepayment equal to such excess amount, the proceeds of which shall be applied, first, to payment of the Swing Line Loans then outstanding, second, to payment of any L/C Obligations then outstanding, third to payment of the Revolving Credit Loans then outstanding and fourth, to cash collateralize any outstanding Letters of

Credit on terms reasonably satisfactory to the Administrative Agent. Any termination of the Revolving Credit Commitments and any Incremental Revolving Commitments shall be accompanied by prepayment in full of the Revolving Credit Loans, Swing Line Loans and L/C Obligations then outstanding in excess of the then outstanding Revolving Credit Commitments and any Incremental Revolving Commitments after giving effect to such reduction and by cash collateralization of any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent. Upon termination of the Revolving Credit Commitments and any Incremental Revolving Commitments, any Letter of Credit then outstanding that has been so cash collateralized shall no longer be considered a “Letter of Credit” as defined in subsection 1.1 and any L/C Participating Interests granted by the Issuing Lender to the Lenders prior to the Closing Date in such Letter of Credit shall be deemed terminated (subject to automatic reinstatement in the event that such cash collateral is returned and the Issuing Lender is not fully reimbursed for any such L/C Obligations) but the Letter of Credit fees payable under subsection 3.9 shall continue to accrue to the Issuing Lender and the Participating Lenders (or, in the event of any such automatic reinstatement, as provided in subsection 3.9) with respect to such Letter of Credit until the expiry thereof (provided that in lieu of paying a Standby L/C or Commercial L/C fee, as the case may be, equal to the Applicable Margin for Revolving Credit Loans which are Eurodollar Loans per annum, the Borrowers shall pay to the Issuing Lender an amount equal to 0.25% per annum).

(b) In the case of termination of the Revolving Credit Commitments and/or Incremental Revolving Commitments, interest accrued on the amount of any prepayment relating thereto and any unpaid commitment fee accrued hereunder shall be paid on the date of such termination. Any such partial reduction of the Revolving Credit Commitments and/or Incremental Revolving Commitments, shall be in an amount of $1,000,000 or a whole multiple of $100,000 in excess thereof and shall, in each case, reduce permanently the amount of the Revolving Credit Commitments and/or Incremental Revolving Commitments then in effect.

(c) (i) The Tranche B Term Loan Commitments and any Incremental Term Commitments shall be automatically and permanently reduced upon the making of a Tranche B Term Loan or Incremental Term Loan, as the case may be, by the amount of such Loan and (ii) the Incremental Term Commitments under any Incremental Facility shall be terminated effective as of the day after the effective date of the Incremental Loan Amendment relating thereto.

4.4. Optional Prepayments. Subject to subsection 4.15, the Borrowers may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, by irrevocable written notice to the Administrative Agent by 12:00 noon on the Business Day preceding the proposed date of prepayment in the case of Alternate Base Rate Loans, and by 12:00 noon on the third Business Day preceding the proposed date of prepayment in the case of Eurodollar Loans, in each case specifying the date and amount of prepayment and whether the prepayment is of Revolving Credit Loans or Term Loans; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by subsection 4.3(a), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with subsection 4.3(a). Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Borrowers shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Partial prepayments of Term Loans pursuant to this subsection 4.4 shall be in an aggregate principal amount equal to the lesser of (a) (i) $1,000,000 or a whole multiple of $100,000 in excess thereof with respect to Eurodollar Loans or (ii) $500,000 or a whole multiple of $100,000 in excess thereof with respect to Alternate Base Rate Loans and (b) the aggregate unpaid principal amount of the Term Loans. Partial prepayments of Revolving Credit Loans pursuant to this subsection shall be in an aggregate principal amount equal to the lesser of (a) (i) $1,000,000 or a whole multiple of $100,000 in excess thereof with respect to Eurodollar Loans or (ii) $500,000 or a whole multiple of $100,000 in excess thereof with respect to Alternate Base Rate Loans and (b) the aggregate unpaid principal amount of the Revolving Credit Loans (or the aggregate unpaid principal amount of Revolving Credit Loans maintained as Alternate Base Rate Loans (in the case of a prepayment of such Revolving Credit Loans) or as Eurodollar Loans with a single Interest Period (in the case of a prepayment of such Revolving Credit Loans)), as the case may be. Prepayments of the Term Loans pursuant to this subsection 4.4 shall be applied in accordance with subsection 4.7.

4.5. Mandatory Prepayments.

(a) Indebtedness. If, subsequent to the Closing Date, Holdings or any of its Subsidiaries shall incur or permit the incurrence of any Indebtedness (including debt securities convertible into, or exchangeable or exercisable for, Capital Stock) other than Indebtedness not prohibited by subsection 8.1, within five Business Days of receipt of any Net Proceeds therefrom, the Borrowers shall prepay out standing Loans in an amount equal to 100% of such Net Proceeds, and such prepayment shall be applied in accordance with subsection 4.7.

(b) Asset Sales. If, subsequent to the Closing Date, Holdings or any of its Subsidiaries shall receive Net Proceeds from any Asset Sale, within five Business Days of receipt of any Net Proceeds therefrom, the Borrowers shall prepay outstanding Loans in an amount equal to 100% of such Net Proceeds, and such prepayment shall be applied in accordance with subsection 4.7; provided that no payment shall be required pursuant to this subsection 4.5(b) until the date that the aggregate amount of Net Proceeds received by Holdings or any of its Subsidiaries from Asset Sales exceeds $10,000,000 (and has not yet been so applied).

(c) Casualty Events. If, subsequent to the Closing Date, Holdings or any of its Subsidiaries shall receive proceeds from insurance recoveries in respect of any Destruction or any proceeds or awards in respect of any Taking, in each case, in excess of $1,000,000, within five Business Days of receipt of such Net Proceeds, the Borrowers shall prepay outstanding Loans in an amount equal to 100% of the Net Proceeds thereof, and such prepayment shall be applied in accordance with subsection 4.7, subject to the Borrowers’ right to reinvest or restore under subsection 12.2.

(d) Excess Cash Flow. If, for any fiscal year of Holdings commencing with its fiscal year ending on December 31, 2010, there shall be Excess Cash Flow for such fiscal year, not later than 100 days after the end of such fiscal year, the Borrowers shall prepay Loans in an amount equal to 50% of such Excess Cash Flow, and such prepayment shall be applied in accordance with subsection 4.7; provided that such percentage shall be reduced to zero with respect to such Excess Cash Flow (or a portion thereof) if the Total Leverage Ratio as of the end of such fiscal year is, or after giving effect to the prepayment required by this subsection 4.5(d) with such Excess Cash Flow (or such portion thereof) would be, less than 2.00 to 1.00.

4.6. Repayment of Term Loans. (a) Subject to clause (b) below, the Tranche B Term Loans shall be repaid on the last Business Day of each March, June, September and December and on the Tranche B Maturity Date (each such day, a “Tranche B Installment Payment Date”), in the amounts set forth below for the periods set forth below plus the amounts set forth in any Incremental Loan Amendment for Incremental Term Loans that are Tranche B Term Loans which shall be in proportion to the percentages set forth below (in each case, subject to reduction as described in subsections 4.4, 4.5 and 4.7).

Period	Amount
March 2010 – September 2015	0.25 % per fiscal quarter
Tranche B Maturity Date	Remainder

Amounts repaid on account of the Tranche B Term Loans pursuant to this subsection 4.6(a) or otherwise may not be reborrowed. Accrued interest on the amount of any prepayments shall be paid on the Interest Payment Date next succeeding the date of any partial prepayment and on the date of such prepayment in the case of a prepayment in full of the Tranche B Term Loans. To the extent not previously paid, all Tranche B Term Loans shall be due and payable on the Tranche B Maturity Date.

(b) The applicable Incremental Loan Amendment may provide for scheduled repayments of any Incremental Term Loans that are not Tranche B Term Loans (the date of each such repayment, an “Incremental Installment Payment Date”), subject to the requirements of the definition of Incremental Term Maturity Date.

4.7. Application of Prepayments. (a) Prepayments of Term Loans pursuant to subsection 4.4 shall be applied as elected by the Borrowers. Subject to subsection 4.7(c), prepayments pursuant to subsection 4.5 shall be applied first, to Term Loans outstanding and second, to the extent no Term Loans remain outstanding, to the Revolving Credit Loans in the amount of the Net Proceeds or Excess Cash Flow remaining to be applied; provided that so long as an Event of Default shall have occurred and be continuing, prepayments pursuant to subsection 4.5 shall be applied to Term Loans and Revolving Credit Loans outstanding on a pro rata basis; provided further that in the case of a prepayment pursuant to subsection 4.5, there shall be permanent reduction in the Revolving Credit Commitments and/or Incremental Revolving Commitments (on a pro rata basis between them) by the amount of Net Proceeds applied to the Revolving Credit Loans. Following any such reduction, the Borrowers shall comply with the second paragraph of subsection 4.3(a).

(b) Prepayments of Term Loans pursuant to subsection 4.5 shall be applied pro rata to the Tranche B Term Loans and any Incremental Term Loans that are not Tranche B Term Loans based upon the aggregate principal amount of Term Loans then outstanding under each Tranche of Term Loans; within each Tranche, prepayments will be applied to the remaining installments of principal in direct order of maturity. Except as otherwise may be directed by the Borrowers, any prepayment of Loans pursuant to this subsection 4.7 shall be applied, first, to any Alternate Base Rate Loans of the applicable Tranche then outstanding and the balance of such prepayment, if any, to the Eurodollar Loans of the applicable Tranche then outstanding; provided that prepayments of Eurodollar Loans, if not on the last day of the Interest Period with respect thereto, shall, at the option of the Borrowers, be prepaid subject to the provisions of subsection 4.15 or the amount of such prepayment (after application to any Alternate Base Rate Loans) shall be deposited with the Administrative Agent as cash collateral for the Loans on terms reasonably satisfactory to the Administrative Agent and thereafter shall be applied in the order of the Interest Periods of the applicable Tranche next ending most closely to the date such prepayment is required to be made and on the last day of each such Interest Period. After such application, unless an Event of

Default shall have occurred and be continuing (in which case such interest shall be held as cash collateral or applied by the Administrative Agent to any Obligations then due and payable), any remaining interest earned on such cash collateral shall be paid to the Borrowers.

(c) Notwithstanding anything to the contrary contained above in subsection 4.5(d) or subsection 4.7(a), with respect to any mandatory prepayments of Tranche B Term Loans required pursuant to subsection 4.5(d) in respect of Holdings’ fiscal year 2010 and each fiscal year thereafter, if the Administrative Agent receives notice from the Borrowers that a mandatory prepayment is required to be made pursuant to subsection 4.5(d), then the Administrative Agent shall notify the Tranche B Lenders of such notice and the amount of the repayment to be applied to each such Lender’s Tranche B Term Loan. Each Tranche B Lender shall have the option to waive up to 50% of its share of such mandatory prepayment. If a Tranche B Lender desires to waive its right to receive up to 50% of any such mandatory prepayment, it shall do so by providing a notice to the Administrative Agent (which notice shall also include any amount of the Tranche B Lender’s share of the prepayment it desires to receive) no later than 5:00 P.M. (New York time) five Business Days after the date the original notice of prepayment was delivered by the Borrowers to the Administrative Agent. If the Tranche B Lender does not reply to the Administrative Agent within the five Business Day period, it will be deemed acceptance of its share of the total prepayment. If the Tranche B Lender does not specify an amount it wishes to receive, it will be deemed acceptance of all of its share of the total prepayment. In the event that any Tranche B Lender waives its right to any mandatory prepayment in accordance with this subsection 4.7(c), the Borrowers shall be entitled to retain the amount of such waived prepayment.

4.8. Interest Rates and Payment Dates. (a) Eurodollar Loans shall bear interest for each day during each Interest Period applicable thereto, commencing on (and including) the first day of such Interest Period to, but excluding, the last day of such Interest Period, on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) Alternate Base Rate Loans shall bear interest for the period from and including the date such Loans are made to, but excluding, the maturity date thereof, or to, but excluding, the conversion date if such Loans are earlier converted into Eurodollar Loans on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(c) Upon the occurrence and during the continuance of the Event of Default described in Section 9, and at the election of the Administrative Agent or the Required Lenders, all Loans, Interest or other obligations shall, without limiting the rights of the Lenders under Section 9, bear interest (which shall be payable on demand): (a) in the case of any Loan, the rate otherwise applicable to such Loan pursuant to this subsection 4.8 and the Applicable Margin plus 2%; and (b) in all other cases, a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days) equal to the Alternate Base Rate and the Applicable Margin plus 2%.

(d) Except as otherwise expressly provided for in this subsection 4.8, interest shall be payable in arrears (a) for Eurodollar Loans, at the end of each Interest Period (or, for any Interest Period longer than three months, at three month intervals following the first day of such Interest Period) and on the final maturity of the Loans, and (b) for Alternate Base Rate Loans, quarterly in arrears on the last Business Day of each March, June, September and December and on the final maturity of the Loans.

4.9. Computation of Interest. (a) Interest in respect of Alternate Base Rate Loans shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be. Interest in respect of Eurodollar Loans shall be calculated on the basis of the actual number of days elapsed over a year of 360 days. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced or such change in the Eurocurrency Reserve Requirements becomes effective, as the case may be. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers or any Lender, deliver to the Borrowers or such Lender a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.

4.10. Certain Fees. The Borrowers agree to pay to the Administrative Agent, for its own account, a non-refundable agent’s fee in an amount previously agreed to with the Administrative Agent, payable annually in advance on the Closing Date and on each anniversary thereof unless all Loans have been (or are on such date) repaid and all Commitments hereunder have been (or are on such date) terminated.

4.11. Inability to Determine Interest Rate. In the event that the Administrative Agent or the Required Lenders shall have reasonably determined (which determination shall be conclusive and binding upon the Borrowers) that (a) by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (i) proposed Loans that the Borrowers have requested be made as Eurodollar Loans, (ii) any Eurodollar Loans that will result from the requested conversion of all or part of the Alternate Base Rate Loans into Eurodollar Loans or (iii) the continuation of any Eurodollar Loan as such for an additional Interest Period, or (b) Dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not generally available to the Lenders in their respective Eurodollar Lending Offices’ interbank eurodollar markets, the Administrative Agent shall forthwith give telecopy notice of such determination, confirmed in writing, to the Borrowers and the Lenders at least one day prior to, as the case may be, the requested Borrowing Date, the conversion date or the last day of such Interest Period. If such notice is given (i) any requested Eurodollar Loans shall be made as Alternate Base Rate Loans, (ii) any Alternate Base Rate Loans that were to have been converted to Eurodollar Loans shall be continued as Alternate Base Rate Loans, and (iii) any outstanding Eurodollar Loans shall be converted on the last day of the then current Interest Period applicable thereto into Alternate Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no Alternate Base Rate Loans shall be converted to Eurodollar Loans.

4.12. Pro Rata Treatment and Payments. (a) Except to the extent otherwise provided herein, each borrowing of Loans by the Borrowers from the Lenders and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the relevant Commitment Percentages of the Lenders with respect to the Loans borrowed or the Commitments to be reduced.

(b) Whenever any payment received by the Administrative Agent under this Agreement or any Note or any other Credit Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent (in such capacity and not in its capacity as a Lender) under and in connection with this Agreement and the other Credit Documents; second, to the payment of all expenses due and payable under subsection 11.5, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of fees due and payable under subsections 3.2 and 3.9, ratably among the Lenders in accordance with the Commitment Percentage of each Lender of the Commitment for which such payment is owed and, in the case of the Issuing Lender, the amount retained by the Issuing Lender for its own account pursuant to subsection 3.9; fourth, to the payment of interest then due and payable on the Loans and the L/C Obligations ratably in accordance with the aggregate amount of interest owed to each such Lender; and fifth, to the payment of the principal amount of the Loans and the L/C Obligations which is then due and payable ratably among the Lenders in accordance with the aggregate principal amount owed to each such Lender.

(c) If any Lender shall be a Defaulting Lender, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), set aside any amounts thereafter received by the Administrative Agent for the account of such Lender and (i) apply such amounts to satisfy such Lender’s obligations hereunder (in such order as determined by the Administrative Agent) until all such unsatisfied obligations are fully paid or (ii) hold them in escrow until, and apply them as, directed by a court of competent jurisdiction.

(d) All payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees payable under any Credit Document shall be made without set-off, counterclaim or other defense and shall be made to the Administrative Agent, for the account of the Lenders at the Administrative Agent’s office located at 901 Main Street, Dallas, TX 75202, in lawful money of the United States and in immediately available funds. The Administrative Agent shall promptly distribute such payments in accordance with the provisions of subsection 4.12(b) upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) would become due and payable on a day other than a Business Day, such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension), unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount which would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent in accordance with subsection 4.1 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative

Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 4.12(e) shall be conclusive absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Alternate Base Rate Loans hereunder (in lieu of any otherwise applicable interest), promptly upon, but in any event within one Business Day of, demand, from the Borrowers, without prejudice to any rights which any such Borrower or the Administrative Agent may have against such Lender hereunder. Nothing contained in this subsection 4.12 shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

(f) The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

(g) All payments and optional prepayments (other than prepayments as set forth in subsection 4.14 with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $1,000,000 a whole multiple of $100,000 in excess thereof.

4.13. Illegality. Notwithstanding any other provision herein, if any Change in Law occurring after the date that any Person becomes a Lender party to this Agreement shall make it unlawful for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of Alternate Base Rate Loans into Eurodollar Loans shall forthwith be suspended until such time, if any, as such illegality shall no longer exist and such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans for the duration of the respective Interest Periods (or, if permitted by applicable law, at the end of such Interest Periods) and all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Lender’s Alternate Base Rate Loans. The Borrowers hereby agree to pay any Lender, promptly upon its demand, any amounts payable pursuant to subsection 4.15 in connection with any conversion in accordance with this subsection 4.13 (such Lender’s notice of such costs, as certified in reasonable detail as to such amounts to the Borrowers through the Administrative Agent, to be conclusive absent manifest error).

4.14. Requirements of Law. (a) In the event that any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority occurring after the date that any lender becomes a Lender party to this Agreement:

(i) does or shall subject any such Lender or its Eurodollar Lending Office to any Tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loans made by it, or change the basis of taxation of payments to such Lender or its Eurodollar Lending Office of principal, the commitment fee, interest or any other amount payable hereunder (except for (x) Excluded Taxes and (y) taxes resulting from the substitution of any system of Excluded Taxes by another system of taxation, provided that the taxes payable by Lenders subject to such other system of taxation are not generally grossed-up under senior secured credit facilities of U.S. corporate borrowers);

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or

(iii) does or shall impose on such Lender any other condition which is applicable to lenders generally;

and the result of any of the foregoing is to increase the cost to such Lender or its Eurodollar Lending Office of making, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, the Borrowers shall promptly pay such Lender, promptly upon, but in any event within one Business Day of, its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender deems to be material as reasonably determined by such Lender with respect to such Eurodollar Loans, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the Alternate Base Rate plus 1%.

(b) In the event that any Change in Law occurring after the earlier of the date that any Person becomes a Lender party to this Agreement with respect to any such Lender shall, in the reasonable opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such Change in Law shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital, as the case may be, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time following notice by such Lender to the Borrowers of such Change in Law as provided in paragraph (c) of this subsection 4.14, within 15 days after demand by such Lender, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation on an after-Tax basis, as the case may be, for such reduction.

(c) The Borrowers shall not be required to make any payments to any Lender for any additional amounts pursuant to this subsection 4.14 unless such Lender has given written notice to the Borrowers, through the Administrative Agent, of its intent to request such payments prior to or within 60 days after the date on which such Lender became entitled to claim such amounts. If any Lender has notified the Borrowers through the Administrative Agent of any increased costs pursuant to paragraph (a) of this subsection 4.14, the Borrowers at any time thereafter may, upon at least three Business Days’ notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to subsection 4.15, prepay (or convert into Alternate Base Rate Loans) all (but not a part) of the Eurodollar Loans of the applicable Lender then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this subsection 4.14 with respect to such Lender, it will, if requested by the Borrowers and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its Eurodollar Lending Office); provided that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. If any Lender requests compensation from either Borrower under this subsection 4.14, the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or continue Loans of the Type with respect to which such compensation is requested, or to convert Loans of any other Type into Loans of such Type, until the Requirement of Law giving rise to such request ceases to be in effect; provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(d) (i) Subject to subsection 4.14(d)(iv), all payments by or on account of any Credit Party to or for the account of any Lender, Issuing Lender or the Administrative Agent hereunder or under any Note or other Credit Document shall be made without setoff, counterclaim or other defense and free and clear of, and without deduction or withholding for, any and all Covered Taxes. If the applicable withholding agent shall be required by Law to deduct or withhold any Taxes from or in respect of any sum payable under any Credit Document (as determined in the good faith discretion of the applicable withholding agent) to any Lender, Issuing Lender or the Administrative Agent, (a) the sum payable by the applicable Credit Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this subsection 4.14(d)) such Lender, Issuing Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (b) the applicable withholding agent shall make such deductions or withholdings, (c) the applicable withholding agent shall pay the full amount deducted or withheld to the relevant authority in accordance with applicable Law and (d) if a Credit Party is the applicable withholding agent, the Borrowers shall furnish to Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii) In addition, the Borrowers hereby agree to pay and indemnify and hold harmless the Administrative Agent and each Lender and Issuing Lender from any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made or required to be made hereunder or under any Note or other Credit Document or from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any Note or Guarantee or any other Credit Document, and all interest, fines, penalties and additions to tax and related expenses with regard thereto (“Other Taxes”).

(iii) Subject to subsection 4.14(d)(iv), the Credit Parties, jointly and severally, hereby agree to indemnify and hold harmless the Administrative Agent and each Lender and Issuing Lender for the full amount of Covered Taxes (including, without limitation, any Covered Taxes imposed on amounts payable under this subsection 4.14(d)) payable by Administrative Agent or such Lender or Issuing Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Covered Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender or Issuing Lender makes demand therefor.

(iv) Each Lender and Issuing Lender shall deliver to the Borrowers and to the Administrative Agent, whenever reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, (A) to determine whether or not payments made hereunder or under any other Credit Document are subject to Taxes, (B) to determine, if applicable, the required rate of withholding or deduction and (C) to establish such Lender’s or Issuing Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender or Issuing Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s or Issuing Lender’s status for withholding tax purposes in the applicable jurisdiction.

Without limiting the generality of the foregoing,

(A) any Lender or Issuing Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrowers and the Administrative Agent executed originals of Internal Revenue Service (“IRS”) Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrowers or the Administrative Agent certifying that Lender or Issuing Lender is not subject to U.S. federal backup withholding or information reporting requirements; and

(B) to the extent it is legally entitled to do so: each Lender or Issuing Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Credit Document shall deliver to the Borrowers and the Administrative Agent (in such number of signed originals as shall be reasonably requested by the recipient) on or prior to the date on which such Lender or Issuing Lender becomes a Lender or Issuing Lender under this Agreement (and from time to time thereafter (1) if any documentation previously delivered has expired or become obsolete or invalid or (2) upon the request of the Borrowers or the Administrative Agent,), whichever of the following is applicable:

(1)	IRS Form W-8BEN (or any successor thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2)	IRS Form W-8ECI (or any successor thereto),

(3)

in the case of a Lender or Issuing Lender claiming the benefits of the exemption for portfolio interest under Sections 881(c) or 871(h) of the Code (the “Portfolio Interest Exemption”), (x) a certificate, substantially in the form of Exhibit Q-1, Q-2, Q-3 or Q-4, as applicable (each a “Tax Status Certificate”), to the effect that such Lender or Issuing Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest to be received is effectively connected with a U.S. trade or business and (y) duly completed and executed original copies of IRS Form W-8BEN (or any successor thereto),

(4)	where such Lender or Issuing Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender or Issuing Lender has sold a typical participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owners is claiming the benefits of the Portfolio Interest Exemption, a Tax Status Certificate (which Tax Status Certificate may be provided by the Lender or Issuing Lender on behalf of such beneficial owner(s))), or

(5)	any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender and Issuing Lender shall promptly notify the Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

Notwithstanding any provision of this subsection 4.14 to the contrary, the Borrowers shall have no obligation to pay any amount to or for the account of any Lender on account of any United States federal withholding taxes pursuant to this subsection 4.14, to the extent that such amount results from the failure of any Lender to comply with its obligations pursuant to this subsection 4.14.

(e) A certificate in reasonable detail as to any amounts submitted by such Lender or Issuing Lender, through the Administrative Agent, to the Borrowers, shall be conclusive in the absence of manifest error. The covenants contained in this subsection 4.14 shall survive the termination of this Agreement and repayment of the Loans.

4.15. Indemnity. The Borrowers and the Guarantors agree to jointly and severally indemnify each Lender and to hold such Lender harmless from any loss or expense (but (x) without duplication of any amounts payable as default interest and (y) excluding any loss of anticipated profits) which such Lender may sustain or incur as a consequence of (a) default by the Borrowers in making a borrowing after the Borrowers have given a notice in accordance with subsection 4.1 or in making a conversion of Alternate Base Rate Loans to Eurodollar Loans or in continuing Eurodollar Loans as such, in either case, after the Borrowers have given notice in accordance with subsection 4.2, (b) default by the Borrowers in making any prepayment after the Borrowers have given a notice in accordance with subsection 4.4 or

(c) a payment or prepayment of a Eurodollar Loan or conversion (including without limitation, as a result of subsection 4.4, 4.5 or 4.6 and/or a conversion pursuant to subsection 4.13) of any Eurodollar Loan into an Alternate Base Rate Loan, in either case on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder (but excluding loss of profit). This covenant shall survive termination of this Agreement and repayment of the Loans. The payment of an amount due hereunder as a result of the Borrowers failing to make a borrowing, payment or conversion after delivering notice of the same shall constitute a cure of any Default or Event of Default arising therefrom.

4.16. Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Termination Date, (ii) the principal amount of the Tranche B Term Loan (including the principal amount of any Incremental Term Loan that is a Tranche B Term Loan) of such Lender, in installments, payable on each Tranche B Installment Payment Date, in accordance with subsection 4.6(b) (or the then unpaid principal amount of such Tranche B Term Loan on the date that the Tranche B Term Loans become due and payable pursuant to Section 9), and (iii) the then unpaid principal amount of the Swing Line Loans of the Swing Line Lender on the Revolving Credit Termination Date. The Borrowers hereby further agree to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum and on the dates set forth in subsection 4.8.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to subsection 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Credit Loan, Tranche B Term Loan and any Incremental Term Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 4.16(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender or to repay any other obligations in accordance with the terms of this Agreement.

(e) The Borrowers agree that, upon the request to the Administrative Agent by any Lender, the Borrowers will execute and deliver to such Lender (i) a promissory note of the Borrowers evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A hereto with appropriate insertions as to date and principal amount (a “Revolving Credit Note”), (ii) a promissory note of the Borrowers evidencing the Tranche B Term Loan of such Lender, substantially in the form of Exhibit B hereto with appropriate insertions as to date and principal amount (a “Tranche B Term Note”), (iii) a promissory note of the Borrowers evidencing any Incremental Term Loan of such Lender (an “Incremental Term Note”) and/or (iv) in the case of the Swing Line Lender, a promissory note of the Borrowers evidencing the Swing Line Loans of the Swing Line Lender, substantially in the form of Exhibit C hereto with appropriate insertions as to date and principal amount (the “Swing Line Note”).

4.17. Replacement of Lenders. In the event any Lender or the Issuing Lender (x) is a Defaulting Lender, (y) exercises its rights pursuant to subsection 4.13 or (z) requests payments pursuant to subsection 3.10 or 4.14, the Borrowers may require, at the Borrowers’ expense (including payment of any processing fees under subsection 11.6(e)) and subject to subsection 4.15, such Lender or the Issuing Lender to assign, at par plus accrued interest and fees, without recourse (in accordance with subsection 11.6) all of its interests, rights and obligations hereunder (including all of its Commitments and the Loans and other amounts at the time owing to it hereunder and its Notes and its interest in the Letters of Credit) to an Eligible Assignee; provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) in the case of the assignment of any commitment to a non-preexisting Lender, the Borrowers shall have received the written consent of the Administrative Agent, which consent shall not unreasonably be withheld, to such assignment, (iii) the Borrowers shall have paid to the assigning Lender or the Issuing Lender all monies other than principal, interest and fees accrued and owing hereunder to it (including pursuant to subsections 3.10, 4.13, 4.14 and 4.15) and (iv) in the case of a required assignment by the Issuing Lender, the Letters of Credit shall be canceled and returned to the Issuing Lender.

SECTION 5. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans and to induce the Issuing Lender to issue, and the Participating Lenders to participate in, the Letters of Credit, each Borrower and Holdings hereby represent and warrant to each Lender and the Administrative Agent as of the Closing Date and, except as otherwise stated to be as of a different date, as of the date of the making of any extension of credit hereunder:

5.1. Financial Statements; Financial Condition. (a) All financial statements identified on Schedule 5.1 (a) hereto and all financial statements delivered pursuant to subsection 7.1 (a) or 7.1(b) present fairly in all material respects the financial condition, results of operations and cash flows of the entities to which they relate as of the dates and for the periods indicated. All such financial statements (i) with respect to Holdings and each of its Subsidiaries (other than the financial statements identified on Schedule 5.1(a) hereto of Language Line Services UK Limited and its direct and indirect Subsidiaries), including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein and except that any such unaudited financial statements lack footnote disclosure and normal year-end audit adjustments) and (ii) with respect to the financial statements identified on Schedule 5.1(a) hereto of Language Line Services UK Limited and its direct and indirect Subsidiaries, including the related schedules and notes thereto, have been prepared in accordance with UK GAAP applied consistently throughout the periods involved (except as disclosed therein and except that any such unaudited financial statements lack footnote disclosure and normal year-end audit adjustments).

(b) Except as set forth in the financial statements identified on Schedule 5.1 (a) hereto, after giving effect to the Indebtedness, customary liabilities in respect of expenses incurred in connection with the Transactions and liabilities incurred in the ordinary course of business of the Credit Parties since the date of the most recent such financial statements, as of the Closing Date there are no material liabilities of the Credit Parties of any kind (including, without limitation, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives) required to be set forth on a balance sheet or in the notes thereto prepared in accordance with GAAP or UK GAAP, as applicable, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which is reasonably likely to result in such a liability.

5.2. No Change. Since December 31, 2008, after giving effect to the Transactions, there has been no change, development or event which, individually or when taken together with all other circumstances, changes or events, has had, or could reasonably be expected to have, a Material Adverse Effect.

5.3. Existence; Compliance with Law. Each of Holdings and its Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all applicable statutes (including the Fair Labor Standards Act, as amended), laws (including Environmental Laws), ordinances, rules, orders, permits (including Environmental Permits) and regulations of any Governmental Authority or instrumentality, domestic or foreign (including, without limitation, those related to Hazardous Materials and substances), except where noncompliance individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received any written communication from a Governmental Authority that alleges that Holdings, or any of its Subsidiaries is not in compliance with federal, state, local or foreign laws, ordinances, rules and regulations, except to the extent such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.4. Power; Authorization. Each Credit Party has the power and authority to execute, deliver and perform each of the Credit Documents to which it is a party, and each Borrower has the power and authority and legal right to borrow hereunder and to have Letters of Credit issued for its account hereunder. Each Credit Party has taken all necessary action to authorize the execution, delivery and performance of each of the Credit Documents to which it is or will be a party and each Borrower has taken all necessary action to authorize the borrowings hereunder and the issuance of Letters of Credit for its account hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Credit Party, or for the validity or enforceability in accordance with its terms against any Credit

Party, of any Credit Document except for (i) consents, authorizations and filings which have been obtained or made and are in full force and effect, (ii) such consents, authorizations and filings which the failure to obtain or perform, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (iii) such filings as are necessary to perfect the Liens of the Lenders created pursuant to this Agreement and the Security Documents.

5.5. Enforceable Obligations. This Agreement and each of the other Credit Documents have been, duly executed and delivered on behalf of each Credit Party that is party hereto or thereto, as applicable. This Agreement constitutes, and each of the other Credit Documents will constitute upon execution and delivery thereof, the legal, valid and binding obligation of each Credit Party that is party thereto, and is enforceable against each Credit Party that is party hereto or thereto, as applicable, in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.6. No Legal Bar. None of the execution, delivery or performance by each Credit Party of each Credit Document to which it is a party and the incurrence and use of the proceeds of the Loans and the issuance of and of drawings under the Letters of Credit (a) will violate any Requirement of Law, constitutive document or any Contractual Obligation applicable to or binding upon such Credit Party or any of their respective Subsidiaries or any of their respective properties or assets, in any manner which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) will result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirement of Law applicable to it, as the case may be, or any of its Contractual Obligations, except for the Liens arising under the Security Documents and Permitted Liens.

5.7. No Material Litigation. There is no pending or, to the knowledge of any Credit Party, threatened claim, legal action, arbitration or other legal, governmental, administrative or tax proceeding or any order, complaint, decree or judgment involving or affecting the Transactions, Holdings or any of its Subsidiaries or any of their respective properties, assets, operations or businesses which have had, or are reasonably likely to have, a Material Adverse Effect.

5.8. Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended) that is required to be registered under such Act.

5.9. Federal Regulation. The extensions of credit hereunder will not be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as in effect now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board. Following application of the proceeds of each extension of credit hereunder, not more than 25 percent of the value of the assets of any Credit Party will be Margin Stock (as defined in Regulation U). No Credit Party is subject to regulation under any law or regulation which limits its ability to incur Indebtedness, other than Regulation X of the Board.

5.10. No Default. Each of Holdings and its Subsidiaries have performed all material obligations required to be performed by them under their respective Contractual Obligations (including after giving effect to the Transactions) and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except to the extent that such breach or default, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (including after giving effect to the Transactions) is in default under any material judgment, order or decree of any Governmental Authority, domestic or foreign, applicable to it or any of its respective properties, assets, operations or business, except to the extent that any such defaults could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.11. Taxes. Each of Holdings and its Subsidiaries (including after giving effect to the Transactions) (i) has timely filed or caused to be timely filed all material tax returns, statements, forms and reports (domestic or foreign) which are required to be filed (and all such tax returns were true and correct in all material respects when and as filed) and (ii) has timely paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than with respect to any Taxes (x) the amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves (or other sufficient provisions) in conformity with GAAP have been provided on the books of Holdings or one of its Subsidiaries (including after giving effect to the Transactions), as the case may be, and (y) which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). Each of Holdings and its Subsidiaries is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Neither Holdings nor its Subsidiaries is a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, or has “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 with regard to any taxable period for which the applicable statute of limitations has not yet expired.

5.12. Subsidiaries. After giving effect to the consummation of the Transactions, (i) Holdings owns directly or indirectly 100% of the capital stock of each of its Subsidiaries on the Closing Date and (ii) the Subsidiaries of Holdings, their jurisdictions of incorporation, the number of shares or units of each class of its Capital Stock authorized and the number outstanding and the number of shares or units covered by all outstanding options, warrants, rights of conversion or purchase and similar rights, and their equity holders, in each case, as of the Closing Date shall be as set forth on Schedule 5.12 hereto. All Capital Stock of each Subsidiary of Holdings (i) that is a corporation is duly and validly issued and is fully paid and non-assessable and (ii) that is a limited liability company is duly and validly issued without any obligation to make additional capital contributions and in each case, is owned, of record and beneficially, by Holdings, directly or indirectly.

5.13. Ownership of Property; Liens. As of the Closing Date and as of the making of any extension of credit hereunder (subject to transfers and dispositions of property permitted under subsection 8.5), each of Holdings and its Subsidiaries has good and valid title (or, in the case of licensed Intellectual Property, a valid license) to all of its material assets necessary for the conduct of its business, in each case free and clear of all Liens except Permitted Liens. With respect to each Leased Property, as of the Closing Date, each of Holdings or its applicable Subsidiary has a valid and enforceable leasehold interest therein, in each case, free and clear of all Liens, except (a) the terms and provisions of the respective lease therefor, including, without limitation, the matters set forth on Schedule 5.13, (b) Permitted Encumbrances and (c) any matters affecting the fee title and any estate superior to the leasehold estate related thereto. The Leased Properties constitute, as of the Closing Date, all of the material Real Property of Holdings and its Subsidiaries and used or held for use by Holdings and its Subsidiaries. No Credit Party has received notice of pending condemnation or similar proceedings affecting any of the Real Property, and to each Credit Party’s knowledge, no such action is currently contemplated or threatened.

5.14. ERISA. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by an amount that could reasonably be expected to have a Material Adverse Effect the fair market value of the assets of all such underfunded Pension Plans. Each ERISA Entity is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, except to the extent any noncompliance could not reasonably be expected to have a Material Adverse Effect. Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each ERISA Entity to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, would not reasonably be expected to result in a Material Adverse Effect.

(b) Neither Holdings nor any of its Subsidiaries maintains or contributes to any benefit plan, program, policy, arrangement or agreement with respect to employees (or former employees) employed outside the United States under which Holdings or any of its Subsidiaries could incur any liability that could reasonably be expected to have a Material Adverse Effect.

5.15. Collateral Documents. (a) Upon execution and delivery thereof by the parties thereto and the making of Loans hereunder, the Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable Lien on and security interest in all rights, title and interest of the Credit Parties in the pledged securities described therein and, when certificates representing or constituting the pledged securities described in the Security Agreement are delivered to the Administrative Agent, such security interest shall constitute a perfected first Lien on, and security interest in, all right, title and interest of the pledgor party thereto in the pledged securities described therein (to the extent such matter is governed by the law of the United States or a jurisdiction therein). No filings or recordings are required in order to perfect the security interest created in the pledged securities described in the Security Agreement and the proceeds thereof other than filings on Form UCC-1 (arrangements for which filings have been made) and no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Administrative Agent in any pledged securities or the exercise by the Administrative Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

(b) Upon execution and delivery thereof by the parties thereto and the making of Loans hereunder, the Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable Lien on and security interest in all right, title and interest of the Credit Parties in the collateral described therein (to the extent such matter is governed by the law of the United States or a jurisdiction therein), and UCC financing statements have been filed in each of the jurisdictions listed on Schedule 5.15(b) hereto, or arrangements have been made for such filing in such jurisdictions, and upon such filing or such other filings referenced in subsection 5.15(d), and upon the taking of possession or control by the Administrative Agent of any such collateral the security interests in which may be perfected only by possession or control (to the extent possession or control by the Administrative Agent is required by the Security Agreement), such security interests subject to the existence of Permitted Liens, constitute perfected first priority Liens on, and security interests in, all right, title and interest of the debtor party thereto in the collateral described therein, except to the extent that a security interest cannot be perfected therein by the filing of a financing statement or the taking of possession under the UCC of the relevant jurisdiction (or, if a security interest can be perfected only by possession or control, to the extent possession or control by the Administrative Agent is not required pursuant to the Security Agreement). Each Credit Party has good and marketable title (or, in the case of licensed Intellectual Property, a valid license) to all Collateral pledged by it under the Security Agreement, free and clear of all Liens except those described above in this clause (b) and except for Permitted Liens.

(c) Upon execution and delivery thereof by the relevant Credit Party, each Mortgage will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in and Lien on the rights, title and interest of the applicable Credit Party thereto in the collateral described therein, and upon proper recording such Mortgage in the jurisdiction in which the property covered by such Mortgage is located, such security interests and Lien will, subject to the existence of Permitted Encumbrances, constitute first priority liens on, and perfected security interests in, all right, title and interest of the debtor party thereto in the collateral described therein.

(d) The recordation of the Security Agreement (or a short form thereof) in United States patents and trademarks in the United States Patent and Trademark Office together with filings on Form UCC-1 made pursuant to the Security Agreement are effective, under applicable law, to perfect the security interest, as collateral security for the payment and performance of the Loans and the other Obligations, granted to the Administrative Agent for the benefit of the Lenders in the registered trademarks and patents covered by such Security Agreement in United States patents and trademarks and the recordation of the Security Agreement in United States copyrights with the United States Copyright Office together with filings on Form UCC-1 made pursuant to the Security Agreement are effective under federal law to perfect the security interest, as collateral security for the payment and performance of the Loans and the other Obligations, granted to the Administrative Agent for the benefit of the Lenders in the registered copyrights covered by such Security Agreement in United States copyrights, in each case if and to the extent perfection may be achieved by such filings.

5.16. Copyrights, Patents, Permits, Trademarks and Licenses. Schedules 14(a), (b) and (c) of the perfection certificate delivered pursuant to subsection 6.1(n) set forth a true and complete list as of the Closing Date after giving effect to the Transactions of all registered Intellectual Property owned by Holdings or any of its Subsidiaries, and, with respect to registered trademarks (if any), contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as disclosed in Schedules 14(a), (b) and (c) of the perfection certificate delivered pursuant to subsection 6.1(n), as of the Closing Date after giving effect to the Transactions, Holdings or one of its Subsidiaries will own or have the right to use the Intellectual Property and applications therefor referred to in such schedule. Except as disclosed in Schedule 14(a), (b) and (c) of the perfection certificate delivered pursuant to subsection 6.1(n), no claims are pending by any Person with respect to the ownership, validity, enforceability or use of such Intellectual Property by Holdings or any of its Subsidiaries or applications therefor, challenging or questioning the validity or effectiveness of any of the foregoing, in any jurisdiction, domestic or foreign, except to the extent such claims, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17. Environmental Matters. Except insofar as any exceptions to the following, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a) the properties owned, leased or otherwise operated by Holdings or any of its Subsidiaries do not contain, and have not previously contained, therein, thereon or thereunder, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in amounts or concentrations that constitute a violation of, or could reasonably be expected to give rise to liability under, Environmental Laws;

(b) There are no facts, circumstances or conditions that could reasonably be expected to (i) result in a violation of any Environmental Law by Holdings or any of its Subsidiaries that could interfere with the continued operation of, or impair the otherwise fair saleable value of the properties owned, leased or otherwise operated by Holdings or any of its Subsidiaries or (ii) result in a violation of or otherwise give rise to liability on the part of Holdings or any of its Subsidiaries under any Environmental Laws in respect of Hazardous Materials;

(c) neither Holdings nor any of its Subsidiaries has received or is aware of any complaint, notice of violation, alleged violation or notice of investigation or of potential liability under Environmental Laws with regard to Holdings or any of its Subsidiaries, or any properties owned, leased or otherwise operated by any of them, nor does Holdings or any of its Subsidiaries have knowledge that any such action is being threatened;

(d) there are no administrative actions or judicial proceedings pending or, to the knowledge of any Credit Party, threatened under any Environmental Law to which Holdings or any of its Subsidiaries is or could reasonably be expected to be a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders or agreements to which Holdings or any of its Subsidiaries is a party, which could reasonably be expected to result in liability or costs on the part of Holdings or any of its Subsidiaries under any Environmental Law;

(e) no Lien has been recorded or, to the knowledge of any Credit Party, threatened under any Environmental Law with respect to any Fee Property or assets of Holdings or any of its Subsidiaries and no Lien has been recorded or, to the knowledge of any Credit Party, threatened under any Environmental Law with respect to any other Real Property of Holdings or any of its Subsidiaries that could reasonably be expected to result in liability or costs on the part of Holdings or any of its Subsidiaries under any Environmental Law;

(f) no Fee Property is (x) listed, or to the knowledge of any Credit Party proposed for listing, on the National Priorities List promulgated pursuant to the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CER-CLA”), or (y) listed on the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA, or (z) included on any similar list maintained by any Governmental Authority and there is no such listing, or to the knowledge of any Credit Party proposed listing, with respect to any other Real Property of Holdings or any of its Subsidiaries that could reasonably be expected to result in liability or costs on the part of Holdings or any of its Subsidiaries under any Environmental Law; and

(g) neither Holdings nor any of its Subsidiaries is required to take or finance any investigatory, response or other corrective action or is currently conducting any investigatory, response or other corrective action pursuant to any Environmental Law at any Real Property or at any other location, nor has any of Holdings or any of its Subsidiaries assumed by contract, agreement or operation of law any obligation of any other Person under any Environmental Law.

5.18. Accuracy and Completeness of Information. All factual information heretofore or contemporaneously furnished by or on behalf of Holdings or any of its Subsidiaries to the Administrative Agent, the Arrangers or any Lender in writing (including all information contained in the Credit Documents, the Confidential Information Memorandum dated October 2009 delivered to the Lenders in connection with the syndication of the facilities hereunder (the “Confidential Information Memorandum”)) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other factual information furnished by or on behalf of any such Persons in writing to the Administrative Agent, the Arrangers or any Lender after the Closing Date will be, true and accurate in all material respects on the date as of which such information is dated and, taken together, not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided; provided that, with respect to projections Holdings represents only that the projections contained in such materials are based on good faith estimates and assumptions believed by Holdings and the Borrowers to be reasonable and attainable at the time made (it being understood that projections are not to be viewed as facts and are subject to significant uncertainties and contingencies and that actual results may differ and such differences may be material). As of the Closing Date, there is no fact known to any Credit Party that could reasonably be expected to have a Material Adverse Effect or that would be material to an understanding of the financial condition, business, properties or prospects of any Credit Party that has not been expressly disclosed herein, in the other Credit Documents, in the Confidential Information Memoranda or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Credit Documents. The Credit Parties understand that all such statements, representations and warranties shall be deemed to have been relied upon by the Lenders as a material inducement to make each extension of credit hereunder.

5.19. Labor Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice. There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the knowledge of any Credit Party, threatened against Holdings or any of its Subsidiaries, before the National Labor Relations Board or any other Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the knowledge of any Credit Party after due inquiry, threatened against Holdings or any of its Subsidiaries, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the knowledge of any Credit Party, after due inquiry, threatened against Holdings or any of its Subsidiaries and (iii) to the best knowledge of any Credit Party after due inquiry, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the knowledge of any Credit Party, no union organizing activities are taking place, except such as could not, with respect to any matter specified in clause (i), (ii) or (iii) above, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Holdings and each of its Subsidiaries have paid to their respective employees all minimum and overtime wages required by law to be paid to their respective employees.

5.20. Solvency. Immediately before and after the consummation of the Transactions and each extension of credit hereunder (including the Tranche B Term Loans), the Credit Parties, taken as a whole, will be Solvent.

5.21. Use of Proceeds. The Borrowers will use the proceeds of the Tranche B Term Loans (i) to consummate the Refinancing and (ii) to pay fees and expenses incurred in connection with the entry into this Agreement and the other Credit Documents, the Refinancing and related transactions. The proceeds of all Revolving Credit Loans after the Closing Date will be used for Permitted Acquisitions, working capital and general corporate purposes.

5.22. Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

5.23. [Reserved].

5.24. [Reserved].

5.25. Capitalization. (a) As of the Closing Date, the authorized Capital Stock of Holdings consists of an unlimited number of Class A Common Units, an unlimited number of Class B Common Units, an unlimited number of Class C Common Units, an unlimited number of Class D Common Units, an unlimited number of Series A Preferred Units and up to 15,000,000 Series B Preferred Units. All such outstanding shares of common stock have been duly and validly issued, are fully paid and non-assessable and are free of preemptive rights. As of the Closing Date, Holdings has no outstanding securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

(b) An accurate organizational chart, showing the ownership structure of Holdings and its Subsidiaries on the Closing Date is set forth on Schedule 5.25(b) hereto.

5.26. Indebtedness. Schedule 5.26 hereto sets forth a true and complete list of all Indebtedness (other than Loans under this Agreement and the related Guarantees) of Holdings, the Borrowers and their respective Subsidiaries as of the Closing Date after giving effect to the Transactions that is to remain outstanding after giving effect to the incurrence of Loans on such date (excluding the Loans and the Letters of Credit, the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the relevant borrower and any other entity that directly or indirectly guaranteed such debt.

5.27. Anti-Terrorism Laws. (a) None of Holdings, any of its Subsidiaries or to their knowledge, any of their respective non-Controlled Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (“Executive Order No. 13224”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) None of Holdings, its Subsidiaries or to their knowledge, any of their respective non-Controlled Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or

(v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the United States Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

None of Holdings or any of its Subsidiaries or, to the knowledge of Holdings, any of their respective brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.28. Agreements with Affiliates. Except for agreements or arrangements with Affiliates wherein Holdings or one or more of its Subsidiaries provides services to such Affiliates for fair consideration or which are set forth on Schedule 8.12 hereto or which are otherwise in compliance with subsection 8.12, neither Holdings nor any of its Subsidiaries has (i) any written agreements or binding arrangements of any kind with any Affiliate or (ii) any management or consulting agreements of any kind with any Affiliate, other than those between Holdings and its Subsidiaries or referred to in this subsection 5.28.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions to Initial Loans and Letters of Credit. The obligation of each Lender to make its Loans, and the obligation of the Issuing Lender to issue any Letter of Credit, on the Closing Date are subject to the satisfaction, or waiver by such Lender, immediately prior to or concurrently with the making of such Loans or the issuance of such Letters of Credit, as the case may be, of each of the conditions in subsection 6.2 and the following conditions:

(a) Agreement; Notes. The Administrative Agent shall have received for each Lender a counterpart of this Agreement duly executed and delivered by an Officer of each Credit Party. The Administrative Agent shall have received (i) for the account of each Revolving Credit Lender requesting the same pursuant to subsection 4.16(e) a reasonable time prior to the Closing Date, a Revolving Credit Note of the Borrowers conforming to the requirements of this Agreement and executed by a duly authorized officer of each Borrower, (ii) for the account of each Tranche B Term Loan Lender requesting the same pursuant to subsection 4.16(e) a reasonable time prior to the Closing Date, a Tranche B Term Note, conforming to the requirements of this Agreement and executed by a duly authorized officer of each Borrower, and (iii) if requested by the Swing Line Lender a reasonable time prior to the Closing Date, for the account of the Swing Line Lender, a Swing Line Note, conforming to the requirements of this Agreement and executed by an officer of each Borrower.

(b) Refinancing. The Administrative Agent shall have received documentation reasonably satisfactory to the Administrative Agent in form and substance evidencing the repayment in full or irrevocable redemption (and deposit of necessary funds with the trustee, if applicable) the entire principal amount of each of the Existing Credit Agreement, the Coto Credit Agreement, the UK II Mezzanine Facility, the UK II Credit Facility, the Senior Discount Notes, the Senior Subordinated Notes and the Coto Preferred Stock and, in each case, the discharge of all associated obligations and, where applicable, associated liens.

(c) Capitalization; Capital Structure. (i) The Administrative Agent shall have received an Officer’s Certificate of Holdings, dated the Closing Date, stating that ABRY and its Controlled Investment Affiliates, collectively, indirectly beneficially own or control no less than a majority of the voting and economic interests in Holdings and have the right to designate no less than a majority of the members of the Board of Directors of each of Holdings and each Borrower, and that Holdings owns 100% of the outstanding Capital Stock of each Borrower.

(ii) The terms, conditions and documentation of the governing documents of Holdings and each of its Subsidiaries shall be in form and substance reasonably satisfactory to the Arrangers.

The making of Loans hereunder by the Lenders and the Administrative Agent shall be deemed to evidence the satisfaction of the Lenders and the Administrative Agent with such of the matters referenced and in clause (ii) of this paragraph (c) as shall have been disclosed and made available to the Arrangers prior to the Closing Date.

(d) Lien Searches; Lien Perfection. (i) The Administrative Agent shall have received the results of a search of UCC, tax and judgment filings, each of a recent date, made with respect to Holdings and its Subsidiaries in the jurisdictions set forth on Schedule 6. 1(d)(i) hereto, together with copies of financing statements disclosed by such searches, and such searches shall disclose no Liens on any assets encumbered by any Security Document except for Liens permitted hereunder or, if unpermitted Liens are disclosed, the Administrative Agent shall have received satisfactory evidence of the release of such Liens, (ii) the Administrative Agent shall have the results of intellectual property searches, and such searches shall disclose no Liens on any Intellectual Property owned by Holdings or any of its Subsidiaries and encumbered by any Security Document except for Liens permitted hereunder or, if unpermitted Liens are disclosed, the Administrative Agent shall have received satisfactory evidence of the release of such Liens and (iii) the Administrative Agent shall have received UCC financing statements in appropriate form for filing under the UCC, security agreements in appropriate form for filing with the United States Patent and Trademark Office and United States Copyright Office and such other documents as may be necessary or appropriate or, in the opinion of the Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents in the United States.

(e) Guarantee and Security Agreement Deliveries. The Administrative Agent shall have received (i) the Guarantees and the Security Agreement executed and delivered by the parties thereto, (ii) certificates representing (A) 100% of all issued and outstanding Capital Stock of each Domestic Subsidiary and (B) 100% of all issued and outstanding Capital Stock of each Foreign Subsidiary that is owned by a Credit Party (provided that the aggregate amount of voting Capital Stock of any Foreign Subsidiary that may be pledged by all Credit Parties under this sub-clause (B) shall not exceed 65% of the total outstanding voting Capital Stock of such Foreign Subsidiary), in each case including undated stock powers for each such certificate, executed in blank and delivered by a duly authorized officer of the applicable pledgor, (iii) all intercompany notes evidencing loans made by any Credit Party to any other Credit Party or any other Subsidiary, together with instruments of transfer or assignment executed in blank with respect thereto (including the notes evidencing the loans made on the Closing Date by Language Line to Language Line Services UK II Limited and Language Line Limited), and (iv) copies of each of the Security Documents, which shall have been executed and delivered by each of the proper parties thereto.

(f) Consents and Approvals. All material consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained, and all applicable waiting periods and appeal periods shall have expired, and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the making of Loans or the issuance of the Letters of Credit.

(g) Landlord Access Agreement. Except with respect to the Landlord Access Agreements described on Schedule 7.10, with respect to each Leased Property (x) located in the United States and (y) in which any Credit Party holds any interest, each Credit Party shall have used commercially reasonable efforts to deliver to the Administrative Agent (i) to the extent reasonably requested by the Administrative Agent, a landlord access agreement substantially in the form of Exhibit K hereto or Bailee Letter, with such changes as shall be reasonably acceptable to the Administrative Agent and (ii) to the extent requested by the Administrative Agent, copies of leases in which a Credit Party holds any interest.

(h) Legal Opinions. The Administrative Agent shall have received, dated the Closing Date and addressed to the Administrative Agent, the Arrangers and the Lenders, an opinion of Kirkland & Ellis LLP, New York, Delaware, California and Illinois counsel to the Credit Parties, in substantially the form of Exhibit L hereto.

(i) Closing Certificate. The Administrative Agent shall have received a closing certificate of each Credit Party dated the Closing Date, in substantially the form of Exhibit M hereto, with appropriate insertions and attachments, in form and substance reasonably satisfactory to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary (or other appropriate officers or representatives) of Holdings and its Subsidiaries, respectively.

(j) Solvency Certificate. The Administrative Agent shall have received an Officer’s Certificate of Holdings, in substantially the form of Exhibit N hereto, together with such other evidence reasonably requested by the Lenders, confirming the Solvency of Holdings and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

(k) Insurance. The Administrative Agent shall have received (i) a schedule describing all risk property insurance, business interruption insurance, comprehensive general liability insurance, workers’ compensation/employer’s liability insurance, automobile liability insurance and excess/umbrella liability insurance maintained by Holdings and its Subsidiaries pursuant to subsection 7.5 and (ii) except as described on Schedule 7.10, binders (or other customary evidence as to the obtaining and maintenance by Holdings of such insurance at the Closing Date) for each policy set forth on such schedule to the extent insuring against casualty and other customary risks and naming the Administrative Agent as an additional insured and/or loss payee.

(l) Control Agreements. Except with respect to the Control Agreements described on Schedule 7.10, the Administrative Agent shall have received a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent, duly authorized, executed and delivered by the parties thereto, with respect to each Deposit Account, Securities Account and Commodities Account maintained by any Credit Party and denoted on the perfection certificate delivered pursuant to subsection 6.1(m) as a Controlled Account (as defined in the Security Agreement).

(m) Perfection Certificate. The Administrative Agent shall have received a perfection certificate, substantially in the form of Exhibit O-1 hereto, duly authorized, executed and delivered by the Credit Parties and otherwise reasonably satisfactory to the Administrative Agent.

(n) Indebtedness. After giving effect to the Transactions, on the Closing Date, neither Holdings nor any of its Subsidiaries shall have any outstanding Indebtedness for borrowed money or preferred stock other than (x) Indebtedness under the Credit Documents, (y) Indebtedness that is the subject of an irrevocable notice of redemption (and deposit of necessary funds with the trustee, if applicable) in form and substance satisfactory to the Administrative Agent and (z) Indebtedness set forth on Schedule 5.26 hereto.

(o) Material Adverse Effect. Since December 31, 2008, there shall have been no change, event or development (whether or not covered by insurance) which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p) Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate of Holdings, dated the Closing Date, (i) to the effect set forth in subsections 6.2(a) and (b) and (ii) to the effect that all conditions precedent to the making of such initial Loans (except any such condition precedent the satisfaction of which is to be satisfactory to, or subjectively determined by, the Administrative Agent, the Arrangers or any Lender) have been satisfied.

(q) Corporate Documents. The Lenders shall have received (i) a copy of the articles or certificate of incorporation (or equivalent constituent document) of each Credit Party, certified as of a recent date by the Secretary of State of the state of organization of such Credit Party, together with certificates of such official attesting to the good standing of each such Credit Party; and (ii) an Officer’s Certificate of each Credit Party executed on its behalf by the Secretary or an Assistant Secretary of such Credit Party certifying (A) the names and true signatures of each officer of such Credit Party who has been authorized to execute and deliver any Credit Document or other document required hereunder to be executed and delivered by or on behalf of such Credit Party, (B) the by-laws (or equivalent constituent document) of such Credit Party as in effect on the date of such certification, (C) the resolutions of such Credit Party’s Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent constituent document) of such Credit Party from the certificate of incorporation (or equivalent constituent document) delivered pursuant to clause (i) above.

(r) Fees. The Agents shall have received all costs, fees, expenses (including the fees and expenses of Cahill Gordon & Reindel LLP) and other consideration presented for payment required to be paid on or before the Closing Date.

6.2. Conditions to All Loans and Letters of Credit. The obligation of (x) each Lender to make any Loan (other than any Revolving Credit Loan (i) the proceeds of which are to be used to repay Refunded Swing Line Loans or (ii) to be made as contemplated by subsections 3.8(b) and (c), which shall be made unless an event of the type described in paragraph (f) of Section 9 has occurred and is continuing) and (y) the Issuing Lender to issue any Letter of Credit, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a) Representations and Warranties. Each of the representations and warranties made in or pursuant to Section 5 or which are contained in any other Credit Document shall be true and correct in all material respects on and as of the date of such Loan or of the issuance of such Letter of Credit as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date), except, in each case, to the extent such representations and warranties are qualified as to materiality or a Material Adverse Effect, such representations and warranties shall be true and correct as if made on and as of such date or as of such earlier date, as applicable.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to such Loan to be made or such Letter of Credit to be issued on such Borrowing Date.

(c) Pro Forma Compliance. After giving effect to (x) the making of such Loan or the issuance of such Letter of Credit to be made on such Borrowing Date and (y) the incurrence of any other Indebtedness since the end of the most recent period for which financial statements were delivered or required to be delivered, Holdings shall be in compliance with subsection 8.9(A) for the most recent period for which financial statements were delivered or required to be delivered.

Each borrowing by the Borrowers hereunder and the issuance of each Letter of Credit by the Issuing Lender hereunder shall constitute a representation and warranty by Holdings and the Borrowers as of the date of such borrowing or issuance that the conditions in clauses (a) and (b) and of this subsection 6.2 have been satisfied.

6.3. Permitted Acquisitions. The obligation of the Lenders to make any Loan or otherwise extend any credit to the Borrowers, the proceeds of which will be used to make a Permitted Acquisition, is subject to the satisfaction of the conditions set forth in subsection 6.2 and to the further conditions precedent that:

(i) Line of Business Compliance. Immediately after giving effect to such Permitted Acquisition, the Credit Parties would be in compliance with subsection 8.14.

(ii) Satisfactory Environmental Reports. To the extent available, the Administrative Agent shall have received a Phase I environmental report with respect to any Permitted Acquisition the consideration for which is in excess of $10.0 million, the results of which shall be satisfactory to the Administrative Agent acting reasonably.

(iii) Receipt of Applicable Acquisition Documents. With respect to any Permitted Acquisition the consideration for which is in excess of $10.0 million, the Administrative Agent shall have received the acquisition agreement and all other documents and agreements related to such Permitted Acquisition (the “Applicable Acquisition Documents”), and such Permitted Acquisition shall be consummated in accordance with the terms of the Applicable Acquisition Documents and all Requirements of Law.

(iv) Financial Statements. Holdings shall have used its commercially reasonable efforts to deliver to the Administrative Agent and the Lenders at least 10 Business Days prior to the date of consummation of such Permitted Acquisition and shall have delivered in any event, prior to the date of consummation of such Permitted Acquisition, financial statements of the entity to be acquired (including but not limited to audited balance sheets and reports of certified public accountants to the extent available); financial projections and budgets; and any other information and documents relating to the entity to be acquired, in each case as may be reasonably requested by the Administrative Agent.

(v) Lien Searches. Holdings shall have delivered to the Administrative Agent, certified copies of lien search reports, tax lien, judgment lien and pending lawsuit searches or equivalent reports each of a recent date listing all effective financial statements or comparable documents that name the entity to be acquired or Subsidiary of the entity to be acquired as debtor and that are filed in those jurisdictions in which any property of each such Person is located and each such Person’s principal place of business is located, none of which encumber the Collateral covered by the Security Documents except for Permitted Liens. Holdings shall have provided evidence reasonably satisfactory to the Administrative Agent that all Liens applicable to the Capital Stock of the entity to be acquired and Liens (other than Permitted Liens) on the property of the entity to be acquired and of each Subsidiary of the entity to be acquired have been released and terminated.

(vi) Receipt of Security Interests. All Collateral to be acquired shall have been pledged pursuant to the Security Documents in accordance with subsection 7.9, and the Lenders shall have a perfected first priority security interest therein subject to no Liens, except for the Liens created by the Security Documents and Permitted Liens.

SECTION 7. AFFIRMATIVE COVENANTS

Holdings and the Borrowers hereby agree that, so long as any of the Commitments remain in effect, any Loan, Note or L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Administrative Agent) or any other amount is owing to any Lender or the Administrative Agent hereunder or under any of the other Credit Documents, Holdings and the Borrowers shall, and, in the case of the agreements contained in subsections 7.3 through 7.6, and 7.8 through 7.11, Holdings shall cause each of its Subsidiaries to:

7.1. Financial Statements. Furnish to the Administrative Agent (via Intralinks or any other method reasonably acceptable to the Administrative Agent (which the Administrative Agent shall deliver promptly to each Lender)):

(a) within forty-five (45) days after the last day of each of the first three (3) quarters of each fiscal year of Holdings (beginning with the fiscal quarter ending March 31, 2010), the balance sheets of Holdings on a consolidated basis with its Subsidiaries as at the end of such quarter and as of the end of the preceding fiscal year, and the related statements of operations and the related statements of cash flows of Holdings on a consolidated basis with its Subsidiaries for such quarter and for the elapsed portion of the year ended with the last day of such quarter, which shall set forth in comparative form such figures as at the end of and for such quarter and corresponding period of the prior fiscal year appropriate prior period and shall be certified in an Officer’s Certificate of Holdings (executed on its behalf by a Responsible Officer of Holdings) to have been prepared in accordance with GAAP (or, with respect to any financial statements of Language Line Services UK Limited or its direct or indirect Subsidiaries for any period ended prior to the Closing Date, UK GAAP) and to present fairly in all material respects the financial position of Holdings on a consolidated basis with its Subsidiaries as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end and audit adjustments (including notes to the applicable financial statements);

(b) within ninety (90) days after the end of each fiscal year of Holdings (beginning with the fiscal year ending December 31, 2009), the audited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of operations for such fiscal year and for the previous fiscal year, the related audited consolidated statements of cash flow and stockholders’ equity for such fiscal year and for the previous fiscal year, which shall be accompanied by an opinion of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, accompanied by a report thereon, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, or qualification which would affect the computation of financial covenants; and

(c) as soon as available, but in any event not later than 45 days after the beginning of each fiscal year of Holdings, a preliminary consolidated operating budget for Holdings and its Subsidiaries; and as soon as available, any material revision to or any final revision of any such preliminary annual operating budget or any such consolidated operating budget;

all such financial statements described in subsections 7.1(a) and (b) to be complete and correct in all material respects (subject, in the case of interim statements, to normal year end audit adjustments and the absence of footnotes) and to be prepared in reasonable detail and in accordance with GAAP (or, with respect to any financial statements of Language Line Services UK Limited or its direct or indirect Subsidiaries for any period ended prior to the Closing Date, UK GAAP).

7.2. Certificates; Other Information. Furnish to the Administrative Agent via Intralinks or any other method reasonably acceptable to the Administrative Agent and as applicable (which the Administrative Agent shall promptly deliver to each Lender):

(a) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), an Officer’s Certificate of Holdings in form and substance reasonably acceptable to the Administrative Agent stating that during such period:

(i) no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, Holdings and any other relevant Credit Party have complied with the requirements of subsection 7.9),

(ii) neither Holdings nor any of its Subsidiaries has changed its name or jurisdiction of organization without complying with the requirements of this Agreement and the Security Documents with respect thereto or otherwise stating that such information is included in the perfection certificate supplement delivered pursuant to subsection 7.2(h), and

(iii) Holdings and its Subsidiaries have observed or performed all of the covenants and other agreements, and satisfied every material condition, contained in this Agreement and the other Credit Documents to be observed, performed or satisfied by it, and that the officer executing such Officer’s Certificate on behalf of Holdings has obtained no knowledge of any Default or Event of Default, in each case, except as specified in such certificate, and showing in detail as of the end of the related accounting period the figures and calculations supporting such statement in respect of subsections 8.1(e),

8.1(g), 8.9, 8.11(d), the calculation of Cumulative Credit, solely with respect to the fourth quarter of any fiscal year, the calculation of Excess Cash Flow and any other calculations reasonably requested by the Administrative Agent with respect to the quantitative aspects of the other covenants contained herein;

(b) promptly upon receipt thereof, copies of all final reports submitted to Holdings or any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of Holdings or any of its Subsidiaries made by such accountants, and any final comment letter submitted by such accountants to management in connection with their annual audit;

(c) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available to the public generally by Holdings or any of its Subsidiaries, if any, and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the SEC or any Governmental Authority succeeding to any of its functions;

(d) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a management summary describing and analyzing the performance of Holdings and its Subsidiaries during the periods covered by such financial statements;

(e) within 45 days after the end of each fiscal quarter, a summary of all Asset Sales, Destructions and Takings made during such fiscal quarter, including the amount of all Net Proceeds from such Asset Sales, Destructions and Takings not previously applied to prepayments of the Loans pursuant to the proviso to subsection 4.5(b) and (c), accompanied by an Officer’s Certificate of Holdings executed on its behalf by an Officer of Holdings to the effect that Holdings and its Subsidiaries intend to apply the Net Proceeds from such Asset Sales, Destructions and Takings in accordance with clause (b) and (c) of the definition of Net Proceeds or Section 12.2;

(f) promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request;

(g) promptly, and in any event within three Business Days after an Officer of Holdings or either Borrower obtains knowledge thereof, notice of the occurrence of any event which constitutes a Default or Event of Default specifying the nature and extent thereof and what action the Borrowers proposes to take with respect thereto; and

(h) concurrently with the delivery of the Officer’s Certificate required pursuant to subsection 7.2(a), a perfection certificate supplement substantially in the form of Exhibit O-2 hereto or a statement in such Officer’s Certificate that there has been no change in the information included in the perfection certificate as most recently supplemented.

7.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations and liabilities of whatever nature, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings or any of its Subsidiaries, as the case may be, (b) for delinquent obligations which do not, in the aggregate, have a Material Adverse Effect, (c) for trade and other accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of Holdings or any of its Subsidiaries, as the case may be and (d) in the event any failure to discharge or otherwise satisfy any such obligation or liability results in the incurrence of a Lien against any of the collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions.

7.4. Conduct of Business and Maintenance of Existence. Except as otherwise permitted by subsections 8.4 and 8.5, preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all material rights, material privileges, franchises, copyrights, patents, trademarks and trade names necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, copyrights, patents, trademarks and trade names the loss of which would not, in the aggregate, have a Material Adverse Effect; and comply with all applicable Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect. This paragraph shall not be deemed to restrict Holdings or any of its Subsidiaries from abandoning or failing to pursue or enforce any Intellectual Property or registrations or applications therefor, which actions or inactions are taken in Holdings’ or its Subsidiary’s commercially reasonable discretion and would not, in the aggregate, have a Material Adverse Effect.

7.5. Maintenance of Property; Insurance. (a) Keep all Real Property, other material property and assets useful and necessary in its business in good working order and condition (ordinary wear and tear excepted).

(b) Subject to the other provisions of this subsection 7.5, maintain at its own expense with insurers that have an A.M. Best rating of A- or better insurance on all its property and assets in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks (including, but not limited to, physical hazard insurance on an “all risk” basis in an amount equal to the full replacement cost of the Collateral, general liability, public liability coverage insurance and, as an extension to the “all risk” insurance, business interruption insurance in an agreed amount equal to twelve (12) months projected loss of net profits, continuing expense (including debt service payments) and shall contain an agreed amount endorsement waiving any coinsurance penalty, cover the major suppliers and customers of Holdings and its Subsidiaries, include an amount of not less than $1,000,000 for extra expenses and service interruption and have a deductible not exceeding thirty (30) days, to the extent relating to the Collateral such other insurance against such risks as the Administrative Agent may from time to time reasonably require) as are usual for similarly situated companies engaged in similarly situated industries, and in form, with terms and conditions, limits and deductibles as shall be reasonably acceptable to the Administrative Agent.

(c) (A) Ensure that each insurance policy described in subsection 7.5(b) shall provide that (i) the Administrative Agent is permitted to pay any premium therefor within thirty (30) days after receipt of any notice stating that such premium has not been paid when due; (ii) subject to customary exceptions, all losses thereunder shall be payable notwithstanding any act or negligence of Holdings or any of its Subsidiaries or its agents or employees which otherwise might have resulted in a forfeiture of all or a part of such insurance payments; (iii) to the extent such insurance policy constitutes property insurance, a Credit Party is the named insured and the Administrative Agent and the Lenders shall be additional insureds, and all losses payable thereunder shall be payable to the Administrative Agent, as loss payee, pursuant to a standard non-contributory New York mortgagee endorsement and shall be in an amount at least sufficient to prevent coinsurance liability; (iv) with respect to liability insurance, the Administrative Agent and the Lenders shall be named as additional insureds; it shall be understood that any obligation imposed upon any Credit Party, including but not limited to the obligation to pay premiums, shall be the sole obligation of such Credit Party and not that of the Administrative Agent or the Lenders; (v) with respect to the property policies described in subsection 7.5(b) above, the interests of the Administrative Agent and the Lenders shall not be invalidated by any action or inaction of any Credit Party, or any other Person, and shall insure the Administrative Agent and the Lenders regardless of any breach or violation by such Credit Party, or any other Person, of any warranties, declarations or conditions of such policies; (vi) inasmuch as the liability policies described in subsection 7.5(b) above are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured; and (vii) such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of the Administrative Agent and the Lenders with respect to its interests as such in this transaction and (B) use commercially reasonable efforts to ensure that each insurance policy described in subsection 7.5(b) will provide that (i) the insurers thereunder shall waive all rights of subrogation against the Administrative Agent and the Lenders, any right of setoff or counterclaim and any other right to deduction, whether by attachment or otherwise and (ii) it may not be modified, reduced, cancelled or otherwise terminated without at least thirty (30) days prior written notice to the Administrative Agent.

(d) As soon as available prior to the expiration of any insurance policy or policies required by this subsection 7.5, deliver to the Administrative Agent such insurance policy or policies renewing or extending such expiring insurance policy or policies, renewal or extension insurance certificates or other reasonable evidence of renewal or extension providing that such insurance policy or policies are in full force and effect, in each case, as shall be reasonably satisfactory to the Administrative Agent.

(e) Not purchase separate insurance policies concurrent in form or contributing in the event of loss with the insurance policies described in subsection 7.5(b), unless the Administrative Agent is included thereon as an additional insured and, if applicable, with loss payable to the Administrative Agent under an endorsement containing the provisions described in subsection 7.5(c) and to promptly notify the Administrative Agent whenever any such separate insurance policy is obtained and promptly deliver to the Administrative Agent the insurance policy or insurance certificate evidencing such insurance, in each case as shall be reasonably satisfactory to the Administrative Agent.

(f) If there shall occur any Destruction involving any loss in excess of $5,000,000, promptly send to the Administrative Agent a notice setting forth the nature and extent of such Destruction; if there shall occur any Taking involving any loss in excess of $5,000,000, promptly notify the Administrative Agent upon receiving notice of such Taking or commencement of proceedings therefor. The Administrative Agent may participate in any proceedings or negotiations which might result in any Taking, and such Credit Party shall deliver or cause to be delivered to the Administrative Agent all instruments reasonably requested by it to permit such participation. The relevant Credit Party shall pay all reasonable fees, costs and expenses incurred by the Administrative Agent in connection with any Taking and in seeking and obtaining any award or payment on account thereof. The net insurance proceeds and net awards in respect of such Destruction or Taking are hereby assigned and shall be paid to the Administrative Agent. The relevant Credit Party shall take all steps reasonably necessary to notify the condemning authority of such assignment. All net insurance proceeds in respect of any Destruction and net awards in respect of any Taking, shall be applied in accordance with the provisions of subsections 4.5(c) and 12.2.

(g) In the event that the proceeds of any insurance claim are paid after the Administrative Agent has exercised its right to foreclose after an Event of Default, pay such proceeds to the Administrative Agent to satisfy any deficiency remaining after such foreclosure.

(h) In the event the Credit Parties fail to take out or maintain the full insurance coverage required by this subsection 7.5, the Administrative Agent, upon 30 days’ prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to the Borrowers of any such failure, may (but shall not be obligate to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced thereof by the Administrative Agent for such insurance shall become an additional obligation of the Borrowers to the Administrative Agent and the Lenders, and the Borrowers shall forthwith pay such amounts to the Administrative Agent, together with interest thereon payable at the Alternate Base Rate plus the Applicable Margin from the date so advanced.

(i) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrowers shall, or shall cause each Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(j) Notwithstanding anything to the contrary herein, no provision of this subsection 7.5 or any provision of this Agreement shall impose on the Administrative Agent and the Lenders any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Credit Parties, nor shall the Administrative Agent and the Lenders be responsible for any representations or warranties made by or on behalf of the Credit Parties to any insurance broker, company or underwriter.

7.6. Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of the Administrative Agent or any Lender upon reasonable notice (made through the Administrative Agent and no more frequently than annually unless a Default or Event of Default shall have occurred and be continuing) to visit and inspect any of its properties or assets and examine and make abstracts from any of its books and records (including without limitation insurance policies) at any reasonable time and upon reasonable notice, and to discuss the business, operations, assets and financial and other condition of Holdings and its Subsidiaries with officers and employees thereof and with their independent certified public accountants with prior reasonable notice to, and coordination with, the chief financial officer or the treasurer of Holdings.

7.7. Notices. Promptly give notice to the Administrative Agent (to be distributed by the Administrative Agent to the Lenders):

(a) of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of Holdings or any of its Subsidiaries which default or event of default has not been waived and would have a Material Adverse Effect, or (ii) litigation, investigation (of which Holdings or either Borrower is aware) or proceeding which may exist at any time between Holdings or any of its Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against Holdings or any of its Subsidiaries by Governmental Authority, which in any such case would have a Material Adverse Effect;

(b) of any litigation or proceeding against or insolvency of Holdings or any of its Subsidiaries (i) in which more than $5,000,000 of the amount claimed is not covered by insurance, (ii) in which injunctive or similar relief is sought which if obtained would have a Material Adverse Effect or (iii) the subject matter of which is any Intellectual Property of any Person, and that could reasonably be expected to have a Material Adverse Effect;

(c) promptly, upon the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action Holdings, its Subsidiaries or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto;

(d) upon request by the Administrative Agent, copies of any of the following that relate to a Pension Plan or Employee Benefit Plan sponsored by or a Multiemployer Plan contributed to by Holdings or a Borrower or, in the case of a Pension Plan or Employee Benefit Plan that is sponsored by or a Multiemployer Plan that is contributed to by an ERISA Entity (and not Holdings or a Borrower), copies of any of the following that are in the possession of Holdings and the Borrowers: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any ERISA Entity with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any ERISA Entity from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request;

(e) of any occurrence that Holdings or the Borrowers would be otherwise required to file on Form 8-K with the SEC (if Holdings or the Borrowers were subject to the filing requirements of the Exchange Act); and

(f) of a Material Adverse Effect known to Holdings or any of its Subsidiaries.

Each notice pursuant to this subsection 7.7 shall be accompanied by an Officer’s Certificate of each Borrower, executed on its behalf by a Responsible Officer of each Borrower setting forth in reasonable detail the occurrence referred to therein and (in the cases of clauses (a) through (c), (e) and (f)) stating what action (if any) the Borrowers propose to take with respect thereto. It is understood that, in an effort to comply with its covenants hereunder, the Borrowers may from time to time deliver notices of events

(including events of the types described above) to the Administrative Agent and/or the Lenders, and that the notification of any event or events shall not constitute an admission or determination by the Borrowers that the event or events covered by such notice have resulted or will result in a Material Adverse Effect.

7.8. Environmental Laws. (a) Except to the extent the failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect (i) comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; (ii) use commercially reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them; and (iii) comply in a timely manner with all orders and lawful directives regarding Environmental Laws issued to Holdings or any of its Subsidiaries by any Governmental Authority, other than such orders and lawful directives as to which an appeal or other challenge has been timely and properly taken in good faith and with respect to which reserves have been taken where necessary in accordance with GAAP.

(b) (i) Reasonably and prudently manage any liabilities or potential liabilities that any of the Credit Parties, any of their respective operations (including, without limitation, disposal of Hazardous Materials), and any properties owned or leased by any of them, may be subject to under all applicable Environmental Laws; and (ii) ensure that Holdings and its Subsidiaries undertake reasonable efforts to identify, and evaluate, issues of compliance with and liability under Environmental Laws prior to acquiring, directly or indirectly, any ownership or leasehold interest in real property, or other interest in any real property that could reasonably be expected to give rise to Holdings or any of its Subsidiaries being subjected to liability under any Environmental Law as a result of such acquisition.

(c) At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, each Credit Party will provide, at such Credit Party’s sole cost and expense, an environmental assessment report concerning any real property now or hereafter owned, leased or otherwise operated by such Credit Party or any of its respective Subsidiaries, prepared by an environmental consulting firm reasonably satisfactory to the Administrative Agent, regarding the presence or absence of Hazardous Materials on, at, under or emanating from such real property and indicating the potential cost of any investigative, removal, remedial or other response action in connection with such Hazardous Materials pursuant to Environmental Law; provided that such request may be properly made only if (i) there has occurred and is continuing an Event of Default or (ii) the Administrative Agent or any of the Required Lenders reasonably believes that the Credit Party or its operations is not in compliance with or otherwise has liability under Environmental Law with respect to such Real Property, or that there has been a release of Hazardous Materials at, on, under of from any such real property, and such noncompliance or release or related liabilities could reasonably be expected to form the basis of a claim pursuant to Environmental Law or to otherwise result in liability under Environmental Law, in each case which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (in such events as are listed in this subparagraph, the environmental assessment shall focus upon the noncompliance, release or other circumstances, as applicable). If any Credit Party fails to provide the same within 45 days after such proper request is made, the Administrative Agent may order the same, and such Credit Party shall grant and hereby grants to the Administrative Agent and the Required Lenders and their agents access to such real property and specifically grants the Administrative Agent and the Required Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to perform such an assessment, all at such Credit Party’s sole cost and expense; and

(d) Provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this subsection 7.8, to the extent such information is in the possession, custody or control of or is otherwise reasonably available to any Credit Party.

7.9. Additional Collateral and Guarantees. (a) Subject to subsection 7.9(d), with respect to any assets acquired after the Closing Date by any Credit Party that are intended to be subject to the Lien created by any of the Security Documents but which are not so subject (but, in any event, excluding any assets described in paragraph (b) of this subsection 7.9), promptly (and in any event within 75 days after the acquisition thereof): (x) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent shall deem reasonably necessary to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such properties or assets subject to no Liens other than Permitted Liens, and (y) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Each Credit Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents (including, without limitation, customary legal opinions) as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of Security Documents against such after-acquired properties or assets.

(b) With respect to any Person that is or becomes a wholly owned Subsidiary that has assets having either book value or fair market value in excess of $2,000,000, promptly (and in any event within 75 days after such Person becomes a Domestic Subsidiary or has such assets) (i) deliver to the Administrative Agent the certificates representing (A) 100% of all issued and outstanding Capital Stock of each Domestic Subsidiary and (B) 100% of all issued and outstanding Capital Stock of each Foreign Subsidiary that is owned by a Credit Party (provided that the aggregate amount of Capital Stock of any Foreign Subsidiary that may be pledged by all Credit Parties under this subclause (B) shall not exceed 65% of the total outstanding capital stock of such Foreign Subsidiary), in each case, together with undated stock powers executed and delivered in blank by a duly authorized officer of Holdings or such Subsidiary, as the case may be, and (ii) cause such Subsidiary (other than a Foreign Subsidiary) (x) to become a party to the Subsidiary Guarantee and the Security Agreement or such comparable documentation which is in form and substance reasonably satisfactory to the Administrative Agent, and (y) to take all actions reasonably necessary to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.

(c) If (A) at any time any two or more wholly-owned Domestic Subsidiaries in the aggregate not otherwise subject to subsection 7.9(b) have assets having either a book value or fair market value in excess of $10,000,000 or produce revenue in excess of 5% of total revenue of Holdings and the Subsidiaries, comply with subsection 7.9(b) within the time frames set forth in such subsection so that no two or more such Subsidiaries hold assets having either a book value or fair market value in excess of $10,000,000 or produce revenue in excess of 5% of total revenue of Holdings and the Subsidiaries or (B) any Subsidiary which is not a Guarantor guarantees any Indebtedness of Holdings or any of its Subsidiaries (other than a guarantee by a Foreign Subsidiary of another Foreign Subsidiary’s Indebtedness), comply immediately with subsection 7.9(b) regardless of whether such Subsidiary is a Foreign Subsidiary.

(d) With respect to each Fee Property acquired after the Closing Date by Holdings, the Borrowers or a Qualified Subsidiary, promptly grant to the Administrative Agent, within 75 days after such acquisition, security interests in and Mortgages on such Fee Property that, together with any improvements thereon, individually has a fair market value of at least $1,000,000, to the extent such Fee Property is not already subject to a mortgage in favor of a third party permitted to remain in place under subsection 8.2, as additional security for the Secured Obligations (as defined in the Mortgage). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens on Real Property subject only to Permitted Encumbrances and such other Liens reasonably acceptable to the Administrative Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. The Borrowers shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Fee Property (including, without limitation, a Title Policy, a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrowers and each Credit Party relating thereto), a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage) within 75 days of the written request of the Administrative Agent.

7.10. Post-Closing Collateral Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 7.10 hereto, in each case within the time limits specified on such schedule.

7.11. Compliance with Law. Conduct its business and affairs in compliance with all Laws applicable thereto except to the extent failure to do so would not, in the aggregate, have a Material Adverse Effect.

7.12. Security Interests; Further Assurances. Promptly, upon the reasonable request of Administrative Agent, at the Borrowers’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by Administrative Agent reasonably necessary for the continued validity, perfection and priority in the United States of the Liens on the Collateral covered thereby superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to other Liens except as permitted by the Security Documents, or obtain any consents, including, without limitation, landlord or similar lien waivers and consents, as may be necessary or appropriate in connection therewith. The Credit Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after the establishment of any Incremental Term Loan or Incremental Term Loan Commitments deliver or cause to be delivered to Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to Administrative Agent as Administrative Agent shall reasonably deem necessary to perfect or maintain in the United States the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by Administrative Agent or the Lenders of any power, right, privilege or remedy pursuant to any Credit Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that Administrative Agent or the Lenders may be so required to obtain. If Administrative Agent or the Required Lenders determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of any Credit Party constituting Collateral, the Borrowers shall provide to Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are in form and substance reasonably satisfactory to Administrative Agent.

7.13. Required Interest Rate Agreements. Within 90 days after the Closing Date, enter into Interest Rate Agreements designed to protect the Borrowers against fluctuations in interest rates such that at least 50% of the aggregate principal amount of the Term Loans incurred on the Closing Date is subject to a fixed rate of interest for a period of at least 24 months from the Closing Date on terms and with counterparties reasonably satisfactory to the Administrative Agent.

7.14. Anti-Terrorism Law. None of Holdings or any of its Subsidiaries shall directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in subsection 5.27 above, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Holdings and its Subsidiaries shall deliver to the Lenders any certification or other evidence requested from time to time by the Administrative Agent in its reasonable discretion, confirming the Loan Parties’ compliance with this subsection 7.14).

7.15. Embargoed Person. At all times throughout the term of the Loans, (a) none of the funds or assets of Holdings and its Subsidiaries that are used to repay the Loans shall, to the knowledge of any Credit Party, constitute property of, or shall be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC, and/or to the knowledge of any Credit Party, as of the date thereof, based upon reasonable inquiry by such Credit Party, on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in Holdings or any of its Subsidiaries (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders (collectively, “Executive Orders”), and (b) no Embargoed Person shall, to the knowledge of any Credit Party, have any direct interest, as of the Closing Date, based upon reasonable inquiry by any Credit Party, indirect interest, of any nature whatsoever in the Credit Parties, with the result that the investment in the Credit Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

7.16. Anti-Money Laundering. At all times throughout the term of the Loans, to the knowledge of any Credit Party, as of the Closing Date, based upon reasonable inquiry by such Credit Party, none of the funds of Holdings or any of its Subsidiaries that are used to repay the Loans shall be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

7.17. Payment of Taxes. Each of Holdings and its Subsidiaries shall timely file all material tax returns required by any Governmental Authority and timely pay and discharge all Taxes imposed on it or on its income or profits or on any of its Property (except for any such Taxes (or tax returns with respect to such Taxes) (a) the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP and (b) which individually and in the aggregate are not reasonably expected to have a Material Adverse Effect).

7.18. Payment of Wages. Holdings shall and shall cause each of its Subsidiaries to at all times comply, in all material respects, with the material requirements of the Fair Labor Standards Act, as amended, including, without limitation, the provisions thereof relating to the payment of minimum and overtime wages as the same may become due from time to time.

7.19. Maintenance of Ratings. Holdings shall use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of Holdings, and a rating of the Facilities by each of S&P and Moody’s.

SECTION 8. NEGATIVE COVENANTS

Holdings and the Borrowers hereby agree that they shall not, and Holdings shall not permit any of the Qualified Subsidiaries (except where Non-Qualified Subsidiaries are expressly restricted or “Subsidiaries” are referenced) to, directly or indirectly, so long as any of the Commitments remain in effect or any Loan, Note or L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Administrative Agent) or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Credit Document (it being understood that each of the permitted exceptions to each of the covenants in this Section 8 is in addition to, and not overlapping with, any other of such permitted exceptions except to the extent expressly provided):

8.1. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Indebtedness outstanding on the Closing Date and disclosed in Schedule 5.26 hereto, and the Refinancing Indebtedness in respect thereof on terms and conditions taken as a whole no less favorable to Holdings, the Borrowers and the Qualified Subsidiaries or the Lenders than the Indebtedness being Refinanced;

(b) Indebtedness under the Credit Documents;

(c) Contingent Obligations permitted by subsection 8.3;

(d) Indebtedness secured by Permitted Liens not otherwise permitted under this subsection 8.1;

(e) other unsecured Indebtedness of Holdings, the Borrowers and the Qualified Subsidiaries and the Refinancing Indebtedness in respect thereof on terms and conditions taken as a whole no less favorable to Holdings, the Borrowers and the Qualified Subsidiaries or the Lenders than the Indebtedness being Refinanced, in each case so long as no Default has occurred and is continuing or would result therefrom and, immediately after giving pro forma effect to such incurrence and the application of the proceeds thereof, the Total Leverage Ratio is less than 3.50:1.00;

(f) Indebtedness of Holdings, the Borrowers and the Qualified Subsidiaries in respect of Financing Leases and Purchase Money Indebtedness of Holdings, the Borrowers and the Qualified Subsidiaries to finance the purchase of fixed or capital assets in an amount which shall not exceed the purchase price of the assets purchased in an aggregate amount not to exceed $5,000,000 at any one time outstanding and to the extent subsection 8.9 would not be contravened;

(g) Indebtedness (i) incurred in connection with an Acquisition; (ii) of a Person assumed in connection with an Acquisition of such Person (or Indebtedness of such person existing at the time such Person was acquired) so long as such Indebtedness was not incurred in anticipation of, or in connection with, such Acquisition, or (iii) to any one or more Persons selling the entity or assets acquired in an Acquisition (including seller earnouts), and the Refinancing Indebtedness in respect thereof on terms and conditions taken as a whole no less favorable to Holdings, the Borrowers and the Qualified Subsidiaries or the Lenders than the Indebtedness being Refinanced, in each case so long as no Default has occurred and is continuing or would result therefrom and, immediately after giving pro forma effect to such incurrence and the application of the proceeds thereof, the Total Leverage Ratio is less than 3.50:1.00;

(h) Indebtedness under Hedge Agreements permitted by subsection 8.8;

(i) Indebtedness of (i) any Credit Party to any other Credit Party; (ii) any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party; (iii) any Credit Party to any Subsidiary that is not a Credit Party; and (iv) any Subsidiary that is not a Credit Party to any Credit Party; provided, however, Indebtedness incurred pursuant to clause (iii) shall not exceed $5,000,000 in the aggregate at any time outstanding; provided, further, that any Indebtedness incurred pursuant to clause (i) or (iii) shall be evidenced by an intercompany note and pledged by such Credit Party as Collateral pursuant to the Security Documents; provided, further that to the extent a Credit Party is an obligor of any Indebtedness incurred pursuant to this subsection (i), such Indebtedness shall be Subordinated Indebtedness of such Credit Party;

(j) Indebtedness in connection with surety bonds, letters of credit and performance bonds obtained in the ordinary course of business in connection with workers’ compensation obligations of Holdings, the Borrowers and the Qualified Subsidiaries;

(k) Indebtedness of Holdings, the Borrowers and the Qualified Subsidiaries in an amount not to exceed $10,000,000 at any time outstanding; and

(l) cash management obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts;

provided if any Subsidiary (other than the Borrowers) would be required to comply with subsection 7.9(b) immediately after giving effect to the incurrence of any such Indebtedness and the application of the resulting proceeds, such Subsidiary (other than the Borrowers) shall deliver to the Administrative Agent all intercompany notes owing from such Subsidiary (other than the Borrowers) to any Credit Party within 10 days of the transaction giving rise to such requirement.

8.2. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether owned now or hereafter acquired, except:

(a) any Lien in favor of the Administrative Agent or any Lender (or any Person party to a Hedge Agreement with either Borrower who was a Lender or an Affiliate of a Lender at the date of entering into such Hedge Agreement with such Borrower) given to secure the Obligations (including in respect of a Hedge Agreement);

(b) Liens in existence on the Closing Date and disclosed on Schedule 8.2(b) hereto; provided that no such Lien shall extend to or cover other assets or property of Holdings, the Borrowers or any Qualified Subsidiary other than the respective assets or property encumbered by such Lien on the Closing Date;

(c) (i) Liens on Real Property or other property for taxes, assessments, governmental charges or levies not yet delinquent or which are being contested in good faith and by appropriate proceedings and (ii) Liens for taxes, assessments, judgments, governmental charges or levies or claims if (A) adequate reserves with respect thereto are maintained on the books of Holdings, the relevant Borrower or the relevant Qualified Subsidiary, as the case may be, in accordance with GAAP, (B) in the case of any such charge which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (C) all such Liens, individually and in the aggregate, are not reasonably expected to have a Material Adverse Effect;

(d) Liens of carriers, warehousemen, landlords, mechanics, vendors (solely to the extent arising by operation of law), laborers and materialmen incurred in the ordinary course of business for sums not yet due or, if due, being diligently contested in good faith and by appropriate proceedings if (i) adequate reserves with respect thereto are maintained on the books of Holdings, the relevant Borrower or the relevant Qualified Subsidiary, as the case may be, in accordance with GAAP and (ii) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(e) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance, social security obligations, assessments or government charges which are not overdue for more than sixty (60) days or, if overdue for more than sixty (60) days, are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(f) restrictions on the transfer of assets of Holdings or its Subsidiaries imposed by the Communications Act and any regulations thereunder;

(g) easements, covenants, conditions, rights-of-way, zoning, building code or other land use restrictions, licenses, reservations or restrictions on use, minor defects or irregularities in title and other similar encumbrances on the use of real property which do not, individually or in the aggregate, materially impair the use or occupancy of the affected property in the ordinary conduct of the business;

(h) Liens reflected by UCC financing statements filed in respect of Financing Leases permitted pursuant to subsection 8.1 and operating leases of Holdings, the Borrowers or any Qualified Subsidiary;

(i) pledges or deposits to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids, tenders, leases, trade contracts, government contracts or similar obligations, in each case for amounts not yet delinquent or, to the extent such amounts are so delinquent, such amounts are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted if (i) adequate reserves with respect thereto are maintained on the books of Holdings or the relevant Subsidiary, as the case may be, in accordance with GAAP and (ii) in the case of any such pledge or deposit against any of the Collateral, (A) such pledge or deposit and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (B) to the extent such pledges or deposits are not imposed by law, such pledge or deposit shall in no event encumber any Collateral other than cash and Cash Equivalents;

(j) judgment Liens which do not result in an Event of Default under subsection 9(h);

(k) Liens in connection with escrow deposits made in connection with Acquisitions permitted hereunder, in each case for amounts not yet delinquent or, to the extent such amounts are so delinquent, such amounts are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted if (i) adequate reserves with respect thereto are maintained on the books of Holdings or the relevant Subsidiary, as the case may be, in accordance with GAAP and (ii) in the case of any such Lien against any of the Collateral, (A) such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (B) to the extent such Liens are not imposed by law, such Lien shall in no event encumber any Collateral other than cash and Cash Equivalents;

(l) Liens in respect of Purchase Money Indebtedness; provided that no such Lien incurred in connection with such Indebtedness shall extend to or cover other property of Holdings or such Subsidiary other than the respective property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property;

(m) Liens on a Person or assets acquired in a Permitted Acquisition which were existing on the date of such a Permitted Acquisition and not created in anticipation of such Acquisition; provided, however, that (1) such Liens do not extend beyond the assets of the Person or assets acquired and (2) any Indebtedness secured by such Liens is permitted by subsection 8.1(g);

(n) Permitted Encumbrances;

(o) Liens on documents of title and the property covered thereby securing Indebtedness in respect of the Commercial L/Cs or other commercial letters of credit;

(p) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which Holdings, the Borrowers or any Qualified Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any Real Property;

(q) leases or subleases or licenses or sublicenses with respect to the assets or properties of Holdings, the Borrowers or any Qualified Subsidiary, in each case, entered into in the ordinary course of Holdings’, the Borrowers’ or such Qualified Subsidiary’s business so long as such leases or subleases affecting Mortgaged Property (i) are subordinate in all respects to the Liens granted and evidenced by the Security Documents and, in the case of any lease or sublease entered into after the Closing Date affecting any Mortgaged Property, such lease or sublease shall also be entered into in compliance with the provisions of the applicable Mortgage and (ii) do not, individually or in the aggregate, (A) interfere in any material respect with the ordinary conduct of the business of Holdings, the Borrowers or any Qualified Subsidiary or (B) materially impair the use (for its intended purposes) or the value of the assets or property subject thereto;

(r) banker’s liens and rights of set-off relating to deposit accounts whether arising by contract or operation of law;

(s) interests of a licensor under a license agreement; and

(t) other Liens securing obligations in an aggregate amount not to exceed $10,000,000 at any time outstanding;

provided that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral (as defined in the Security Agreement), other than Liens granted pursuant to the Security Documents.

8.3. Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation, except:

(a) the Guarantees;

(b) other guarantees by Holdings, the Borrowers or any Qualified Subsidiary in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(c) guarantees by any Credit Party of obligations of (x) any other Credit Party and (y) any Subsidiary that is not a Credit Party in an aggregate principal amount not to exceed $5,000,000 (plus the sum of any Dividend Payments or amounts distributed by such Subsidiary to any Credit Party), minus the sum of (A) the amount owed by such Subsidiary in the aggregate to any Credit Party then outstanding pursuant to subsection 8.1(i) and (B) the amount of investments made in such Subsidiaries pursuant to subsection 8.6(b); provided that, in each case, if the primary obligation being guaranteed is subordinated to the Loans or the Guarantees, such guarantees are subordinated to the Loans or the Guarantees on substantially the same basis as such primary obligation is subordinated;

(d) Contingent Obligations relating to any Indebtedness permitted under subsection 8.1(a);

(e) guarantees of obligations to third parties in connection with relocation of employees of Holdings, the Borrowers or any Qualified Subsidiary, in an amount which, together with all loans and advances made pursuant to subsection 8.6(l), shall not exceed $2,000,000 at any time outstanding;

(f) Contingent Obligations in connection with workers’ compensation obligations, and in connection with performance, surety and appeal bonds, leases, trade contracts, government contracts, and similar obligations incurred in the ordinary course of business, of Holdings, the Borrowers and the Qualified Subsidiaries;

(g) Hedge Agreements permitted by subsection 8.8; and

(h) endorsements of negotiable instruments for collection in the ordinary course of business.

8.4. Fundamental Changes. Enter into any merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the type permitted by subsection 8.14, except:

(a) for the transactions otherwise permitted pursuant to paragraph (a) or (g) of subsection 8.5 or pursuant to subsection 8.6;

(b) any Subsidiary may be merged with and into Holdings, the Borrowers or a Qualified Subsidiary;

(c) any Subsidiary of Holdings with a net book value not greater than $100,000 may be dissolved; and

(d) (i) Holdings may change its form of corporate organization in connection with an initial public offering of the Capital Stock of Holdings through a merger, consolidation or amalgamation with a shell corporation incorporated in the State of Delaware and created by Holdings solely in connection with such initial public offering of the Capital Stock of Holdings, and (ii) any of Language Line Holdings II, Inc. or a newly formed holding company that is organized in a state of the United States may become the consolidated parent company of the Credit Parties (other than Language Line Holdings LLC) (such parent company or Language Line Holdings II, Inc., the “IPO Company”) in connection with an underwritten initial public offering of the Capital Stock of the IPO Company (the “IPO”), in each case so long as (A) the IPO Company is or becomes a Guarantor and complies with the requirements of subsection 7.12, (B) any assets of Language Line Holdings LLC (other than the Capital Stock of the IPO Company, proceeds of the

IPO and proceeds of a sale by Language Line Holdings LLC of the Capital Stock of the IPO Company pursuant to subsection 8.5(j)) are contributed to a Credit Party and (C) the Collateral is not reduced or impaired in any material respect; provided that the loss of the pledge of the Capital Stock of the IPO Company shall not be deemed to be a material impairment of the Collateral. In order to accomplish the restructuring described in clause (ii) of the preceding sentence and to facilitate the IPO, (w) Language Line Holdings LLC may contribute the Capital Stock and assets of Language Line Services UK Limited to the IPO Company, (x) Language Line Holdings LLC may be dissolved following the contribution of its assets (other than the Capital Stock of the IPO Company, proceeds of the IPO and proceeds of a sale by Language Line Holdings LLC of the Capital Stock of the IPO Company pursuant to subsection 8.5(j)) to one or more Credit Parties, (y) the IPO Company or Language Line Holdings LLC may distribute the shares of the IPO Company to the holders of its Capital Stock, and (z) the IPO Company may merge, consolidate or amalgamate with Language Line Holdings LLC;

provided that in connection with the foregoing, the appropriate Credit Parties shall take all actions necessary or reasonably requested by the Administrative Agent to maintain the perfection or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Administrative Agent pursuant to the Security Documents in the United States and otherwise comply with the provisions of subsection 7.9 to the extent applicable.

8.5. Sale of Assets. Convey, sell, lease (other than a lease or a sublease of Real Property), assign, transfer or otherwise dispose of (including through a transaction of merger or consolidation of any Subsidiary) any of its property, business or assets (including, without limitation, other payments and receivables but excluding leasehold interests), whether owned on the Closing Date or thereafter acquired, except:

(a) Holdings may transfer assets of Holdings to the Borrowers or any Subsidiary Guarantor, and the Subsidiaries may transfer assets to Holdings, the Borrowers or to any Subsidiary Guarantor (including the transfer of any or all of the Capital Stock of any Subsidiary to Holdings, the Borrowers or any Subsidiary Guarantor) so long as such assets (i) remain in the United States;

(b) any Taking or Destruction affecting any property or assets subject, however, to the proviso set forth in clause (c) of the definition of Net Proceeds;

(c) Subsidiaries may (x) be dissolved in accordance with subsection 8.4 and (y) pay dividends in accordance with subsection 8.11;

(d) Investments permitted by subsection 8.6;

(e) licenses or sublicenses by Holdings or any of its Subsidiaries of software, Intellectual Property and general intangible and leases, licenses or subleases of other property in the ordinary course of business and which do not materially interfere with the business of Holdings or any of its Subsidiaries;

(f) any disposition or dispositions (in an aggregate amount not to exceed $2,000,000 during the term of this Agreement) in connection with a Sale and Leaseback Transaction;

(g) any Asset Sale for which the aggregate amount of Net Proceeds do not exceed $2,000,000 in any transaction or series of related transactions from and after the Closing Date;

(h) the sale or other disposition of any property or assets that, in the reasonable judgment of Holdings or the Borrowers has become uneconomic, obsolete or worn out, and which is sold or disposed of in the ordinary course of business or the trade in of equipment for equipment in better condition or of better quality; provided that, to the extent such properties or assets constituted Collateral, the net proceeds thereof shall be reinvested in properties or assets owned (or to be owned) by Holdings, the Borrowers or the Qualified Subsidiaries having a fair market value at least equal to the amount of such net proceeds and any property or assets purchased with such net proceeds shall be mortgaged or pledged, as the case may be, to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, in accordance with subsection 7.9;

(i) the sale or other disposition of any Intellectual Property that the cost of maintaining is determined by Holdings or any of its Subsidiaries in its reasonable business judgment to be excessive in relation to the value to Holdings and its Subsidiaries to be afforded thereby; and

(j) the sale by Holdings of the Capital Stock of the IPO Company in an IPO;

provided that all sales, transfers, leases and other dispositions permitted hereby shall be made for fair value and for at least 75% cash consideration in the case of sales, transfers, leases and other dispositions permitted by clauses (f) (including for purposes of this calculation as cash consideration the amount of any liabilities (other than subordinated liabilities) assumed from Holdings or any of its Subsidiaries by a purchaser or other transferee), (g) and (h) (other than in the case of any trade-ins).

8.6. Investments. Make any Investment in (including any acquisition of all or substantially all of the assets, and any acquisition of a business or a product line, of other companies), any Person (except to the extent permitted by subsection 8.3), except:

(a) Cash or Cash Equivalents;

(b) Investments by Holdings, the Borrowers and the Subsidiary Guarantors in Capital Stock in their respective Subsidiaries that exist immediately prior to any applicable transaction; provided that (i) any such Capital Stock held by a Credit Party shall be pledged to the extent required hereunder and (ii) the aggregate amount of investments by Credit Parties in, and loans and advances by Credit Parties to and guarantees by Credit Parties of Indebtedness of, Subsidiaries that are not Credit Parties made after the Closing Date shall not exceed $15,000,000 at any time outstanding;

(c) loans, advances or Indebtedness permitted by subsection 8.1(c);

(d) loans or extensions of credit in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding;

(e) intercompany loans and advances permitted pursuant to subsection 8.1(i);

(f) Investments existing as of Closing Date, including Investments in Subsidiaries, and set forth on Schedule 8.6 hereto;

(g) Investments made in order to consummate Acquisitions; provided, however, that (i) no Default or Event of Default exists before or after giving effect to the Acquisition, (ii) Holdings shall have delivered to the Administrative Agent revised financial projections for Holdings and its Subsidiaries on a consolidated basis giving pro forma effect to the Acquisition, (iii) on a Pro Forma Basis, after giving effect to such Acquisition(s), Holdings would be in compliance with subsection 8.9(A) as evidenced in an Officers’ Certificate delivered to the Administrative Agent at least 10 days (or such shorter period as the Administrative Agent may agree) prior to the consummation of such Acquisition, accompanied by supporting schedules and data in reasonable detail, (iv) immediately after giving effect to such Acquisition, the Credit Parties would be in compliance with subsection 8.14, (v) the acquired entity and its Subsidiaries (other than immaterial subsidiaries) shall become Guarantors and all acquired Collateral shall be pledged pursuant to the Security Documents, in each case in accordance with subsection 7.9 hereof, and the Lenders shall have a perfected first priority security interest therein subject to no Liens, except for the Liens created by the Security Documents and Liens permitted under the Security Documents for such Collateral, and (vi) such Acquisition shall be effected through Holdings, the Borrowers or a Subsidiary Guarantor and the Person acquired shall be merged with or into Holdings, a Borrower or a Subsidiary Guarantor or shall be at the time of consummation thereof a Domestic Subsidiary; provided, however, that the Credit Parties may acquire Foreign Subsidiaries which shall not become Subsidiary Guarantors hereunder so long as consideration for such Acquisitions shall not exceeding $60,000,000 in the aggregate during the term of this Agreement (any Acquisition in compliance with this subsection 8.6(g), a “Permitted Acquisition”);

(h) Holdings and its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that nothing in this clause (e) shall prevent Holdings or any of its Subsidiaries from offering such concessionary trade terms, or from receiving such investments, in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances;

(i) other Investments by Holdings, the Borrowers or any Qualified Subsidiary not exceeding in the aggregate outstanding at any time (without giving effect to any write downs or write offs thereof, but net of any cash returns of capital, cash dividends and cash distributions received by Holdings, the Borrowers or any Qualified Subsidiary in respect thereof) $10,000,000; provided, however, that at the time of making any such Investments no Default shall exist or would arise therefrom;

(j) Holdings or any of its Subsidiaries may make any Investment; provided that (i) subsection 8.14 would not be contravened thereby and (ii) such Investment is funded solely by the issuance of Capital Stock or from the proceeds of a substantially contemporaneous issuance of Capital Stock which has not been used pursuant to subsection 8.6(b)(ii);

(k) Holdings or any of its Subsidiaries may make Investments in an aggregate amount equal to the Cumulative Credit on such date as specified in a written notice of an Officer of Holdings calculating in reasonable detail the amount of Cumulative Credit immediately prior to such application and the amount thereof to be so applied; provided, that, (1) after giving effect to such Investment, Holdings and its Subsidiaries shall be in compliance with subsection 8.9(A) and (2) no Default or Event of Default exists and is continuing at the time of such Investment;

(l) Holdings or any of its Subsidiaries may make travel and entertainment advances and relocation and other loans to officers and employees of Holdings or any of its Subsidiaries; provided that the aggregate principal amount of all such loans and advances outstanding at any one time, together with the guarantees of such loans and advances made pursuant to subsection 8.3(e), shall not exceed $2,000,000 at any one time outstanding;

(m) Investments constituting non-cash proceeds of dispositions of assets permitted by subsection 8.5; and

(n) Investments constituting deposit arrangements permitted by subsection 8.2.

If any Subsidiary would be required to comply with subsection 7.9(b) immediately after giving effect to any investment permitted by subsection 8.6(b), such Subsidiary shall comply with the requirements of such subsection within 10 days of the transaction giving rise to such requirement.

8.7. [Reserved].

8.8. Hedge Agreements. Enter into, create, incur, assume or suffer to exist any Hedge Agreements or obligations in respect thereof except in the ordinary course of business for non-speculative purposes or pursuant to subsection 7.13.

8.9. Financial Covenants.

(A) Total Leverage Ratio. As of the last day of each Fiscal Quarter ending within the periods set forth below, permit the Total Leverage Ratio to be greater than the ratio set forth below opposite such period:

Period	Ratio
December 31, 2009 to September 30, 2010	4.25:1.00
October 1, 2010 to March 31, 2011	3.75:1.00
April 1, 2011 to September 30, 2011	3.50:1.00
October 1, 2011 to March 31, 2012	3.25:1.00
April 1, 2012 to September 30, 2012	3.00:1.00
October 1, 2012 and thereafter	2.75:1.00

(B) Consolidated Fixed Charge Coverage Ratio. As of the last day of each Fiscal Quarter, permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.50:1.00.

8.10. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Qualified Subsidiary to (a) make Dividend Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, Holdings, the Borrowers or any other Subsidiary, (b) make loans or advances to, or other Investments in, Holdings, the Borrowers or any other Subsidiary or (c) transfer any of its assets to Holdings, the Borrowers or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Credit Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) restrictions existing and as in effect on the Closing Date, (iv) pursuant to any Hedge Agreements permitted hereunder, (v) pursuant to any Indebtedness in existence on the date hereof and any refinancing thereof permitted hereunder, (vi) applicable law, (vii) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Closing Date in accordance with the provisions of this Agreement, (viii) under any documents relating to joint ventures of Borrowers to the extent that such joint ventures are not prohibited hereunder, (ix) any agreement in effect at the time a Person first became a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary, (x) customary provisions in leases restricting assignability or subleasing, (xi) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (xii) licenses or contracts which by the terms of such licenses and contracts prohibit the granting of Liens on the rights contained therein.

8.11. Dividends. Declare, make or pay any Dividend Payments on any shares of any class of Capital Stock, either directly or indirectly, except that:

(a) the Borrowers and the Qualified Subsidiaries may pay Dividend Payments pro rata to the holders of their Capital Stock (giving effect to relative preferences and priorities);

(b) Holdings, the Borrowers and the Qualified Subsidiaries may pay or make Dividend Payments or distributions to any holder of its Capital Stock in the form of additional shares of Capital Stock of the same class and type;

(c) the repurchase by any Credit Party of shares of Capital Stock of any Credit Party owned by former, present or future employees of such Credit Party or their assigns, estates and heirs; provided that the aggregate amount of repurchases made by the Credit Parties pursuant to this paragraph (c) shall not in the aggregate exceed (i) $1,000,000 in any fiscal year or (ii) $5,000,000 during the term of this Agreement, plus any amounts received by the Credit Parties as a result of resales of such repurchased shares of Capital Stock;

(d) so long as no Default or Event of Default exists and is continuing at the time of any such Dividend Payment, Holdings may make Dividend Payments or repurchase Capital Stock of Holdings in an aggregate amount not to exceed $12,500,000 in any fiscal quarter; provided that so long as no Default has occurred and is continuing or would result therefrom and, immediately after giving pro forma effect to such Dividend Payments or repurchases, the Total Leverage Ratio is less than 3.00:1.00;

(e) Holdings may make Dividend Payments in an aggregate amount equal to the Cumulative Credit on such date as specified in a written notice of an Officer of Holdings calculating in reasonable detail the amount of Cumulative Credit immediately prior to such application and the amount thereof to be so applied; provided that (1) after giving effect to such Dividend Payment, Holdings and its Subsidiaries shall be in compliance with subsection 8.9(A) and (2) no Default or Event of Default exists and is continuing at the time of such Dividend Payments;

(f) Coto Holdings LLC may make a payment on the Closing Date to the holder of the Coto Preferred Stock in order to redeem all amounts outstanding on the Closing Date under the Coto Preferred Stock;

(g) Language Line Holdings II, Inc. may make payments in respect of the Citi Loan in accordance with the terms thereof;

(h) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings or any direct or indirect parent of Holdings;

(i) Holdings may make any Permitted Tax Distribution; and

(j) Holdings may make Dividend Payments in connection with the dissolution of Holdings pursuant to subsection 8.4(d) or distributions permitted under clause (y) of the second sentence of subsection 8.4(d).

Notwithstanding the foregoing, the making of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as applicable, will not be prohibited if, at the date of declaration or notice such payment or redemption would have complied with the provisions of this Agreement.

8.12. Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except for transactions which are otherwise permitted under this Agreement and which are upon fair and reasonable terms no less favorable to Holdings, the Borrowers or such Qualified Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate; provided that nothing in this subsection 8.12 shall prohibit Holdings, the Borrowers or any Qualified Subsidiary from engaging in the following transactions:

(a) transactions between or among Credit Parties;

(b) the performance of Holdings’ or any Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement on the Closing Date or hereafter entered into in the ordinary course of business;

(c) the payment of fees, compensation and other benefits to, and customary indemnity and reimbursement provided on behalf of, employees, officers, directors or consultants of Holdings, the Borrowers or any other Subsidiary in the ordinary course of business;

(d) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business;

(e) transactions permitted by subsection 8.11;

(f) transactions existing on the Closing Date and included on Schedule 8.12 hereto on the terms in effect on the Closing Date or pursuant to any amendment modification or replacement thereof not disadvantageous to the Lenders in any material respect; and

(g) the payment or reimbursement of all reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of any counsel) incurred by ABRY or its Affiliates in connection with (i) the Transaction; (ii) any amendments, modifications or waivers of the provisions of the Credit Documents (whether or not the transactions contemplated hereby or thereby shall be consummated or any such amendment, modification or waiver becomes effective) or (iii) their investment in Holdings and participation in the management and affairs of the Credit Parties not to exceed $2,000,000 per year in the aggregate.

8.13. Changes in Fiscal Year. Permit the fiscal year of Holdings and the Borrowers to end on a day other than on December 31 in any calendar year.

8.14. Lines of Business. Engage in any business, or cause or permit any Subsidiary (including any Non-Qualified Subsidiary and any Subsidiary acquired subsequent to the Closing Date) to engage in any business, except for the business of providing interpretation services (or which are related, ancillary or complementary thereto or are reasonable extensions thereof) or any activities then customarily undertaken by providers of interpretation services; provided that Holdings and its Subsidiaries, taken as a whole, shall at all times be principally engaged in the business of providing over-the-phone interpretation services and/or face-to-face interpretation services; and provided further that the activities of Holdings shall be limited to (i) the ownership of the Capital Stock of Language Line Holdings II, Inc., (ii) the ownership of the Capital Stock of Language Line Services UK Limited, (iii) the ownership of any Subsidiary formed in accordance with the terms of this Agreement after the Closing Date, (iv) performance of its obligations under the Credit Documents, (v) customary corporate activities of a public holding company, including issuance of Capital Stock (other than redeemable preferred Capital Stock described in clause (g) of the definition of “Indebtedness”, unless it is issued in compliance with subsection 8.1), (vi) any activities otherwise permitted under this Agreement and (vii) actions required by law.

8.15. Prepayments and Amendments of Certain Debt.

(a) Optionally prepay, retire, redeem, purchase, defease or exchange, or make or arrange for any mandatory prepayment, retirement, redemption, purchase or defeasance of any outstanding unsecured Indebtedness described in clauses (a) and (g) of the definition of Indebtedness of Holdings and its Subsidiaries (other than (1) any refinancing of Indebtedness permitted by this Agreement or not prohibited by any provision of this Agreement (other than this subsection 8.15), (2) the Obligations, (3) the Refinancing in accordance with the terms of this Agreement, and (4) the conversion or exchange of Indebtedness for or into Capital Stock), except in an aggregate amount equal to the Cumulative Credit on such date as specified in a written notice of an Officer of Holdings calculating in reasonable detail the amount of Cumulative Credit immediately prior to such application and the amount thereof to be so applied; provided that (1) after giving effect to such payment, Holdings and its Subsidiaries shall be in compliance with subsection 8.9(A) and (2) no Default or Event of Default exists and is continuing at the time of such payment, or

(b) waive, amend, supplement or modify any of the provisions with respect to any Indebtedness of Holdings, the Borrowers or any Qualified Subsidiary without the prior consent of the Administrative Agent, to the extent that any such waiver, amendment, supplement, modification, termination or release would be materially adverse to Holdings, the Borrowers or any Qualified Subsidiary or the Lenders.

8.16. Negative Pledges. Except with respect to prohibitions against other encumbrances on specific property encumbered to secure payment of particular Indebtedness permitted hereunder or prohibitions in license agreements under which Holdings, the Borrowers or any Qualified Subsidiary is the licensee, enter into any agreement prohibiting the creation or assumption of any Lien upon its properties or assets, whether owned on the Closing Date or hereafter acquired, except pursuant to (a) the Credit Documents, (b) any other agreement that does not restrict in any manner (directly of indirectly) Liens created pursuant to the Credit Documents on property or assets of Holdings, the Borrowers or any Qualified Subsidiary (whether owned now or hereafter acquired) securing the Loans or any Interest Rate Agreement and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of Holdings, the Borrowers or any Qualified Subsidiary to secure the Loans or any Interest Rate Agreement, (c) any industrial revenue or development bonds, acquisition agreement or operating leases of real property and equipment entered into in the ordinary course of business, (d) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (e) restrictions existing and as in effect on the Closing Date, (f) any Hedge Agreements permitted hereunder, (g) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Closing Date in accordance with the provisions of this Agreement, (h) any documents relating to joint ventures of Borrowers to the extent that such joint ventures are not prohibited hereunder, (i) any agreement in effect at the time a Person first became a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary, (j) customary provisions in leases restricting assignability or subleasing, and (k) licenses or contracts which by the terms of such licenses and contracts prohibit the granting of Liens on the rights contained therein. Notwithstanding any of the foregoing, Indebtedness incurred by a Non-Qualified Subsidiary may contain a provision that no Lien on the assets of such Non-Qualified Subsidiary may exist unless such Indebtedness is equally and ratably secured with any other Indebtedness secured by such assets.

8.17. Sales and Leasebacks. Except as provided in subsection 8.5(f), enter into any arrangement with any Person providing for the leasing by Holdings, the Borrowers or any Qualified Subsidiary of real or personal property that has been or is to be sold or transferred by Holdings or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Holdings or such Subsidiary.

SECTION 9. EVENTS OF DEFAULT

Upon the occurrence and during the continuance of any of the following events:

(a) Holdings or either Borrower shall fail to (i) pay any principal of any Loan or Note when due in accordance with the terms hereof or thereof or to reimburse the Issuing Lender in accordance with subsection 3.8 or (ii) pay any interest on any Loan or Note or any other amount payable under any Credit Document within three Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by any Credit Party in any Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Holdings or either Borrower shall default in the observance or performance of any agreement contained in subsection 7.2(g), 7.6(a), 7.9, 7.10 or Section 8 of this Agreement; or

(d) Any Credit Party shall default in the observance or performance of any other agreement contained in any Credit Document and such default shall continue unremedied for a period of 30 days after receipt by Holdings or either Borrower of written notice of such default from the Administrative Agent or any Lender; or

(e) With respect to any Indebtedness, Interest Rate Agreement or Contingent Obligation which aggregate in excess of $5,000,000 (other than the Loans and L/C Obligations) (A) Holdings or any of its Subsidiaries shall (i) default in any payment of principal of or interest on or other amounts in respect of any Indebtedness (other than the Loans, the L/C Obligations and any intercompany debt) or Interest Rate Agreement or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness, Interest Rate Agreement or Contingent Obligation was created; or (ii) default (after giving effect to any applicable grace period) in the observance or performance of any other agreement or condition relating to any such Indebtedness, Interest Rate Agreement or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness, the party or parties to such Interest Rate Agreements or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (determined without regard to whether any notice or lapse of time is required), such Indebtedness to become due prior to its stated maturity, such Interest Rate Agreement to be terminated, or such Contingent Obligation to become payable, (B) any such Indebtedness, Interest Rate Agreement or Contingent Obligation shall be declared due and payable, or required to be prepaid other than by regularly scheduled required repayment prior to the stated maturity thereof, or (C) any such Indebtedness, Interest Rate Agreement or Contingent Obligation shall mature and remain unpaid; or

(f) (i) Holdings, the Borrowers or any of the Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrowers or any of the Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrowers or any of the Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which results in the entry of an order for relief or any such adjudication or appointment which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iii) there shall be commenced against Holdings, the Borrowers or any of the Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrowers or any of the Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) Holdings or any Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) An ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against Holdings, the Borrowers or any of the Material Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $15,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or

(i) (x) Any Credit Document shall cease, for any reason, to be in full force and effect or Holdings or any of its Subsidiaries shall so assert in writing, or (y) any Security Document shall cease to give the Administrative Agent for the benefit of the Secured Parties the rights, powers and privilege purported to be created thereby or cease to be effective to grant a perfected Lien on any material Collateral described in such Security Document with the priority purported to be created thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file UCC financings statements or continuation statements or other equivalent filings, in each case subject to such exceptions as may be permitted therein or herein; or

(j) There shall have occurred a Change of Control; or

(k) Any non-monetary judgment, order or decree is entered against Holdings or any Subsidiary which does or would reasonably be likely to have a Material Adverse Effect, and there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

then, and in any such event, (x) if such event is an Event of Default specified in paragraph (f) above with respect to Holdings or either Borrower, automatically (i) the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (ii) all obligations of the Borrowers in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Lender’s obligations to issue the Letters of Credit shall immediately terminate and (y) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Commitments and the Issuing Lender’s obligations to issue the Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligations shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Borrowers, (a) declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (b) declare all or a portion of the obligations of the Borrowers in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Borrowers discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Section 9 on account of undrawn Letters of Credit shall be made by the Borrowers directly to a cash collateral account established by the Administrative Agent for such purpose for application to the Borrowers’ reimbursement obligations under subsection 3.8 as drafts are presented under the Letters of Credit, (x) with the balance, if any, to be applied to the Borrowers’ obligations under this Agreement and the Notes as the Administrative Agent shall determine with the approval of the Required Lenders and (y) after all Letters of Credit have terminated in accordance with their terms (or been fully drawn upon), and after all obligations under this Agreement and the Notes have been paid in full (other than ongoing indemnity obligations where no demand for payment has been made), any excess amounts on deposit shall be returned to the Borrowers. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10. THE AGENTS AND THE ISSUING LENDER

10.1. Appointment. Each Lender hereby irrevocably designates and appoints Bank of America, N.A. as the Administrative Agent under this Agreement and each of the other Credit Documents and irrevocably authorizes Bank of America, N.A., as Administrative Agent for such Lender, to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against any Agent.

10.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in subsection 10.3.

10.3. Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, no Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the applicable Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that no Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may such Agent to liability or that is contrary to any Credit Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in subsection 11.1 and Section 9 or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrowers, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4. Reliance by Agents. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, entries maintained in the Register, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Required Lenders (unless a higher percentage of Lenders is expressly required), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

10.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received written notice from an Agent, a Lender or the Borrowers or any other Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent nor any officers, directors, employees, agents, attorneys-in-fact or Affiliates thereof has made any representations or warranties to it and that no act by any Agent taken after the Closing Date, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Holdings and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Credit Parties which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7. Indemnification. The Lenders agree to indemnify the Agents in their capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their respective Commitments (or, to the extent such Commitments have been terminated, according to the respective outstanding principal amounts of the Loans and the L/C Obligations and the respective obligations, whether as Issuing Lender or a Participating Lender, under the Letter of Credit), from and against any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Lender which may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, claims, damages, liabilities and related expenses including the reasonable fees, charges and disbursements resulting solely from such Agent’s gross negligence or willful misconduct. The agreements in this subsection 10.7 shall survive the repayment of the Loans and all other amounts payable hereunder.

10.8. Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent hereunder. With respect to Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers, duties and liabilities under the Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include such Agent in its individual capacity.

10.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under the Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall, so long as no Event of Default has occurred and is continuing, be approved by the Borrowers, which shall not unreasonably withhold or delay its approval, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. If no successor agent has accepted appointment as the applicable Administrative Agent by the date which is 30 days following the retiring Administrative Agent’s notice of registration, the retiring Administrative Agent’s registration shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Credit Documents.

10.10. Issuing Lender as Issuer of Letters of Credit. Each Revolving Credit Lender hereby acknowledges that the provisions of this Section 10 shall apply to the Issuing Lender, in its capacity as issuer of the Letters of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent, except that obligations to indemnify the Issuing Lender shall be ratable among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments and/or Incremental Revolving Commitments (or, if the Revolving Credit Commitments and Incremental

Revolving Commitments have been terminated, the outstanding principal amount of their respective Revolving Credit Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit).

10.11. Other Agents. Each Lender hereby acknowledges that none of the Syndication Agent, the Arrangers or any other Lender designated as “Agent” hereunder, herein or under any Credit Document has any liability hereunder other than its capacity as a Lender. Each party hereto agrees that each Agent not a signatory hereto shall be a third party beneficiary of the rights herein set forth applicable to such Agent.

10.12. Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender or Issuing Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender or Issuing Lender for any reason (including, without limitation, because the appropriate form was not delivered or was not properly executed, or because such Lender or Issuing Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender or Issuing Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting or expanding the obligation of the Borrowers to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties, additions to tax or interest thereto, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Lender by the Administrative Agent shall be conclusive absent manifest error.

Each Lender or Issuing Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this subsection 10.12. The agreements in this subsection 10.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an Issuing Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or Issuing Lender.

SECTION 11. MISCELLANEOUS

11.1. Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, no Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection 11.1. With the written consent of the Required Lenders, the Administrative Agent (acting at the request of the Required Lenders) and the applicable Credit Parties or their Subsidiaries may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to any Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or its Subsidiaries thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; provided that:

(a) no such waiver and no such amendment, supplement or modification shall release all or substantially all of the Collateral or release any Guarantor from its obligations under its Guarantee in any such case without the written consent of all Lenders; provided that, notwithstanding the foregoing, this paragraph (a) shall not be applicable to and no consent shall be required for (x) releases of Collateral in connection with any dispositions permitted by subsection 8.5, or (y) release of any Guarantor in connection with the sale or other disposition of a Guarantor (or all or substantially all of its assets) permitted by this Agreement;

(b) (i) no such waiver and no such amendment, supplement or modification shall reduce the amount of or extend the date of any scheduled amortization payment of any Term Loan or forgive the principal amount or extend the final scheduled date of maturity of any Loan or Note (it being understood that subsection 4.5 does not provide for a final scheduled date of maturity of any Loan or Note), or extend the stated expiration date of any Letter of Credit beyond the Revolving Credit Termination Date as then in effect, or reduce the stated rate of any interest, fee or letter of credit commission payable hereunder (except in connection with the waiver of applicability of any post-default increase in interests, fees or letter of credit commission) or extend the scheduled date of any payment of any interest, fee or commitment commission, or increase the amount of the Commitments except as a result of an Incremental Term Loan pursuant to this Agreement (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of mandatory reductions in the Commitments shall not constitute an increase in the Commitments of any Lender), or modify subsection 11.7(a) or subsection 12.3, in each case without the written consent of each Lender whose obligations, Revolving Credit Commitments and/or Incremental Revolving Commitments, as the case may be, are being directly modified thereby and (ii) all of the Lenders under the Revolving Credit Facility may extend the Revolving Credit Termination Date (it being understood that the consent of no other Lender or Agent need be obtained);

(c) no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of this subsection 11.1 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Loans and the Commitments on the Closing Date) or reduce any percentage specified in the definition of Required Lenders (it being understood that, with the written consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Revolving Credit Commitments are included in the Closing Date), or consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement and the other Credit Documents, in each case without the written consent of all Lenders;

(d) no such waiver and no such amendment, supplement or modification shall change the allocation of payments between the Term Loan Facilities pursuant to subsection 4.7 without the written consent of the Majority Facility Lenders in respect of each Term Loan Facility adversely affected thereby;

(e) no such waiver and no such amendment, supplement or modification shall reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility (it being understood that, with the written consent of the relevant Majority Facility Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of such Majority Facility Lenders on substantially the same basis as the extensions of the relevant Loans and Revolving Credit Commitments are included in the Closing Date);

(f) no such waiver and no such amendment, supplement or modification affecting the then Administrative Agent or Issuing Lender shall amend, modify or waive any provision of Section 10 without the written consent of such Administrative Agent or Issuing Lender, as the case may be;

(g) without the consent of any other Agent or of any Lender, the Credit Parties and the Administrative Agent may, in their respective sole discretion, or shall, to the extent required by any Credit Document, enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional Property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any Property or so that the security interests therein comply with applicable law;

(h) with respect to any Incremental Facility, the related Incremental Loan Amendment, and any waiver, consent or other amendment to any term or provision of this Agreement necessary or advisable to effectuate any Incremental Facility or any provision thereof in accordance with the terms of, or the intent of, this Agreement, shall be effective when executed by the Borrowers, the Administrative Agent and each Incremental Term Lender making the related Incremental Term Commitment or Incremental Revolving Lender making the related Incremental Revolving Commitment, as the case may be; and

(i) no such amendment, modification, supplement or waiver of any condition precedent in subsection 6.2 to any Loan or issuance of a Letter of Credit may be made without the written consent of the Majority Facility Lenders with respect to the Revolving Credit Facility;

provided, further, that notwithstanding anything to the contrary in this Agreement, any such waiver and any such amendment, supplement or modification described in this subsection 11.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party and its Subsidiaries, the Lenders, the Administrative Agent and the Issuing Lender and all future holders of the Notes and the Loans. Any extension of a Letter of Credit by the Issuing Lender shall be treated hereunder as a new Letter of Credit. In the case of any waiver, the Credit Parties, the Lenders, the Administrative Agent and Issuing Lender shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of the Required Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this subsection 11.1 being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent has agreed in writing, at the Borrowers’ request, the Administrative Agent or an Eligible Assignee reasonably acceptable to the Administrative Agent shall have the right, subject to compliance with subsection 11.6, to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Commitments and Loans of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance.

11.2. Notices. All notices, requests and demands to or upon the parties hereto to be effective shall be in writing (including by telecopy, if one is listed), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, addressed as follows in the case of the Borrowers or any other Credit Party, the Administrative Agent and the Arrangers, and as set forth in Schedule I hereto in the case of any Lender, or to such other address as may be notified in writing after the Closing Date by the respective parties hereto and any future Lenders:

Holdings and the Borrowers:	Language Line, LLC
Coto Acquisition LLC
Language Line Holdings LLC
One Lower Ragsdale Drive
Building 2 Suite 400
Monterey, CA 93940
Attention Chief Executive Officer
Telecopy: (800) 752-0093
Telephone: (877) 886-3885

Copy to:

ABRY Partners, LLC
111 Huntington Avenue
30th Floor
Boston, Massachusetts 02199
Attention: Peggy Koenig
Telecopy: (617) 859-2959
Telephone: (617) 859-8797

with a copy of notices (that will not constitute notice to Holdings or the Borrowers) to:	Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Fax: 212-446-4900
Attn: John L. Kuehn, Esq.
Ashley S. Gregory, Esq.

Borrowing Notices and Swing Line Requests:	Bank of America, N.A.
Mail Code: TX1-492-14-04
Bank of America Plaza
901 Main St.
Dallas, TX 75202-3714
Attention: Maria T. Bulin
Phone: (214) 209-3098
Fax: (214) 290-9411

Issuing Lender Notices and Requests:	Bank of America, N.A.
Trade Finance Service Center
Mail Code: CA9-705-07-05
1000 West Temple St.
Los Angeles, CA 90012-1514
Attention: Manuel Banuelos
Phone: (213) 481-7837
Fax: (213) 457-8841

Financial Information and other Lender Notices and Documentation:	Bank of America, N.A.
Mail Code: TX1-492-14-11
Bank of America Plaza
901 Main St.
Dallas, TX 75202
Attention: Antonikia (Toni) L. Thomas
Phone: (214) 209-1569
Fax: (877) 206-8432

with a copy of notices to the Administrative Agent, Swing Line Lender or Issuing Lender (that will not constitute notice to the Administrative Agent, Swing Line Lender or Issuing Lender) to:	Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
Attn: James J. Clark, Esq.
Ann Makich, Esq.
Fax: (212) 269-5420

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsections 3.4, 3.5, 4.1, 4.2, 4.3 and 4.4 shall not be effective until received and; provided, further, that the failure to provide the copies of notices to the Borrowers provided for in this subsection 11.2 shall not result in any liability to the Administrative Agent.

11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4. Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Letters of Credit and the Notes and the making of the extensions of credit hereunder.

11.5. Payment of Expenses and Taxes; Indemnification. (a) The Borrowers agree to pay (i) all reasonable out-of-pocket expenses incurred by each of the Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Credit Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated or any such amendment, modification or waiver becomes effective), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Agents, the Issuing Lender or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Agents, the Issuing Lender or any Lender, in connection with the enforcement or protection of their rights in connection with the Credit Documents, including their rights under this subsection 11.5, or in connection with the Loans made, or Letters of Credit issued or drawn hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Credit Parties agree to indemnify the Agents, the Issuing Lender and each Lender, and each of their Affiliates, officers, directors, employees, agents, trustees, advisors and controlled parties of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel (and environmental consultants or professionals) for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Credit Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Credit Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on, at, under or from any Mortgaged Property or any other property currently or formerly owned, leased or otherwise operated by Holdings or any of its Subsidiaries, or any liability under Environmental Laws related in any way to Holdings or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence, breach of this Agreement or other Credit Documents or willful misconduct of such Indemnitee, or (v) any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes (other than withholding taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents.

(c) To the extent that a Credit Party fails to pay any amount required to be paid by them to an Agent or the Issuing Lender under paragraph (a) or (b) of this subsection 11.5, each Lender severally agrees to pay to such Agent or each Revolving Credit Lender agrees to pay the Issuing Lender, as the case may be, such Lender’s or Revolving Credit Lender’s, as the case may be, pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or the Issuing Lender in its capacity as such. For purposes hereof, a Lender’s or Revolving Credit Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate amount of the total Loans and Revolving Credit Commitments or Revolving Credit Loans and Revolving Credit Commitments, as the case may be, at the time.

(d) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this subsection 11.5 shall be payable promptly after written demand therefor.

(f) The Credit Parties shall indemnify the Administrative Agent, the Lenders and each Issuer for, and hold the Administrative Agent, the Lenders and the Issuing Lender harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Lenders and the Issuing Lender for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of Holdings or any Subsidiary in connection with the transactions contemplated by this Agreement.

(g) The Credit Parties agree that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this subsection 11.5) or any other Credit Document shall (i) survive payment in full of the Obligations, (ii) survive the release of all or any portion of the Collateral and (iii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Credit Document.

11.6. Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Lenders, each Agent, all future holders of the Notes and the Loans, and their respective successors and assigns, except that the Borrowers may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender may, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any participating interest in the Letters of Credit of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents. The Borrowers agree that if amounts outstanding under this Agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note; provided that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in subsection 11.7. The Borrowers also agrees that each Participant shall be entitled to the benefits of subsections 3.10, 4.14 and 4.15 with respect to its participation in the Letters of Credit and in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except in the case of subsection 4.14, where the entitlement to greater payments results from a Change in Law after such Participant became a Participant. Each Lender agrees that the participation agreement pursuant to which any Participant acquires its participating interest (or any other document) may afford voting rights to such Participant, or any right to instruct such Lender with respect to voting hereunder, only with respect to matters requiring the consent of either all of the Lenders hereunder or all of the Lenders holding the relevant Term Loans or Revolving Credit Commitments and/or Incremental Revolving Commitments subject to such participation. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans or other Obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c) Subject to paragraph (g) of this subsection 11.6, any Lender may at any time and from time to time, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law,

(i) assign all or any part of its rights and obligations under this Agreement relating to the Term Loans and the Term Notes to any Lender or any Affiliate or Approved Fund of any Lender pursuant to an Assignment and Acceptance executed by such Assignee and such assigning Lender, and delivered to the Administrative Agent (for its acceptance and recording in the Register (as defined below));

(ii) assign, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), all or any part of its rights and obligations under this Agreement relating to the Revolving Credit Loans, the Revolving Credit Commitment and/or any Incremental Revolving Commitments and the Revolving Credit Notes to any Lender or any Affiliate thereof pursuant to an Assignment and Acceptance executed by such Assignee and such assigning Lender and the Administrative Agent, and delivered to the Administrative Agent for its acceptance and recording in the Register; and

(iii) assign to one or more Eligible Assignees or Affiliated Debt Funds all or any part of its rights and obligations under this Agreement and the Notes pursuant to an Assignment and Acceptance executed by such Assignee and such assigning Lender (and, in the case of (A) an Eligible Assignee that is not then a Lender or an Affiliate or Approved Fund of a Lender, by the Borrowers (so long as no Default or Event of Default shall have occurred and be continuing) (such approval not to be unreasonably withheld or delayed) and the Administrative Agent and (B) any Affiliated Debt Fund, by the Administrative Agent) (such approval not to be unreasonably withheld or delayed), and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, no Term Loan may be assigned to a Affiliated Debt Fund pursuant to this subsection 11.6(c) if, after giving effect to such assignment, Affiliated Debt Funds in the aggregate would own in excess of 10% of all Term Loans then outstanding.

Each sale pursuant to clause (iii) of this subsection 11.6(c) shall be in a principal amount of at least $1,000,000 (treating multiple, contemporaneous assignments by or to Approved Funds or Affiliates of a single Lender as a single assignment for such purpose) (or such lesser amounts as the Administrative Agent and the Borrowers may determine) unless the assigning Lender is transferring all of its rights and obligations. In the event of a sale of less than all of such rights and obligations, such Lender after any such sale shall retain Commitments and/or Loans and/or L/C Participating Interests aggregating at least $1,000,000 (or in such lesser amount as the Administrative Agent and the Borrowers may determine). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent of the interest transferred, as reflected in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsection 4.14 and the indemnification provisions set forth in subsection 11.5). For the purposes of this paragraph (c) and for the avoidance of doubt, the contemporaneous sale of any obligations under this Agreement and the Notes to an Eligible Assignee and one or more of its Approved Funds shall constitute a single sale and the principal amount thereof shall be aggregated.

(d) The Administrative Agent, which for purposes of this subsection 11.6(d) only shall be deemed to be the agent of the Borrowers, shall maintain at the address of the Administrative Agent referred to in subsection 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Credit Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrowers or the Arrangers and any Lender (as to such Lender’s position only) at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and by the Borrowers and the Administrative Agent to the extent required by paragraph (c) of this subsection 11.6), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (the “Assignment Fee”) if the Assignee is not a Lender, Approved Fund or Affiliate of such Lender prior to the execution of such Assignment and Acceptance and $1,000 otherwise (in each case (i) treating multiple, contemporaneous assignments by or to Approved Funds or Affiliates of a single Lender as a single assignment for such purpose and (ii) such fees may be waived in the sole discretion of the Administrative Agent), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the relevant Lenders and the Borrowers (and no such assignment shall become effective unless and until so recorded); provided that, in the case of contemporaneous assignments by a Lender to more than one fund managed by the same investment advisor or an Affiliate of such investment advisor (which funds are not then Lenders hereunder), only a single Assignment Fee shall be payable for all such contemporaneous assignments; provided further that if the parties to such assignment electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system designated by the Administrative Agent (which shall initially be Clearpar, LLC) the Assignment Fee shall be $500. On or prior to such effective date, the Borrowers at their own expense, shall execute and deliver to the Administrative Agent (in exchange for any or all of the Term Notes or Revolving Credit Notes of the assigning Lender, if any (or if any Note is lost, an affidavit of such loss and indemnity satisfactory to the Borrowers)) new Term Notes or Revolving Credit Notes, as the case may be, to the order of such Assignee (if requested) in an amount equal to the Revolving Credit Commitment and/or Incremental Revolving Commitment or the Term Loans, as the case may be, assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment or any Term Loans hereunder, new Term Notes or Revolving Credit Notes, as the case may be, to the order of the assigning Lender in an amount equal to the Commitment or such Term Loans, as the case may be, retained by it hereunder (if requested). Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.

(f) Each Agent and the Lenders agree that they will use reasonable efforts to protect the confidentiality of any confidential information concerning Holdings and its Subsidiaries and Affiliates. Each Credit Party authorizes each Lender to disclose (i) to its employees, officers, Affiliates and advisors, who shall be bound by the confidentiality provisions hereof, (ii) to any regulatory authority as required by law or to any quasi-regulatory authority (including the National Association of Insurance Commissioners), (iii) in connection with any enforcement or other legal action, (iv) to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning Holdings and its Subsidiaries which has been delivered to such Lender by or on behalf of any Credit Party pursuant to this Agreement or which has been delivered to such Lender by or on behalf of any Credit Party in connection with such Lender’s credit evaluation of Holdings and its Subsidiaries prior to becoming a party to this Agreement; provided that each Lender shall cause its respective prospective and actual Transferees to agree in writing to protect the confidentiality of any confidential information concerning each Credit Party and its Subsidiaries and Affiliates, (v) as has become generally available to the public, (vi) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such party or to the Board of Governors of the Federal Reserve System or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, and (vii) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation or regulatory proceeding; provided, however, that each Credit Party acknowledges that the Administrative Agent has disclosed and may continue to disclose such information as the Administrative Agent in its sole discretion determines is appropriate to the Lenders from time to time.

(g) If, pursuant to this subsection 11.6, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the terms of this Agreement, including subsection 4.14(d).

(h) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection 11.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (the “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that the Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of an Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this subsection 11.6(i), any SPV may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to in writing by the Borrowers and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis, subject to and in accordance with subsection 11.6(f), any information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This section may not be amended without the written consent of any adversely affected SPV.

(j) Notwithstanding anything in subsection 11.1 or the definitions of “Required Lenders” or “Majority Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders or Majority Facility Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Credit Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, all Term Loans held by Affiliated Debt Funds shall be deemed not to be outstanding for all purposes of calculating whether the Required Lenders or Majority Facility Lenders, as the case may be, have taken any actions; provided that any Affiliated Debt Fund shall have the right to approve any amendment, modification, waiver or consent of the type described in subsection 11.1 (a), (b), (c) or (e) of this Agreement to the extent that such Affiliated Debt Fund is directly and adversely affected thereby; provided further that any Affiliated Debt Fund that holds Term Loans shall receive any fee paid to consenting Lenders in connection with any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom pursuant to subsection 11.1.

Additionally, the Credit Parties and each Affiliated Debt Fund (solely in its capacity as a Lender under this Agreement) hereby agree that if a case under Title 11 of the United States Code is commenced against any Credit Party, such Credit Party shall seek (and each Affiliated Debt Fund (solely in its capacity as a Lender under this Agreement) shall consent) to provide that the vote of any Affiliated Debt Fund (solely in its capacity as a Lender under this Agreement) with respect to any plan of reorganization of such Credit Party shall not be counted. Each Affiliated Debt Fund (solely in its capacity as a Lender under this Agreement) hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Debt Fund’s attorney-in-fact, with full authority in the place and stead of such Affiliated Debt Fund and in the name of such Affiliated Debt Fund, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.

11.7. Adjustments; Set-off. (a) If any relevant Lender (a “benefited Lender”) shall at any time receive any payment of all or part of any of its Loans or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 9(f), or otherwise) in a greater proportion than any such payment to and collateral received by any other relevant Lender (other than in accordance with any provision hereof expressly providing for payments to be made only to an individual Lender or to the Lenders of a particular Facility), if any, in respect of such other relevant Lender’s Loans or L/C Participating Interests, as the case may be, or interest thereon, such benefited Lender shall purchase for cash from the other relevant Lenders such portion of each such other relevant Lender’s Loans or L/C Participating Interests, as the case may be, or shall provide such other relevant Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the relevant Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Credit Party agrees that each Lender so purchasing a portion of another Lender’s Loans and/or L/C Participating Interests may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give the Borrowers notice of any set-off; provided that the failure to give such notice shall not affect the validity of such set-off.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Credit Party, any such notice being expressly waived by each Credit Party to the extent permitted by applicable law, upon the occurrence of any Event of Default to set off and apply against any indebtedness, whether matured or unmatured, of any Credit Facility to such Lender, any amount owing from such Lender to any Credit Party, at or at any time after, the happening of any of the above mentioned events. As security for such indebtedness, any Credit Party hereby grants to each Lender a continuing security interest in any and all deposits, accounts or moneys of any Credit Party then or thereafter maintained with such Lender, subject in each case to subsection 11.7(a) of this Agreement. The aforesaid right of set-off may, to the extent permitted by applicable law, be exercised by such Lender against any Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of any Credit Party, or against anyone else claiming through or against any Credit Party or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent. This Agreement shall become effective with respect to the Borrowers, the Administrative Agent and the Lenders when the Administrative Agent shall have received copies of this Agreement executed by the Borrowers, the Administrative Agent and the Lenders, or, in the case of any Lender, shall have received telephonic confirmation from such Lender stating that such Lender has executed counterparts of this Agreement or the signature pages hereto and sent the same to the Administrative Agent. Delivery of a signed counterpart by facsimile or Adobe “pdf” file shall be effective as delivery of a manually executed counterpart.

11.9. Governing Law; Third Party Rights. This Agreement and the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and, except as set forth in Section 10 and this subsection 11.9, no other Persons shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement. The designation of any Agent by the Administrative Agent in connection with the syndication hereof shall entitle such Agents to certain rights as third-party beneficiaries as provided herein, without any further act by any party hereto.

11.10. Submission to Jurisdiction; Waivers. (a) Each party to this Agreement hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement or any of the other Credit Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may on the Closing Date or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(b) Each party hereto unconditionally waives trial by jury in any legal action or proceeding referred to in paragraph (a) above and any counterclaim therein.

11.11. Marshaling; Payments Set Aside. None of the Administrative Agent, any Lender or the Issuing Lender shall be under any obligation to marshal any assets in favor of the Borrowers or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrowers make a payment or payments to the Administrative Agent, the Lenders or the Issuing Lender or any such Person receives payment from the proceeds of the Collateral or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

11.12. Interest. Each provision in this Agreement and each other Credit Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, by the Borrowers for the use, forbearance or detention of the money to be loaned under this Agreement or any other Credit Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Credit Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the highest lawful rate permitted by applicable law (the “Highest Lawful Rate”), and all amounts owed under this Agreement and each other Credit Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such other Credit Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Notwithstanding any provision in this Agreement or any other Credit Document to the contrary, if the maturity of the Loans or the obligations in respect of the other Credit Documents are accelerated for any reason, or in the event of any prepayment of all or any portion of the Loans or the obligations in respect of the other Credit Documents by the Borrowers or in any other event, earned interest on the Loans and such other obligations of the Borrowers may never exceed the Highest Lawful Rate, and any unearned interest otherwise payable on the Loans or the obligations in respect of the other Credit Documents that is in excess of the Highest Lawful Rate shall be canceled automatically as of the date of such acceleration or prepayment or other such event and (if theretofore paid) shall, at the option of the holder of the Loans or such other obligations, be either refunded to the Borrowers or credited on the principal of the Loans. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Borrowers and the Lenders shall, to the maximum extent permitted by applicable law, amortize, prorate, allocate and spread, in equal parts during the period of the actual term of this Agreement, all interest at any time contracted for, charged, received or reserved in connection with this Agreement.

11.13. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.14. Integration. This Agreement and the other Credit Documents represent the entire agreement of the Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof and thereof not expressly set forth or referred to herein or in the other Credit Documents.

11.15. Acknowledgments. Each Credit Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Credit Party arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and each Credit Party, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among any Credit Party and the Lenders.

11.16. USA PATRIOT Act. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name, address and tax identification number of the Credit Parties and other information regarding the Credit Parties that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lender and the Administrative Agent.

11.17. Release. (a) This Agreement and the Security Documents (i) shall automatically terminate (other than those obligations that specifically survive the Termination Date (as defined)) when (A) all the Obligations (other than unasserted contingent indemnification obligations not due and payable) have been paid in full in cash and (B) no Secured Party has any further commitment to lend or otherwise extend credit under this Agreement (the date of satisfaction of the requirements of clauses (A) and (B), the “Termination Date”). Following the Termination Date, the Administration Agent shall, at the request of the Borrowers, execute and deliver to the Credit parties, at the sole expense of the Borrowers, all UCC termination statements and other documents that the Borrowers shall reasonably request to evidence such termination.

(b) Upon a sale or other transfer by any Credit Party of any Collateral in accordance with this Agreement to a Person that is not a Lender, or upon the effectiveness of any written consent to the release of the security interests granted hereby in any Collateral pursuant to this Agreement, security interests in such Collateral shall be automatically released. In connection with such release, the Administrative Agent shall execute and deliver to any Credit Party, as the sole expense of the Borrowers, all UCC termination statements and other documents that the Borrowers shall reasonably request to evidence such release.

SECTION 12. COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS

12.1. Collateral Account. (a) The Administrative Agent is hereby authorized to establish and maintain at its office, in the name of the Administrative Agent and pursuant to a Control Agreement, a restricted deposit account designated “Language Line — Collateral Account” with respect to which the Administrative Agent shall at all times have “control” (as defined in Section 9-104 of the UCC). Each Credit Party shall (subject to the limitations set forth in the definition of Net Proceeds and subsection 8.5) deposit into the Collateral Account from time to time (A) any cash in respect of any Collateral to which the Administrative Agent is entitled pursuant to the Credit Documents and (B) any cash such Credit Party is required to pledge as additional collateral security hereunder pursuant to the Credit Documents.

(b) The balance from time to time in the Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. So long as no Event of Default has occurred and is continuing or will result therefrom, the Administrative Agent shall within one Business Day of receiving a request of the applicable Credit Party for release of cash proceeds with respect to the L/C Sub-Account at such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of the Letters of Credit have been paid in full. At any time following the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and, if instructed by the Lenders as specified herein, shall) in its (or their) discretion apply and provide notice to the Borrowers of such application or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of the Collateral Account to the payment of the Obligations in the manner specified in subsection 12.3 subject, however, in the case of amounts deposited in the L/C Sub-Account, to the provisions of subsection 12.1(d). The Credit Parties shall have no right to withdraw, transfer or otherwise receive any fund deposited in the Collateral Account except to the extent specifically provided herein.

(c) Amounts on deposit in the Collateral Account shall be invested from time to time in Cash Equivalents as the applicable Credit Party (or, after the occurrence and during the continuance of an Event of Default, the Administrative Agent) shall determine, which Cash Equivalents shall be held in the name and be under the control of the Administrative Agent (or any sub-agent); provided that at any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and, if instructed by the Lenders as specified herein, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Cash Equivalents and to apply or cause to be applied the proceeds thereof to the payment of the Obligations in the manner specified in subsection 12.3.

(d) Amounts deposited into the Collateral Account as cover for liabilities in respect of Letters of Credit under any provision of this Agreement requiring such cover shall be held by the Administrative Agent in a separate sub-account designated as the “L/C Sub-Account” (the “L/C Sub-Account”) and, notwithstanding any other provision hereof to the contrary, all amounts held in the L/C Sub-Account shall constitute collateral security first for the liabilities in respect of Letters of Credit outstanding from time to time and second as collateral security for the other Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full.

12.2. Proceeds of Destruction, Taking and Collateral Dispositions. (a) So long as no Event of Default shall have occurred and be continuing, in the event there shall be any net award in respect of any Taking or net insurance proceeds in respect of any Destruction or net cash proceeds from any sale or disposition of Collateral of the type contemplated in subsection 8.5(g), the applicable Credit Party shall have the right, at such Credit Party’s option, to apply such net award or net insurance proceeds within one year from the date of the applicable Destruction, Taking or disposition to reinvest in properties or assets owned (or to be owned) by Holdings or its Subsidiaries in accordance with the applicable provisions of this Agreement or to repair, replace or restore any property in respect of which such Net Proceeds were paid, no later than one year following the date of receipt of such proceeds; provided that if the property subject to such Destruction or Taking constituted Collateral under the Security Documents, then all property purchased with the Net Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Administrative Agent, for its benefit and for the benefit of the other Secured Parties in accordance with subsections 7.9 and 7.12. In the event such Credit Party elects so to reinvest such net insurance proceeds or net awards or net cash proceeds, as the case may be, such Credit Party shall deliver to the Administrative Agent (A) a written notice of such election and (B) an Officers’ Certificate stating that (1) the net insurance proceeds or net awards, as the case may be, shall be utilized so to reinvest in Collateral in the manner contemplated by the proviso set forth in clause (b) of the definition of Net Proceeds, or the net cash proceeds shall be utilized so to reinvest in Collateral in the manner contemplated by the proviso set forth in subsection 8.5(h), as the case may be, and (2) no Event of Default (or in the case of any net award in respect of any Taking or net insurance proceeds in respect of any Destruction, no Event of Default under subsections 9(a), (e), (f), (g) or (h)) has occurred and is continuing (the items described in clauses (1) and (2) of this sentence, collectively, the “Investment Election Notice”). In the event such net awards, net insurance proceeds or net cash proceeds, as the case may be, shall be in an amount less than $5,000,000, upon receipt of an Investment Election Notice, the Administrative Agent shall release such net insurance proceeds or net awards or net cash proceeds to such Credit Party in accordance with the provisions of subsection 12.1(b).

(b) In the event there shall be any net awards or net insurance proceeds or net cash proceeds, as the case may be, in an amount equal to or greater than $5,000,000, the Administrative Agent shall not release any part of such net awards or net insurance proceeds or net cash proceeds, as the case may be, until the applicable Credit Party has furnished to the Administrative Agent (i) an Officers’ Certificate setting forth: (1) a brief description of the reinvestment to be made, (2) the dollar amount of the expenditures to be made, or costs incurred by such Credit Party in connection with such reinvestment and (3) each request for payment shall be made on at least one (1) Business Day’s prior notice to the Administrative Agent and such request shall state that the properties or assets acquired in connection with such reinvestment have a fair market value at least equal to the amount of such net awards or net insurance proceeds or net cash proceeds, as the case may be, requested to be released from the Collateral Account and (ii) all security agreements and Mortgages and other items required by the provisions of subsection 7.9 to, among other things, subject such reinvestment properties or assets to the Lien of the Security Documents in favor of the Administrative Agent, for its benefit and for the benefit of the other Secured Parties.

12.3. Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, together with any other sums then held by the Administrative Agent pursuant to this Agreement, promptly by the Administrative Agent as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

SECOND, to the payment of all other reasonable out-of-pocket costs and expenses of such sale, collection or other realization including, without limitation, compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

THIRD, without duplication of amounts applied pursuant to clauses FIRST and SECOND above, to the indefeasible payment in full in cash, pro rata, of (i) interest, principal and other amounts constituting Obligations (other than the obligations arising under the Interest Rate Agreements) in each case equally and ratably in accordance with the respective amounts thereof then due and owing and (ii) the obligations arising under the Interest Rate Agreements in accordance with the terms of the Interest Rate Agreements; and

FOURTH, the balance, if any, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns).

In the event that any such proceeds are insufficient to pay in full the items described in clauses FIRST through THIRD of this subsection 12.3, the Credit Parties shall remain liable for any deficiency.

[This space intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

LANGUAGE LINE, LLC

By:	/s/ Michael Schmidt
	Name:	Michael Schmidt
	Title:	Chief Financial Officer

COTO ACQUISITION LLC

By:	/s/ Michael Schmidt
	Name:	Michael Schmidt
	Title:	Chief Financial Officer

[Credit Agreement]

LANGUAGE LINE HOLDINGS LLC

By:	/s/ Michael Schmidt
	Name:	Michael Schmidt
	Title:	Chief Financial Officer

[Credit Agreement]

LANGUAGE LINE HOLDINGS II, INC.

LANGUAGE LINE HOLDINGS III, INC.

LANGUAGE LINE HOLDINGS, INC.

LANGUAGE LINE, INC.

COTO HOLDINGS LLC

COTO GLOBAL SOLUTIONS LLC

TELE-INTERPRETERS LLC

COTO LANGUAGE SERVICES, LLC

LINGO SYSTEMS, LLC

LANGUAGE LINE SERVICES, INC.

ON LINE INTERPRETERS, INC.

ENVOK, LLC

LANGUAGE LINE PANAMA, LLC

LANGUAGE LINE COSTA RICA, LLC

LANGUAGE LINE DOMINICAN REPUBLIC, LLC

By:	/s/ Michael Schmidt
	Name:	Michael Schmidt
	Title:	Chief Financial Officer

[Credit Agreement]

BANC OF AMERICA SECURITIES LLC,
As Joint Lead Arranger and Joint Book-Runner

By:	/s/ John Mc Cusker
	Name:	John Mc Cusker
Title:

[Credit Agreement]

CREDIT SUISSE SECURITIES (USA) LLC,
As Joint Lead Arranger and Joint Book-Runner

By:	/s/ Jeffrey Cohen
	Name:	Jeffrey Cohen
	Title:	Managing Director

[Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
As Joint Lead Arranger and Joint Book-Runner

By:	/s/ Colin Bathgate
	Name:	Colin Bathgate
	Title:	Vice President

[Credit Agreement]

BANK OF AMERICA, NA.,
Individually and as Administrative Agent

By:	/s/ Antonikia (Toni) Thomas
	Name:	Antonikia (Toni) Thomas
	Title:	Assistant Vice President

[Credit Agreement]

CREDIT SUISSE SECURITIES (USA) LLC,
Individually and as Syndication Agent

By:	/s/ Jeffrey Cohen
	Name:	Jeffrey Cohen
	Title:	Managing Director

[Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
Individually and as Documentation Agent

By:	/s/ Colin Bathgate
	Name:	Colin Bathgate
	Title:	Vice President

[Credit Agreement]

BANK OF AMERICA. N.A.,
as a Lender

By:	/s/ Mark Short
	Name:	Mark Short
	Title:	Senior Vice President

[Credit Agreement]

CREDIT SUISSE, CAYMAN ISLANDS BRANCH
as a Lender

By:	/s/ Rianka Mohan
	Name:	Rianka Mohan
	Title:	Vice President

By:	/s/ Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Associate

[Credit Agreement]

MORGAN STANLEY BANK, N.A.
as a Lender

By:	/s/ Colin Bathgate
	Name:	Colin Bathgate
	Title:	Authorized Signatory

[Credit Agreement]

Schedule I

Addresses for Notices; Lending Offices; Commitment Amounts

LENDER	REVOLVING CREDIT COMMITMENT	TRANCHE B TERM LOAN COMMITMENT
Bank of America, N.A.	$20,000,000.00	$525,000,000.00
Mail Code: TX1-492-14-11
Bank of America Plaza
901 Main St.
Dallas, TX 75202
Attention: Antonikia (Toni) L.
Thomas

Credit Suisse, Cayman Islands	$15,000,000.00	$0
Branch
Eleven Madison Avenue
New York, NY 10010

Morgan Stanley Bank, N.A.	$15,000,000.00	$0
One Utah Center
201 South Main Street, 5th Floor
Salt Lake City, Utah 84111

TOTAL	$50,000,000.00	$525,000,000.00

Schedule II

Subsidiary Guarantors

1.	Language Line Holdings II, Inc.

2.	Coto Holdings LLC

3.	Coto Global Solutions LLC

4.	Tele-Interpreters LLC

5.	Coto Language Services, LLC

6.	Lingo Systems, LLC

7.	Language Line Holdings III, Inc.

8.	Language Line Holdings, Inc.

9.	Language Line, Inc.

10.	Language Line Services, Inc.

11.	On Line Interpreters, Inc.

12.	Envok, LLC

13.	Language Line Dominican Republic, LLC

14.	Language Line Panama, LLC

15.	Language Line Costa Rica, LLC

Schedule 5.1(a)

Financial Statements

See attachment.

Company Registration No. 5573013 (England and Wales)

LANGUAGE LINE SERVICES UK LIMITED

ANNUAL REPORT

FOR THE YEAR ENDED 31 DECEMBER 2008

LANGUAGE LINE SERVICES UK LIMITED

DIRECTORS AND ADVISERS

Directors	D G Dracup
C J Brucato
V Eke
L F Provenzano

Secretary	P Teesdale

Company number	5573013

Registered office	25th Floor
40 Bank Street
London
E14 5NR

Registered auditors	HLB Vantis Audit plc
66 Wigmore Street
London
WIU 2SB

LANGUAGE LINE SERVICES UK LIMITED

CONTENTS

Page

Directors’ report	1 - 2

Independent auditors’ report	3 - 4

Consolidated profit and loss account	5

Balance sheets	6

Consolidated cash flow statement	7

Notes to the consolidated cash flow statement	8

Notes to the financial statements	9 - 19

LANGUAGE LINE SERVICES UK LIMITED

DIRECTORS’ REPORT

FOR THE YEAR ENDED 31 DECEMBER 2008

The directors present their report and financial statements for the year ended 31 December 2008.

Principal activities and review of the business

The group’s principal activity continued to be the provision of language services.

The directors are satisfied with the results for the year which continue to show an increasing demand for interpreting and translations services in the UK. Turnover increased by almost £400,000 in the year in spite of wider competitive price pressure. This was achieved through significant investment in the quality of service provision and the broadening of the service portfolio to lead the market in responsiveness to customer needs. The directors are pleased with levels of business retained and new business won. Price competition in core business has impacted margins and development of new business streams has been continuing. As a result the company operating margin, its key performance indicator, reduced from 41.3% to 32.1%. This was in line with expectations and is reasonable for the sector.

Financial instruments

The group’s financial instruments comprise bank balances, trade creditors. trade debtors and loans to and from the group. The main purpose of these instruments is to raise funds for the group’s operations and to finance the group’s operations.

Due to the nature of the financial instruments used by the company there is no exposure to price risk or currency risk. The group’s approach to managing other risks applicable to the financial instruments concerned is shown below.

In respect of bank balances the liquidity risk is managed by maintaining a balance between the continuity of funding and flexibility. Investment of cash surpluses, borrowings and derivative instruments are made through banks and companies which must fulfil credit rating criteria approved by the Board

Trade debtors are managed in respect of credit and cash flow risk by policies concerning the credit offered to customers and regular monitoring of amounts outstanding for both time and credit limits.

Trade creditors liquidity is managed by ensuring sufficient funds are available to meet amounts falling due.

In respect of company loans these comprise a loan to a subsidiary company. This loan is interest free and repayable on demand. The loans to the group are bank loans, details of which are set out in note 12. The group is exposed to fair value interest risk on its fixed rate borrowings and cash flow interest risk on floating rate deposits, bank overdrafts and loans. The group uses interest rate swap contracts as provided by the bank to hedge exposure on long term loans.

Results and dividends

The consolidated profit and loss account for the year is set out on page 5.

Future developments

The directors plan to continue to develop new service lines to exploit opportunities as they arise both with new and existing customers. The company’s financial strength combined with the ability to identify to customers the benefits of language services through providing high quality service delivery, enables the directors to look forward with cautious optimism.

LANGUAGE LINE SERVICES UK LIMITED

DIRECTORS’ REPORT (CONTINUED)

FOR THE YEAR ENDED 31 DECEMBER 2008

Directors

The following directors have held office since 1 January 2008:

D G Dracup

C J Brucato

V Eke

L F Provenzano

Auditors

The auditors, HLB Vantis Audit plc, are deemed to be reappointed under section 487(2) of the Companies Act 2006.

Directors’ responsibilities

The directors are responsible for preparing the financial statements in accordance with applicable law and regulations.

Company law requires the directors to prepare financial statements for each financial year. Under that law the directors have elected to prepare the financial statements in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards and applicable law). The financial statements are required by law to give a true and fair view of the state of affairs of the company and of the group and of the profit or loss of the group for that period. In preparing those financial statements, the directors are required to:

•	select suitable accounting policies and then apply them consistently;

•	make judgements and estimates that are reasonable and prudent;

•	state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements;

•	prepare the financial statements on the going concern basis unless it is inappropriate to presume that the group will continue in business.

The directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the company and the group and enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the company and the group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

Statement of disclosure to auditors

So far as the directors are aware, there is no relevant audit information of which the group’s auditors are unaware. Additionally, the directors have taken all the necessary steps that they ought to have taken as directors in order to make themselves aware of all relevant audit information and to establish that the group’s auditors are aware of that information.

On behalf of the board

V Eke
Director

27 April 2009

LANGUAGE LINE SERVICES UK LIMITED

INDEPENDENT AUDITORS’ REPORT

TO THE SHAREHOLDERS OF LANGUAGE LINE SERVICES UK LIMITED

We have audited the group and parent company financial statements (the “financial statements”) of Language Line Services UK Limited for the year ended 31 December 2008 set out on pages 5 to 19. These financial statements have been prepared under the accounting policies set out therein.

This report is made solely to the company’s members, as a body, in accordance with Section 235 of the Companies Act 1985. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditors’ report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of directors and auditors

The directors’ responsibilities for preparing the financial statements in accordance with applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice) are set out in the Statement of Directors’ Responsibilities.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and International Standards on Auditing (UK and Ireland).

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report to you whether in our opinion the information given in the directors’ report is consistent with the financial statements.

In addition we report to you if, in our opinion, the company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors’ remuneration and other transactions is not disclosed.

We read the directors’ report and consider the implications for our report if we become aware of any apparent misstatements within it.

Basis of audit opinion

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the group’s and the company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

LANGUAGE LINE SERVICES UK LIMITED

INDEPENDENT AUDITORS’ REPORT (CONTINUED)

TO THE SHAREHOLDERS OF LANGUAGE LINE SERVICES UK LIMITED

Opinion

In our opinion:

•

the financial statements give a true and fair view, in accordance with United Kingdom Generally Accepted Accounting Practice, of the state of the group’s and parent company’s affairs as at 31 December 2008 and of the group’s profit for the year then ended;

•	the financial statements have been properly prepared in accordance with the Companies Act 1985; and

•	the information given in the directors’ report is consistent with the financial statements.

HLB Vantis Audit plc	28 April 2009

Chartered Accountants	66 Wigrnore Street
Registered Auditor	London
W1U 2SB

LANGUAGE LINE SERVICES UK LIMITED

CONSOLIDATED PROFIT AND LOSS ACCOUNT

FOR THE YEAR ENDED 31 DECEMBER 2008

	Notes	2008 £	2007 £

Turnover	2	10,412,477	10,036,108

Cost of sales		(3,591,130)	(3,128,152)

Gross profit		6,821,347	6,907,956

Administrative expenses		(4,629,768)	(4,053,244)

Operating profit	3	2,191,579	2,854,712

Other interest receivable and similar income		72,771	112,227
Interest payable and similar charges	4	(1,322,588)	(1,466,436)

Profit on ordinary activities before taxation	3	941,762	1,500,503

Tax on profit on ordinary activities	5	(281,482)	(456,793)

Profit on ordinary activities after taxation	16	660,280	1,043,710

The profit and loss account has been prepared on the basis that all operations are continuing operations.

There are no recognised gains and losses other than those passing through the profit and loss account.

LANGUAGE LINE SERVICES UK LIMITED

BALANCE SHEETS

AS AT 31 DECEMBER 2008

		Group		Company
	Notes	2008 £	2007 £	2008 £	2007 £
Fixed assets
Intangible assets	7	25,946,125	25,941,631	—	—
Tangible assets	8	384,883	417,671	—	—
Investments	9	—	—	9,896,474	9,896,474

		26,331,008	26,359,302	9,896,474	9,896,474

Current assets
Debtors	10	2,069,383	2,075,240	—	—
Cash at bank and in hand		2,752,029	2,347,521	—	—

		4,821,412	4,422,761	—	—
Creditors: amounts falling due within one year	11	(4,381,270)	(3,562,268)	—	—

Net current assets		440,142	860,493	—	—

Total assets less current liabilities		26,771,150	27,219,795	9,896,474	9,896,474

Creditors: amounts falling due after more than one year	12	(12,567,068)	(13,675,993)	—	—

		14,204,082	13,543,802	9,896,474	9,896,474

Capital and reserves
Called up share capital	15	2	2	2	2
Share premium account	16	9,896,472	9,896,472	9,896,472	9,896,472
Profit and loss account	16	4,307,608	3,647,328	—	—

Shareholders’ funds	17	14,204,082	13,543,802	9,896,474	9,896,474

Approved by the Board and authorised for issue on 27th April, 2009.

V Eke
Director

LANGUAGE LINE SERVICES UK LIMITED

CONSOLIDATED CASH FLOW STATEMENT

FOR THE YEAR ENDED 31 DECEMBER 2008

		£2008 £		£2007 £

Net cash inflow from operating activities		2,704,552		3,363,933

Returns on investments and servicing of finance
Interest received	72,771		112,227
Interest paid	(1,321,845)		(1,426,103)

Net cash outflow for returns on investments and servicing of finance		(1,249,074)		(1,313,876)

Taxation		(421,617)		(287,904)

Capital expenditure
Payments to acquire intangible assets	(4,494)		(23,893)
Payments to acquire tangible assets	(165,934)		(417,994)

Net cash outflow for capital expenditure		(170,428)		(441,887)

Net cash inflow before management of liquid resources and financing		863,433		1,320,266

Financing
New debenture loan	41,075		78,411
Repayment of long term bank loan	(500,000)		(1,282,418)

Net cash outflow from financing		(458,925)		(1,204,007)

Increase in cash in the year		404,508		116,259

LANGUAGE LINE SERVICES UK LIMITED

NOTES TO THE CONSOLIDATED CASH FLOW STATEMENT

FOR THE YEAR ENDED 31 DECEMBER 2008

			2008 £	2007 £

1 Reconciliation of operating profit to net cash inflow from operating activities

Operating profit			2,191,579	2,854,712
Depreciation of tangible assets			198,721	149,641
Loss on disposal of tangible assets			—	6,703
Decrease/(increase) in debtors			46,358	563,926
Increase/(decrease) in creditors within one year			267,894	(211,049)

Net cash inflow from operating activities			2,704,552	3,363,933

	1 January 2008 £	Cash flow £	Other non- Cash changes £	31 December 2008 £
2 Analysis of net debt

Net cash:
Cash at bank and in hand	2,347,521	404,508	—	2,752,029

Debts falling due within one year	(1,000,000)	1,000,000	(1,650,000)	(1,650,000)
Debts falling due after one year	(13,675,993)	(541,075)	1,650,000	(12,567,068)

	(14,675,993)	458,925	—	(14,217,068)

Net debt	(12,328,472)	863,433	—	(11,465,039)

			2008 £	2007 £
3 Reconciliation of net cash flow to movement in net debt

Increase in cash in the year			404,508	116,259
Cash outflow from decrease in debt			458,925	1,204,007

Movement in net debt in the year			863,433	1,320,266
Opening net debt			(12,328,472)	(13,648,738)

Closing net debt			(11,465,039)	(12,328,472)

LANGUAGE LINE SERVICES UK LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2008

1	Accounting policies

1.1	Accounting convention

The financial statements are prepared under the historical cost convention.

1.2	Compliance with accounting standards

The financial statements are prepared in accordance with applicable United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice), which have been applied consistently.

1.3	Basis of consolidation

The consolidated profit and loss account and balance sheet include the financial statements of the company and its subsidiary undertakings made up to 31 December 2008. The results of subsidiaries sold or acquired are included in the profit and loss account up to, or from the date control passes. Intra-group sales and profits are eliminated fully on consolidation.

1.4	Turnover

Turnover represents amounts receivable for goods and services net of VAT and trade discounts

1.5	Goodwill

Goodwill represents the difference between the fair value of the consideration paid on the acquisition of a business and the fair value of the identifiable net assets acquired. Goodwill arising on acquisitions is capitalised in accordance with FRS 10 Goodwill and Intangible Assets.

An indefinite life has been applied to the goodwill due to the strength of the underlying business and the intellectual property. As such, an annual impairment review is conducted in accordance with FRS 11 Impairment of Fixed Assets and Goodwill. Any excess of goodwill over the value in use of the underlying assets would be written off to the profit and loss account. This accounting policy departs from the specific requirements of The Companies Act 1985, which requires goodwill to be amortised over a finite period. This departure is considered necessary in order for the financial statements to show a true and fair view. The impact of this departure cannot be quantified.

1.6	Tangible fixed assets and depreciation

Tangible fixed assets are stated at cost less depreciation. Depreciation is provided at rates calculated to write off the cost less estimated residual value of each asset over its expected useful life, as follows:

Land and buildings Leasehold	20% per annum
Computer equipment	33% per annum or over the life of the contract, if shorter
Fixtures, fittings & equipment	20% per annum or over the life of the lease, if shorter

1.7	Leasing

Rentals payable under operating leases are charged against income on a straight line basis over the lease term.

1.8	Investments

Fixed asset investments are stated at cost less provision for diminution in value.

1.9	Pensions

The Group operates a defined contribution scheme for the benefit of its employees. Contributions payable are charged to the profit and loss account in the year they are payable.

LANGUAGE LINE SERVICES UK LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEAR ENDED 31 DECEMBER 2008

1 Accounting policies	(continued)

1.10	Deferred taxation

Deferred taxation is provided in full in respect of taxation deferred by timing differences between the treatment of certain items for taxation and accounting purposes. The deferred tax balance has not been discounted.

1.11	Foreign currency translation

Monetary assets and liabilities denominated in foreign currencies are translated into sterling at the rates of exchange ruling at the balance sheet date. Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. All differences are taken to profit and loss account.

1.12	Financial Liabilities and Equity

Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the company after deducting all of its liabilities.

2	Turnover

The total turnover of the group for the year has been derived from its principal activity wholly undertaken in the United Kingdom.

3	Operating profit

	2008 £	2007 £
Operating profit is stated after charging:
Depreciation of tangible assets	198,721	149,641
Loss on disposal of tangible assets	—	6,703
Loss on foreign exchange transactions	168	—
Operating lease rentals	185,103	175,874
Fees payable to the group’s auditor for the audit of the group’s annual accounts (company £3,000;2007:£3,000)	22,000	22,000

and after crediting:
Profit on foreign exchange transactions	—	(523)

4	Interest payable

	2008 £	2007 £
On bank loans and overdrafts	824,609	863,616
On loans repayable after five years	497,862	600,171
Other interest	117	2,649

	1,322,588	1,466,436

LANGUAGE LINE SERVICES UK LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEAR ENDED 31 DECEMBER 2008

5	Taxation

	2008 £	2007 £

Domestic current year tax
U.K. corporation tax	288,528	456,793
Adjustment for prior years	33,455	—

Current tax charge	321,983	456,793

Deferred tax
Deferred tax charge/credit current year	(40,501)	—

	281,482	456,793

Factors affecting the tax charge for the year
Profit on ordinary activities before taxation	941,762	1,500,503

Profit on ordinary activities before taxation multiplied by standard rate of UK corporation tax of 28.50% (2007 - 30.00%)	268,402	450,151

Effects of:
Non deductible expenses	360	2,577
Depreciation add back	56,635	46,903
Capital allowances	(47,374)	(42,838)
Provisions adjustment	11,706	—
Adjustments to previous periods	33,455	—
Other adjustments	(1,201)	—

	53,581	6,642

Current tax charge	321,983	456,793

6	Loss for the financial year

As permitted by section 230 of the Companies Act 1985, the holding company’s profit and loss account has not been included in these financial statements. The loss for the financial year is made up as follows:

	2008 £	2007 £

Holding company’s loss for the financial year	—	—

LANGUAGE LINE SERVICES UK LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEAR ENDED 31 DECEMBER 2008

7	Intangible fixed assets

Group

Goodwill £

Cost
At 1 January 2008	25,941,631
Additions	4,494

At 31 December 2008	25,946,125

Net book value
At 31 December 2008	25,946,125

At 31 December 2007	25,941,631

Goodwill is made up of acquired goodwill of £15,267,476 and goodwill on consolidation of £10,678.649.

8	Tangible fixed assets

Group

	Land and buildings Leasehold £	Plant and machinery £	Fixtures, fittings & equipment £	Total £

Cost
At 1 January 2008	4,939	116,721	473,569	595,229
Additions	—	109,192	56,742	165.934

At 31 December 2008	4,939	225,913	530,311	761,163

Depreciation
At 1 January 2008	988	83,337	93,233	177,558
Charge for the year	988	68,073	129,661	198,722

At 31 December 2008	1,976	151,410	222,894	376,280

Net book value
At 31 December 2008	2,963	74,503	307,417	384,883

At 31 December 2007	3,951	33,384	380,336	417,671

LANGUAGE LINE SERVICES UK LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEAR ENDED 31 DECEMBER 2008

9	Fixed asset investments

Company

Shares in group undertakings £
Cost
At 1 January 2008 & at 31 December 2008	9,896,474

At 31 December 2007	9,896,474

In the opinion of the directors, the aggregate value of the company’s investment in subsidiary undertakings is not less than the amount included in the balance sheet.

Holdings of more than 20%

The company holds more than 20% of the share capital of the following companies:

Company	Country of registration or incorporation	Shares held
		Class	%
Subsidiary undertakings Language Line Limited	England and Wales	Ordinary	100
Language Line Services UK II Limited	England and Wales	Ordinary	100
Communicandum Limited	England and Wales	Ordinary	100
LL Shell Limited	England and Wales	Ordinary	100

The principal activity of these undertakings for the last relevant financial year was as follows:

Principal activity
Language Line Limited	Provision of language services
Language Line Services UK II Limited	Investment holding company
Communicandum Limited	Dormant
LL Shell Limited	Dormant

Language Line Limited is a subsidiary of Language Line Services UK II Limited. Communicandum Limited and LL Shell Limited are subsidiaries of Language Line Limited.

LANGUAGE LINE SERVICES UK LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEAR ENDED 31 DECEMBER 2008

10	Debtors

	Group		Company
	2008 £	2007 £	2008 £	2007 £

Trade debtors	1,538,769	1,609,462	—	—
Other debtors	13,067	6,692	—	—
Prepayments and accrued income	477,046	459,086	—	—
Deferred tax asset (see note 13)	40,501	—	—	—

	2,069,383	2,075,240	—	—

Amounts falling due after more than one year and included in the debtors above are:

	2008 £	2007 £	2008 £	2007 £
Other debtors	100,930	100,930	—	—

11	Creditors : amounts falling due within one year

	Group		Company
	2008 £	2007 £	2008 £	2007 £

Bank loans and overdrafts	1,650,000	1,000,000	—	—
Trade creditors	361,647	283,990	—	—
Corporation tax	161,359	260,993	—	—
Taxes and social security costs	569,325	475,453	—	—
Other creditors	463,127	471,088	—	—
Accruals and deferred income	1,175,812	1,070,744	—	—

	4,381,270	3,562,268	—	—

LANGUAGE LINE SERVICES UK LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEAR ENDED 31 DECEMBER 2008

12	Creditors : amounts falling due after more than one year

	Group		Company
	2008 £	2007 £	2008 £	2007 £

Debenture loans	4,102,486	4,061,411	—	—
Bank loans	8,464,582	9,614,582	—	—

	12,567,068	13,675,993	—	—

Analysis of loans
Not wholly repayable within five years by installments:
Repayable in bi-annual installments ending 31/12/2012 at interest rate LIBOR plus 3.0%	4,886,582	5,386,582	—	—
Not wholly repayable within five years other than by instalments:
Repayable in full on 19/01/2014 at interest rate LIBOR plus 3.50%	5,228,000	5,228,000	—	—
Loan notes repayable in full on 19/01/2015 at interest rate LIBOR plus 4.875%	4,102,486	4,061,411	—	—

	14,217,068	14,675,993	—	—
Included in current liabilities	(1,650,000)	(1,000,000)	—	—

	12,567,068	13,675,993	—	—

Instalments not due within five years	—	—	—	—

Loan maturity analysis
In more than one year but not more than two years	1,175,000	1,100,000	—	—
In more than two years but not more than five years	2,061,582	3,286,582	—	—
In more than five years	9,330,486	9,289,411	—	—

All loans are secured by charges on the assets of the group.

LANGUAGE LINE SERVICES UK LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEAR ENDED 31 DECEMBER 2008

13	Provisions for liabilities

The deferred tax asset (included in debtors, note 10) is made up as follows:

	Group		Company
	2008 £		2008 £

Profit and loss account	(40,501)		—

	Group		Company
	2008 €	2007 €	2008 €	2007 €
Decelerated capital allowances	(40,501)	—	—	—

14	Pension and other post-retirement benefit commitments

Defined contribution

The company operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the company in an independently administered fund. The pension cost charge represents contributions payable by the company to the fund.

	2008 £	2007 £

Contributions payable by the group for the year	19,409	27,188

15	Share capital

	2008 £	2007 £
Authorised
2 Ordinary shares of £1 each	2	2

Allotted, called up and fully paid
2 Ordinary shares of £1 each	2	2

LANGUAGE LINE SERVICES UK LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEAR ENDED 31 DECEMBER 2008

16	Statement of movements on reserves

Group

	Share premium account £	Profit and loss account £

Balance at 1 January 2008	9,896,472	3,647,328
Profit for the year	—	660,280

Balance at 31 December 2008	9,896,472	4,307,608

Company

	Share premium account £	Profit and loss account £

Balance at 1 January 2008	9,896,472	—

Balance at 31 December 2008	9,896,472	—

17	Reconciliation of movements in shareholders’ funds

Group

	2008 £	2007 £
Profit for the financial year	660,280	1,043,710
Opening shareholders’ funds	13,543,802	12,500,092

Closing shareholders’ funds	14,204,082	13,543,802

Company

	2008 £	2007 £

Loss for the financial year	—	—
Opening shareholders’ funds	9,896,474	9,896,474

Closing shareholders’ funds	9,896,474	9,896,474

LANGUAGE LINE SERVICES UK LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEAR ENDED 31 DECEMBER 2008

18	Contingent liabilities

Group

Language Line Limited, Language Line Services UK II Limited and Language Line Services UK Limited have an intercompany guarantee as unlimited security with The Royal Bank of Scotland.

Company

Language Line Limited, Language Line Services UK II Limited and Language Line Services UK Limited have an intercompany guarantee as unlimited security with The Royal Bank of Scotland.

19	Financial commitments

At 31 December 2008 the group had annual commitments under non-cancellable operating leases as follows:

	Land and buildings
	2008 £	2007 £
Expiry date:
Between two and five years	171,796	171,796

20	Directors’ emoluments

	2008 £	2007 £
Emoluments for qualifying services	181,041	178,231
Company pension contributions to money purchase schemes	542	6,139

	181,583	184,370

The number of directors for whom retirement benefits are accruing under money purchase pension schemes amounted to 1 (2007-1).

The details above relate to the one director who receives remuneration for their services.

LANGUAGE LINE SERVICES UK LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEAR ENDED 31 DECEMBER 2008

21	Employees

Number of employees

The average monthly number of employees (including directors) during the year was:

	2008 Number	2007 Number

Directors	4	6
Sales and Sales Support	57	52
Administrative	11	14

	72	72

Employment costs

	2008 £	2007 £
Wages and salaries	2,866,592	2,516,589
Other pension costs	19,409	27,188

	2,886,001	2,543,777

22	Control

The immediate and ultimate parent company is Language Line Holdings LLC, a company incorporated in the USA.

23	Related party transactions

Group

The company has taken advantage of the exemption in Financial Reporting Standard Number 8 from the requirement to disclose transactions with group companies on the grounds that consolidated financial statements are prepared by the ultimate parent company.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2008

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number: 333-118754

Language Line Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0997806
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

One Lower Ragsdale Drive

Monterey, California 93940

(Address, including zip code, of registrant’s principal executive offices)

(877) 886-3885

(Registrant’s telephone number, including area code)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§ 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer or a small reporting company. See definition of “large accelerated filer, accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐  Large accelerated filer        ☐  Accelerated filer        ☒  Non-accelerated filer        ☐  Smaller reporting company

Indicate by check mark if the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of December 31, 2008, there were 1,000 shares of the registrant’s common stock, $.01 par value, which is the only class of common stock of the registrant. There is no market for the registrant’s common stock, all of which is held by Language Line Holdings, LLC.

Documents Incorporated by Reference

None

i

FORWARD-LOOKING STATEMENTS

This Annual Report on Form 10-K contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results, new features or services, or management strategies). These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. You should consider our forward-looking statements in light of the risks and uncertainties that could cause Language Line Holdings, Inc.’s (the “Company”) actual results to differ materially from those which are management’s current expectations or forecasts. These risks and uncertainties include, but are not limited to, industry based factors such as the level of competition in the outsourced over-the-phone interpretation services market, continued demand from the primary industries the Company serves, the availability of telephone services, as well as factors more specific to the Company such as restrictions imposed by the Company’s debt including financial covenants and limitations on the Company’s ability to incur additional indebtedness, the Company’s future capital requirements, and risk associated with economic conditions generally. See “Item 1A – Risk Factors” for further discussion. We assume no obligation to update any forward-looking statements.

ii

PART 1

ITEM 1:	BUSINESS

Company Overview

We are a global provider of over-the-phone interpretation (“OPI”) services from English into more than 170 different languages, 24 hours a day, seven days a week. Our specially-trained, proprietary base of interpreters perform value-added OPI services which facilitate critical business transactions and delivery of emergency and government services between our customers and limited English proficiency (“LEP”) speakers throughout the world. In 2008, we helped more than 35 million people communicate across linguistic and cultural barriers. We offer our customers a high-quality, cost-effective alternative to staffing in-house multilingual employees or using face-to-face interpretation. Through our OPI services, we improve our customers’ revenue potential, customer service and competitiveness by enhancing their ability to effectively serve the growing population of current and prospective LEP speakers.

History

Language Line Holdings, Inc. (the “Predecessor”) was a Delaware corporation formed in December 1999 as a holding company for Language Line, LLC (“LLC”) and its subsidiaries. LLC was incorporated during February 1999 as a Delaware limited liability company. The Predecessor was acquired on June 11, 2004 by Language Line, Inc. (“LLI”) in a transaction accounted for under the purchase method of accounting (the “Merger”). LLI, a wholly-owned subsidiary of Language Line Acquisition, Inc., is a Delaware corporation formed in April 2004. LLI had no significant operations prior to the acquisition of Predecessor. Subsequent to the Merger, Language Line Acquisition, Inc., an indirect wholly-owned subsidiary of Language Line Holdings, LLC, was renamed Language Line Holdings, Inc. (“LLHI”, “we”, “Successor”, or the “Company”). The Company is incorporated under the laws of the State of Delaware.

The Merger, Escrow Settlement and Financing Transactions

On June 11, 2004, LLI, an indirect subsidiary of ABRY Partners (“ABRY”) acquired the Predecessor in a transaction accounted for under the purchase method of accounting (the “Merger”). The aggregate purchase price was $718.1 million. The merger agreement contains customary representations and warranties and covenants. At closing, $30.0 million of the Merger consideration was deposited into an escrow account on behalf of the stockholders and optionholders of the Predecessor to secure their potential indemnity obligations to LLI and payment of any post-closing adjustment to the Merger consideration to LLI. Since the Merger, periodic payments from the escrow account have been paid to the stockholders and optionholders of the Predecessor according to a pre-determined payment schedule. Final settlement of the escrow account was reached with the previous owners on July 25, 2006. In final settlement of the escrow account, the Company received $795,000 for potential tax liabilities. As the Company had already recorded these additional tax liabilities subsequent to the Merger and concluded there is not a clear and direct link to the original purchase price, the settlement amount of $795,000 was recorded as other income in the third quarter of 2006.

Concurrently with the Merger, we consummated certain related financing transactions, including the issuance of approximately $109.0 million of 14 1/8% senior discount notes due 2013, by LLHI, the issuance by LLI of $165.0 million aggregate principal amount at maturity of 11 1/ 8% senior subordinated notes due 2012 (the “Notes”) and the entrance into senior credit facilities in the amount of $325.0 million by LLI.

Products and Services

We offer over-the-phone interpretation services. A majority of our volume comes from subscribed interpretation, which is designed for business customers with frequent interpretation needs. The remainder of our volume is derived from personal interpretation, designed for individuals or businesses which require infrequent interpretation services. Usage for the majority of customers is billed in one-minute increments. Price per billed minute is typically based on the language requested and time of day, subject to discounts related to billed minute volume pricing arrangements with certain customers.

We have a number of complementary services that allow us to provide a full service language solution to our customers. Included among those services are document translation, Video Interpretation services, American Sign Language, and face-to-face interpretation.

We offer our customers a wide range of applications across a variety of industries. For example, our insurance industry customers use our services to process claims more quickly, improve claim investigations, evaluate borderline claims, enhance help desk service and explain benefits. We assist healthcare customers by facilitating emergency room and critical care situations, accelerating triage and medical advice, simplifying patient admission processes, improving billing and increasing collections. Our customers in the financial services sector use our services to resolve credit card problems, increase collections, open new accounts, provide home buyer education and produce credit reports. Call centers use our services to enhance customer service centers, support personnel, facilitate billing, support multicultural marketing and bolster direct mail and telemarketing efforts.

We offer OPI services to our customers in over 170 different languages. Our top 10 languages accounted for over 91% of our billed minutes in 2008, with Spanish-language OPI accounting for approximately 70% of our total billed minutes in 2008.

Customers

Four industries: insurance, financial services, healthcare and government, accounted for approximately 74% of our revenues in 2008. In 2008, the health care industry accounted for 29% of our revenues, the financial industry accounted for 19% and our largest customer accounted for approximately 3% of our revenues, while our largest 100 customers represented 55% of our revenues.

Interpreters

We have assembled and organized our interpreters to deliver superior service quality in a cost-effective manner. As of December 31, 2008, we managed a total of 4,480 interpreters. Interpreters for our high volume languages are typically scheduled, receive extensive, company-designed training, and are supplemented by independent contractors for peak call volumes and for lower-volume languages. The majority of our interpreters work from home in the United States, with an increasing number of interpreters located in global interpretation centers.

We employ a rigorous qualification and testing program for our interpreters, with only very highly skilled applicants being selected for hire. We continually train and test all of our employees and agency interpreters in their interpretation skills. In addition, we employ industry experts to develop industry-specific training programs for our employee and agency interpreters, including initial and ongoing specialized training in medical, insurance and finance terminology, as well as police, emergency and 911 procedures. As a result, we believe that our interpreters complete calls more quickly and more accurately than the industry average.

Technical Overview

We have made significant capital investments in proprietary technology over the past six years to network globally, create more efficient processes, provide business continuity and systems redundancy, allow more stability in the systems and make available a scalable technology platform for future expansion.

Our proprietary call routing system enables us to efficiently handle significantly more call volume than our OPI competitors. Our proprietary call-handling system, Telephone Interpretation Technology and Networking (“TITAN”), allows us to efficiently handle hundreds of simultaneous calls. This allows us to quickly connect our interpreters to our customers.

We rely upon a fully integrated scheduling program, Prime Time Enterprise (“PTE”), that generates monthly forecasts of volume by language against planned interpreter attendance to produce a schedule for the following month. PTE also captures historical transaction records (e.g., hours worked by interpreter) from the database servers and provides linkage to the payroll system. PTE has been modified by us to incorporate over ten years of historical call volume data in fifteen minute increments and analyze patterns of total call volume, language usage, industry distribution and customer distribution in order to optimize the time our interpreters are occupied. PTE enables us to forecast and optimize interpreter occupancy for twelve months into the future.

Our systems are comprised of an Avaya Call Manager with ESS (Enterprise business continuity/survivability feature), Conversant and Voice Portal IVR systems, and redundant computer-telephony (“CTI”) servers. We also utilize multiple database servers. We maintain multiple systems and servers in order to provide valuable redundancy in the event of an interruption in service.

Sales and Marketing

We have expanded our sales and marketing team professionals who have been trained to serve current customers and target new customer accounts. Our professionals have detailed customer and industry analysis at their disposal. In the United States, we pursue significant revenue opportunities from new accounts and expansion of revenues from existing accounts within our targeted industry segments. The Company operates as a single segment.

We have deployed sales and marketing resources in the United Kingdom and Canada, and have begun to demonstrate our ability to leverage our United States infrastructure to penetrate these two markets. Similar to our United States strategy, we have begun to penetrate established industry segments by increasing our presence with current customers and acquiring new high-value OPI customers in our target industries. We are utilizing our cost advantages, industry experience and increase the interpreter pool to provide the best product and competitive pricing in these markets.

Competition

We believe that we are the leading outsourced OPI provider in the U.S. with greater scale, scope, expertise and technical capabilities than our other outsourced OPI competitors.

We believe that our most significant United States competitors include Lionbridge Technologies, Inc. (Waltham, MA), Pacific Interpreters (Portland, OR), and Cyracom (Tucson, AZ). We believe that our largest competitor in the United Kingdom is TheBigWord, and we believe that our largest competitor in Canada is CanTalk.

We believe the following attributes are important to our customers; connection speeds, reliability, breadth of languages and quality of interpreters; that our performance compared to the performance of our competitors is more desirable to our customers. We believe these service attributes are key considerations in the purchase decisions for our customers. This is particularly true for organizations concerned with compliance with Title VI of the Civil Rights Act of 1964 which requires companies to have interpretation services for LEP speakers in order to qualify for federal funding.

The primary alternatives to OPI include:

•	Customer-provided language service through bilingual agents (“in-house”) and face-to-face interpreters;

•	Customer relationship management (“CRM”) providers with foreign language capabilities; and

•	Technology such as web self-service, interactive voice response (“IVR”) units and machine translation.

When deciding whether to use a language alternative to OPI, we believe our customers’ primary selection criteria are the levels of customer service, the critical nature of a call (e.g., emergency 911 or hospital emergency room), the cost to service the transaction, and the availability of bi-lingual resources.

Customer-Provided Language Service

While in-house bilingual agents can potentially offer better customer service at a lower cost than OPI service, these benefits are often not realized due to inefficiencies resulting from the need to manage internal productivity levels. Moreover, managing these agents can be a significant distraction in light of the relative minor usage by the LEP client base. As for service quality, customers are typically inexperienced in recruiting, testing, training and managing an ethnically diverse workforce and often lack the resources to service their customers in more than 170 languages, 24 hours a day, seven days a week. Face-to-face interpreters can deliver more personal service, although interpreters represent a fixed cost that may become expensive if not managed efficiently. Moreover, face-to-face interpreters generally are not available on demand when needed and cannot assist in call center applications.

CRM Providers

Many third party CRM providers offer language solutions as part of their larger outsourcing offering. Generally, the number of languages offered are limited (in many cases, only one). These offerings are usually focused on program-specific, scripted sales offers and lack the flexibility OPI provides to customer service and other critical applications. Many companies choose not to outsource critical customer relationships to third party CRM providers.

Technology

Web and IVR technology provide low cost language alternatives, although the use of these technologies currently is limited to simple transactions and lacks the flexibility OPI provides for typical customer service and other critical applications. Moreover, customers still need to provide a “zero out” option when LEP speakers cannot continue with menus provided or require additional assistance beyond the basic applications. Machine translation has evolved to handle simple transactions with accuracy in the range of 80% to 90%. Similar to CRM providers and IVR technology, machine translation lacks the flexibility desired by customers for interactions with their own customers.

Legislation

Several measures have been introduced in Congress aimed at discouraging the transfer of U.S. jobs to foreign countries including a bill that would deny federal contracts to companies with offshore operations and a bill that would require notification of workers when companies plan to outsource and require the Department of Labor to compile statistics on the trend. These legislative proposals are being challenged in state court. It is not clear whether these or similar legislative proposals will eventually become law and what, if any, impact they would have on our business and operations.

Employees

Employees are classified as those who are remunerated on a salaried or an hourly basis, and receive corporate benefits from us. Agency employees are also paid on either an hourly or minute basis, but are employed by a staffing agency and are eligible for benefits from the staffing agency. Independent contractors are defined as those interpreters that are paid by the minute of interpretation and do not receive any corporate benefits or direction from us. Employee and agency employee interpreters are scheduled and non scheduled and generally handle our high-volume languages, receive training and are supplemented by independent contractor interpreters for peak volumes and for lower-volume languages. The majority of our interpreters work from home in the United States, with an increasing number of interpreters located in global interpretation centers which are mainly located in Central America. As of December 31, 2008, all of our employees were non-unionized. Effective February 2009, a portion of our agency employees located in Panama became subject to a collective bargaining agreement.

As of December 31, 2008, we employed or contracted for 4,719 workers as follows:

Function	Employees	Agency Employees	Independent Contractors	Total
Interpreters	1,899	2,359	222	4,480
Operations	73	10	—	83
Sales & Marketing	76	5	—	81
Customer Care	13	1		14
Information Technology	22	1	—	23
Finance	19	—	—	19
Administrative	12	7	—	19

Total	2,114	2,383	222	4,719

Available Information

Our website is located at http://www.languageline.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 12(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge on the Securities and Exchange Commission (“SEC”) website (http://www.sec.gov) as soon as reasonably practicable after we electronically file or furnish the reports. The SEC website also contains reports and other information that we filed with the SEC. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

ITEM 1A:	RISK FACTORS

You should carefully consider the following factors, in addition to the other information in this Annual Report on Form 10-K, in evaluating our Company and our business.

If we are unable to successfully implement and execute our business strategy, our business, financial condition and results of operations could be adversely affected.

The implementation and execution of our business strategy will place significant demands on our senior management and operational, financial and marketing resources. The successful implementation of our business strategy involves the following principal risks which could materially adversely affect our business, financial condition and results of operations:

•	the operation of our business may place significant or unachievable demands on our management team;

•	we may be unable to increase our penetration and expansion of the OPI market at average rates per billed minute of service which are acceptable to us;

•	we may be unable to continue to achieve cost reductions on a per billed minute basis consistent with our low-cost provider strategy; and

•	we may be unable to recruit a sufficient number of qualified interpreters.

Our continued success depends on continued demand from the primary industries we serve and economic stability.

Our success depends upon continued demand for our services from our customers within the industries we serve. A significant downturn in the insurance, healthcare, financial services or government industries, which together accounted for a majority of our revenues in 2008, or a trend in any of these industries to reduce or eliminate their use of OPI services may negatively impact our results of operations.

Further, recent events, including the fallout from problems in the U.S. credit markets, indicate a moderate to severe recession in the U.S. and world economies, which could have an impact on our customers and the volume of business they are able to conduct with us and their ability to pay for services rendered. Additionally, the securities and credit markets have recently been experiencing volatility and disruption, which could impact our ability to access capital.

Our continued success depends on our customers’ trend toward outsourcing OPI services.

Our business depends on the continued need for outsourced OPI services as driven by general economic and public policy factors. These trends may not continue, as businesses and organizations may either elect to perform OPI services in-house or discontinue OPI services, both of which would have a negative effect on our revenues. Additionally, Spanish-English interpretation services accounted for the majority of our total OPI billed minutes in 2008. A decision by our customers to conduct an increasing amount of OPI services in-house, especially for the rapidly growing Spanish-speaking community, could have an adverse effect on our business, financial condition and results of operations.

The OPI services market in which we compete is highly competitive and our failure to compete effectively could erode our market share.

Our failure to compete effectively in the outsourced OPI services market that we serve could erode our market share and negatively impact our ability to service our debt. We expect that our existing competitors will strive to improve their outsourced OPI services and introduce new services with competitive price and customer service characteristics. From time to time we may lose customers as a result of competition. Certain of our potential competitors may attempt to leverage their existing infrastructure to compete with us. For example, a large call center company may have the requisite scale to enter into the OPI services market. If this were to occur, the outsourced OPI industry may become more competitive and may force us to decrease our profit margins in order to maintain our market position.

Our average revenue per minute has been declining.

We have undertaken a strategy to manage pricing per billed minute as a strategic tool to encourage our customers to purchase more billed minutes and to optimize our market share. If we are unable to attract sufficient volume to offset lower per minute charges or if average rates per billed minute decrease beyond our expectations, we may be unable to generate revenue growth or maintain current revenue levels in the future.

Our business could be adversely affected by a variety of factors related to doing business internationally.

We currently conduct operations internationally. Although our OPI services constitute generally accepted business practices in the United States, such practices may not be accepted in certain international markets. To the extent there is consumer, business or government resistance to the use of OPI services in international markets we target, our international growth prospects could be affected. In addition, our international operations are subject to numerous inherent challenges and risks, including the difficulties associated with operating in multilingual and multicultural environments, varying and potentially burdensome regulatory requirements, fluctuations in currency exchange rates, political and economic conditions in various jurisdictions, tariffs and other trade barriers, longer accounts receivable collection cycles, barriers to the repatriation of earnings and potentially adverse tax consequences. Moreover, expansion into new geographic regions will require considerable management and financial resources and, as a result, may negatively impact our results of operations.

Our continued success depends on our ability to attract and retain qualified personnel.

Our business is labor intensive and places significant importance on our ability to recruit and retain a qualified base of interpreters and technical and professional personnel. We continuously recruit and train replacement personnel as a result of our changing and expanding work force. A higher turnover rate among our personnel would increase our hiring and training costs and decrease operating efficiencies and productivity. We may not be successful in attracting and retaining the personnel that we require to conduct our operations successfully.

Our continued success depends on our ability to retain senior management.

Our success is largely dependent upon the efforts, direction, and guidance of our senior management. Our continued growth and success also depends in part on our ability to attract and retain qualified managers and on the ability of our executive officers and key employees to manage our operations successfully. The loss of Dennis Dracup, Chief Executive Officer, Louis Provenzano, President and Chief Operating Officer, or Michael Schmidt, Chief Financial Officer, or our inability to attract, retain or replace key management personnel in the future could have a material adverse effect on our business.

Our business is highly dependent on the availability of telephone service.

Our business is highly dependent upon telephone service provided by various local and long distance telephone companies. Any significant disruption in telephone service could adversely affect our business. Additionally, limitations on the ability of telephone companies to provide us with increased capacity in the future could adversely affect our growth prospects. Rate increases imposed by these telephone companies would have the effect of increasing our operating expenses. In addition, our operation of global interpretation centers causes us to rely on the availability of telephone service outside the United States. Any significant disruption in telephone service in the countries where we operate global interpretation centers could adversely affect our business.

Our business could be adversely affected by an emergency interruption of our operations.

Our operations are dependent upon our ability to protect our OPI interpretation centers against damage that may be caused by fire, power failure, telecommunications failures, unauthorized intrusion, computer viruses and other emergencies. We have taken precautions to protect ourselves and our customers from events that could interrupt delivery of our services. These precautions include fire protection and physical security systems, rerouting of telephone calls to one or more of our other OPI interpretation centers in the event of an emergency, backup power generators and a disaster recovery plan. We also maintain business interruption insurance in amounts that we consider adequate. Notwithstanding such precautions, a fire, natural disaster, human error, equipment malfunction or inadequacy, or other event could result in a prolonged interruption in our ability to provide support services to our customers.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry

At December 31, 2008 we had $466.8 million of outstanding debt. Our degree of leverage could have important consequences, including the following:

•	It may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions, and general corporate or other purposes;

•

A substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures and future business opportunities;

•	Certain of our borrowings, including our term loan and credit revolver facility are at variable rates of interest, exposing us to the risk of increased interest rate;

•	We may from time to time fail to be in compliance with covenants under our term loan facility, which will require us to seek waivers from our banks.

We cannot predict the outcome of various measures in Congress aimed at limiting the transfer of U.S. jobs overseas.

A number of our interpreters are located in global interpretation centers outside of the United States. Although hourly wages for our off-shore interpreters are often above the average wage rate in their respective countries, these off-shore interpreters are paid less than comparable U.S.-based interpreters, and the global interpretation centers have a meaningful cost advantage over our domestic interpretation centers. Several measures have been introduced in Congress aimed at prohibiting, or at least limiting, the transfer of U.S. jobs to foreign countries. It is not clear whether these legislative proposals will eventually become law or what impact they may have on our business.

ITEM 1B:	UNRESOLVED STAFF COMMENTS

Not applicable.

*    *    *

ITEM 2:	PROPERTIES

Together with our subsidiaries, we presently operate the following facilities:

Location	Purpose	Sq Ft	Lease/ Own	Expiration
Monterey, CA	Headquarters and Interpretation Center	28,020	Leased	December 2010
Elk Grove, Illinois	Interpretation Center	5,026	Leased	November 2011
Dominican Republic	Interpretation Center	16,527	Leased	October 2009
Panama (2 leases)	Interpretation Center	12,273/10,076	Leased	April 2010 and November 2011
Costa Rica (2 leases)	Interpretation Center	11,190/11,153	Leased	April 2010 and 2011

The Company believes its facilities are adequate for its current and reasonably anticipated future needs.

ITEM 3:	LEGAL PROCEEDINGS

We are party to various lawsuits arising in the normal course of business. While the amount of liability that may result from these matters cannot be determined, we believe the ultimate liability will not materially affect our financial position, results of operations, or cash flows.

ITEM 4:	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Not applicable.

PART II

ITEM 5:	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Not applicable.

ITEM 6:	SELECTED CONSOLIDATED FINANCIAL DATA

The selected historical consolidated financial data presented below should be read in conjunction with “Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s audited consolidated financial statements contained in “Item 15 – Exhibits and Financial Statement Schedules.” Historical operating results in the following table are not necessarily indicative of the results of operations to be expected in the future.

Selected Consolidated Financial Data

						Predecessor
	Years Ended December 31,				June 12 to December 31, 2004	January 1 to June 11, 2004
	2008	2007	2006	2005
Statement of Operations Data:
Revenues	$212,644	$183,188	$163,294	$144,878	$80,284	$64,692
Costs of services	69,007	64,767	57,916	49,275	25,973	21,512
Other expenses:
Selling, general and administrative (2)	38,881	32,410	28,807	24,635	12,441	10,423
Interest	48,913	52,910	54,161	50,117	25,685	6,031
Merger related expenses	—	—	—	—	104	9,848
Depreciation and amortization	29,398	31,290	36,409	39,217	21,709	1,735

Total other expenses	117,192	116,610	119,377	113,969	59,939	28,037

Other income:
Interest	355	915	798	285	287	49
Escrow settlement (1)	—	—	795	—	—	—
Other	698	313	—	—	—	—

Total other income	1,053	1,228	1,593	285	287	49

Income (loss) before taxes on income	27,498	3,039	(12,406)	(18,081)	(5,341)	15,192
Taxes (benefit) on income (loss)	9,834	2,048	(2,895)	(8,465)	(1,614)	5,968

Net income (loss)	$17,664	$991	$(9,511)	$(9,616)	$(3,727)	$9,224

Balance Sheet Data at end of period:
Cash and cash equivalents	$15,046	$13,898	$20,236	$13,991	$12,164	$11,475
Total assets (4)	800,568	813,103	843,966	869,731	904,688	263,566
Total long-term debt (3)	466,776	470,704	476,097	484,380	499,644	224,890
Stockholders’ equity (4)	184,880	183,872	204,283	213,420	222,770	8,740

(1)	On June 11, 2004 as part of the Merger, $30.0 million of the Merger consideration was deposited into an escrow account on behalf of the stockholders and optionholders of the Predecessor to secure their potential indemnity obligations to LLI. Since the Merger, periodic payments from the escrow account have been paid to the stockholders and optionholders of the Predecessor according to a pre-determined payment schedule. Final settlement of the excrow account was reached with the previous owners on July 25, 2006. In final settlement of the escrow account, the Company received $795,000 for potential tax liabilities. As the Company had already recorded these additional tax liabilities subsequent to the Merger and concluded there is not a clear and direct link to the orginal purchase price, the settlement amount of $795,000 was recorded into other income in the third quarter of 2006.

(2)	Effective January 1, 2006, the Company adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standard (“SFAS”) No. 123( R), “Share-Based Payment,”, which establishes the accounting for employee stock-based awards. The Company adopted SFAS No. 123( R) and as a result, periods prior to January 1, 2006 have not been restated. The Company recognized stock-based compensation of $0.4 million for grants of its Holdings Class C restricted stock units in Selling, General and Administrative for each 2008, 2007 and 2006, consistent with compensation recorded for all employees who had previously received grants since the Merger date. See further discussion in Note 7, “Stock-Based Compensation” in our consolidated financial statements.

(3)	Note that total long-term debt includes the current portion of long-term debt.

(4)	The 2007 and 2006 amounts have been revised to reflect a reclassification of tax and related party payables in our consolidated balance sheet. See further discussion in Note 5 “Income taxes” in our consolidated financial statements.

ITEM 7:	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the “Selected Consolidated Financial Data,” and the consolidated financial statements and the related notes thereto included elsewhere in this document. This discussion contains forward-looking statements about our markets, the demand for our products and services and our future results. We based these statements on assumptions that we consider reasonable. Actual results may differ materially from those suggested by our forward-looking statements for various reasons including those discussed in the “Risk Factors” and “Forward-Looking Statements” sections of this Annual Report on Form 10-K.

Introduction

We believe we are the leading global provider of OPI services from English into more than 170 different languages, 24 hours a day, seven days a week. Our specially-trained, proprietary base of interpreters perform value-added OPI services which facilitate critical business transactions and delivery of emergency and government services between our customers and LEP speakers throughout the world. In 2008, we helped more than 35 million people communicate across linguistic and cultural barriers by providing OPI services to our customers. We offer our customers a high-quality, cost-effective alternative to staffing in-house multilingual employees or using face-to-face interpretation. Through our OPI services, we improve our customers’ revenue potential, customer service and competitiveness by enhancing their ability to effectively serve the growing population of current and prospective LEP speakers.

Overview of Operations

Our revenues are derived primarily from per minute fees charged to our customers for our interpretation services. Generally, customers are charged based on actual billed minutes of service and the customer’s contractual rate per billed minute of service. In addition, the Company generates revenue from complementary services such as document translation, Video Interpretation services, American Sign Language, and face-to-face interpretation. We recognize revenues when the services have been performed.

Expenses consist primarily of costs of services, selling, general and administrative expenses, depreciation and amortization and interest expense. Costs of services primarily include the cost of our interpreters, call agents and telecommunications costs.

Critical Accounting Policies and Estimates

Our significant accounting policies summarized in “Note 1—Organization and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in Item 15, have been prepared in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”). In preparing the consolidated financial statements, GAAP requires management to select and apply accounting policies that involve estimates and judgment. The following accounting policies may require a higher degree of judgment or involve amounts that could have a material impact on the consolidated financial statements.

Revenue Recognition

Our revenues are primarily generated from over-the-phone interpretation services and fees. We recognize revenues when the services have been performed and all four of the following revenue recognition criteria have been met (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller’s price to the buyer is fixed or determinable and (iv) collectibility is reasonably assured. We assess whether the fee is fixed or determinable based on the terms of the contracts or purchase orders entered into with our customers. We assess collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. We generally do not require collateral from our customers.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the failure of customers to make payment. We determine the allowance based upon an evaluation of individual accounts, aging of the portfolio, issues raised by customers that may suggest non-payment, including the customer’s credit-worthiness and historical experience, and the current economic environment. While our bad debt losses have historically been within our expectations and the allowance established, we might not continue to experience the same loss rates that we have in the past. If the financial condition of individual customers or the general worldwide economy were to vary materially from the estimates and assumptions made by us, the allowance may require adjustment in the future. We evaluate the adequacy of the allowance on a regular basis, modifying, as necessary, its assumptions, updating its record of historical experience and adjusting reserves as appropriate.

Goodwill and Other Intangible Assets

We perform our annual impairment analysis of goodwill in the fourth quarter of each year according to the provisions of SFAS 142, Goodwill and Other Intangible Assets (“SFAS 142”). This statement requires that we perform a two-step impairment test on goodwill. In the first step, we compare the fair value of each reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to the reporting unit, goodwill is not impaired and we are not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then we must perform the second step of the impairment testing to determine the implied fair value of the reporting unit’s goodwill. The implied fair value of goodwill is calculated by deducting the fair value of all tangible and intangible assets of the reporting unit, excluding goodwill, from the fair value of the reporting unit as determined in the first step. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then we record an impairment loss equal to the difference.

We performed our annual valuation analysis of goodwill on December 31, 2008 in accordance with SFAS142 as stated above. Consistent with prior years we have one reporting unit which is the same as our operating segment.

We determined the fair value of the reporting unit based on a weighting of market and income approaches. Under the market approach, we estimated the fair value based on market multiples of EBIT and EBITDA. Under the income approach, we measured fairvalue of the reporting unit based on a projected cash flow method using a discount rate determined by our management which is commensurate with the risk inherent in our current business model. Our discounted cash flow projections were based on our annual financial forecasts developed internally by management for use in managing our business and through discussions with the independent valuation firm engaged by us. The significant assumptions of these forecasts included continued revenue growth over the next five years. Given the current economic environment and the uncertainties regarding the impact on our business, there can be no assurance that the estimates and assumptions made for purposes of our goodwill impairment testing at December 31, 2008 will prove to be accurate predictions of the future. If our assumptions regarding forecasted revenue or gross margin rates are not achieved, we may be required to record goodwill impairment charges in future periods, whether in connection with the next annual impairment testing or prior to that, if any change constitutes a triggering event outside of the period when the annual goodwill impairment test is performed. It is not possible at this time to determine if any such future impairment charge would result or, if it does, whether such charge would be material. We believe that the assumptions and rates used in our impairment test under SFAS142 are reasonable. However, they are judgmental, and variations in any of the assumptions or rates could result in materially different calculations of impairment amounts.

Based on our valuation results, we determined that the fair value of our reporting unit continued to exceed its carrying value. Therefore, management determined that no goodwill impairment charge was required as of December 31, 2008.

We amortize other intangible assets over their estimated useful lives. Customer relationships, internally developed technology, trade names and trademarks are our most significant other intangible assets. We record an impairment charge on these assets if we determine that their carrying value may not be recoverable. The carring value is not recoverable if it exceeds the undiscounted cash flows resulting from the use of the asset and its eventual disposition. Our estimates of future cash flows attributable to our other intangible assets require significant judgment based on our historical and anticipated results and are subject to many factors. We assess the impairment of identifiable intangibles and long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable or that the life of the asset may need to be revised. Factors we consider important which could trigger an impairment review include the following:

•	significant negative industry or economic trends;

•	significant loss of customers;

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business.

When we determine that the carrying value of intangibles or other long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure the potential impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model. An impairment loss is recognized only if the carrying amount of the intangible asset or other long-lived asset is not recoverable and exceeds its fair value. Different assumptions and judgments could materially affect the calculation of the fair value of our other intangible assets and other long-lived assets.

Stock-Based Compensation

We account for stock-based compensation in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share Based Payment”. Under SFAS 123(R), the Company determines the fair value of its Language Line Holdings, LLC (“Holdings”) Class C restricted stock units pursuant to the probability-weighted expected return method. Under this method, the value of an enterprise’s common stock is estimated from an analysis of the future values for the Company assuming various possible future liquidity events. SFAS 123(R) requires that the Company recognize compensation expense for only the portion of restricted stock units that are expected to vest, rather than recording forfeitures when they occur, as previously permitted. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in future periods.

Income Taxes

In preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating actual current tax exposures together with assessing tax credits and temporary differences resulting from differing treatment of certain items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheet. We then assess the likelihood of additional tax exposure, and to the extent we believe that additional tax exposure may be likely, we must record a liability for such matters. To the extent we increase this liability in a period; we include an expense within the tax provision in our consolidated statement of operations. Significant management judgment is also required in evaluating our uncertain tax positions. Our evaluation of uncertain tax positions is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. If the actual settlements differ from these estimates or we adjust these estimates in future periods, we may need to recognize a tax benefit or an additional tax charge that could materially impact our financial position and results of operations.

Significant management judgment is required in determining our provision for income taxes, income tax credits, deferred tax assets and liabilities. The recording of a liability based on additional tax exposure is based on estimates of taxable income by the jurisdictions in which we operate and the period over which amounts would be recoverable. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to adjust our income tax liability, which could impact our financial position and results of operations.

In February 2009, California budget legislation was signed into law that, among other things, contained several state tax law changes that will affect the Company’s effective state tax rate. As a result of these changes, the Company will need to re-evaluate its state deferred tax liabilities and assets in the first quarter of 2009, as the effect of changes in tax laws are accounted for in the period the law changed. The Company is currently evaluating these tax law changes and their impact to the consolidated financial statements.

Claims and Legal Proceedings

In the normal course of business, we are party to various claims and legal proceedings. We record a reserve for these matters when an adverse outcome is probable and we can reasonably estimate our potential liability. Although the outcome of these matters is currently not determinable, we do not believe that the resolution of these matters in a manner adverse to our interest will have a material effect upon our financial condition, results of operations or cash flows for any interim or annual period.

Historical Performance

Results of Operations

Recent events, including the fallout from problems in the U.S. credit markets, indicate a moderate to severe recession in the U.S. and world economies, which could have an impact on our customers and the volume of business they are able to conduct with us, as well as the prices we able to charge for our services.

The following table sets forth the percentages of revenue that certain items of operating data constitute for the periods indicated:

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Statement of Operations Data:
Revenues	100.0%	100.0%	100.0%
Costs of services	32.5%	35.3%	35.5%
Other expenses:
Selling, general and administrative	18.3%	17.7%	17.6%
Interest	23.0%	28.9%	33.2%
Depreciation and amortization	13.8%	17.1%	22.3%

Total other expenses	55.1%	63.7%	73.1%

Other income:
Interest	0.2%	0.5%	0.5%
Escrow settlement	—	—	0.5%
Other	0.3%	0.2%	—

Total other income	0.5%	0.7%	1.0%

Income (loss) before income taxes	12.9%	1.7%	(7.6%)
Income tax provision (benefit)	4.6%	1.1%	(1.8%)

Net income (loss)	8.3%	0.6%	(5.8%)

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007.

Revenues for the year ended December 31, 2008 were $212.6 million as compared to $183.2 million for the year ended December 31, 2007, an increase of $29.5 million or 16.1%. This increase in revenue is driven by principally by an increase in OPI billed minutes, offset partially by a nominal decline in the average rate per billed minute.

For the year ended December 31, 2008, total costs of services was $69.0 million as compared to $64.8 million for the year ended December 31, 2007, an increase of $4.2 million or 6.5%. This increase was primarily due to increased interpretation minutes, partially offset by a lower cost per minute as a result of lower interpreter costs.

Selling, general and administrative expenses for the year ended December 31, 2008 were $38.9 million as compared to $32.4 million for the year ended December 31, 2007, an increase of $6.5 million or 20.0%. This increase was primarily due to higher sales and marketing costs of $2.0 million, operations support costs of $0.7 million and information technology and telecom admin of $0.5 million, and overall increases in all other general and administrative costs.

Interest expense for the year ended December 31, 2008 was $48.9 million as compared to $52.9 million for the year ended December 31, 2007, a decrease of $4.0 million or 7.6%. This was primarily due to a decrease in the interest rate on our senior secured debt (at December 31, 2008 the rate was 4.71% as compared to 8.34% at December 31, 2007), combined with a lower average principal balance during the period for our term loan.

Depreciation and amortization was $29.4 million for the year ended December 31, 2008 as compared to $31.3 million for the year ended December 31, 2007, a decrease of $1.9 million or 6%. This decrease was primarily due to an intangible asset which became fully amortized during 2007.

Interest income for the year ended December 31, 2008 was $0.4 million as compared to $0.9 million for the year ended December 31, 2007, a decrease of $0.5 million or 61.3%. This decrease was the result of lower interest rates in 2008 compared to 2007.

Tax expense on income for the year ended December 31, 2008 was $9.8 million compared to $2.0 million for the year ended December 31, 2007, a change of $7.8 million, primarily due to a $24.5 million change in pretax results of operations, from income before taxes of $3.0 million in 2007 to income before income taxes of $27.5 million in 2008. The effective tax rate for the year ended December 31, 2008 was 35.8% as compared to a 67.4% for the year ended December 31, 2007. The primary reason for the decrease was due to certain of our previously unrecognized tax benefits being recognized in 2008 due to the lapse of statute of limitations as a reduction in our recorded tax expense. The Company’s effective tax rate is significantly impacted by its permanent differences, which are significant in relation to the income before taxes on income. These permanent differences consist principally of a portion of the interest expense incurred on our senior discount notes, which is non-deductible for income tax purposes.

Other income for the year ended December 31, 2008 was $0.7 million compared to $0.3 million for the year ended December 31, 2007. This increase is primarily due to fees charged on accounts receivable balances in excess of 30 days, which the Company began assessing in 2008.

As a result of the factors described above, net income was $17.7 million for the year ended December 31, 2008 as compared to $1.0 million for the year ended December 31, 2007.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006.

Revenues for the year ended December 31, 2007 were $183.2 million as compared to $163.3 million for the year ended December 31, 2006, an increase of $19.9 million or 12.2%. This increase in revenue is driven principally by an increase in OPI billed minutes, offset partially by a nominal decline in the average rate per billed minute.

For the year ended December 31, 2007, total costs of services was $64.8 million as compared to $57.9 million for the year ended December 31, 2006, an increase of $6.9 million or 11.9%. This increase was primarily due to increased interpretation minutes, partially offset by efficiencies gained from continued business process improvements.

Selling, general and administrative expenses for the year ended December 31, 2007 were $32.4 million as compared to $28.9 million for the year ended December 31, 2006, an increase of $3.5 million or 12.1%. This increase was primarily due to higher interpreter support and recruiting costs coupled with an increase in sales and marketing initiatives

Interest expense for the year ended December 31, 2007 was $52.9 million as compared to $54.2 million for the year ended December 31, 2006, a decrease of $1.3 million or 2.4%. This decrease was primarily due to a decrease in the interest rate in 2007 versus 2006 on our term loan combined with a reduction in the principal balance of our term loan.

Depreciation and amortization was $31.3 million for the year ended December 31, 2007 as compared to $36.4 million for the year ended December 31, 2006, a decrease of $5.1 million or 14.0%. This decrease was principally attributable to intangible assets becoming fully amortized in 2007 and 2006.

Interest income for the year ended December 31, 2007 was $0.9 million as compared to $0.8 million for the year ended December 31, 2006, an increase of $0.1 million or 12.5%. This increase was the result of higher interest rates.

Escrow settlement of $795,000 for the year ended December 31, 2006 was a result of final settlement of the escrow account related to the Merger. Final settlement of the escrow account was reached with the previous owners on July 25, 2006. In final settlement of the escrow account, the Company received $795,000 for potential tax liabilities. As the Company had already recorded these additional tax liabilities subsequent to the Merger and concluded there is not a clear and direct link to the original purchase price, the settlement amount of $795,000 was recorded into other income in the third quarter of 2006.

Tax expense on income for the year ended December 31, 2007 was $2.0 million compared to $2.9 million of tax benefit on loss for the year ended December 31, 2006, a change of $4.9 million, primarily due to a $15.4 million change in pretax results of operations, from a loss before income taxes of $12.4 million in 2006 to income before income taxes of $3.0 million in 2007. The effective tax rate for the year ended December 31, 2007 was 67.4% as compared to a 23.3% tax benefit for the year ended December 31, 2006. The change in the effective rate is primarily due to expenses not deductible for tax purposes (principally nondeductible interest related to senior discount notes and expenses related to our stock compensation plan), which increase the effective rate of tax expense on income and decrease the effective rate of benefit on loss.

Other income for the year ended December 31, 2007 was $0.3 million. This amount is the interest charged to our customers for overdue balances on their account.

As a result of the factors described above, net income was $1.0 million for the year ended December 31, 2007 as compared to a net loss of $9.5 million for the year ended December 31, 2006, an increase of $10.5 million or 110.5%.

Liquidity and Capital Resources

Operating Activities. Net cash provided by operating activities for the year ended December 31, 2008 was $40.8 million. This reflects net income of $17.7 million and non-cash charges of $46.1 million, offset principally by cash used for operating assets and liabilities (net) of $13.2 million and a decrease in deferred income taxes of $9.8 million. Non-cash charges include depreciation and amortization, amortization of deferred financing costs, accretion of discount on long-term debt, and stock based compensation. Net cash provided by operating activities for year ended December 31, 2007 was $33.8 million. This reflects a net income of $1.0 million, non-cash charges of $46.3 million, offset by cash used for operating assets and liabilities (net) of $4.4 million and a decrease in deferred income taxes of $9.0 million. Net cash provided by operating activities was $30.1 million for the year ended December 31, 2006. This reflects principally a net loss of $9.5 million and a decrease in deferred income taxes of $10.6 million, offset by non-cash charges of $49.4 million

Investing Activities. Net cash used in investing activities was $4.0 million for the year ended December 31, 2008. This reflects principally capital expenditures of $3.9 million for the year. Net cash used in investing activities was $2.9 million for the year ended December 31, 2007. This reflects principally capital expenditures of $2.7 million for the year. Net cash used in investing activities was $2.9 million for the year ended December 31, 2006, reflecting capital expenditures for the year.

Financing Activities. Net cash used in financing activities for the year ended December 31, 2008 was $35.6 million. This reflects payments made on our senior secured debt of $17.5 million and a dividend distribution in the amount of $18.1 million to Language Line Holding II, Inc. an affiliated non-consolidated entity under the ultimate parent, Language Line Holdings, LLC. Net cash used in financing activities for the year ended December 31, 2007 was $37.3 million. This reflects payments made on our senior secured debt of $17.3 million and a dividend distribution in the amount of $20.0 million. Net cash used by financing activities for the year ended December 31, 2006 was $21.0 million, reflecting long-term debt repayments of $18.6 million, coupled with loan fees and other financing costs of $2.3 million. At December 31, 2008 the maximum amount available under the revolving credit facility was $40.0 million, and no balance is outstanding.

Our principal sources of liquidity are cash flow from operations and borrowings available under our revolver credit facility. We believe that these funds will provide us with sufficient liquidity and capital resources for us to meet our financial obligations for the next 12 months, including our scheduled principal and interest payments, as well as to provide funds for working capital, capital expenditures, and other needs. Our principal uses of cash are debt service requirements, capital expenditures, and working capital requirements. We believe these same venues (cash flow from operations and credit facility availability through June 2010) will continue to provide us with sufficient liquidity and capital resources for us to meet our operating capital needs through June 2010. We expect to generate positive working capital through our operations. However, we cannot predict whether our current operating trends and conditions will continue, or the effect on our business from the competitive environment in which we operate.

Debt Service. As of December 31, 2008, we had total indebtedness of $466.8 million and $40.0 million of borrowings available under our revolver credit facility, as defined in our loan agreement, of which $0 is outstanding.

The senior secured credit facilities consist of a six-year $40.0 million revolving credit facility and a seven-year amortizing $285.0 million term loan facility. Borrowings under the senior credit facilities generally bear interest based on a margin over, at our option, the lender’s base rate or the reserve-adjusted LIBOR. The applicable margin for revolving credit loans will vary based upon our senior leverage ratio as defined in the senior credit facilities. The senior credit facilities are collateralized by first priority interests in, and mortgages on, substantially all of our tangible and intangible assets and first priority pledges of all the equity interest owned by us in our existing and future domestic subsidiaries.

On June 11, 2004 Language Line, Inc. issued $165 million of 11 1/8% Senior Subordinated Notes (the “Notes”) for net proceeds of $160.8 million. Interest is payable on June 15 and December 15 of each year. The Notes will mature on June 15, 2012. LLI may redeem some or all of the notes at any time on or after June 15, 2008 at the redemption prices set forth. The notes are unsecured and are subordinated to all existing and future senior indebtedness. Each of LLI’s domestic subsidiaries guarantee the notes on a senior subordinated basis.

On June 11, 2004 the Company issued approximately $109.0 million of 14 1/8% Senior Discount Notes for net proceeds of approximately $55.0 million. No cash interest will accrue on the senior discount notes prior to June 15, 2009. Thereafter, cash interest on the senior discount notes will accrue at a rate of 14 1/8% per annum and be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2009. The senior discount notes are unsecured senior obligations, are subordinate to the Notes described above, and rank equally with all of the Company’s future senior indebtedness and rank senior to all subordinated indebtedness. The senior discount notes are subordinated to all of the Company’s subsidiaries’ existing and future obligations and are due June 15, 2013.

On November 14, 2006, the Company entered into an Amended and Restated Credit Agreement (the “Agreement”) which amends and restates the Original Credit Agreement dated as of June 11, 2004 and amended as of November 3, 2005, among LLI, the Company and the subsidiary guarantors party thereto.

The Agreement effects a refinancing and replacement of the Tranche B Term Loans outstanding under the Original Credit Agreement with a new class of Term Loans designated as “Tranche B-1 Term Loans”. The aggregate principal amount of the modified loan is equal to the aggregate principal amount of original loan under the Original Credit Agreement. The modified loan has terms, rights and obligations materially identical to the original loan except that the Applicable Margin for borrowings under the modified loan is 3.25% in the case of Eurodollar loans and 2.25% in the case of Alternate Base Rate Loans. In addition, the Agreement amended related definitions and contained immaterial modifications to various other provisions of the Original Credit Agreement.

Capital Expenditures. We expect to spend approximately $4.0 million in 2009 to fund our capital expenditures as well as normal investments in telecommunications and company equipment. We plan to fund these expenditures through net cash flows from operations.

We believe that the cash generated from operations will be sufficient to meet our debt service, capital expenditures and working capital requirements. Subject to restrictions in our senior secured credit facilities and the indentures governing the notes, we may incur more debt for working capital, capital expenditures, acquisitions and for other purposes. In addition, we may require additional financing if our plans materially change in an adverse manner or prove to be materially inaccurate. There can be no assurance that such financing, if permitted under the terms of our debt agreements, will be available on terms acceptable to us or at all.

Recent events, including the fallout from problems in the U.S. credit markets, indicate a moderate to severe recession in the U.S. and world economies, which could have an impact on our customers and the volume of business they are able to conduct with us, as well as the prices we able to charge for our services. Additionally, the securities and credit markets have recently been experiencing volatility and disruption, which could impact our ability to access capital. Our principal sources of liquidity are cash flow from operations and borrowings available under our revolver credit facility. We believe that these funds will be sufficient to meet our debt service, capital expenditures and working capital requirements. Subject to restrictions in our senior secured credit facilities and the indentures governing the notes, we may incur more debt for working capital, capital expenditures, acquisitions and for other purposes. In addition, we may require additional financing if our plans materially change in an adverse manner or prove to be materially inaccurate. There can be no assurance that such financing, if permitted under the terms of our debt agreements, will be available on terms acceptable to us or at all. However, we believe the lenders participating in our revolver credit facility will be willing and able to provide financing in accordance with the terms of the agreement, and to date, our access to credit under our revolving credit facility has not been adversely affected by recent market conditions. Finally, we monitor the financial strength of our third-party financial institutions, including those that hold our cash, and attempt to diversify our concentration of cash that we hold at any point in time.

Contractual Obligations

The following table sets forth our long-term contractual cash obligations as of December 31, 2008 (dollars in thousands):

	Years Ending December 31,
	Total	2009	2010	2011	2012	2013	Thereafter
Senior secured credit facilities	$201,675	$16,339	$12,083	$173,253	$—	$—	$—
Senior subordinated notes	165,000	—	—	—	165,000	—	—
Senior discount notes	108,993	—	—	—	—	108,993	—
Interest payments	147,942	35,335	42,452	37,884	24,573	7,698	—
Unrecognized tax benefits	1,112	375	—	—	—	—	737
Operating leases	2,344	1,185	983	176
Service contract commitments	9,558	3,700	3,700	2,158	—	—	—

Total cash contractual obligations	$636,624	$56,934	$59,218	$213,471	$189,573	$116,691	$737

Interest payments with respect to the senior secured credit facilities assume a variable rate of 4.71%, which represents the most recent rate applicable to these facilitities. Both the senior subordinated notes issued by Language Line, Inc. and the senior discount notes are 11 1/8% and 14 1/8% fixed rate notes, respectively. The senior discount note cash interest payments start in December 2009.

The expected timing of payment of the obligations discussed above is estimated based on current information. Timing of payments and actual amounts paid may be different depending on the time of receipt of services or changes to agreed-upon amounts for some obligations.

Related Party Transactions

In January 2008, the Company’s ultimate parent, Language Line Holdings, LLC completed its acquisition of Coto Holdings, LLC (“Coto”), a previously unaffiliated company. As part of an affiliate and intercompany services agreement executed between the Company, its parent and Coto, the Company is to provide certain management, interpretation and other defined services to Coto.

As consideration for these management services, Coto is charged a management fee by the Company equal to $500,000 per quarter. Management fees earned by the Company for the year ended December 31, 2008, included in revenues in the statements of operations in the financial statements, totaled $1,945,000.

Additionally, Coto is charged a fee to reimburse the Company for costs it incurs for providing interpretation services, certain of their equipment and other miscellaneous costs. Reimbursable charges to Coto for interpreters and equipment, netted against cost of revenues for the year ended December 31, 2008 totaled $13,127,000. Finally, reimbursable charges to Coto for other miscellaneous (indirect) costs netted against selling, general and administrative expenses totaled $870,000 for the year ended December 31, 2008, respectively. At December 31, 2008, Coto owed the Company an aggregate of $2,387,000 related to these services and charges.

On January 19, 2006 the Company’s ultimate parent, Language Line Holdings, LLC, completed its acquisition of the unaffiliated U.K. based company Language Line, Limited (“Language Line UK”). Language Line UK’s business operations are independent of the Company and are not included in the accompanying consolidated financial statements. The Company incurred $257,000 of acquisition related costs in 2005 which were reported as a loan to Language Line UK on the Company’s balance sheet as of December 31, 2005. Subsequently the Company received a full amount of settlement on January 20, 2006 when the acquisition was completed. The company has a contract to provide administrative and sales support services to Language Line UK for a fixed monthly fee. The Company recognized revenue of approximately $236,000, $234,000 and $480,000 for the years ended December 31, 2008, December 31, 2007 and December 31, 2006, respectively for administrative and sales support services it rendered to Language Line UK.

The operations of the Company and subsidiaries are included in the consolidated federal and state income tax returns of its parent, Language Line Holdings, II Inc. The Company and subsidiaries manage the respective tax payments and refunds for Language Line Holdings, II Inc. Included in the consolidated balance sheet at December 31, 2008 and 2007 are amounts owed to Language Line Holdings, II Inc. of $2,229,000 and $1,727,000 under this arrangement. These amounts are presented separately from the amounts that are receivable or payable (from/to) taxing authorities for federal and state income taxes. In prior periods amounts owed to Language Line Holdings, II Inc. were offset against amounts due from/to taxing authorities in the balance sheet. The Company has revised this presentation in the consolidated balance sheet at December 31, 2007.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS No. 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities. Entities electing the fair value option would be required to recognize changes in fair value in earnings. Entities electing the fair value option are required to distinguish, on the face of the statement of financial position, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of initial adoption. We elected not to adopt the fair value option for any financial assets and liabilities.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree, as well as the goodwill acquired. Significant changes from current practice resulting from SFAS 141(R) include the expansion of the definitions of a “business” and a “business combination.” For all business combinations (whether partial, full or step acquisitions), the acquirer will record 100% of all assets and liabilities of the acquired business, including goodwill, generally at their fair values; contingent consideration will be recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value will be recognized in earnings until settlement; and acquisition-related transaction and restructuring costs will be expensed as incurred rather than treated as part of the cost of the acquisition; reversals of valuation allowances related to acquired deferred tax assets and changes to acquired income tax uncertainties will be recognized in earnings; and, when making adjustments to finalize preliminary accounting, acquirers will revise any previously issued post-acquisition financial information in future financial statements to reflect any adjustments as if they occurred on the acquisition date. SFAS 141(R) also establishes disclosure requirements to enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is not permitted. SFAS 141(R) may have an impact on the Company’s consolidated financial statements when effective in the event a business combination occurs. The nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisition consummated after the effective date.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An amendment of ARB No. 51” (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin 51 “Consolidated Financial Statements” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is a third-party ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, SFAS 160 requires the consolidated statement of income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. SFAS 160 also requires disclosure on the face of the consolidated statement of income of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. Currently, we do not have any non-controlling interests (ownership interests in a subsidiary that are held by owners other than us) recorded in our financial statements. The adoption of SFAS 160 is not expected to have a material impact on our financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosure requirements about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. The fair value measurement of financial assets and financial liabilities is effective for us beginning in fiscal year 2008. Three FASB Staff Positions (“FSP”) on this statement were subsequently issued. FSP No. 157-1, issued on February 14, 2008, excluded SFAS No. 13, “Accounting for Leases” (“SFAS 13”), and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS 13. However, this scope exception does not apply to assets acquired and liabilities assumed in a business combination, which are required to be measured at fair value under SFAS No. 141, “Business Combinations” or SFAS 141(R), regardless of whether those assets and liabilities are related to leases. This FSP was effective upon our initial adoption of SFAS 157. FSP No. 157-2, issued on February 12, 2008, delayed the effective date of this statement for non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. This FSP will be effective for us in fiscal year 2009. FSP No. 157-3, issued in October 2008 and effective upon issuance, clarifies how SFAS 157 should be applied when valuing securities in markets that are not active by illustrating key considerations in determining fair value. Our adoption of this statement on January 1, 2008 is limited to financial assets and liabilities, and did not have a material impact on our consolidated financial position, results of operations or cash flows. The adoption of FSP No. 157-2 is not expected to have a material impact on our consolidated financial statements.

In April 2008, the FASB issued FSP No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. FSP 142-3 applies to intangible assets that are acquired individually or with a group of other assets after the effective date of either a business combination or an asset acquisition. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under Statement 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other U.S. GAAP. The FSP also contains new disclosure requirements with respect to recognized intangible assets. This FSP is effective for fiscal years beginning after December 15, 2008, and for interim periods within such fiscal years. We are currently evaluating the potential impact of this statement on our consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. SFAS 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” This statement did not result in a change in our current practice.

Escrow Settlement

On June 11, 2004 as part of the Merger, $30.0 million of the Merger consideration was deposited into an escrow account on behalf of the stockholders and optionholders of the Predecessor to secure their potential indemnity obligations to LLI. Since the Merger, periodic payments from the escrow account have been paid to the stockholders and optionholders of the Predecessor according to a pre-determined payment schedule. Final settlement of the escrow account was reached with the previous owners on July 25, 2006. In final settlement of the escrow account, the Company received $795,000 for potential tax liabilities. As the Company had already recorded these additional tax liabilities subsequent to the Merger and concluded there is not a clear and direct link to the original purchase price, the settlement amount of $795,000 was recorded into other income in the third quarter of 2006.

Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

ITEM 7A:	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to certain market risks as part of our ongoing business operations. Market risk is the potential loss arising from adverse changes in market rates and prices, general credit, foreign currency exchange rate fluctuation, liquidity and interest rate risks, which may be exacerbated by the tightening of the global credit markets and the heightened economic uncertainty that have affected various sectors of the financial markets. We do not enter into derivatives or other financial instruments for trading or speculative purposes. Our primary exposure includes changes in interest rates, as borrowings under our senior secured credit facilities bear interest at floating rates based on LIBOR or the base rate, in each case plus an applicable borrowing margin. We will manage our interest rate risk by balancing our amount of fixed-rate and floating-rate debt. For fixed-rate debt, interest rate changes do not affect our earnings or cash flows. Conversely, for floating-rate debt, interest rate changes generally impact our earnings and cash flows, assuming other factors are held constant.

As of December 31, 2008, we had $274 million principal amount of fixed-rate debt and $241.7 million of available floating-rate debt (of which we borrowed $201.7 million). Based on the amounts outstanding under the revolver credit facility and the term loan, a hypothetical increase of one percentage point would cause an increase to interest expense of approximately $2.0 million on an annual basis on the floating rate debt.

Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and other operating expenses and reducing our funds available for capital investment, operations or other purposes. In addition, a substantial portion of our cash flow must be used to service debt, which may affect our ability to make future acquisitions or capital expenditures. We may from time to time use interest rate protection agreements to minimize our exposure to interest rate fluctuation. However, there can be no assurance that hedges will achieve the desired effect. No such interest rate protection agreements were entered into during 2008. We may experience economic loss and a negative impact on earnings or net assets as a result of interest rate fluctuations.

ITEM 8:	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The information required by Item 8 is incorporated by reference herein from Part IV, Item 15(a)(1) and (2).

ITEM 9:	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

ITEM 9A:	CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

Evaluation of Disclosure Controls and Procedures

The Company’s management, with the participation of the Company’s principal executive officer and principal financial officer, has evaluated the effectiveness of the Company’s disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the period covered by this report. Based on such evaluation, the Company’s principal executive officer and principal financial officer have concluded that, as of the end of such period, the Company’s disclosure controls and procedures were effective.

Management’s Report on Internal Control Over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Under the supervision and with the participation of the Company’s management, including its principal executive officer and principal financial officer, the Company’s management conducted an evaluation of the effectiveness of its internal control over financial reporting based on criteria established in the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, the Company’s management concluded that its internal control over financial reporting was effective as of December 31, 2008.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

This annual report does not include an attestation report of the company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

Changes in Internal Control Over Financial Reporting

During the last fiscal quarter, there were no changes in our internal control over financial reporting that occurred that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B:	OTHER INFORMATION

Not applicable.

PART III

ITEM 10:	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our Board of Directors is divided into two classes, employees and non-employees, with the non-employee directors represented by ABRY Partners, LLC (“ABRY”). Directors in each class have no designated term limits. Decisions regarding directors terms are made at the discretion of the ABRY directors. There are no family relationships among the directors and executive officers. The following table sets forth certain information regarding our directors and executive officers as of March 24, 2009.

Name	Age	Position
Dennis G. Dracup	55	Chief Executive Officer and Director
Louis F. Provenzano	49	President, Chief Operating Officer and Director
Michael F. Schmidt	46	Chief Financial Officer, Senior Vice President of Finance and Director
James L. Moore Jr.	63	Chief Information Officer
Yung-Chung Heh	46	Vice President of Global Operations
Karen Gilhooly	50	Senior Vice President of Sales
Jeffrey M. Johnson	43	Vice President of Business Development
C.J. Brucato	35	Director
Peggy Koenig	52	Director
Azra Kanji	29	Director

Dennis G. Dracup joined us in 2001 as President and Chief Executive Officer. Prior to joining us and since 1996, Mr. Dracup was the Chief Executive Officer of Gemkey.com and the President of Pitney Bowes Software Solutions. Mr. Dracup earned his Executive Management Certificate from Northwestern University, M.S. in Information Systems from Roosevelt University, M.B.A. from State University of New York at Buffalo and B.A. in English from Canisius College.

Louis F. Provenzano has served as the Company’s President, Chief Operating Officer since October 2006 and as Executive Vice President of Sales and Marketing since October 1, 2005. Mr. Provenzano joined us in November 2004 as Senior Vice President of Sales. Prior to joining us and since December 2002, Mr. Provenzano was Vice President of Worldwide Sales and Account Management for Metavante, a subsidiary of M&I Bank. Prior to that and since 1989, Mr. Provenzano held positions of Vice President of Worldwide Sales for Alysis Technologies (acquired by Pitney Bowes) and Senior Vice President of Loan Pricing Corporation (acquired by Reuters). Mr. Provenzano earned a B.A. degree from Boston College.

Michael F. Schmidt has served as the Company’s Senior Vice President of Finance since July 23, 2007 and Chief Financial Officer since August 15, 2007. Prior to joining us and since April 2004, Mr. Schmidt was Chief Financial Officer and Executive Vice President of Autobytel. From April 2002 to April 2004, Mr. Schmidt was Chief Financial Officer at Telephia Inc., a leading provider of performance information for the mobile telecommunications industry. From December 2000 to August 2001, Mr. Schmidt was Chief Financial Officer of Autoweb.com, Inc., an automotive marketing services company. From May 2000 to October 2000, Mr. Schmidt was Chief Operating Officer and Chief Financial Officer at MizBiz, an internet startup. From September 1999 to May 2000, Mr. Schmidt was Director of Finance at Pacificare Health Systems, a health care company. From 1988 to March 1999, Mr. Schmidt held various senior level finance and operational positions at IMS Health, a worldwide provider of information services. Mr. Schmidt began his career as a certified public accountant with Ernst & Whinney. Mr. Schmidt received a Bachelors of Business Administration and Accounting from Cleveland State University.

James L. Moore Jr. joined us in 2000 as Chief Information Officer. Prior to joining us, and since 1998, Mr. Moore was the Chief Information Officer of Borland Software Corporation and Director of Information Systems of Softbank Content Services Inc. Mr. Moore earned his M.S. and B.A. in Engineering from California State University Northridge.

Yung-Chung Heh joined the Company in 1989. Prior to her current position as Vice President, Global Operations, she was Vice President of International Sales. Prior to that, she was Director of Marketing and Sales and Director of Operations. Ms. Heh has an A.A. degree in Accounting, and a B.A. in English. She earned her M.A. in Translation and Interpretation (Chinese/English) from the Monterey Institute of International Studies.

Karen Gilhooly joined the Company in September 2006. Prior to joining the Company, Ms. Gilhooly was with Citigroup where she served as Managing Director of the Global Transactions group in the Corporate Investment Bank. In this capacity, Ms. Gilhooly led the North America sales effort for international payments and product franchising. Though the majority of Ms. Gilhooly’s career was spent with Citigroup in a variety of business management roles, she also held senior leadership positions in companies engaged in the emerging online bill payment technologies including Metavante, Intelidata and Princeton eCom. Ms Gilhooly attended the University of Illinois where she majored in History and English. She is a certified expert in several sales and business management disciplines.

Jeffrey M. Johnson has served as Vice President, Business Development since July, 2006. Mr. Johnson joined Language Line Services in 2002 in a Market Management position and in 2004 held the Director of Marketing position. Prior to Language Line Services, Mr. Johnson held senior Operations and Marketing positions at Pitney Bowes. Mr. Johnson holds an MBA with distinction from Northwestern University’s J.L. Kellogg Graduate School of Management, and a Bachelor of Science degree with honors from California Polytechnic State University.

C.J. Brucato became a Director in June 2004. Mr. Brucato is a Partner of ABRY Partners, LLC, which he joined in 1996. Prior to joining ABRY, Mr. Brucato was a member of the Media, Telecommunications and Entertainment Investment Banking Group at Prudential Securities, Inc. He is presently a director (or the equivalent) of CapRock Holdings, Inc., CommerceConnect Media Holdings, Inc., Hispanic Yellow Pages Network, LLC, KnowledgePoint360 Group, CyrusOne, Hosted Solutions and Q9 Networks. Mr. Brucato earned his B.S.E. from Princeton University.

Peggy Koenig became a Director in June 2004. Ms. Koenig is a Managing Partner of ABRY Partners, LLC, which she joined in 1993. From 1988 to 1992, Ms. Koenig was a Vice President, Partner and member of the board of directors of Sillerman Communication Management Corporation, a merchant bank, which made investments principally in the radio industry and was responsible for the formation of the public radio company, SFX Broadcasting, Inc. From 1986 to 1988, Ms. Koenig was the Director of Finance for Magera Management, an independent motion picture financing company for Columbia and Tri-Star Pictures. She is presently a director (or the equivalent) of Commerce Connect Media Holdings, Inc., Psychological Services, Inc., KnowledgePoint360 Group and F&W Media. Ms. Koenig received her undergraduate degree from Cornell University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Azra Kanji became a Director in June 2004. Ms. Kanji is a Vice President at ABRY Partners, LLC, which she joined in 2003. From 2001 to 2003, Ms. Kanji was an analyst in the Communications, Media, and Entertainment group at Goldman Sachs. She is presently a director of PSI and KnowledgePoint360 Group. Ms. Kanji received her undergraduate degree from Duke University.

In connection with the purchase of a significant portion of the senior discount notes offered by us or equity securities of our ultimate parent company, certain third-parties obtained a right to designate observers to our board of directors.

Audit Committee

Our Board has a separately-designated standing Audit Committee. The members of the Audit Committee are C.J. Brucato, Peggy Koenig and Azra Kanji. Since our equity is not currently listed on or with a national securities exchange or national securities association, we are not required to have an audit committee and therefore have not designated any of our Audit Committee members as an audit committee financial expert.

Code of Business Conduct and Ethics

Our Company has adopted a Code of Business Conduct and Ethics (the “Code”) applicable to our Company’s directors, officers (including the Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions), employees, agents and consultants. Our Code satisfies the requirements of a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules issued by the Securities and Exchange Commission thereunder. Amendments to, or waivers from, a provision of our Code that apply to our Company’s directors or executive officers, including the Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions, may be made only by the Company’s board of directors. Our Company has not amended the Code and has filed the Code as an exhibit to this Annual Report on Form 10-K.

ITEM 11:	EXECUTIVE COMPENSATION

Because affiliates of ABRY own more than 50% of the voting common stock of Language Line Holdings, LLC (“Holdings’), we are a “controlled company” within the meaning of Rule 4350(c)(5) of the Nasdaq Marketplace rules. As a “controlled company”, we qualify for exemptions from certain corporate governance rules of The Nasdaq Stock Market LLC, including the requirement that executive compensation be determined by a majority of independent directors or a compensation committee comprised solely of independent directors. Our Compensation Committee is comprised solely of non-employee directors, consisting of Peggy Koenig, C.J. Brucato and Azra Kanji, with Peggy Koenig acting as the chairperson.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based upon its review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K.

This report has been provided by the Compensation Committee of the Board of Directors of the Company.

Peggy Koenig, Chairperson of the Compensation Committee

C.J. Brucato

Azra Kanji

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee is responsible for reviewing and approving the compensation of our named executive officers, as well as reviewing and approving our incentive plans. The review and approval of compensation and incentives to be awarded by the Compensation Committee to the named executive officers is typically undertaken on an annual basis as part of the Company’s budget review process. Once the Compensation Committee has completed its review and approval process, the Compensation Committee submits its recommendations to the board of directors for the board of directors for further review, discussion and final approval.

Compensation Objectives

We believe that our compensation program must support our strategy, be competitive, and provide both significant rewards for outstanding performance and clear financial consequences for underperformance. We also believe that a significant portion of the named executive officers’ compensation should be “at risk” in the form of annual and long-term incentive awards that are paid, if at all, based upon company performance. The compensation awarded to our named executive officers for fiscal 2008, as well as prior years, was intended:

•	To encourage and reward strong performance; and

•	To motivate our named executive officers by providing them with a meaningful equity stake in the company.

The accounting and cost implications of our compensation program are considered in program design; however, the main driver of design is alignment with our business needs.

Role of the Compensation Committee and Executive Officers

Compensation for our chief executive officer is set forth in his Employment Agreement. Equity awards to the chief executive officer are made solely at the discretion of the Compensation Committee. The chief executive officer has been awarded two grants: the first as part of his initial Employment Agreement and the second subsequent to the successful acquisition of Language Line Limited in 2006. The Compensation Committee submits its recommendations to the board of directors for final approval.

Following an evaluation of the company’s performance and expectations for the coming year, our chief executive officer makes compensation recommendations to the Compensation Committee for our executive officers, including chief financial officer and president/chief operating officer, that are generally, with minor adjustments, approved by the Compensation Committee. Our chief executive officer also recommends to the Compensation Committee the amount of any equity compensation to be awarded to our executive officers, including chief financial officer and president/chief operating officer. Once the Compensation Committee has approved the chief executive officer’s recommendations, the Compensation Committee submits its recommendations to the board of directors for final approval.

The board of directors approves all compensation and equity awards to our executive officers, including our chief executive officer, chief financial officer and president/chief operating officer.

Elements of our Compensation Program

Base Salary

Base salary is intended to provide cash compensation to the named executive officers for their performance of core duties. The Compensation Committee reviews and approves base salary recommendations as presented by the chief executive officer. Base salary recommendations are intended to approximate the market value of a position, based upon analysis of similar positions with essentially the same job responsibilities. Market value data is provided to the Company by executive search firms during the normal recruitment process.

Annual salary increases are defined for the chief executive officer in his employment agreement, and are granted to the balance of our executive officers based on inflationary wage increases granted, if any, to all employees as part of the operating budget approval process. Current economic conditions are also considered in this process. During 2008 general wage increases of five percent were granted to our chief executive officer and three percent were granted to our executive officers, including our chief financial officer and president/chief operating officer.

Annual Incentives

Annual incentives in the form of the Company’s “Bonus Plan” are intended to tie a significant portion of each of the named executive officer’s compensation to our annual performance. The annual incentives paid in 2009 for 2008 were based upon the performance of the Company in 2008.

The Bonus Plan for our chief executive officer, chief financial officer and president/chief operating officer is tied to achievement of EBITDA targets set in the chief executive officer’s employment contract, and the chief financial officer and president/chief operating officer employment offer letters. The Bonus Plan for the balance of our executive officers is tied to both revenue and EBITDA growth over the prior year. In addition, the board of directors reserves the right to adjust annual incentives for extraordinary or unusual items; although in practice this right has not historically been administered to a material effect.

In 2008 the company exceeded its EBITDA target by 27%, resulting in a bonus earned by our chief executive officer of 67.5% of salary and bonuses for our chief financial officer and president/chief operating officer of 83.8% of salaries. In 2008, revenue and EBITDA growth over the prior year were approximately 15% and 18%, respectively, resulting in bonuses earned by our other named executive officers of 65.0% of their base salaries.

There are no policies regarding the recovery of awards or payments in the event the performance measures upon which the awards or payments are based are restated or otherwise adjusted in a manner that would have reduced the size of the awards or payments.

The Company does not utilize any other non-equity incentive compensation plans.

Long-Term Incentives

We believe that our long term success depends upon aligning executives’ and ownerships’ interests. To support this objective, we provide our executives with means to become significant equity holders in the business of the Company through the issuance of Class C restricted stock units of our ultimate parent, Holdings, which we believe support the long-term retention of executives and reinforce our longer-term goals.

Equity Ownership. The Class C restricted stock units of Holdings vest according to a specified schedule and will be expensed to compensation over the five year vesting period. Vesting will accelerate upon a change of control of Holdings, (as such term is defined in the applicable incentive unit agreement) and upon certain types of sale of the Company. Vesting will cease if the individual ceases to be employed by Holdings or any of its subsidiaries. If the individual ceases to be employed by Holdings, or any of its subsidiaries, Holdings will have the option to purchase all or any portion of the vested and/or the unvested Class C restricted stock units. The aggregate purchase price for all unvested units will be $1.00, and the purchase price for each vested unit will be the fair market value for such unit as of the date of individual’s termination. If, however, the Company terminates the individual’s employment for cause, the aggregate purchase price of all vested units will be $1.00. Holdings’ right to repurchase the individual’s units will terminate upon a change of control, provided that the individual is employed by Holdings, or any of its subsidiaries at the time of the change of control.

Historically, the date upon which restricted stock unit awards have been granted has not been fixed, but are considered upon the recommendation of the chief executive officer. If we do grant restricted stock unit awards in the future, they will be presented to the both Compensation Committee and Board of Directors for review and approval before being granted.

Option Awards. We do not currently utilize options as part of our executive compensation program.

Compensation Determination

In determining compensation amounts awarded, the Compensation Committee focused primarily on both revenue and EBITDA growth during fiscal year 2008 in addition to adjusting base salaries as deemed appropriate.

Supplemental Benefits, Deferred Compensation and Perquisites

We do not provide supplemental benefits and perquisites for executives. None of our named executive officers have deferred any portion of their compensation, except for 401(k) contributions and medical benefits paid.

Our Benefit Plans

We also provide a variety of standard welfare benefits to our employees, such as medical, dental, vision, short-term and long-term disability, and life insurance and accidental death and dismemberment benefits. A flexible spending plan, an employee assistance program and incentive compensation is also provided to employees.

Employment Agreements

Generally, we do not favor employment agreements unless they are required to attract or retain an executive to the Company. We have entered into an employment agreement with our Chief Executive Officer, Dennis G. Dracup, as described in the narrative accompanying the Summary Compensation Table. The employment agreement with Mr. Dracup was essential to attract and/or retain his services. The remaining named executive officers are employed on an “at will” basis and do not have an employment agreement with the Company.

In addition, the balance of the named officers have executed offer letters setting forth their beginning base salary and their eligibility to participate in the Company’s Bonus Plan. There is no length of employment provisions in any of their respective offer letters.

Summary Compensation Table

The following table sets forth the total compensation earned by each of the named executive officers for the fiscal year ended December 31, 2008.

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards (6) ($)	Non-Equity Incentive Plan Compensation (7)	All Other Compensation (8) ($)	Total ($)
Dennis G. Dracup Chief Executive Officer	2008	$415,310	$—	$253,135	$271,268	$18,302	$958,015
	2007	$395,526	$—	$253,135	$184,357	$22,647	$855,665
	2006	$377,708	$—	$247,315	$192,938	$20,132	$838,093

Louis F. Provenzano (1) President and Chief Operating Officer	2008	$262,631	$—	$46,663	$145,547	$13,885	$468,726
	2007	$254,375	$—	$73,038	$107,125	$13,937	$448,475
	2006	$217,667	$—	$14,251	$25,000	$12,910	$269,828

Michael F. Schmidt (2) Chief Financial Officer & SVP Finance	2008	$253,750	$—	$20,735	$63,281	$10,072	$347,838
	2007	$110,208	$—	$4,679	$—	$—	$114,887
	2006	$—	$—	$—	$—	$—	$—

James L. Moore Jr. Chief Information Officer	2008	$205,012	$—	$15,926	$135,329	$10,211	$366,478
	2007	$199,041	$—	$15,926	$88,245	$10,166	$313,378
	2006	$194,100	$—	$15,708	$25,000	$19,337	$254,145

Karen Gihooly (3) Senior Vice President of Sales	2008	$191,713	$—	$18,200	$123,950	$603	$334,466
	2007	$185,000	$—	$16,112	$27,473	$558	$229,143
	2006	$61,667	$65,000	$1,208	$—	$—	$127,875

Solange Jerolimov (4) Former Interim Chief Financial Officer	2008	$86,477	$—	$4,315	$51,500	$8,997	$151,289
	2007	$136,875	$—	$2,836	$8,550	$9,646	$157,907
	2006	$51,004	$—	$178	$—	$2,145	$53,327

Jeffrey C. Grace (5) Former Chief Financial Officer	2008	$—	$—	$—	$—	$—	$—
	2007	$110,618	$—	$7,089	$50,000	$7,835	$175,542
	2006	$171,372	$—	$3,810	$12,500	$11,121	$198,803

(1)	Mr. Provenzano was appointed President and Chief Operating Officer in October 2006. Amounts earned during the year ended December 31, 2006 includes $154,617 earned as Executive Vice President of Sales and marketing, and $62,500 earned as President and Chief Operating Officer, where his annualized salary was $250,000.

(2)	Mr. Schmidt joined the company on July 23, 2007. He was appointed Senior Vice President of Finance on July 23, 2007 and Chief Financial Officer on August 15, 2007. Mr. Schmidt’s salary is $257,500 per annum.

(3)	Ms. Gilhooly joined the Company on September 1, 2006 as Vice President of Sales. Ms. Gilhooly received a signing bonus of $65,000 upon joining the Company.

(4)	Ms. Jerolimov was the acting Chief Financial Officer of the Company for the period June 16, 2007 through August 14, 2007. Ms. Jerolimov was the Company’s Controller prior to this period and again from August 15, 2007 through August 29, 2008, at which time she left the Company for personal reasons. Upon her departure, Ms. Jerolimov forfeited 135,000 Holdings Class C restricted stock units.

(5)	Mr. Grace was appointed Chief Financial Officer in December 2006. Amounts earned during the year ended December 31, 2006 include $159,961 earned as Controller, where his annualized salary was $172,300, and $11,411 earned as Chief Financial Officer were his annualized salary was $212,300. Mr. Grace resigned as Chief Financial Officer of the Company effective June 15, 2007. Upon his departure, Mr. Grace forfeited 650,000 Holdings Class C restricted stock units.

(6)	The amounts of the stock awards shown in the table represent the expense reported for financial reporting purposes in 2008, 2007 and 2006 for the fair value of Holdings Class C restricted stock units granted in 2008 as well as prior fiscal years in accordance with SFAS No. 123(R). For additional information, refer to the “Share-Based Compensation” section of Note 7 of the “Notes to Consolidated Financial Statements.”

(7)	Amounts included in this column include amounts paid as annual incentive compensation (bonus), with the exception of Mr. Dracup, whose amounts represent those earned as a bonus and payable in the following year. For example, the $271,268 amount listed in the 2008 column represents Mr. Dracup’s bonus earned in 2008 that will be paid to him in March 2009. Subject to his employment agreement, Mr. Dracup’s bonus is payable upon his being employed through the last day of the year in which the bonus is earned, and he does not have to be employed in March of the following year, when the bonus amounts are generally paid.

(8)	Represents matching contributions to the employee’s respective Company 401(k) account, medical benefits paid by the Company and life insurance premiums paid by the company, respectively, for the following individuals in 2008: Mr. D. Dracup- $8,265, $8,759 and $1,278; Mr. L. Provenzano- $8,879, $4,205 and $801; Mr. M. Schmidt- $3,434, $6,638 and $0; Mr. J. Moore- $7,986, $1,598 and $627; Ms. K. Gihooly- $0, $0 and $603; and Ms. J. Jerolimov- $2,692, $6,039 and $266. In 2007 the following amounts were paid: Mr. D. Dracup - $8,493, $12,936 and $1,218; Mr. L. Provenzano - $8,925, $4,235 and $777; Mr. J. Moore - $7,962, $1,598 and $606; Ms. K. Gihooly - $0, $0, and $558; Ms. S. Jerolimov $0, $9,160, and $486; and Mr. J. Grace - $4,425, $3,099 and $311. In 2006 the following amounts were paid: Mr. D. Dracup - $8,406, $10,661 and $1,065; Mr. L. Provenzano - $8,667, $3,553 and $690; Mr. J. Moore - $7,764, $11,029 and $544; Ms. K. Gihooly - $0, $0, and $0; Ms. S. Jerolimov $0, $2,145, and $0; and Mr. J. Grace - $6,855, $3,677 and $589.

Mr. Dracup’s Employment Agreement

In 2004, we entered into an employment agreement with Mr. Dracup, which has been subsequently amended in March 2006 and again in December 2008. The employment agreement for Mr. Dracup provides for an initial term of five years with automatic one-year renewals unless otherwise terminated earlier or either party gives notice not to renew. Under the employment agreement, Mr. Dracup is paid a base salary of $350,000 per year. The base salary will increase by 5% on each anniversary of the employment agreement. In the event Mr. Dracup’s employment is terminated due to (i) his resignation “without good reason,” (ii) death, “disability” or other incapacity or (iii) by the Company with “cause” (as each such term is defined in the employment agreement), Mr. Dracup is entitled to certain benefits but no severance payments. If Mr. Dracup’s employment is terminated by the Company “without cause” or he resigns for “good reason” (as each such term is defined in the employment agreement), Mr. Dracup is entitled to severance payments and certain benefits for a period of twelve months from the date of termination. Mr. Dracup will be required to sign a release as a condition to receiving any severance payments. The employment agreement also contains noncompete provisions, which restrict Mr. Dracup from being involved in any business which is in competition with us for a period of one year from the date of termination of employment.

The remaining named executive officers are employed on an “at will” basis and do not have an employment agreement with the Company. The remaining named executive officers offer letters contain noncompete provisions, which restrict them from being involved in any business which is in competition with us for a period of one year from the date of termination of employment.

Termination, Change of Control and Change of Responsibility Payments

Mr. Grace resigned as Chief Financial Officer of the Company effective June 15, 2007 for personal reasons. Mr. Graces’ compensation is included in the Summary Compensation Table above. No additional compensation is due to Mr. Grace.

The table below reflects the amount of compensation to Mr. Dracup in the event of a termination or, if applicable, upon a change of control. The amounts shown assume that such a termination or change of control was effective as of December 31, 2008, and thus includes amounts earned through such time and are estimates of the amounts which would be paid upon termination or change of control. The actual amounts to be paid can only be determined at the time of Mr. Dracup’s separation from us or the change of control.

Reason for termination	Severance payment (1)		SERP (3)	Benefits (4)	Stock Award Payments
Death	$—		$—	$11,077	$2,425,092	(5)
Disability	$—		$—	$11,077	$2,425,092	(5)
Termination by us without cause	$722,759		$—	$11,077	$2,425,092	(5)
Termination by us with cause	$—		$—	$11,077	$1
Termination by Mr. Dracup for good reason	$722,759		$—	$11,077	$2,425,092	(5)
Change of control	$722,759	(2)	$—	$11,077	$3,545,455	(6)
Termination by Mr. Dracup without cause	$—		$—	$11,077	$2,425,092	(5)

(1)	Amounts reflect the equivalent of twelve month’s salary of $425,439, plus the equivalent bonus paid in 2008 of $184,357, plus the equivalent of twelve month’s Group Life Insurance of $1,278, plus the equivalent of twelve month’s 401(K) match of $8,265. The severance payment would be paid in twelve equal monthly installments.

(2)	This amount will be reduced by the value paid in cash or marketable securities with respect to Language Line Holdings, LLC restricted stock unit gains.

(3)	This is not applicable since there is no Supplemental Executive Retirement Plan (“SERP”) with respect to Mr. Dracup’s employment contract.

(4)	Represents rates currently in effect for COBRA insurance benefits for twelve months totalling $11,077.

(5)	Represents 9,327,273 vested Class C restricted stock units at the current fair value of $0.26 per unit plus $1.00 in aggregate for unvested units.

(6)	Represents 13,636,364 Class C units at the current fair value of $0.26 per unit.

2008 Grants of Awards Table

The following table describes the Holdings Class C restricted stock units granted to our named executive officers during the year ended December 31, 2008. There are no outstanding or exercisable options with respect to any stock incentive plans at December 31, 2008. The Company currently has no stock option incentive plans.

2008 GRANTS OF AWARDS TABLE

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Stock Units (#)	Base Price of Stock Awards ($ / unit)	Grant Date of Stock Awards ($) (2)
Name (1)	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)
Dennis G. Dracup	—	—	—	$103,828	$415,312	—	—	$—
Louis F. Provenzano	7/31/08	9/1/08	—	$131,316	$262,632	250,000	—	$65,000
Michael F. Schmidt	2/4/08	2/4/08	—	$126,875	$253,750	250,000	—	$35,000
Michael F. Schmidt	7/31/08	9/1/08		$126,875	$253,750	50,000		$13,000
James L. Moore Jr.	—	—	—	$112,757	$225,514	—	—	$—
Karen Gilhooly	—	—	—	$105,442	$210,884	—	—	$—
Solange Jerolimov	—	—	—	$47,562	$95,124	—	—	$—

(1)	Mr. Dracup, Mr. Moore, Ms. Gilhooly and Ms. Jerolimov were not granted any stock awards during 2008.

(2)	The amounts of the stock awards shown in the table represent the expense reported for financial reporting purposes in 2008 for the fair value of the stock awards granted in 2008 in accordance with SFAS 123(R). For additional information, refer to the “Share-Based Compensation” section of Note 7 of the “Notes to Consolidated Financial Statements.”

Incentive Unit Agreements

The named executives are party to incentive unit agreements pursuant to which our ultimate parent, Holdings, issued Class C restricted stock units. The units will vest annually over a five year period on the anniversary date of the grant as follows; (a) first anniversary 10% vested (b) second anniversary 30% vested (c) third anniversary 50% vested (d) fourth anniversary 75% vested and (e) fifth anniversary 100% vested. Vesting will accelerate upon a change of control of Holdings and upon certain types of sale of the Company. Vesting will cease if the named executive ceases to be employed by Holdings or any of its subsidiaries. If the named executive ceases to be employed by Holdings or any of its subsidiaries, Holdings will have the option to purchase all or any portion of the vested and/or the unvested Class C restricted stock units. The aggregate purchase price for all unvested units is $1.00, and the purchase price for each vested unit will be the fair market value for such unit as of the date of termination. If, however, we terminate the named executives employment for cause, the aggregate purchase price for all vested units will be $1.00. Holdings right to repurchase a named executives units will terminate upon a “change of control” (as such term is defined in the incentive share unit agreement), provided that the named executive is employed by Holdings or any of its subsidiaries at the time of the “change of control.”

Outstanding Equity Awards at 2008 Year-End

The following table sets forth for each of the named executive officers information concerning outstanding stock units as of December 31, 2008.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE - STOCK AWARDS

Name	Number of Restricted Stock Units That Have Not Vested (#) (1)		Market Value of Restricted Stock Units That Have Not Vested ($) (7)	Equity Incentive Plan Awards; Number of Unearned Stock Units That Have Not Vested (#)	Equity Incentive Plan Awards; Market Value of Unearned Stock Units That Have Not Vested ($)
Dennis G. Dracup	4,309,091	(2)	$1,120,364	—	$—
Louis F. Provenzano	1,300,000	(3)	$338,000	—	$—
Michael F. Schmidt	750,000	(4)	$195,000	—	$—
James L. Moore Jr.	247,787	(5)	$64,425	—	$—
Karen Gihooly	480,000	(6)	$124,800	—	$—
Solange Jerolimov	—		$—	—	$—

(1)	Unvested as of December 31, 2008.

(2)	Represent Holdings Class C restricted stock units, which vest as follows: 3/1/09 - 400,000; 7/1/09 - 2,909,091; 3/1/10 - 500,000; 3/1/11 - 500,000.

(3)	Represent Holdings Class C restricted stock units, which vest as follows: 3/1/09 - 40,000; 7/1/09 - 125,000; 9/1/09 - 75,000; 12/1/09 - 160,000; 3/1/10 - 50,000; 9/1/10 - 100,000; 12/1/10 - 200,000; 3/1/11 - 50,000; 9/1/11 - 112,500; 12/1/11 - 200,000; 9/1/12 - 125,000; 9/1/13 - 62,500.

(4)	Represent Holdings Class C restricted stock units, which vest as follows: 2/1/09 - 25,000; 9/1/09 - 105,000; 2/1/10 - 50,000; 9/1/10 - 110,000; 2/1/11 - 50,000; 9/1/11 - 135,000; 2/1/12 - 62,500; 9/1/12 - 137,500; 2/1/13 - 62,500; 9/1/13 - 12,500.

(5)	Represent Holdings Class C restricted stock units, which vest as follows: 3/1/09 - 15,000; 7/1/09 - 195,287; 3/1/10 - 18,750; and 3/1/11 - 18,750.

(6)	Represent Holdings Class C restricted stock units, which vest as follows: 9/1/09 - 25,000; 12/1/09 - 105,000; 9/1/10 - 25,000; 12/1/10 - 131,250; 9/1/11 - 31,250; 12/1/11 - 131,250; 9/1/12 - 31,250.

(7)	The Company determines the fair value of its Holdings Class C restricted stock units from the probability-weighted expected return method. Under this method, the value of an enterprise’s common stock is estimated from an analysis of the future values for the Company assuming various possible future liquidity events.

2008 Stock Vested Table

The following table sets forth for each of the named executive officers certain information concerning stock units vested during the fiscal year 2008.

2008 RESTRICTED STOCK UNIT VESTED TABLE - STOCK AWARDS

Name	Number of Restricted Stock Units Vested (1)	Value Realized on Vesting ($)
Dennis G. Dracup	3,309,091	$463,273
Louis F. Provenzano	350,000	$71,200
Michael F. Schmidt	50,000	$13,000
James L. Moore Jr.	210,287	$29,440
Karen Gihooly	117,500	$30,550
Solange Jerolimov	7,500	$1,050

(1)	Represents Holdings Class C restricted stock units which vested during the fiscal year 2008.

Compensation of Directors

Directors who are officers of, or employed by, the Company or any of its subsidiaries do not receive additional compensation for service on the board of directors or its committees. In addition, members of the Compensation Committee do not receive additional compensation for service on the committee because of their affiliation with the principal equity holder of the Company.

ITEM 12:	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our ultimate parent, Language Line Holdings, LLC (“Holdings”) indirectly owns 100% of our capital stock. The following table sets forth certain information with respect to the beneficial ownership of Holdings equity interests as of December 31, 2008, by (i) each person or entity who owns of record or beneficially 5% or more of any class of Holdings voting securities; (ii) each named executive officer and director of Language Line, Inc.; and (iii) all of the directors and named executive officers of Language Line, Inc. as a group. Except as noted below, the address for each of the directors and named executive officers is c/o Language Line, Inc., 1 Lower Ragsdale Drive, Monterey, California 93940.

Name and Address of Beneficial Holder(1)	Number of Voting Equity Interests Beneficially Owned	Percentage of Total Voting Equity Interests Outstanding
Principal Equityholders:
ABRY Partners IV, L.P. (1) (2) (3)	116,597,073	83.5%
ABRY Mezzanine Partners, L.P. (1) (4)	6,062,435	4.3%
Executive Officers and Directors:
Dennis G. Dracup	2,277,778	1.6%
Louis F. Provenzano	—	—
Michael F. Schmidt	—	—
James L. Moore Jr.	650,000	*
Yung-Chung Heh	118,208	*
Jeffrey M. Johnson	—	—
Karen Gilhooly	—	—
Peggy Koenig (6)	—	—
C.J. Brucato (5)	—	—
Azra Kanji	—	—
All Executive Officers & Directors as a group (10 persons)	3,045,986	2.2%

*	Less than 1%

(1)	“Beneficial ownership” generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Unless otherwise indicated, we believe that each holder has sole voting and investment power with regard to the equity interests listed as beneficially owned.

(2)	Royce Yudkoff exercises voting and investment control of the equity interests held by ABRY Partners IV, L.P. and ABRY Mezzanine Partners, L.P. The address of both is 111 Huntington Avenue, 30th Floor, Boston, MA 02199.

(3)	Royce Yudkoff is the sole member of ABRY Capital Partners, LLC which is the sole general partner of ABRY Capital Partners, L.P. which is the sole general partner of ABRY Partners IV, L.P.

(4)	Royce Yudkoff is the sole member of ABRY Mezzanine Holdings, LLC which is the sole general partner of ABRY Mezzanine Investors, L.P. which is the sole general partner of ABRY Mezzanine Partners, L.P.

(5)	Mr. Brucato is a limited partner of ABRY Capital Partners, L.P., the sole general partner of ABRY Partners IV, L.P., and ABRY Mezzanine Investors, L.P., the sole general partner of ABRY Mezzanine Partners, L.P. and disclaims beneficial ownership of any equity interests held by either entity. Mr. Brucato’s address is c/o ABRY Partners IV, L.P., 111 Huntington Avenue, 30th Floor, Boston, MA 02199.

(6)	Ms. Koenig is a limited partner of ABRY Capital Partners, L.P., the sole general partner of ABRY Partners IV, L.P., and ABRY Mezzanine Investors, L.P., the sole general partner of ABRY Mezzanine Partners, L.P. and disclaims beneficial ownership of any equity interests held by either entity. Ms. Koenig’s address is c/o ABRY Partners IV, L.P., 111 Huntington Avenue, 30th Floor, Boston, MA 02199.

ITEM 13:	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Members Agreement

In connection with the Merger, the members of Holdings entered into a Members Agreement. Pursuant to the Members Agreement, such members agreed to vote their equity interests in Holdings so that the following directors are elected to the board of managers of Holdings: (i) three directors designated by ABRY Partners IV, L.P., (ii) the then current chief executive officer of Holdings, who shall initially be (and currently is) Dennis G. Dracup and (iii) the then current chief financial officer of Holdings, who currently is Michael F. Schmidt. The Members Agreement also contains:

•	“tag-along” sale rights exercisable by all investors in the event of sales of equity interests by ABRY Partners, LLC to unaffiliated third parties;

•

“drag-along” sale rights exercisable by the board of managers of Holdings and holders of a majority of the then outstanding voting equity interests in the event of an Approved Sale, as defined in the Members Agreement;

•	preemptive rights; and

•	restrictions on transfers of membership interests by management and other key employees absent written authorization of the Board of Directors, except in certain circumstances.

In 2007, concurrent with the resignation of the Chief Financial Officer, Jeffrey Grace, Mr. Schmidt was appointed the Company’s new Chief Financial Officer, and also replaced Mr. Grace’s director role.

The voting restrictions and tag-along, drag-along and transfer restrictions will terminate upon consummation of the first to occur of a Qualified Public Offering, as defined in the Members Agreement, or an Approved Sale.

Indemnification

Holdings’ Amended and Restated Limited Liability Company Agreement, dated as of June 11, 2004, provides for indemnification of directors and officers, including advancement of reasonable attorney’s fees and other expenses, in connection with all claims, liabilities and expenses arising out of the management of Holdings affairs. Such indemnification obligations are limited to the extent that Holdings assets are sufficient to cover such obligations. Holdings carries directors and officers insurance that covers such exposure for indemnification up to certain limits. While Holdings may be subject to various proceedings in the ordinary course of business that involve claims against directors and officers, we believe that such claims are routine in nature and incidental to the conduct of Holdings business. None of such claims, if determined adversely against such directors and officers, would have a material adverse effect on Holdings consolidated financial condition or results of operations. As of the closing of the Merger, Holdings had not accrued any amounts to cover indemnification obligations arising from such claims.

Registration Rights Agreement

In connection with the Merger, the members of Language Line Holdings, LLC entered into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the holders of a majority of the Investor Registrable Securities, as defined therein, have the ability to cause us to register securities of the Company held by parties to the Registration Rights Agreement and to participate in registrations by us of our Registrable Securities, as defined in the Registration Rights Agreement. All holders of Registrable Securities are subject to customary lock-up arrangements in connection with public offerings.

Reimbursement Agreement

In connection with the Merger, we entered into a Reimbursement Agreement. Pursuant to the Reimbursement Agreement, we agreed to reimburse ABRY for all out-of-pocket expenses incurred in connection with the Merger and related transactions or their ownership of equity interests of Language Line Holdings, LLC.

Transactions

In January 2008, the Company’s ultimate parent, Language Line Holdings, LLC completed its acquisition of Coto Holdings, LLC (“Coto”), a previously unaffiliated company. As part of an affiliate and intercompany services agreement executed between the Company, its parent and Coto, the Company is to provide certain management, interpretation and other defined services to Coto.

As consideration for these management services, Coto is charged a management fee by the Company equal to $500,000 per quarter. Management fees earned by the Company for the year ended December 31, 2008, included in revenues in the accompanying statements of operations, totaled $1,945,000.

Additionally, Coto is charged a fee to reimburse the Company for costs it incurs for providing interpretation services, certain of their equipment and other miscellaneous costs. Reimbursable charges to Coto for interpreters and equipment, netted against cost of revenues for the year ended December 31, 2008 totaled $13,127,000. Finally, reimbursable charges to Coto for other miscellaneous (indirect) costs netted against selling, general and administrative expenses totaled $870,000 for the year ended December 31, 2008. At December 31, 2008, Coto owed the Company an aggregate of $2,387,000 related to these services and charges.

The Company believes that the terms and nature of the transactions are no less favorable than those available with unrelated parties.

Board of Directors

The board is currently composed of six directors, none of whom is likely to qualify as an independent director based on the definition of independent director set forth in Rule 4200(a)(15) of the Nasdaq Marketplace rules. Because affiliates of ABRY own more than 50% of the voting common stock of Holdings, we are a “controlled company” within the meaning of Rule 4350(c)(5) of the Nasdaq Marketplace rules, which qualifies us for exemptions from certain corporate governance rules of The Nasdaq Stock Market LLC, including the requirement that the board of directors be composed of a majority of independent directors.

ITEM 14:	PRINCIPAL ACCOUNTANT FEES AND SERVICES

During the fiscal years ended December 31, 2008 and December 31, 2007, fees for services provided by PricewaterhouseCoopers LLP were as follows (in thousands):

	Year Ended December 31,
	2008	2007
Audit Fees	$687	$863
Tax Fees	380	290

Total	$1,067	$1,153

“Audit Fees” consisted of fees billed for services rendered for the audit of our Company’s annual financial statements, review of financial statements included in our Company’s quarterly reports on Form 10-Q, and other services normally provided in connection with statutory and regulatory filings. “Tax Fees” consisted of fees billed for tax payment planning and tax preparation services.

Audit Committee Pre-Approval Policy

Our Board has a separately-designated standing Audit Committee. The members of the Audit Committee are C.J. Brucato, Peggy Koenig and Azra Kanji. Prior to engaging our principal accountants to render audit or non-audit services, such as tax related services, the engagement as well as charges for such services is approved by our Audit Committee.

PART IV

ITEM 15:	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following documents are filed as part of this Annual Report on Form 10-K.

1.	Consolidated Financial Statements:

2.	Financial Statement Schedule:

Page
Schedule II – Valuation and Qualifying Accounts	65

All other schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

3.	Exhibits

3.1	Certification of Incorporation of Language Line Holdings, Inc. (f/k/a Language Line Acquisition, Inc.).*

3.2	By-Laws of Language Line Holdings, Inc. (f/k/a Language Line Acquisition, Inc.).*

4.1	Indenture, dated as of June 11, 2004 among Language Line Holdings, Inc. (f/k/a Language Line Acquisition, Inc.) and The bank of New York.*

4.2	Registration Rights Agreement, dated as of June 11, 2004, by and among Language Line Holdings, Inc. (f/k/a Language Line acquisition, Inc.), MLPFS and each other Initial Purchases set forth on Schedule B. *

4.3	Joinder Agreement, dated June 11, 2004, among Language Line Holdings, Inc., Language Line, LLC, Envok, LLC, On Line Interpreters, Inc., Language Line Services, Inc., Language Line Dominican Republic LLC, Language Line Panama, LLC and Language Line Costa Rica, LLC. *

4.4	First Supplemental Indenture, dated as of June 11, 2004, among Language Line, Inc., Language Line, LLC, Envok, LLC, On Line Interpreters, Inc., Language Line Services, Inc., Language Line Dominican Republic LLC, Language Line Panama, LLC, Language Line Costa Rica, LLC, Language Line Holdings, Inc. and the Bank of New York. *

4.5	Form of Note (included in Exhibit 4.1). *

10.1	Agreement and Plan of Merger, dated April 14, 2004 by and among Language Line Holdings, Inc., Language Line Acquisition, Inc. and Language, Inc. *

10.2	Preferred Securities Purchase Agreement, dated as of June 11, 2004 by and among Language Line Holdings, LLC and the purchasers named in the Purchaser Schedule. *

10.3	Registration Rights Agreement, dated June 11, 2004, by and among Language Line Holdings, LLC and the members and Language Line Holdings, LLC’s members. *

10.4	Executive Employment Agreement, dated June 11, 2004, by and between Language Line, Inc and Dennis Dracup. *

10.5	Executive Employment Agreement, dated June 11, 2004, by and between Language Line, Inc. and Matthew Gibbs. *

10.6	Non-competition, Non-solicitation Agreement, dated June 11, 2004, by and among Language Line Acquisition, Inc, Language Line, Inc. and Dennis Dracup. *

10.7	Non-competition, Non-solicitation Agreement, dated June 11, 2004, by and among Language Line Acquisition, Inc, Language Line, Inc. and Matthew Gibbs. *

10.8	Incentive Securities Agreement, dated June 11, 2004, by and among Language Line Holdings, LLC, Dennis G. Dracup Declaration of Trust and Christine L. Dracup Declaration of Trust. *

10.9	Incentive Securities Agreement, dated June 11, 2004, by and between Language Line Holdings, LLC and Matthew Gibbs. *

10.10	Incentive Units Agreement, dated July 14, 2004, by and between Language Line Holdings, LLC and Jeanne Anderson. *

10.11	Incentive Units Agreement, dated July 14, 2004, by and between Language Line Holdings, LLC and Dennis Bailey. *

10.12	Incentive Units Agreement, dated July 14, 2004, by and between Language Line Holdings, LLC and Phil Speciale. *

10.13	Investor Securities Purchase Agreement, dated June 11, 2004, by and among Language Line Holdings, LLC and the persons listed on Schedule A. *

10.14	Credit Agreement, dated as of June 11, 2004 as amended and restated on November 14, 2006, by and among Language Line, Inc., Language Line Acquisition, Inc., Merrill Lynch & Co. and MLPFS. *

10.15	Security Agreement, dated as of June 11, 2004, by and among Language Line, Inc., Language Line Holdings, Inc., the Subsidiary Guarantors party thereto and Merrill Lynch Capital Corporation. *

10.16	Guarantee, dated June 11, 2004 by and among Language Line Holdings, Inc. in favor of Merrill Lynch Capital Corporation.*

10.17	Trademark Security Agreement, dated as of June 11, 2004 by and among Language Line Inc., each of the Guarantors listed on Schedule II thereto and in favor of Merrill Lynch Capital Corporation. *

10.18	Amended and Restated Promissory Note in the principal amount of $100,000 from Matthew T. Gibbs II and Kathy Gibbs in favor of Language Line, Inc., dated June 11, 2004. *

10.19	Amended and Restated Promissory Note in the principal amount of $995,000 from Dennis G. Dracup in favor of Language Line, Inc., dated June 11, 2004. *

10.20	Amendment to the Deed of Trust and Assignment of Rents, dated June 11, 2004, by and between Dennis G. Dracup and Christine L. Dracup as “Trustor,” in favor of Old Republic Title Company as trustee in trust for Language Line, Inc. *

10.21	Amended and Restated Unit Pledge Agreement, dated June 1, 2004 by and between Language Line, Inc., Matthew T. Gibbs, II and Kathy Gibbs. *

10.22	Intercompany Services Agreement, dated January 19, 2006 between Language Line, LLC and Language Line Ltd. ***

10.23	Release between Language Line, Inc. and Matthew Gibbs dated December 8, 2006 (incorporated by reference to the Company’s Annual Report on Form 10-K, filed on December 11, 2006).

10.24	Repurchase Notice by Language Line Holdings, LLC to Matthew Gibbs dated December 11, 2006 (incorporated by reference to the Company’s Annual Report on Form 10-K, filed on December 11, 2006).

10.25	Offer Letter to Jeffrey Grace dated December 8, 2006 (incorporated by reference to the Company’s Annual Report on Form 10-K, filed on December 11, 2006).

10.26	Amendment to Executive Employment Agreement, dated December 23, 2008, by and between Language Line, Inc. and Dennis Dracup (incorporated by reference from the Company’s current report on Form 8-K, filed on December 29, 2008).

14.1	Code of Business Conduct and Ethics. ***

21.1	Subsidiaries of Language Line Holdings, Inc. *

31.1	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. **

31.2	Certification of Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. **

32.1	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. **

32.2	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. **

*	Incorporated by reference to the Registration Statement on Form S-4 (File No. 333-118754).

**	Filed herewith.

***	Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Language Line Holdings, Inc.:

In our opinion, the consolidated financial statements listed in the index appearing under Item 15 (a) (1) present fairly, in all material respects, the financial position of Language Line Holdings, Inc. and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing in Item 15 (a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 5 to the consolidated financial statements, in 2007 the Company changed the manner in which it accounts for uncertain tax positions.

PricewaterhouseCoopers LLP

San Jose, CA

March 25, 2009

LANGUAGE LINE HOLDINGS, INC. AND SUBSIDIARIES

(An Indirect Wholly-Owned Subsidiary of Language Line Holdings, LLC)

Consolidated Balance Sheets

(In thousands, except share and par value amounts)

	December 31,
	2008	2007
		(Revised)
Assets
Current assets:
Cash and cash equivalents	$15,046	$13,898
Accounts receivable - net of allowance for doubtful accounts of $1,323 and $1,300, respectively	33,394	28,696
Prepaid expenses and other current assets	5,911	1,965
Income taxes receivable	2,105	1,427
Due from Coto Holdings, LLC (Note 9)	2,387	—
Deferred taxes on income	2,971	1,382

Total current assets	61,814	47,368
Property and equipment, net	8,547	5,913
Goodwill	408,793	408,793
Intangible assets - net of accumulated amortization of $147,073 and $120,053, respectively	313,290	340,222
Deferred financing costs - net of accumulated amortization of $10,929 and $8,243, respectively	7,880	10,566
Other assets	244	241

Total assets	$800,568	$813,103

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,866	$1,603
Accrued interest	791	2,339
Accrued compensation and interpreter costs	7,059	5,930
Other accrued liabilities	4,265	2,339
Dividends payable	—	1,000
Due to Language Line Holdings, II Inc. (Notes 5 and 9)	2,229	1,727
Current portion of long-term debt	16,339	17,730

Total current liabilities	32,549	32,668
Other Liabilities	737	3,463
Long-term debt	185,336	201,451
Senior subordinated notes	162,699	162,185
Senior discount notes	102,402	89,338
Deferred taxes on income	131,965	140,126

Total liabilities	615,688	629,231

Commitments and contingencies (Notes 8 and 10)
Stockholders’ equity
Common stock, $.01 par value per share and 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	189,882	206,538
Accumulated deficit	(5,002)	(22,666)

Total stockholders’ equity	184,880	183,872

Total liabilities and stockholders’ equity	$800,568	$813,103

See notes to consolidated financial statements.

LANGUAGE LINE HOLDINGS, INC. AND SUBSIDIARIES

(An Indirect Wholly-Owned Subsidiary of Language Line Holdings, LLC)

Consolidated Statements of Operations

(In thousands)

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Revenues	$212,644	$183,188	$163,294
Costs of services	69,007	64,767	57,916
Other expenses:
Selling, general and administrative	38,881	32,410	28,807
Interest	48,913	52,910	54,161
Depreciation and amortization	29,398	31,290	36,409

Total other expenses	117,192	116,610	119,377

Other income:
Interest	355	915	798
Escrow settlement	—	—	795
Other	698	313	—

Total other income	1,053	1,228	1,593

Income (loss) before income taxes	27,498	3,039	(12,406)
Income tax provision (benefit)	9,834	2,048	(2,895)

Net income (loss)	$17,664	$991	$(9,511)

See notes to consolidated financial statements.

LANGUAGE LINE HOLDINGS, INC. AND SUBSIDIARIES

(An Indirect Wholly-Owned Subsidiary of Language Line Holdings, LLC)

Consolidated Statements of Stockholders’ Equity (Deficit) and Comprehensive Income (Loss)

(In thousands except share amounts)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Deferred Stock Compensation	Total Stockholders’ Equity	Comprehensive Income (Loss)
	Shares	Amount
BALANCES, January 1, 2006	1,000	$—	$228,015	$(13,343)	$(1,252)	$213,420
Repurchase of Holding’s class C common shares from employees	—	—	(41)	—	—	(41)
Stock based compensation expense	—	—	415	—	—	415
Adoption of SFAS 123R	—	—	(1,252)	—	1,252	—
Net Loss	—	—	—	(9,511)	—	(9,511)	$(9,511)

BALANCES, December 31, 2006	1,000	—	227,137	(22,854)	—	204,283
Adoption of FIN 48		—		(803)		(803)
Dividend distribution to Parent	—	—	(21,000)	—	—	(21,000)
Repurchase of Holding’s class C common shares from employees	—	—	(15)	—	—	(15)
Stock based compensation expense	—	—	416	—		416
Net income	—	—	—	991	—	991	$991

BALANCES, December 31, 2007	1,000	—	206,538	(22,666)	—	183,872
Dividend distribution to Parent	—	—	(17,069)	—	—	(17,069)
Repurchase of Holding’s class C common shares from employees	—	—	(26)	—	—	(26)
Stock based compensation expense	—	—	439	—	—	439
Net income	—	—	—	17,664	—	17,664	$17,664

BALANCES, December 31, 2008	1,000	$—	$189,882	$(5,002)	$—	$184,880

See notes to consolidated financial statements.

LANGUAGE LINE HOLDINGS, INC. AND SUBSIDIARIES

(An Indirect Wholly-Owned Subsidiary of Language Line Holdings, LLC)

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
		(Revised)	(Revised)
Cash flows from operating activities:
Net income (loss)	$17,664	$991	$(9,511)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	29,398	31,290	36,409
Amortization of deferred financing costs	2,686	2,687	2,244
Deferred taxes on income	(9,750)	(9,040)	(10,632)
Stock based compensation expense	439	416	415
Loss on disposal of property	—	3	—
Accretion of discount on long-term debt	13,579	11,858	10,354
Effect of changes in operating assets and liabilities:
Accounts receivable	(4,698)	(4,375)	(1,992)
Prepaid expenses and other current assets	(3,945)	(504)	1,220
Due from Coto Holdings, LLC	(2,387)	—	—
Due to Language Line Holdings, II, Inc.	502	919	560
Other assets	(4)	124	(269)
Accounts payable	263	1,088	1,143
Income taxes receivable / payable	(678)	(856)	107
Accrued interest and other liabilities	(2,293)	(817)	85

Net cash provided by operating activities	40,776	33,784	30,133

Cash flows from investing activities:
Purchases of property and equipment	(3,939)	(2,681)	(2,885)
Acquisition of intangible asset	(88)	(175)	—

Net cash used in investing activities	(4,027)	(2,856)	(2,885)

Cash flows from financing activities:
Long-term debt repayments	(17,506)	(17,251)	(18,637)
Revolving line of credit borrowings	—	11,000	—
Revolving line of credit repayments	—	(11,000)	—
Loan fees and other financing costs	—	—	(2,324)
Repurchase of restricted stock units	(26)	(15)	(42)
Dividend paid to parent company	(18,069)	(20,000)	—

Net cash used in financing activities	(35,601)	(37,266)	(21,003)

Net increase (decrease) in cash and cash equivalents	1,148	(6,338)	6,245
Cash and cash equivalents - beginning of period	13,898	20,236	13,991

Cash and cash equivalents - end of period	$15,046	$13,898	$20,236

Additional cash flow information:
Cash paid for interest	$33,939	$39,312	$42,611

Cash paid for income taxes	$22,110	$12,072	$7,070

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1. Organization and Summary of Significant Accounting Policies

Organization—Language Line Holdings, Inc. (the “Predecessor”) was a Delaware corporation formed in December 1999 as a holding company for Language Line, LLC (“LLC”) and its subsidiaries. LLC was incorporated during February 1999 as a Delaware limited liability company. The Predecessor was acquired on June 11, 2004 by Language Line, Inc. (“LLI”) in a transaction accounted for under the purchase method of accounting (the “Merger”). LLI, a wholly-owned subsidiary of Language Line Acquisition, Inc., is a Delaware corporation formed in April 2004. LLI had no significant operations prior to the acquisition of Predecessor. Subsequent to the Merger, Language Line Acquisition, Inc., an indirect wholly-owned subsidiary of Language Line Holdings, LLC (“Holdings” or “Parent”), was renamed Language Line Holdings, Inc. (“LLHI”, the “Registrant”, or the “Company”).

The Company’s primary revenue source is to provide over-the-phone interpretation services, from English into over 170 different languages, 24 hours a day, seven days a week. Such services are provided mainly to the non-English speaking business population in the U.S. and Canada covering various industries such as insurance, healthcare, financial, utilities and government, providing a cost effective alternative to staffing in-house multilingual capabilities or using face-to-face interpretation. The Company also performs translation of written media for over 80 different languages.

Principles of Consolidation—The consolidated financial statements include the accounts of LLHI, LLI, LLC and LLC’s wholly-owned subsidiaries as of December 31, 2008 and December 31, 2007. All significant intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year—The Company’s fiscal year end is December 31.

Cash equivalents—Cash equivalents are short-term, highly liquid investments with original or remaining maturities of three months or less when purchased. Typically, the cost of these investments has approximated fair value.

Accrued compensation and interpreter costs—Accrued compensation and interpreter costs are current compensation obligations due to internal employees and agency interpreters. This includes components of known costs due to agency interpreters as well as accrued estimates for internal employees and agency interpreters.

Reclassifications—Certain balance sheet amounts in our previously filed financial statements have been reclassified to conform to the current period presentation, in particular those discussed in Note 5.

Concentration of Credit Risk—Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. We are exposed to credit risk in the event of default by the financial institutions where we hold our cash and by any of our customers to the extent of accounts receivable we are owed, in amounts equal to the carrying value of these assets on the accompanying consolidated balance sheet. Risks associated with cash are mitigated by banking with creditworthy institutions. Concentration of credit risk with respect to trade receivables is limited due to the significant number of customers and their geographic dispersion. During fiscal 2008, 2007 and 2006, no individual customer represented more than 10% of revenues or accounts receivable. Accounts receivable are generally unsecured.

Allowance for Doubtful Accounts—The Company maintains an allowance for doubtful accounts for estimated losses resulting from the failure of customers to make payment. The allowance is determined based upon an evaluation of individual accounts, aging of the portfolio, issues raised by customers that may suggest non-payment, historical experience and/or the current economic environment. We evaluate the adequacy of the allowance on a regular basis, modifying, as necessary, its assumptions, updating its record of historical experience and adjusting reserves as appropriate. The Company classifies bad debt expense as selling, general and administrative expenses in the accompanying consolidated statement of operations.

Property and equipment—Property and equipment is recorded at cost. Depreciation on assets is computed using the straight-line method over the estimated useful lives of the assets. The useful life for property and equipment is within the following range:

Useful Lives
Equipment	4-5 years
Software	3 years
Furniture and fixtures	5 years
Leasehold improvements	The shorter of useful life or initial term of lease

As required by SOP 98-1 Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Company capitalizes the costs for software developed in-house. Computer software developed or obtained for internal use is amortized using the straight-line method over the estimated useful life of the software, generally three years.

Long Lived Assets including intangible assets—The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company has assessed the recoverability of long-lived assets, including intangible assets other than goodwill, by determining whether the carrying value of such assets will be recovered through undiscounted future cash flows according to the guidance of SFAS No. 144. The Company assesses whether it will recognize the future benefit of long-lived assets including intangibles in accordance with the provisions of SFAS No. 144. For assets to be held and used, including acquired intangibles, the Company initiates its review whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable.

Factors we consider important which could trigger an impairment review include the following:

•	significant negative industry or economic trends;

•	significant loss of customers;

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business.

Recoverability of an asset is measured by comparison of its carrying amount to the expected future undiscounted cash flows (without interest charges) that the asset is expected to generate. Any impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Significant management judgment is required in the forecasting of future operating results which are used in the preparation of projected discounted cash flows and should different conditions prevail, material write downs of long-lived assets, including intangible assets, could occur. No impairment of intangible assets was recognized in 2008, 2007 or 2006. Other intangible assets are generally amortized on a straight-line basis over their estimated useful life which is based on historic experience and plans for utilization of the assets by the Company subsequent to the business combination.

Goodwill

We perform our annual impairment analysis of goodwill in the fourth quarter of each year according to the provisions of SFAS 142, Goodwill and Other Intangible Assets (“SFAS 142”). This statement requires that we perform a two-step impairment test on goodwill. In the first step, we compare the fair value of each reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to the reporting unit, goodwill is not impaired and we are not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then we must perform the second step of the impairment testing to determine the implied fair value of the reporting unit’s goodwill. The implied fair value of goodwill is calculated by deducting the fair value of all tangible and intangible assets of the reporting unit, excluding goodwill, from the fair value of the reporting unit as determined in the first step. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then we record an impairment loss equal to the difference.

We performed our annual valuation analysis of goodwill on December 31, 2008 in accordance with SFAS142 as stated above. Consistent with prior years we have one reporting unit which is the same as our operating segment.

We determined the fair value of the reporting unit based on a weighting of market and income approaches. Under the market approach, we estimated the fair value based on market multiples of EBIT and EBITDA. Under the income approach, we measured fair value of the reporting unit based on a projected cash flow method using a discount rate determined by our management which is commensurate with the risk inherent in our current business model. Our discounted cash flow projections were based on our annual financial forecasts developed internally by management for use in managing our business and through discussions with the independent valuation firm engaged by us. The significant assumptions of these forecasts included continued revenue growth over the next five years. Given the current economic environment and the uncertainties regarding the impact on our business, there can be no assurance that the estimates and assumptions made for purposes of our goodwill impairment testing at December 31, 2008 will prove to be accurate predictions of the future. If our assumptions regarding forecasted revenue or gross margin rates are not achieved, we may be required to record goodwill impairment charges in future periods, whether in connection with the next annual impairment testing or prior to that, if any change constitutes a triggering event outside of the period when the annual goodwill impairment test is performed. It is not possible at this time to determine if any such future impairment charge would result or, if it does, whether such charge would be material. We believe that the assumptions and rates used in our impairment test under SFAS142 are reasonable. However, they are judgmental, and variations in any of the assumptions or rates could result in materially different calculations. Based on our valuation results, we determined that the fair value of our reporting unit continued to exceed its carrying value. Therefore, management determined that no goodwill impairment charge was required as of December 31, 2008.

Deferred financing costs—The Company amortizes deferred financing costs using the straight-line method which approximates the effective interest rate method over the terms of the related debt agreements and the corresponding amortization expense is included in interest expense on the accompanying consolidated statements of operations.

Segment Information—The Company follows the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information, Financial Reporting for Segments of a Business.” This statement establishes standards for reporting information about operating segments, products and services, geographic areas and major customers in annual and interim financial statements. The Company manages and operates its business as one operating segment. Operating results are regularly reviewed by the Company’s chief operating decision maker regarding decisions about the allocation of resources and to assess performance.

Revenues—The Company recognizes revenue when the services have been performed and all of the following four revenue recognition criteria have been met:

•	Persuasive evidence of an arrangement exists,

•	The service has been rendered,

•	The price is fixed or determinable, and

•	Collection is reasonably assured.

Revenue from interpretation services are recognized as interpretation services are performed based on actual time that is tracked for each call at the negotiated rate per minute for the customer. Revenue earned from the translation of written media is generally recognized at the time the finished product is delivered to the customer.

Foreign Currency—The functional currency of our operations located outside the U.S. is the U.S. Dollar. Transaction and remeasurement gains and losses were not significant for the periods presented. The Company also perform services for Canadian and United Kingdom customers which are billed in local currencies. Transaction gains and losses are reported in the statement of operations as they are incurred. During 2008, 2007 and 2006 such gains and losses were not significant and are included in selling, general and administrative expense.

Costs of services—These costs are primarily; (1) direct costs of personnel serving as interpreters and call agents and (2) telecommunications expenses for long-distance calls related to providing service to customers.

Income Taxes—Income taxes are accounted for using an asset and liability approach. Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carry forwards measured by applying currently enacted tax laws. A valuation allowance is provided to reduce net deferred tax assets to an amount that is more likely than not to be realized.

Further, the Company accounts for uncertain tax positions in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. Accordingly, the Company reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return.

Comprehensive Income (Loss)—SFAS No. 130, Reporting Comprehensive Income (Loss), requires that the Company report comprehensive income (loss), which includes net income (loss) as well as other changes in assets and liabilities recorded directly to equity, in its financial statements. There were no components of comprehensive income (loss) other than net income (loss) for all periods presented.

Stock-Based Compensation—The Company accounts for stock-based compensation in accordance with SFAS No. 123(R), “Share Based Payment”. Under SFAS 123(R), the Company determines the fair value of its Holdings Class C restricted stock units from the probability-weighted expected return method. Under this method, the value of an enterprise’s common stock is estimated from an analysis of the future values for the Company assuming various possible future liquidity events. SFAS 123(R) requires that the Company recognize compensation expense for only the portion of restricted stock units that are expected to vest, rather than recording forfeitures when they occur, as previously permitted. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in future periods.

Fair Value of Financial Instruments—The carrying amount of cash, accounts receivable, accounts payable, accrued compensation and interpreter costs and other accrued liabilities approximated fair value at December 31, 2008 and 2007. The fair value of debt instruments is disclosed in Note 4.

Use of Estimates in the Preparation of Financial Statements—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. Such management estimates include the allowance for doubtful accounts receivables, the useful life of intangible assets, impairment of goodwill and intangible assets, income taxes, and claims and legal proceedings. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements—In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS No. 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities. Entities electing the fair value option would be required to recognize changes in fair value in earnings. Entities electing the fair value option are required to distinguish, on the face of the statement of financial position, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of initial adoption. We elected not to adopt the fair value option for any financial assets and liabilities.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree, as well as the goodwill acquired. Significant changes from current practice resulting from SFAS 141(R) include the expansion of the definitions of a “business” and a “business combination.” For all business combinations (whether partial, full or step acquisitions), the acquirer will record 100% of all assets and liabilities of the acquired business, including goodwill, generally at their fair values; contingent consideration will be recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value will be recognized in earnings until settlement; and acquisition-related transaction and restructuring costs will be expensed rather than treated as part of the cost of the acquisition. SFAS 141(R) also establishes disclosure requirements to enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is not permitted. SFAS 141(R) may have an impact on the Company’s consolidated financial statements when effective in the event a business combination occurs. The nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisition consummated after the effective date.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An amendment of ARB No. 51” (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin 51 “Consolidated Financial Statements” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is a third-party ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, SFAS 160 requires the consolidated statement of income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. SFAS 160 also requires disclosure on the face of the consolidated statement of income of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. Currently, we do not have any non-controlling interests (ownership interests in a subsidiary that are held by owners other than us) recorded in our financial statements. The adoption of SFAS 160 is not expected to have a material impact on our financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosure requirements about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. The fair value measurement of financial assets and financial liabilities is effective for us beginning in fiscal year 2008. Three FASB Staff Positions (“FSP”) on this statement were subsequently issued. FSP No. 157-1, issued on February 14, 2008, excluded SFAS No. 13, “Accounting for Leases” (“SFAS 13”), and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS 13. However, this scope exception does not apply to assets acquired and liabilities assumed in a business combination, which are required to be measured at fair value under SFAS No. 141, “Business Combinations” or SFAS 141(R), regardless of whether those assets and liabilities are related to leases. This FSP was effective upon our initial adoption of SFAS 157. FSP No. 157-2, issued on February 12, 2008, delayed the effective date of this statement for non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. This FSP will be effective for us in fiscal year 2009. FSP No. 157-3, issued in October 2008 and effective upon issuance, clarifies how SFAS 157 should be applied when valuing securities in markets that are not active by illustrating key considerations in determining fair value. Our adoption of this statement on January 1, 2008 is limited to financial assets and liabilities, and did not have a material impact on our consolidated financial position, results of operations or cash flows. The adoption of FSP No. 157-2 is not expected to have a material impact on our financial statements.

In April 2008, the FASB issued FSP No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. FSP 142-3 applies to intangible assets that are acquired individually or with a group of other assets after the effective date of either a business combination or an asset acquisition. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under Statement 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other U.S. GAAP. The FSP also contains new disclosure requirements with respect to recognized intangible assets. This FSP is effective for fiscal years beginning after December 15, 2008, and for interim periods within such fiscal years. We are currently evaluating the potential impact of this statement.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. SFAS 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” This statement did not result in a change in our current practice.

2. Business Combinations, Escrow Settlement, and Intangible Assets

Business Combinations and Escrow Settlement – On June 11, 2004, LLI, an indirect subsidiary of ABRY Partners (“ABRY”) acquired the Predecessor in a transaction accounted for under the purchase method of accounting (the “Merger”). The aggregate purchase price was $718.1 million. The merger agreement contains customary representations and warranties and covenants. At closing, $30.0 million of the Merger consideration was deposited into an escrow account on behalf of the stockholders and optionholders of the Predecessor to secure their potential indemnity obligations to LLI and payment of any post-closing adjustment to the Merger consideration to LLI. Since the Merger, periodic payments from the escrow account have been paid to the stockholders and optionholders of the Predecessor according to a pre-determined payment schedule. Final settlement of the escrow account was reached with the previous owners on July 25, 2006. In final settlement of the escrow account, the Company received $795,000 for potential tax liabilities. As the Company had already recorded these additional tax liabilities subsequent to the Merger and concluded there is not a clear and direct link to the original purchase price, the settlement amount of $795,000 was recorded as other income in the third quarter of 2006.

Intangible Assets – As of December 31, 2008 and 2007, the Company’s acquired intangible assets are being amortized on a straight-line basis as follows (in thousands):

	December 31, 2008				December 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Amortization Period
				(years)				(years)
Customer relationships	$401,400	$91,375	$310,025	20	$401,400	$71,304	$330,096	20
Customer List	263	84	179	5	175	35	140	5
Trademark and tradename	34,500	31,414	3,086	5	34,500	24,514	9,986	5
Internally developed software	14,000	14,000	—	3	14,000	14,000	—	3
Covenants-not-to-compete	10,200	10,200	—	2	10,200	10,200	—	2

	$460,363	$147,073	$313,290	18	$460,275	$120,053	$340,222	18

The expected future amortization of the acquired intangible assets at December 31, 2008 is as follows (in thousands):

Year Ending December 31
2009	$23,209
2010	20,123
2011	20,123
2012	20,088
2013	20,073
Thereafter	209,674

Total	$313,290

Amortization expense of acquired intangible assets for the years ended December 31, 2008, December 31, 2007 and December 31, 2006 was $27,020,000, $29,092,000 and $33,917,000, respectively.

3. Property and equipment

Property and equipment consists of the following (in thousands):

	December 31, 2008	December 31, 2007
Equipment	$6,821	$8,806
Software	2,505	1,935
Leasehold improvements	1,802	1,783
Furniture and fixtures	867	867

Subtotal	11,995	13,391
Construction in progress	3,550	85

Total	15,545	13,476
Accumulated depreciation and amortization	(6,998)	(7,563)

Property and equipment - net	$8,547	$5,913

Depreciation and amortization of property and equipment for the years ended December 31, 2008, December 31, 2007 and December 31, 2006 was $ 2,378,000, $2,198,000, and $2,491,000, respectively.

4. Long-Term Debt

Long-term debt consists of the following (in thousands):

	December 31, 2008	December 31, 2007
Current portion of long-term debt:
Term loan	$16,339	$17,730
Long-term debt (non-current):
Term loan	185,336	201,451
Senior subordinated notes	162,699	162,185
Senior discount notes	102,402	89,338

Total debt	$466,776	$470,704

In 2004, the Company entered into a $40.0 million reducing revolver credit facility and a $277.5 million term loan under a bank loan agreement dated June 11, 2004 (the “2004 Loans”). The reducing revolver credit facility is due June 11, 2010 and the term loan is due June 10, 2011. Under the terms of the loan agreement, the Company may elect either a variable rate of interest (equal to the lender’s “base rate” plus an applicable margin) or an interest rate fixed for a specified period of one, two, three or six months (equal to LIBOR plus an applicable margin) for the revolver and one, two, or three months for the term loan. The applicable margins used to calculate these interest rates are determined based on the Company’s ratio of total debt less excess cash to earnings before interest, taxes, depreciation and amortization (“EBITDA”), as defined in the loan agreements. The senior credit facilities are collateralized by first priority interests in, and mortgages on, substantially all of our tangible and intangible assets and first priority pledges of all the equity interest owned by us in our existing and future domestic subsidiaries.

At December 31, 2008 the maximum amount available under the revolving credit facility was $40.0 million and no balance was outstanding. This amount is available through June 2010 per the loan agreement. At December 31, 2008 the 2004 Loans consisted of a $201.7 million term loan. The term loan is automatically and permanently reduced at the end of each calendar quarter based on a predetermined schedule. In addition to such predetermined reductions, the maximum amount available under the loan agreement will be permanently reduced by (1) beginning June 11, 2004, a portion of an annual “excess cash flow” amount, as defined in the loan agreement, (2) a portion of net proceeds from the Company’s issuance of equity securities, as defined, (3) a portion of net proceeds from the Company’s disposition of assets, as defined, and (4) by voluntary reductions requested at the option of the Company. The Company’s average interest rate for the term loan was 6.54%, 8.53%, and 9.32% for 2008, 2007 and 2006, respectively. At December 31, 2008, the interest rate in effect was 4.71% for the term loan. The fair value of the term loan is approximately $185.6 million as of December 31, 2008, determined principally by noting the fair value that was determined for our senior subordinated notes, with appropriate consideration of the current yield, seniority and other of the provisions and characteristics that are specific to the term loan.

On November 5, 2005, the Company entered into an amendment to the 2004 Loans, pursuant to which both the total leverage and the senior leverage covenants were increased by 0.25% to provide additional leverage availability, beginning with the period ended December 31, 2005 and ending with the period ended December 31, 2006.

On November 14, 2006, the Company entered into an Amended and Restated Credit Agreement (the “Agreement”) which amends and restates the 2004 Loans and amended as of November 3, 2005, among Language Line, Inc., the Company and the subsidiary guarantors party thereto. The Agreement effected a refinancing and replacement of the Tranche B Term Loans then currently outstanding under the Original Credit Agreement with a new class of Term Loans designated as “Tranche B-1 Term Loans.” The aggregate principal amount of the modified loan is equal to the aggregate principal amount of original loan under the Original Credit Agreement. The modified loan has terms, rights and obligations materially identical to the original loan except that the applicable margin for borrowings under the modified loan is 3.25%

in the case of Eurodollar loans and 2.25 % in the case of Alternate Base Rate Loans. In addition, the Agreement amended related definitions and contained immaterial modifications to various other provisions of the Original Credit Agreement. The 2004 Loans contain certain financial covenants that the Company was in compliance with at December 31, 2008.

On June 11, 2004 LLI issued $165 million of 11 1/8% Senior Subordinated Notes (the “Notes”) for net proceeds of $160.8 million. Interest is payable on June 15 and December 15 of each year. The Notes will mature on June 15, 2012. LLI may redeem some or all of the notes at any time on or after June 15, 2008 at the redemption prices set forth. The notes are unsecured and are subordinated to all existing and future senior indebtedness. Each of LLI’s domestic subsidiaries guarantee the notes on a senior subordinated basis.

Based on quoted market prices, the fair value of the Notes is approximately $152.8 million as of December 31, 2008.

On June 11, 2004 the Company issued approximately $109.0 million of 14 1/8% Senior Discount Notes for net proceeds of approximately $55.0 million. No cash interest will accrue on the senior discount notes prior to June 15, 2009. Thereafter, cash interest on the senior discount notes will accrue at a rate of 14 1/8% per annum and be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2009. The senior discount notes are unsecured senior obligations, rank equally with all of the Company’s future senior indebtedness and rank senior to all subordinated indebtedness. The senior discount notes are subordinated to all of the Company’s subsidiaries’ existing and future obligations and are due June 15, 2013.

Based on quoted market prices, the fair value of the $109.0 million of the 14 1/8% senior discount notes is approximately $78.5 million as of December 31, 2008.

The indenture governing both the Senior Discount Notes and the Senior Subordinated Notes contain covenants limiting, among other things, the Company’s ability and the ability of its subsidiaries to incur additional indebtedness, make restricted payments, make investments, create certain liens, sell assets, restrict payments by the Company’s subsidiaries, guarantee indebtedness, enter into transactions with affiliates, and merge or consolidate or transfer and sell assets. These covenants are subject to important exceptions and qualifications as contained in the indenture.

As of December 31, 2008, principal payments are due approximately as follows (in thousands):

Year Ending December 31,	Term Loans	Senior Subordinated Notes	Senior Discount Notes	Total
2009	$16,339	$—	$—	$16,339
2010	12,083	—	—	12,083
2011	173,253	—	—	173,253
2012	—	165,000	—	165,000
2013	—	—	108,993	108,993

Total	$201,675	$165,000	$108,993	$475,668

5. Income Taxes

The provision (benefit) for income taxes consists of the following (in thousands):

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Current:
Federal	$16,645	$9,929	$6,317
Foreign	74	24	55
State	2,865	1,135	1,365

Total current	19,584	11,088	7,737

Deferred:
Federal	(8,580)	(7,944)	(9,258)
State	(1,170)	(1,096)	(1,374)

Total deferred	(9,750)	(9,040)	(10,632)

Total	$9,834	$2,048	$(2,895)

The amount of income tax provision (benefit) recorded differs from the amount using the statutory federal income tax rate (35%) for the following reasons (in thousands):

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Federal statutory tax expense (benefit)	$9,624	$1,064	$(4,341)
Expiration of uncertain tax positions liability	(2,504)	(470)	—
State tax expense (benefit)	1,336	169	29
Nondeductible expense	1,535	1,374	1,186
Other	(157)	(89)	231

Total	$9,834	$2,048	$(2,895)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are as follows (in thousands):

	December 31, 2008			December 31, 2007
	Current	Non Current	Total	Current	Non Current	Total
Deferred tax assets (liabilities):
Allowance for uncollectible accounts receivable	$526	$—	$526	$517	$—	$517
State income taxes	1,102	5,686	6,788	630	6,095	6,725
Depreciation and amortization	—	7	7	—	56	56
Acquired intangibles	—	(151,094)	(151,094)	—	(156,011)	(156,011)
Accretion of interest on High Yield Discount Obligation	—	13,436	13,436	—	9,734	9,734
Other	1,343	—	1,343	235	—	235

Net deferred tax liability	$2,971	$(131,965)	$(128,994)	$1,382	$(140,126)	$(138,744)

Undistributed earnings of the Company’s foreign subsidiaries of approximately $3.5 million at December 31, 2008 and $2.7 million at December 31, 2007, are considered to be indefinitely reinvested and, accordingly, no provision for federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to various foreign countries.

The operations of the Company and subsidiaries are included in the consolidated federal and state income tax returns of its parent, Language Line Holdings, II Inc. The Company and subsidiaries manage the respective tax payments and refunds for Language Line Holdings, II Inc. Included in the accompanying consolidated balance sheet at December 31, 2008 and 2007 are amounts owed to Language Line Holdings, II Inc. of $2,229,000 and $1,727,000 under this arrangement. These amounts are presented separately from the amounts that are receivable or payable (from/to) taxing authorities for federal and state income taxes. In prior periods amounts owed to Language Line Holdings, II Inc. were offset against amounts due from/to taxing authorities in the balance sheet. The Company has revised this presentation in the accompanying consolidated balance sheet at December 31, 2007.

The Company adopted FIN 48 on January 1, 2007. FIN 48 prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 clarifies the accounting for uncertainty in income taxes by requiring a tax position be recognized only when it is more likely than not that the tax position, based on its technical merits, will be sustained upon ultimate settlement with the applicable tax authority. As a result of the adoption of FIN 48, the Company recorded a $4.2 million increase in other liabilities, a $2.8 million decrease in income tax payable, a $0.6 million decrease in deferred tax liabilities, and a cumulative adjustment of $0.8 million to opening accumulated deficit at January 1, 2007.

The following table illustrates the incremental effect of applying FIN 48 on individual line items on the consolidated balance sheet as of January 1, 2007 (in thousands):.

	Before application of FIN 48	Effect of FIN 48 application	After Application of FIN 48
Deferred taxes	$1,013	$(3)	$1,010
Total assets	843,966	(3)	843,963
Income taxes payable	3,008	(2,772)	236
Other liabilities	—	4,181	4,181
Deferred taxes	149,403	(609)	148,794
Total liabilities	639,683	800	640,483
Accumulated deficit	(22,854)	(803)	(23,657)
Total stockholders’ equity	204,283	(803)	203,480
Total liabilities and stockholders’ equity	843,966	(3)	843,963

A reconciliation of the beginning and ending amount of unrecognized tax benefits from January 1, 2007 through December 31, 2008 is as follows:

Unrecognized tax benefits balance at January 1, 2007	$4,181
Gross increase for tax positions of prior years	97
Gross decrease for tax positions of prior years	—
Gross increase for tax positions of current year	—
Gross decrease for tax positions of current year	—
Settlements	(345)
Lapse of statue of limitations	(470)

Unrecognized tax benefits balance at December 31, 2007	3,463
Gross increase for tax positions of prior years	85
Gross decrease for tax positions of prior years	(58)
Gross increase for tax positions of current year	126
Gross decrease for tax positions of current year	—
Settlements	—
Lapse of statute of limitations	(2,504)

Unrecognized tax benefits balance at December 31, 2008	$1,112

The total unrecognized tax benefits as of December 31, 2008 totaled $1.1 million, of which $0.7 million has been recorded by the Company as a non-current liability and $0.4 million has been classified as a current liability in the accompanying consolidated balance sheet. If recognized, these amounts would impact the Company’s effective tax rate. The timing of the resolution of the non-current portion is uncertain, and the resolution of these items may result in additional or reduced income tax expense. We anticipate that our liabilities for uncertain tax positions may increase for items that arise in the ordinary course of business. These amounts will be reflected as an increase in the liabilities and an increase to the current period tax expense. Our expectations of these amounts are contemplated in our annual effective tax rate. Possible releases of liabilities due to expirations of statutes of limitations will have the effect of decreasing our income tax expense and effective tax rate if and when they occur.

The Company recognizes interest and penalties relating to unrecognized tax benefits as part of its income tax expense. Total accrued interest and penalties as of December 31, 2008 were $209,000 and $77,000, respectively.

The Company files income tax returns in U.S. federal jurisdiction along with various state and foreign jurisdictions, and is subject to ongoing audits from various taxing authorities in the jurisdictions in which it does business. With certain exceptions, the Company is no longer subject to examinations from taxing authorities for years prior to 2003. The Franchise Tax Board (“FTB”) of the State of California is currently examining the Company’s California income tax returns for 2003 and 2004. The Company has agreed with certain FTB findings and will make income tax settlement payments on tax positions of at least $0.3 million within the next 12 months. The Company is currently disputing a FTB finding with an estimated income tax effect of $0.2 million.

In February 2009, California budget legislation was signed into law that, among other things, contained several state tax law changes that will affect the Company’s effective state tax rate. As a result of these changes, the Company will need to re-evaluate its state deferred tax liabilities and assets in the first quarter of 2009, as the effect of changes in tax laws are accounted for in the period the law changed. The Company is currently evaluating these tax law changes and their impact to the consolidated financial statements.

6. Retirement Plans

The Company has a 401(k) retirement plan under which employees may elect to make tax deferred contributions, to a maximum established annually by the IRS. For employees meeting a six-month service requirement, the Company matches 66.7% of the employees’ contributions up to a maximum of 6% of the employees’ contributions. Contributions vest after three years of service. Company contributions were approximately $384,000, $445,000 and $413,000 for the years ended December 31, 2008, December 31, 2007 and December 31, 2006, respectively.

7. Stock-Based Compensation

Under the Company’s Holdings Class C restricted stock unit plan, officers, employees and outside directors have received or may receive grants of Holdings Class C restricted stock units. Effective January 1, 2006, the Company adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standard (“SFAS”) No. 123(R), “Share-Based Payment,” which establishes the accounting for employee stock-based awards. Under the provisions of SFAS No. 123(R), stock-based compensation is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period of the grant). The Company adopted SFAS No. 123(R) using the modified prospective method and, as a result, periods prior to January 1, 2006 have not been restated. Additionally, no modifications were made to outstanding Holdings Class C restricted stock units prior to the adoption of SFAS No. 123(R), and no cumulative adjustments were recorded in the Company’s financial statements.

Prior to January 1, 2006, the Company accounted for the plans under the measurement and recognition provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related Interpretations as permitted by SFAS No. 123 (“SFAS 123”), Accounting for Stock Based Compensation. Under APB 25, the Company recorded stock-based compensation expense for its Holdings Class C restricted stock units in its Financial Statements.

Under both SFAS 123 and SFAS 123(R), the Company determines the fair value of its Holdings Class C restricted stock units using the probability-weighted expected return method. Under this method, the fair value of an enterprise’s common stock is estimated from an analysis of the future values for the Company assuming various possible future liquidity events. SFAS 123(R) requires that the Company recognize compensation expense for only the portion of restricted stock units that are expected to vest, rather than recording forfeitures when they occur, as previously permitted. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in future periods.

On January 1, 2006, deferred compensation related to awards issued prior to the adoption of SFAS 123(R) was reduced to zero with a corresponding decrease to additional paid-in capital. SFAS 123(R) requires the Company to reflect the tax savings resulting from tax deductions in excess of expense reflected in its consolidated statement of cash flows as a financing cash flow, which will impact the Company’s future reported cash flows from operating activities.

Stock-based compensation expense related to Holdings Class C restricted stock units, recognized under SFAS 123(R) for the years ended December 31, 2008 and 2007 was $439,000 and $417,000. As of December 31, 2008, total unrecognized compensation cost, net of estimated forfeitures, was $749,000 related to the restricted stock units. The unrecognized compensation cost is expected to be recognized over a weighted-average period of 3.0 years.

The Holding’s Class C restricted stock units will vest according to a specified schedule and will be expensed to compensation over the vesting period of five years. The units do not contain a stated contractual life. Vesting will accelerate upon a change of control of Holdings and upon certain types of sales. Vesting will cease if the individual ceases to be employed by Holdings or any of its subsidiaries, at which time Holdings will have the option to purchase all or any portion of the vested and/or the unvested restricted stock units. The aggregate purchase price for all unvested units will be $1.00, and the purchase price for each vested unit will be the fair market value for such unit as of the date of individual’s termination. If, however, the Company terminates the individual’s employment for cause, the aggregate purchase price of all vested units will be $1.00. Holding’s right to repurchase the individual’s units will terminate upon a “change of control” (as such term is defined in their incentive unit agreement), provided that the individual is employed by Holdings or any of its subsidiaries at the time of the “change of control.”

As of December 31, 2008 there are 9,293,000 outstanding unvested Holdings Class C restricted stock units, which were granted as restricted stock since June 12, 2004. The company terminated all stock option incentive plans on June 11, 2004 and the plans were not replaced. There are no outstanding or exercisable options with respect to any stock option incentive plans with the Company as of December 31, 2008.

The following table reflects activity under the restricted stock unit plan from December 31, 2006 through December 31, 2008 (in thousands, except per share amounts):

	Number of Units (000)	Weighted Average Grant Date Fair Value
Outstanding, December 31, 2006	21,099	$0.09
Granted	1,750	$0.14
Repurchased	(110)	$0.09
Forfeited	(790)	$0.13

Outstanding, December 31, 2007	21,949	$0.09
Granted	900	$0.23
Repurchased	(102)	$0.25
Forfeited	(258)	$0.13

Outstanding, December 31, 2008	22,489	$0.10

A summary of the status of the Company’s nonvested shares as of December 31, 2008 and changes during the period is presented below:

Nonvested Units	Number of Units (000)	Weighted Average Grant Date Fair Value
Outstanding, December 31, 2006	15,771	$0.09
Granted	1,750	$0.14
Vested	(3,372)	$0.09
Forfeited	(790)	$0.13

Outstanding, December 31, 2007	13,359	$0.10
Granted	900	$0.23
Vested	(4,708)	$0.10
Forfeited	(258)	$0.13

Outstanding, December 31, 2008	9,293	$0.11

Holding’s Class C restricted stock units granted vest over a 5 year vesting schedule. During the year ended December 31, 2008, 4.7 million units vested. Recipients of restricted stock units do not pay any cash consideration for the units, do not have the right to vote, and do not receive dividends with respect to such units. Compensation expense for restricted stock units is recognized on a straight-line basis over the vesting period, using the restricted stock unit’s fair value on the grant date.

8. Lease Commitments

The Company leases its operating facilities under operating leases that run through 2011. Future minimum annual lease payments at December 31, 2008 are as follows (in thousands):

Year Ending December 31	Operating Leases
2009	$1,185
2010	983
2011	176

Total	$2,344

Rent expense for all operating leases the year ended December 31, 2008, December 31, 2007 and December 31, 2006 was $1,178,000, $1,100,000, and $1,069,000, respectively.

9. Related Party Transactions

In January 2008, the Company’s ultimate parent, Language Line Holdings, LLC completed its acquisition of Coto Holdings, LLC (“Coto”), a previously unaffiliated company. As part of an affiliate and intercompany services agreement executed between the Company, its parent and Coto, the Company is to provide certain management, interpretation and other defined services to Coto.

As consideration for these management services, Coto is charged a management fee by the Company equal to $500,000 per quarter. Management fees earned by the Company for the year ended December 31, 2008, included in revenues in the accompanying statements of operations, totaled $1,945,000.

Additionally, Coto is charged a fee to reimburse the Company for costs it incurs for providing interpretation services, certain of their equipment and other miscellaneous costs. Reimbursable charges to Coto for interpreters and equipment, netted against cost of revenues for the year ended December 31, 2008 totaled $13,127,000. Finally, reimbursable charges to Coto for other miscellaneous (indirect) costs netted against selling, general and administrative expenses totaled $870,000 for the year ended December 31, 2008. At December 31, 2008, Coto owed the Company an aggregate of $2,387,000 related to these services and charges.

On January 19, 2006 the Company’s ultimate parent, Language Line Holdings, LLC, completed its acquisition of the unaffiliated U.K. based company Language Line, Limited (“Language Line UK”). Language Line UK’s business operations are independent of the Company and are not included in the accompanying consolidated financial statements. The Company incurred $257,000 of acquisition related costs in 2005 which were reported as a loan to Language Line UK on the Company’s balance sheet as of December 31, 2005. Subsequently the Company received a full amount of settlement on January 20, 2006 when the acquisition was completed. The company has a contract to provide administrative and sales support services to Language Line UK for a fixed monthly fee. The Company recognized revenue of approximately $236,000, $234,000 and $480,000 for the years ended December 31, 2008, December 31, 2007 and December 31, 2006, respectively for administrative and sales support services it rendered to Language Line UK.

The operations of the Company and subsidiaries are included in the consolidated federal and state income tax returns of its parent, Language Line Holdings, II Inc. The Company and subsidiaries manage the respective tax payments and refunds for Language Line Holdings, II Inc. Included in the accompanying consolidated balance sheet at December 31, 2008 and 2007 are amounts owed to Language Line Holdings, II Inc. of $2,229,000 and $1,727,000 under this arrangement. These amounts are presented separately from the amounts that are receivable or payable (from/to) taxing authorities for federal and state income taxes. In prior periods amounts owed to Language Line Holdings, II Inc. were offset against amounts due from/to taxing authorities in the balance sheet. The Company has revised this presentation in the accompanying consolidated balance sheet at December 31, 2007.

10. Contingencies

The Company is party to certain legal actions arising in the ordinary course of business. Although the ultimate outcome is not presently determinable, management believes that the resolution of such matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

11. Guarantor Subsidiaries

The Company’s outstanding public debt (the “Senior Subordinated Notes”) is jointly and severally, fully and unconditionally guaranteed by the Company and its subsidiaries (the “Guarantor Subsidiaries”). The Company or Parent Company has no independent assets or operations. The subsidiaries are 100% owned by the Company. At December 31, 2008, a total of approximately $162.7 million of Senior Subordinated Notes were outstanding. The Guarantor Subsidiaries are direct or indirect wholly-owned subsidiaries of the Company. Separate financial statements of the Company and each of the Guarantor Subsidiaries are not presented because the guarantees are full and unconditional and the Guarantor Subsidiaries are jointly and severally liable.

There are no current restrictions on the ability of the Guarantor Subsidiaries to make payments under the guarantees referred to above. The obligations of each guarantor under its guarantee are limited to the maximum amount permitted under Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any similar Federal or state law (e.g. laws requiring adequate capital to pay dividends) respecting fraudulent conveyance or fraudulent transfer.

12. Quarterly Information (Unaudited)

The following tables present certain unaudited consolidated quarterly financial information for each of the eight quarters in the years ended December 31, 2008 and 2007. This quarterly information has been prepared on the same basis as the Consolidated Financial Statements and includes all adjustments necessary to state fairly the information for the periods presented. The results of operations for any quarter are not necessarily indicative of results for the full year or for any future period. The Company operates as a single segment.

Quarterly Financial Data

(unaudited, in thousands)

	Quarter Ended
2008	March 31	June 30	September 30	December 31
Revenues	$48,897	$52,220	$54,845	$56,682
Income before taxes	$4,665	$7,458	$7,869	$7,506
Income tax expense	$2,364	$3,714	$407	$3,349
Net income	$2,301	$3,744	$7,462	$4,157

	Quarter Ended
2007	March 31	June 30	September 30	December 31
Revenues	$45,466	$45,473	$46,177	$46,272
Income (loss) before taxes	$279	$(243)	$1,013	$1,990
Income tax expense	$397	$297	$603	$751
Net income (loss)	$(118)	$(540)	$410	$1,239

LANGUAGE LINE HOLDINGS, INC. AND SUBSIDIARIES

FINANCIAL STATEMENT SCHEDULE

The Financial Statement Schedule II - VALUATION AND QUALIFYING ACCOUNTS

Allowance for Doubtful Accounts	Balance at Beginning of Period	Charged to costs and expenses	Charged to Other Accounts	Deductions – Write-offs, Net of Recovery	Balance at End of Period
Year ended December 31, 2008	$1,300	$209	$—	$(186)	$1,323
Year ended December 31, 2007	1,503	(59)	—	(144)	1,300
Year ended December 31, 2006	738	1,254	—	(489)	1,503

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 25, 2009

LANGUAGE LINE HOLDINGS, INC.

By:	/s/ MICHAEL F. SCHMIDT
Michael F. Schmidt
CHIEF FINANCIAL OFFICER and SECRETARY

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 25, 2009.

SIGNATURE	CAPACITY

/s/ DENNIS G. DRACUP Dennis G. Dracup	Chief Executive Officer and Director (Principal Executive Officer)

/s/ MICHAEL F. SCHMIDT Michael F. Schmidt	Chief Financial Officer and Secretary (Principal Financial Officer)

II-1

EXHIBIT 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER,

AS REQUIRED BY SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Dennis G. Dracup, certify that:

1.	I have reviewed this report on Form 10-K of Language Line Holdings, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 25, 2009

/s/ Dennis G. Dracup
Dennis G. Dracup
Chief Executive Officer and Director
(Principal Executive Officer)

EXHIBIT 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER,

AS REQUIRED BY SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Michael F. Schmidt, certify that:

1.	I have reviewed this report on Form 10-K of Language Line Holdings, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 25, 2009

/s/ Michael F. Schmidt
Michael F. Schmidt
Chief Financial Officer and Director
(Principal Financial Officer)

EXHIBIT 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report on Form 10-K of Language Line Holdings, Inc. (the “Company”) for the year ended December 31, 2008 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Dennis G. Dracup, Chief Executive Officer of the Company, hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(i)	The Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

(ii)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 25, 2009

/s/ Dennis G. Dracup
Dennis G. Dracup
Chief Executive Officer and Director
(Principal Executive Officer)

The foregoing certification is being furnished solely pursuant to 18 U.S.C. Section 1350 and is not being filed as part of this Report.

EXHIBIT 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report on Form 10-K of Language Line Holdings, Inc. (the “Company”) for the year ended December 31, 2008 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Michael F. Schmidt, Chief Financial Officer of the Company, hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(iii)	The Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

(iv)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 25, 2009

/s/ Michael F. Schmidt
Michael F. Schmidt
Chief Financial Officer and Secretary
(Principal Financial Officer)

The foregoing certification is being furnished solely pursuant to 18 U.S.C. Section 1350 and is not being filed as part of this Report.

Coto Acquisition LLC and Subsidiaries

(An Indirect Wholly-owned Subsidiary of

Language Line Holdings, LLC)

Consolidated Financial Statements

For the Period from January 10, 2008 through December 31, 2008

With Report of Independent Auditors

PricewaterhouseCoopers LLP Ten Almaden Boulevard Suite 1600 San Jose CA 95113 Telephone (408) 817 3700 Facsimile (408) 817 5050

Report of Independent Auditors

To the Board of Directors and Member of Coto Acquisition, LLC:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of member’s equity and of cash flows present fairly, In all material respects, the financial position of Coto Acquisition, LLC. and it’s subsidiaries at December 31, 2008, and the results of their operations and their cash flows for the period from January 10, 2008 to December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

April 30,2009

COTO Acquisition LLC and Subsidiaries

(An Indirect Wholly-Owned Subsidiary of Language Line Holdings, LLC)

Consolidated Balance Sheet

(In thousands)

December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$5,547
Accounts receivable -net of allowance for doubtful accounts of $264	9,326
Receivable from related parties	157
Prepaid expenses and other current assets	48

Total current assets	15,078

Property and equipment, net	1,183
Goodwill	49,601
Intangible assets- net of accumulated amortization of $7,670	25,230
Deferred financing costs- net of accumulated amortization of $172	710
Other assets	7,203

Total assets	$99,005

Liabilities and Member’s Equity
Current liabilities
Accounts payable	$222
Accrued compensation and interpreter costs	491
Other accrued liabilities	2,850
Due to Language Line Holdings. Inc.	2,387
Current portion of long-term debt	4,815

Total current liabilities	10,765

Other long-term liabilities	7,146
Long-term debt	25,787

Total liabilities	43,698

Commitments and contingencies (notes 7 and 9)

Member’s equity	55,307

Total liabilities and member’s equity	$99,005

See notes to consolidated financial statements.

2

COTO Acquisition LLC and Subsidiaries

(An Indirect Wholly-Owned Subsidiary of Language Line Holdings, LLC)

Consolidated Statement of Operations

(In thousands)

Period from January 10, 2008 through December 31, 2008
Revenues	$48,575
Costs of services	25,800
Other expenses:
Selling, general and administrative	10,634
Interest expense, net	2,496
Transaction costs related to business combination	366
Depreciation and amortization	8,330

Total other expenses	21,826

Net income	$949

See notes to consolidated financial statements.

3

COTO Acquisition LLC and Subsidiaries

(An Indirect Wholly-Owned Subsidiary of Language Line Holdings, LLC)

Consolidated Statement of Member’s Equity

(In thousands)

Member’s equity, January 10, 2008	$—

Member contributions (Note 2)	54,358

Net income	949

Member’s equity, December 31, 2008	$55,307

See notes to consolidated financial statements.

4

COTO Acquisition LLC and Subsidiaries

(An Indirect Wholly-Owned Subsidiary of Language Line Holdings, LLC)

Consolidated Statement of Cash Flows

(In thousands)

Period from January 10, 2008 through December 31, 2008
Cash flows from operating activities:
Net income	$949
Adjustments to reconcile net income to net cash provided by operating activities:
Expenses incurred by Company, paid by Parent	312
Depreciation and amortization	8,330
Gain on extinguishment of debt	(91)
Amortization of deferred financing costs	172
Provision for losses on accounts receivable	264
Effect of changes in operating assets and liabilities:
Accounts receivable	(2,855)
Prepaid expenses and other current assets	(12)
Due from related parties	(61)
Other assets	(42)
Accounts payable	221
Due to Language Line Holdings, Inc.	2,387
Other accrued liabilities	(2,833)

Net cash provided by operating activities	6,741

Cash flows from investing activities:
Purchases of property and equipment	(122)
Acquisition of member interests, net of cash acquired	(30,890)

Net cash used in investing activities	(31,012)

Cash flows from financing activities:
Borrowings under credit agreement	31,000
Long-term debt repayments	(1,182)

Net cash provided by financing activities	29,818

Net increase in cash and cash equivalents	5,547
Cash and cash equivalents - beginning of period	—

Cash and cash equivalents - end of period	$5,547

Additional cash flow information:
Cash paid for interest	$2,594

Supplemental non- cash flow disclosure information:
Assets contributed by Member in conjunction with acquisition	$48,877

Acquisition expenses paid by Member	$5,481

See notes to consolidated financial statements.

5

Coto Acquisition LLC and Subsidiaries

(An Indirect Wholly-Owned Subsidiary of Language Line Holdings, LLC)

Notes to Consolidated Financial Statements

1. Organization and Summary of Significant Accounting Policies

Organization and Principles of Consolidation—Coto Acquisition LLC (“Coto”) is a Delaware limited liability company formed in October 2007. The Company had no operations prior to the acquisition of Coto Global Solutions LLC, as discussed in Note 2. The accompanying consolidated financial statements include the accounts of Coto and its wholly-owned subsidiary, Coto Global Solutions LLC, along with Coto Global Solutions LLC’s three wholly-owned subsidiaries, Tele-Interpreters LLC, Lingo Systems, LLC and Coto Language Services, LLC (all collectively referred to hereafter as the “Company”) as of December 31, 2008. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company is governed by the terms and conditions of the Limited Liability Company Agreement dated October 23, 2007. The Company is comprised of one member, Coto Holdings LLC. The Company is authorized to issue 1,000 units. All 1,000 units were issued and outstanding as of December 31, 2008, in exchange for which the Company received a contribution of $10. As part of the business combination as discussed in Note 2, the Company received additional cash contributions of $40,358,000 and a contribution in-kind of $14,000,000 represented by assets acquired in the purchase business combination from it’s member. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. The Company shall continue until terminated in accordance with the terms of the Agreement or as provided for by law, including events of dissolution.

The Company’s primary revenue source is to provide over-the-phone interpretation (“OPI”) services, from English into over 135 different languages, 24 hours a day, seven days a week. Such OPI services are provided through its subsidiary, Tele-Interpreters LLC, mainly to the non-English speaking business population in the U.S. and Canada covering various industries such as insurance, healthcare, financial, utilities and government, providing a cost effective alternative to staffing in-house multilingual capabilities or using face-to-face interpretation. The Company also performs translation of written media for over 65 different languages through its subsidiary, Lingo Systems, LLC, and further provides face to face interpretation services through its subsidiary, Coto Language Services, LLC.

Fiscal Year—The Company’s fiscal year end is December 31.

Cash equivalents—Cash equivalents are short-term, highly liquid investments with original or remaining maturities of three months or less when purchased. Typically, the cost of these investments has approximated fair value.

Accrued compensation and interpreter costs—Accrued compensation and interpreter costs are current compensation obligations due to internal employees and agency interpreters. This includes components of known costs due to agency interpreters as well as accrued estimates for internal employees and agency interpreters.

Concentration of Credit Risk—Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. We are exposed to credit risk in the event of default by the financial institutions where we hold our cash and by any of our customers to the extent of accounts receivable we are owed, in amounts equal to the carrying value of these assets on the accompanying consolidated balance sheet. Risks associated with cash are mitigated by banking with creditworthy institutions. Concentration of credit risk with respect to trade receivables is limited due to the significant number of customers and their geographic dispersion. Accounts receivable are generally unsecured. During 2008, one individual customer represented approximately 25% of total revenues. This same customer comprised 27% of the Company’s total accounts receivable balance at December 31, 2008. Further, five additional customers comprised another 18% of the Company’s accounts receivable balance at December 31, 2008.

6

Coto Acquisition LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Allowance for Doubtful Accounts—The Company maintains an allowance for doubtful accounts for estimated losses resulting from the failure of customers to make payment. The allowance is determined based upon an evaluation of individual accounts, aging of the portfolio, issues raised by customers that may suggest non-payment, historical experience and/or the current economic environment. We evaluate the adequacy of the allowance on a regular basis, modifying, as necessary, its assumptions, updating its record of historical experience and adjusting reserves as appropriate. The Company classifies bad debt expense as selling, general and administrative expenses in the accompanying consolidated statement of operations.

Property and equipment—Property and equipment is recorded at cost. Depreciation on assets is computed using the straight-line method over the estimated useful lives of the assets. The useful life for property and equipment is within the following ranges:

Useful Lives

Equipment	4-5 years

Software	3 years

Furniture and fixtures	5 years The shorter of useful life or initial term of
Leasehold improvements	lease

Long Lived Assets including intangible assets—The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. The Company has assessed the recoverability of long-lived assets, including intangible assets other than goodwill, by determining whether the carrying value of such assets will be recovered through undiscounted future cash flows according to the guidance of SFAS No. 144. The Company assesses whether it will recognize the future benefit of long-lived assets including intangibles in accordance with the provisions of SFAS No. 144. For assets to be held and used, including acquired intangibles, the Company initiates its review whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable.

Factors the Company considers important which could trigger an impairment review include the following:

•	significant negative industry or economic trends;

•	significant loss of customers;

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business.

Recoverability of an asset is measured by comparison of its carrying amount to the expected future undiscounted cash flows (without interest charges) that the asset is expected to generate. Any impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.

7

Coto Acquisition LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Significant management judgment is required in the forecasting of future operating results which are used in the preparation of projected discounted cash flows and should different conditions prevail, material write downs of long-lived assets, including intangible assets, could occur. No impairment of intangible assets was recognized in 2008. Intangible assets are amortized either on a straight line basis or on an accelerated basis over their estimated useful life which is based on historic experience and plans for utilization of the assets by the Company subsequent to the business combination.

Goodwill

The Company performed its annual impairment analysis of goodwill as of December 31, 2008, according to the provisions of SFAS 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The goodwill valuation analysts is performed based on our respective reporting units, which the Company considers to be its three operating subsidiaries, Tele-Interpreters LLC, Lingo Systems, LLC and Coto Language Services, LLC. These operating entities meet the definition of a reporting unit one level below an operating segment in accordance with SFAS 142 as each product category constitutes a business for which discrete financial information is available and reviewed by management.

SFAS 142 requires that a two-step impairment test is performed on goodwill. In the first step, the fair value of each reporting unit is compared to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to the respective reporting unit, goodwill is not impaired and no further testing is required. If the carrying value of the net assets assigned to a reporting unit exceeds the fair value of the reporting unit, then the second step of the impairment testing is performed to determine the implied fair value of each reporting unit’s goodwill. The implied fair value of goodwill is calculated by deducting the fair value of all tangible and intangible assets of the reporting unit, excluding goodwill, from the fair value of the reporting unit as determined in the first step. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment loss equal to the difference is recorded.

Deferred financing costs—The Company amortizes deferred financing costs using the straight-line method which approximates the effective interest rate method over the terms of the related debt agreement and the corresponding amortization expense is included in interest expense on the accompanying consolidated statement of operations.

Revenues—The Company recognizes revenue when the services have been performed and all of the following four revenue recognition criteria have been met:

•	Persuasive evidence of an arrangement exists,

•	The service has been rendered,

•	The price is fixed or determinable, and

•	Collection is reasonably assured.

Revenue from interpretation services is recognized as interpretation services are performed based on actual time that is tracked for each call at the negotiated rate per minute for the customer. Revenue earned from the translation/localization of written media is generally recognized at the time the finished product is delivered to the customer. Revenue earned from face to face interpretation services is recognized when the service is performed. In the event cash is received from customers prior to the Company recognizing the underlying revenue on the contract, the Company records this amount as deferred revenue, which amount is included as a liability in the accompanying consolidated balance sheet.

8

Coto Acquisition LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Costs of services—These costs are primarily; (1) direct costs of personnel serving as interpreters and call agents, (2) telecommunications expenses for long-distance calls related to providing service to customers, and (3) costs for contractors performing face to face interpretation services, employees, as well as vendors providing translation of written media on behalf of the Company.

Income Taxes—As a limited liability company, the Company is not subject to U.S. federal or state income taxes; rather, the member of the Company is liable for all income taxes, if any, that result from the operations of the Company. As such, no provision for income taxes has been included in the accompanying consolidated financial statements.

Comprehensive Income (Loss)—SFAS No. 130, “Reporting Comprehensive Income (Loss)”, requires that the Company report comprehensive income (loss), which includes net income (loss) as well as other changes in assets and liabilities recorded directly to equity, in its financial statements. There were no components of comprehensive income other than net income for the period from January 10, 2008 through December 31, 2008.

Use of Estimates in the Preparation of Financial Statements—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. Such management estimates include the allowance for doubtful accounts receivables, the useful life of intangible assets, impairment of goodwill and intangible assets, and claims and legal proceedings. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements—In February 2007, the Financial Accounting Standards-Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS No. 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities. Entities electing the fair value option would be required to recognize changes in fair value in earnings. Entities electing the fair value option are required to distinguish, on the face of the statement of financial position, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of initial adoption. We elected not to adopt the fair value option for any financial assets and liabilities.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141 (R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree, as well as the goodwill acquired. Significant changes from current practice resulting from SFAS 141(R) include the expansion of the definitions of a “business” and a “business combination.” For all business combinations (whether partial, full or step acquisitions), the acquirer will record 100% of all assets and liabilities of the acquired business, including goodwill, generally at their fair values; contingent consideration will be recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value will be recognized in earnings until settlement; and acquisition-related transaction and restructuring costs will be expensed rather than treated as part of the cost of the acquisition. SFAS 141(R) also establishes disclosure requirements to enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is not permitted. SFAS 141(R) may have

9

Coto Acquisition LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

an impact on the Company’s consolidated financial statements when effective in the event a business combination occurs. The nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisition consummated after the effective date.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An amendment of ARB No. 51” (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin 51 “Consolidated Financial Statements” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is a third-party ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, SFAS 160 requires the consolidated statement of income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. SFAS 160 also requires disclosure on the face of the consolidated statement of income of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. Currently, we do not have any non-controlling interests (ownership interests in a subsidiary that are held by owners other than us) recorded in our financial statements. The adoption of SFAS 160 is not expected to have a material impact on our financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosure requirements about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. The fair value measurement of financial assets and financial liabilities is effective for us beginning in fiscal year 2008. Three FASB Staff Positions (“FSP”) on this statement were subsequently issued. FSP No. 157-1, issued on February 14, 2008, excluded SFAS No. 13, “Accounting for Leases” (“SFAS 13”), and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS 13. However, this scope exception does not apply to assets acquired and liabilities assumed in a business combination, which are required to be measured at fair value under SFAS No. 141, “Business Combinations” or SFAS 141(R), regardless of whether those assets and liabilities are related to leases. This FSP was effective upon our initial adoption of SFAS 157. FSP No. 157-2, issued on February 12, 2008, delayed the effective date of this statement for non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. This FSP will be effective for us in fiscal year 2009. FSP No. 157-3, issued in October 2008 and effective upon issuance, clarifies how SFAS 157 should be applied when valuing securities in markets that are not active by illustrating key considerations in determining fair value. Our adoption of this statement in 2008 is limited to financial assets and liabilities, and did not have a material impact on our consolidated financial position, results of operations or cash flows. The adoption of FSP No. 157-2 is not expected to have a material impact on our financial statements.

In April 2008, the FASB issued FSP No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. FSP 142-3 applies to intangible assets that are acquired individually or with a group of other assets after the effective date of either a business combination or an asset acquisition. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under Statement 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other U.S. GAAP. The FSP also contains new disclosure requirements with respect to recognized intangible assets. This FSP is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the potential impact of this statement.

10

Coto Acquisition LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. SFAS 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” This statement did not result in a change in our current practice.

2. Business Combination

On January 10, 2008, a purchase agreement was executed by and between Sycamore Services LLC and its sole member (collectively, the “Seller”), Language Line Holdings, LLC (“LLH”, and the Company’s ultimate parent), Coto (the “Buyer”) and Coto Holdings (Coto’s direct parent), whereby the Buyer acquired all of the member interests in the Seller for consideration of $80.8 million.

The purchase price allocation is based on estimates of fair value of tangible and identifiable assets acquired and liabilities assumed. The excess purchase consideration is recorded as goodwill. The Company has accounted for this acquisition as a purchase under U.S. GAAP. Under the purchase method of accounting, the assets and liabilities of the acquired entity were recorded as of the acquisition date, at their respective fair values, and consolidated with the Company.

The breakdown of the purchase price was as follows (in thousands):

Cash paid to and on behalf of Seller	$65,000

Seller paper issued by Company’s parent, Coto Holdings LLC	14,000

Direct Acquisition Costs	1,804

Total purchase price	$80,804

To fund the $65 million cash consideration paid to and on behalf of the seller, the Company entered into a long-term debt arrangement for $31 million with a bank that has been recorded in the accompanying consolidated balance sheet, as further discussed in Note 5. The remaining purchase price consideration was funded the Company’s parent in the form of Seller paper disclosed above, and by Line Holdings II, Inc., a wholly-owned subsidiary of LLH, both of which have been recorded as a contribution to the member’s equity in the Company’s financial statements.

11

Coto Acquisition LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Following is an allocation of the purchase price (in thousands):

Current assets	$7,263

Property and equipment & other long-term assets	5,236

Intangible assets	32,900

Goodwill	49,601

Total Assets Acquired	95,000

Liabilities assumed	(13,321)

Capital lease liability assumed	(875)

Net assets acquired	$80,804

Intangible assets consist of customer relationships, trademarks and trade names and non-compete agreements (see Note 3). The amount allocated to these intangibles was determined using established valuation techniques. All goodwill was assigned in purchase accounting to one reporting unit of the Company, Tele-Interpreters. Factors that contributed to the recorded amount of goodwill include but are not limited to established market presence and a trained sales force.

The Company and the Seller of Coto Global Solutions, LLC are currently in dispute with regards to a working capital adjustment of $1.1 million. Pursuant to the terms of Purchase Agreement, this dispute will be reviewed by a third party reviewing accountant who will make a final determination. The amount of the final determination by the third party reviewing accountant is not considered estimable at December 31, 2008, and as a result, a seller receivable is not reflected in the consolidated financial statements of the Company. It is expected that a determination by the third party reviewing accountant will be made in 2009, at which time, any proceeds received from the seller as a result will be recorded as a gain.

The Company incurred internal costs in connection with this acquisition, which were expensed as incurred. These costs totaled $366,000 and are separately disclosed in the accompanying consolidated statement of operations for the period from January 10, 2008 through December 31, 2008.

The Company has recorded a long-term liability in purchase accounting in the amount of $7.1 million representing the fair value of potential pre-acquisition contingencies. Related to this, a receivable has also been recorded in the same amount, included in other assets in the accompanying consolidated balance sheet, which reflects insurance coverage in place through insurance companies to cover specified claims reported after the acquisition related to such contingencies existing at the date of acquisition.

Related to the acquisition, the Company began to assess and formulate a plan for the elimination of duplicative positions, the exit of certain facilities and the termination or modification of certain contractual obligations. The purchase accounting liabilities recorded in connection with these activities were approximately $2.3 million and included approximately $0.6 million for termination benefits and approximately $1.7 million for ongoing contractual facility obligations. The Company paid $0.6 million and $0.6 million in 2008 related to the termination of benefits and ongoing contractual facility obligations, respectively. The remaining balance of these liabilities as of December 31, 2008 was approximately $1.1 million, which it is anticipated will be expended by the Company through 2013.

12

Coto Acquisition LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Intangible Assets and Goodwill

Intangible Assets

At December 31, 2008, the Company’s acquired intangible assets are being amortized as follows (dollars in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Amort. Period
				(years)
Customer relationships - OPI	$23,600	$4,800	$18,800	8

Customer relationships - face to face	600	330	270	3

Customer relationships - translation	3,800	1,400	2,400	4

Technology	200	200	—	0.5

Trademark and tradename	1,500	300	1,200	5

Covenants-not-to-compete	3,200	640	2,560	5

	$32,900	$7,670	$25,230	7

All customer relationship intangibles are being amortized on an accelerated basis, whereas all other intangible assets are being amortized on a straight-line basis. The expected future amortization of the acquired intangible assets at December 31, 2008 is as follows (in thousands):

Year Ending December 31:
2009	$6,850
2010	5,800
2011	4,740
2012	3,768
2013	2,100
Thereafter	1,972

Total	$25,230

Amortization expense of acquired intangible assets for the period from January 10, 2008 through December 31, 2008 was approximately $7,670,000.

13

Coto Acquisition LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Goodwill

The goodwill valuation analysis required under SFAS 142 was performed at December 31, 2008 based on our respective reporting units— Tele-Interpreters, Lingo and Coto Language Services. The Company determined the fair value of the individual reporting units based on the market approach. Under the market approach, the Company estimated the fair value based on market multiples of EBITDA using comparable company market values. The significant assumptions used in determining fair values of the reporting units using comparable company market values included the determination of appropriate market comparables, and the estimated multiples of EBITDA that a willing buyer is likely to pay. All goodwill was assigned in purchase accounting to one reporting unit of the Company, Tele-Interpreters (see Note 2).

The sum of the fair values of the Tele-Interpreters, Lingo and Coto Language Services reporting units were reconciled to the Company’s estimated enterprise value at December 31, 2008. The Company determined the estimated fair value on an enterprise basis based upon a weighting of market and income approaches. Under the market approach the Company estimated the fair value based upon market multiples of EBIT and EBITDA of appropriate market comparables. Under the income approach, the fair value of the enterprise was measured based on a projected cash flow method using a discount rate determined by Company’s management which is commensurate with the risk inherent in the Company’s current business model. The Company’s discounted cash flow projections were based on its annual financial forecasts developed internally by management for use in managing the Company’s business, and through discussions with an independent valuation firm. The significant assumptions of these forecasts included continued revenue growth.

Given the current economic environment and the corresponding uncertainties regarding the impact on the Company’s business, there can be no assurance that the estimates and assumptions made for purposes of the goodwill impairment testing at December 31, 2008 will prove to be accurate predictions of the future. If the Company’s assumptions regarding forecasted revenue or gross margin rates are not achieved, the Company may be required to record goodwill impairment charges in future periods. It is not possible at this time to determine if any such future impairment charge would result or, if it does, whether such charges would be material. The Company believes that the assumptions and rates used in its impairment test under SFAS 142 are reasonable. However, they are judgmental, and variations in any of the assumptions or rates could result in materially different calculations. Based on its valuation results, the Company determined that the fair value of its reporting unit that carried a goodwill balance at December 31, 2008 continued to exceed its carrying value. Therefore, the Company has determined that no goodwill impairment charge was required as of December 31, 2008.

4. Property and equipment

Property and equipment consists of the following (in thousands):

December 31, 2008
Equipment	$692
Software	281
Leasehold improvements	569
Furniture and fixtures	301

Subtotal	1,843
Accumulated depreciation and amortization	(660)

Property and equipment- net	$1,183

14

Coto Acquisition LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Depreciation and amortization of property and equipment for the period from January 10, 2008 through December 31, 2008 was approximately $660,000.

5. Long-Term Debt

Concurrent with the merger, on January 10, 2008, the Company, together with Coto Holdings LLC entered into a credit agreement (the “Credit Agreement”) with a group of lenders, whereby a term loan facility in the maximum amount of $31,000,000 and a revolving credit facility in the aggregate amount of $4,000,000 was made available to the Company. Under the terms of the loan agreement, the Company may elect either a variable rate of interest (equal to the lender’s “base rate” plus an applicable margin) or a “Eurodollar Rate” loan, which is linked to the LIBOR rate of interest plus an applicable margin. The applicable margins used to calculate these interest rates are determined based on the Company’s leverage ratio, as defined in the loan agreements. At December 31, 2008, the interest rate in effect was 6.0% for the term loan.

The Credit Agreement facilities are collateralized by all assets, rights and interests in the property of each the Company and Coto Holdings LLC, and all of its subsidiaries. The Credit Agreement is collectively guaranteed by Coto Holdings LLC and all its subsidiaries along with Language Line Holdings, LLC and one of its subsidiaries, Language Line Holdings, II, Inc.

At December 31, 2008 the maximum amount available under the revolving credit facility was $4.0 million, and no balance was outstanding. This amount is available for the entire term of the Credit Agreement. At December 31, 2008 $30,225 million was outstanding under the term loan facility. The Credit Agreement matures on January 10, 2013.

The term loan is automatically and permanently reduced at the end of each calendar quarter based on a predetermined schedule, with a final balloon payment due on January 10, 2013 of all remaining unpaid principal remaining on the term loan at that time. In addition to such predetermined reductions, the maximum amount available under the loan agreement will be permanently reduced by, and among other items or events as defined in the Credit Agreement (1) beginning April 30, 2009, a portion of an annual “excess cash flow” amount, as defined in the Credit Agreement, (2) a portion of net proceeds from the Company’s issuance of equity securities, a debt financing event or a sale of assets, each as defined in the Credit Agreement.

As of December 31, 2008, principal payments on all long-term debt are due approximately as follows (in thousands):

Year Ending December 31,
2009	$4,815
2010	2,325
2011	2,325
2012	1,744
2013	19,393

Total	$30,602

Included in the 2009 amounts above are principal payments remaining on a capital lease obligation in the amount of approximately $377,000, which are payable through September 2009, the conclusion of the lease agreement. The Company amended the lease agreement in April 2008 and recognized a gain of $91,000 which has been netted against interest expense in the accompanying consolidated statement of operations.

15

Coto Acquisition LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Retirement Plan

The Company has a 401(k) retirement plan under which employees may elect to make tax deferred contributions, to a maximum established annually by the IRS. For employees meeting a six-month service requirement, the Company matches 100% of the employees’ contributions up to a maximum of 4% of the employees’ contributions. All contributions vest immediately. Company contributions were approximately $150,000 for the period from January 10, 2008 through December 31, 2008.

7. Lease Commitments

The Company leases its operating facilities under operating leases that run through 2013. These leases contain certain renewal options that may be exercised by the Company at the termination of the lease. Future minimum annual lease payments at December 31, 2008 are as follows (in thousands):

Year Ending December 31	Operating Leases

2009	$935

2010	962

2011	550

2012	458

2013	115

Total	$3,020

Subsequent to year end, the Company executed two separate sublease agreements on two of its operating lease facilities, whereby through 2013 approximately $800,000 of sublease income will be earned by the Company. Of this $800,000, approximately $252,000 will be earned in 2009, $227,000 in 2010, $142,000 in 2011, $142,000 in 2012, and the remaining $37,000 in 2013. The amounts in the table above have not been netted to reflect these future sublease rentals to be received by the Company for all the periods presented.

Rent expense for all operating leases for the period from January 10, 2008 through December 31, 2008 was approximately $869,000.

8. Related Party Transactions

In conjunction with the execution of the purchase agreement as described in Note, 2, an affiliate and intercompany services agreement was executed between Coto Holdings, LLC, LLH and its subsidiaries (the “Language Line Companies”, whereby the Language Line Companies are to provide certain management, interpretation and other defined services to the Company.

As consideration for these management services, the Company is charged a management fee by the Language Line Companies equal to $500,000 per quarter. Management fee expenses incurred by the Company for the period from January 10, 2008 through December 31, 2008, included in selling, general and administrative expenses in the accompanying statements of operations, totaled $1,945,000.

16

Coto Acquisition LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Additionally, the Company is charged a fee to reimburse the Language Line Companies for costs it incurs for providing interpretation services, including interpreter labor, telecommunication, interpreter management and other miscellaneous direct costs. These charges to the Company, included in cost of services for the period from January 10, 2008 through December 31, 2008, totaled $13,127,000. Finally, other charges to the Company for other miscellaneous (indirect) costs included in selling, general and administrative expenses totaled $870,000 for the period from January 10, 2008 through December 31, 2008. At December 31, 2008, the Company owed the Language Line Companies an aggregate of $2,387,000 related to these services and charges.

The Company has recorded a receivable from related parties in the amount of approximately $0.1 million due from the Language Line Companies that was repaid subsequent to year end, and $0.1 million due from the Company’s parent as well as from employees of the Company.

9. Contingencies

The Company from time to time is a party to certain legal actions arising in the ordinary course of business. Although the ultimate outcome is not presently determinable, management believes that the resolution of such matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

17

Schedule 5.12

Subsidiaries

Current Legal Entities Owned	Record Owner	Jurisdiction of Incorporation	No. Shares/Interest
Language Line Holdings II, Inc.	Language Line Holdings LLC	Delaware	1,000
Language Line Holdings III, Inc.	Language Line Holdings II, Inc.	Delaware	1,000
Language Line Holdings, Inc.	Language Line Holdings III, Inc.	Delaware	1,000
Language Line, Inc.	Language Line Holdings, Inc.	Delaware	1,000
Language Line, LLC	Language Line, Inc.	Delaware	1,000
Language Line Services, Inc.	Language Line, LLC	Delaware	1,000
On Line Interpreters, Inc.	Language Line, LLC	Illinois	1,000
Envok, LLC	Language Line, LLC	Delaware	1,000
Language Line Dominican Republic, LLC	Language Line, LLC	Delaware	1,000
Language Line Panama, LLC	Language Line, LLC	Delaware	1,000
Language Line Costa Rica, LLC	Language Line, LLC	Delaware	1,000
Coto Holdings LLC	Language Line Holdings II, Inc.	Delaware	40,000,000 Common
Coto Holdings LLC	Sycamore Services LLC	Delaware	15,000,000 Preferred
Coto Acquisition LLC	Coto Holdings LLC	Delaware	1,000
Coto Global Solutions LLC	Coto Acquisition LLC	California	1,000
Tele-Interpreters LLC	Coto Global Solutions LLC	California	1,000
Coto Language Services, LLC	Coto Global Solutions LLC	California	1,000
Lingo Systems, LLC	Coto Global Solutions LLC	Oregon	1,000
Language Line Panama Corp.	Language Line Panama, LLC	Panama	2
Language Line CR, S.A.	Language Line Costa Rica, LLC	Costa Rica	30,000
Language Line Services Canada, Inc.	Language Line, LLC	British Columbia	100

Current Legal Entities Owned	Record Owner	Jurisdiction of Incorporation	No. Shares/Interest
Language Line Services UK Limited	Language Line Holdings, LLC	United Kingdom	2
Language Line Services UK II Limited	Language Line Services UK Limited	United Kingdom	2
Language Line Limited	Language Line Services UK II Limited	United Kingdom	331,712 Ordinary, 100 Al Ordinary, 703,188 A2 Ordinary, 100 A Preference, 38,967 Preference
Communicandum Limited	Language Line Limited	United Kingdom	10,549,537
LL Shell Limited	Communicandum Limited	United Kingdom	850,000

5

Schedule 5.13

Leased Properties

Tenant	Address	Landlord / Owner	Description of Lease or Other Documents Evidencing Interest
Language Line, LLC	Carretera San Isidro, Km. 17, Santo Domingo Este, Province of Santo Domingo, Dominican Republic	Zona Franca San Isidro, S.A.	Individual Lease Provisions and Definitions, dated October 15, 2009

Language Line CR, Sociedad Anonima	Barreal de Heredia, Costa Rica (CR I)	Fondo de Inversion Inmobiliario Multifondos I	Leasing Contract, dated May 2, 2008

Language Line CR, S.A.	Industrial Park Jone, Cartago, Costa Rica (CR 2)	Inversiones Zeta Sociedad Anonima	Contract of Lease, dated April 27, 2004 Additional Contract, dated April 6, 2007

Language Line CR, S.A.	Lot 48, Zeta Cartago Industrial Park, Cartago, Costa Rica	Bodega Zeta Cuatro Sociedad Anonima	Lease, dated July 19, 2004 (Parking lot lease)

Language Line, Inc.	1850 Howard Street, Unit B, Elk Grove Village, IL	Burnham Fortune, LLC	Multi-Tenant Building Lease, dated February 15, 2006

Lingo Systems, LLC	Building No. 7, Pacific Corporate Center, 15115 S.W. Sequoia Parkway, Suite 200, Portland, OR	Pacific Realty Associates, L.P.

Office Lease, dated October 23, 2001

Assignment and Assumption of Lease, dated June 12, 2006

First Lease Modification Agreement dated March 23, 2007

Second Lease Modification Agreement, dated October 11, 2007

Tele-Interpreters LLC	500 North Brand Boulevard, Suite 1700, Glendale, CA	SPUSV5 500 Brand, LP	Office Lease, dated March 18, 2002 First Amendment and Supplement to Lease, dated February 2005 Second Amendment to Lease, dated February 27, 2007 Notice of Lease Assignment, dated December 30, 2008

Tele-Interpreters LLC	416 Hudiburg Circle, Suite A, Oklahoma City, OK	JCG L.L.C., III	Lease Agreement, dated June 13, 2006 First Amendment to Lease, dated July 13, 2006

Coto Global Solutions LLC	2249 Hollywood Way, Burbank, CA	Studio City Land Company	Standard Industrial/Commercial Multi-Tenant Lease - Net, dated January 18, 2007

Language Line, LLC	Monterey Commerce Center Building #2, 1 Lower Ragsdale Drive, Monterey, CA	RRMCC Holdings, LLC	Monterey Commerce Center Office Lease Agreement, dated May 6, 2009

Language Line Panama Corporation	408 Castle Loop, Corozal Oeste, Ancon, Panama	Terminales Portuarios Panamenos, S.A.	Lease Agreement, dated November 20, 2006

Language Line Panama, LLC	Parque Industrial Costa del Este, Building 113, Panama City	Inmobiliaria Marva	Lease Agreement No. 001-03, dated May 1, 2003

7

Schedule 5.15(b)

UCC and Other Necessary Filings

Language Line Holdings LLC:

Delaware Secretary of State

Monterey County, CA

Language Line Holdings II, Inc.:

Delaware Secretary of State

Monterey County, CA

Language Line Holdings III, Inc.:

Delaware Secretary of State

Monterey County, CA

Language Line Holdings, Inc.:

Delaware Secretary of State

Monterey County, CA

Language Line, Inc.:

Delaware Secretary of State

Monterey County, CA

Language Line, LLC:

Delaware Secretary of State

Monterey County, CA

Envok, LLC:

Delaware Secretary of State

Monterey County, CA

On Line Interpreters, Inc.:

Illinois Secretary of State

Monterey County, CA

Language Line Services, Inc.:

Delaware Secretary of State

Monterey County, CA

Language Line Dominican Republic, LLC:

Delaware Secretary of State

Monterey County, CA

Language Line Panama, LLC:

Delaware Secretary of State

Monterey County, CA

Language Line Costa Rica, LLC:

Delaware Secretary of State

Monterey County, CA

Coto Holdings LLC:

Delaware Secretary of State

Monterey County, CA

Coto Acquisition LLC:

Delaware Secretary of State

Monterey County, CA

Coto Global Solutions LLC:

California Secretary of State

Monterey County, CA

Tele-Interpreters LLC:

California Secretary of State

Monterey County, CA

Coto Language Services, LLC:

California Secretary of State

Monterey County, CA

Lingo Systems, LLC:

Oregon Secretary of State

Monterey County, CA

9

Schedule 5.25(b)

Organizational Chart

See attached.

Language Line Corporate Structure

Schedule 5.26

Existing Indebtedness

1.	Equipment lease dated November 29, 2006 between Tele-Interpreters LLC and California First Leasing Corporation, as amended prior to the Closing Date. The total amount of financing approved by this lease is $1,000,000.00 and the total cost of property actually financed by this lease is $875,600.

2.	Promissory Note Due 2016 dated the Closing Date with Language Line Limited as maker and Language Line, Inc as payee. The total loan amount provided in this agreement is $22,400,000.00.

Schedule 6.1(d)(i)

UCC, Judgment and Tax Lien Searches

Language Line Holdings LLC:

Delaware Secretary of State

Monterey County, CA

Language Line Holdings II, Inc.:

Delaware Secretary of State

Monterey County, CA

Language Line Holdings III, Inc.:

Delaware Secretary of State

Monterey County, CA

Language Line Holdings, Inc.:

Delaware Secretary of State

Monterey County, CA

Language Line, Inc.:

Delaware Secretary of State

Monterey County, CA

Language Line, LLC:

Delaware Secretary of State

Monterey County, CA

Envok, LLC:

Delaware Secretary of State

Monterey County, CA

On Line Interpreters, Inc.:

Illinois Secretary of State

Monterey County, CA

Language Line Services, Inc.:

Delaware Secretary of State

Monterey County, CA

Language Line Dominican Republic, LLC:

Delaware Secretary of State

Monterey County, CA

Language Line Panama, LLC:

Delaware Secretary of State

Monterey County, CA

Language Line Costa Rica, LLC:

Delaware Secretary of State

Monterey County, CA

Coto Holdings LLC:

Delaware Secretary of State

Monterey County, CA

Coto Acquisition LLC:

Delaware Secretary of State

Monterey County, CA

Coto Global Solutions LLC:

California Secretary of State

Monterey County, C A

Tele-Interpreters LLC:

California Secretary of State

Monterey County, CA

Coto Language Services, LLC:

California Secretary of State

Monterey County, CA

Lingo Systems, LLC:

Oregon Secretary of State

Monterey County, CA

13

Schedule 7.10

Post-Closing Collateral Matters

Notwithstanding any representations and covenants in the Credit Documents to the contrary, the following post-closing matters shall be permitted pursuant to the terms described herein. Except as otherwise stated herein, the applicable Credit Parties shall obtain and deliver to the Administrative Agent, within the time periods set forth below, to the extent such items have not been delivered as of the Closing Date, the following items; provided, that, in each case, the Administrative Agent may in its sole discretion extend the number of days for compliance, subject to such conditions as the Administrative Agent may determine (capitalized terms used herein and not defined shall have the meaning assigned thereto in the Credit Agreement):

1.	Within 30 days after the Closing Date, obtain and deliver a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent, duly authorized, executed and delivered by the parties thereto, with respect to each Deposit Account, Securities Account and Commodities Account maintained by any Credit Party and denoted on the perfection certificate delivered pursuant to subsection 6.1(m) of the Credit Agreement as a Controlled Account (as defined in the Security Agreement).

2.	Within 30 days after the Closing Date, with respect to each Leased Property situated in the United States and in which any Credit Party holds any interest, except for 2249 Hollywood Way, Burbank, CA and 500 North Brand Boulevard, Suite 1700, Glendale, CA, the applicable Credit Parties shall use commercially reasonable efforts to obtain and deliver to the Administrative Agent a landlord access agreement substantially in the form of Exhibit K to the Credit Agreement or Bailee Letter, with such changes as shall be reasonably acceptable to the Administrative Agent;

3.	Within 7 days after the Closing Date, obtain and deliver binders (or other customary evidence as to obtaining and maintenance by Holdings as the Closing Date of the insurance described on the perfection certificate delivered pursuant to subsection 6.1(m) of the Credit Agreement) for each policy set forth on such schedule to the extent insuring agent against casualty and other customary risks and naming the Administrative Agent as an additional insured and/or loss payee.

Schedule 8.2(b)

Existing Liens

DEBTOR	SECURED PARTY	JURISDICTION	FILING DATE	FILING NUMBER	COLLATERAL
Tele-Interpreters LLC	California First Leasing Corporation	California	11/27/06	06-7093216802	All personal property related to equipment lease
Language Line Services, Inc.	Tygris Vendor Finance, Inc.	Delaware	7/10/09	2009-2229216	All personal property related to equipment lease
Language Line Services, Inc.	US Express Leasing, Inc.	Delaware	1/17/07	2007-0212539	All personal property related to equipment lease
Language Line, LLC	US Bancorp	Delaware	3/6/09	2009-0721719	One leased IBM copier

Schedule 8.6

Existing Investments

1.	Promissory Note Due 2016 dated the Closing Date with Language Line Limited as maker and Language Line, Inc as payee. The total loan amount provided in this agreement is $20,000,000.00.

2.	Indemnity Escrow Agreement dated January 10, 2008, by and between Sycamore Services LLC, Coto Acquisition LLC and Sun Trust Bank. The total amount in escrow is $5,000,000.00.

3.	California State IOU payable to Language Line Services, Inc. in the amount of $60.25 after October 2, 2009 at an annual interest rate of 3.75%.

4.	California State IOU payable to Language Line Services, Inc. in the amount of $56.09 after October 2, 2009 at an annual interest rate of 3.75%.

5.	California State IOU payable to Language Line Services, Inc. in the amount of $1,723.77 after October 2, 2009 at an annual interest rate of 3.75%.

6.	California State IOU payable to Language Line Services, Inc. in the amount of $50.50 after October 2, 2009 at an annual interest rate of 3.75%.

7.	California State IOU payable to Language Line Services, Inc. in the amount of $1,767.28 after October 2, 2009 at an annual interest rate of 3.75%.

8.	California State IOU payable to Language Line Services, Inc. in the amount of $873.40 after October 2, 2009 at an annual interest rate of 3.75%.

9.	California State IOU payable to Language Line Services, Inc. in the amount of $31.00 after October 2, 2009 at an annual interest rate of 3.75%.

10.	California State IOU payable to Language Line Services, Inc. in the amount of $19.50 after October 2, 2009 at an annual interest rate of 3.75%.

11.	California State IOU payable to Language Line Services, Inc. in the amount of $31.00 after October 2, 2009 at an annual interest rate of 3.75%.

12.	California State IOU payable to Language Line Services, Inc. in the amount of $261.51 after October 2, 2009 at an annual interest rate of 3.75%.

13.	California State IOU payable to Language Line Services, Inc. in the amount of $99.45 after October 2, 2009 at an annual interest rate of 3.75%.

14.	California State IOU payable to Language Line Services, Inc. in the amount of $6,869.25 after October 2, 2009 at an annual interest rate of 3.75%.

15.	California State IOU payable to Tele-Interpreters LLC in the amount of $82.27 after August 21, 2009 at an annual interest rate of 3.75%.

16.	California State IOU payable to Tele-Interpreters LLC in the amount of $517.08 after August 3, 2009 at an annual interest rate of 3.75%.

17.	California State IOU payable to Tele-Interpreters LLC in the amount of $660.83 after August 5, 2009 at an annual interest rate of 3.75%.

18.	California State IOU payable to Tele-Interpreters LLC in the amount of $371.31 after August 17, 2009 at an annual interest rate of 3.75%.

19.	California State IOU payable to Tele-Interpreters LLC in the amount of $94.52 after July 14, 2009 at an annual interest rate of 3.75%.

20.	California State IOU payable to Tele-Interpreters LLC in the amount of $622.47 after July 7, 2009 at an annual interest rate of 3.75%.

21.	California State IOU payable to Tele-Interpreters LLC in the amount of $549.46 after July 7, 2009 at an annual interest rate of 3.75%.

22.	California State IOU payable to Tele-Interpreters LLC in the amount of $131.12 after July 7, 2009 at an annual interest rate of 3.75%.

17

Schedule 8.12

Existing Affiliate Transactions

1.	Affiliate and Intercompany Services Agreement dated January 10, 2008, by and between Language Line Holdings, LLC, Language Line, LLC, Coto Acquisition LLC and Sycamore Services, LLC.

2.	Guaranty Fee of 3.75% per annum from Language Line Holdings, LLC to ABRY Partners as described in Section 4.9 of the Second Amended and Restated Limited Liability Company Agreement of Language Line Holdings LLC, dated as of January 10, 2008.

3.	Letter Agreement Concerning Purchase Agreement dated January 10, 2008, by and between Sycamore Services LLC, Language Line Holdings, LLC, Coto Acquisition LLC, Coto Holdings LLC and Melanie Coto.

4.	Intercompany Services Agreement dated August 1, 2009, by and between Language Line, LLC on behalf of itself and its subsidiaries and Language Line Limited.

EXHIBIT A

[Form of]

REVOLVING NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, Language Line, LLC, a Delaware limited liability Company (“Language Line”) and Coto Acquisition LLC, a Delaware limited liability company (“Coto” and together with Language Line, the “Borrowers”), hereby promises to pay to the order of                                          (the “Lender”) on the Revolving Credit Termination Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)                         DOLLARS ($                    ) and (b) the aggregate unpaid principal amount of all Revolving Credit Loans of the Lender outstanding under the Credit Agreement referred to below. The Borrowers further agree to pay interest in like money at such office on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in subsection 4.8 of such Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Revolving Credit Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 4.2 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrowers hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of November [    ], 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, Language Line Holdings LLC (“Holdings”), the Subsidiary Guarantors, the Lenders from time to time party thereto, Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book-runners, Credit Suisse Securities (USA) LLC, as syndication agent, Morgan Stanley Senior Funding, Inc., as documentation agent and Bank of America, N.A., as administrative agent for the Lenders is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

LANGUAGE LINE, LLC as a Borrower

By:
Name:
Title:

COTO ACQUISITION LLC as a Borrower

By:
Name:
Title:

EXHIBIT B

[Form of]

TRANCHE B TERM NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, Language Line, LLC, a Delaware limited liability Company (“Language Line”) and Coto Acquisition LLC, a Delaware limited liability company (“Coto” and together with Language Line, the “Borrowers”), hereby promises to pay to the order of                                          (the “Lender”) on the Tranche B Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of                          DOLLARS ($                    ), or, if less, the aggregate unpaid principal amount of all Tranche B Term Loans of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement. The Borrowers further agree to pay interest in like money at such office on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 4.8 of such Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Term Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 4.2 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrowers hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of November [    ], 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, Language Line Holdings LLC (“Holdings”), the Subsidiary Guarantors, the Lenders from time to time party thereto, Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book-runners, Credit Suisse Securities (USA) LLC, as syndication agent, Morgan Stanley Senior Funding, Inc., as documentation agent and Bank of America, N.A., as administrative agent for the Lenders is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

LANGUAGE LINE, LLC as a Borrower

By:
Name:
Title:

COTO ACQUISITION LLC as a Borrower

By:
Name:
Title:

EXHIBIT C

[Form of]

SWINGLINE NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, Language Line, LLC, a Delaware limited liability Company (“Language Line”) and Coto Acquisition LLC, a Delaware limited liability company (“Coto” and together with Language Line, the “Borrowers”), hereby promises to pay to the order of [                                        ] (the “Lender”) on the Revolving Credit Termination Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)                          ($                     ) and (b) the aggregate unpaid principal amount of all Swingline Loans made by Lender to the undersigned pursuant to Section 3.4 of the Credit Agreement referred to below. The Borrowers further agree to pay interest on the unpaid principal amount hereof in like money at such office from time to time from the date hereof at the rates and on the dates specified in Section 4.08 of the Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, the amount of each Swingline Loan and the date and amount of each payment or prepayment of principal thereof; provided that the failure of Lender to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrowers hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of November [    ], 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, Language Line Holdings, LLC (“Holdings”), the Subsidiary Guarantors, the Lenders from time to time party thereto, Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book-runners, Credit Suisse Securities (USA) LLC, as syndication agent, Morgan Stanley Senior Funding, Inc., as documentation agent and Bank of America, N.A., as administrative agent for the Lenders is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

LANGUAGE LINE, LLC as a Borrower

By:
Name:
Title:

COTO ACQUISITION LLC as a Borrower

By:
Name:
Title:

EXHIBIT D

[Form of]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of November [    ], 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Language Line, LLC, a Delaware limited liability company (“Language Line”) and Coto Acquisition LLC, a Delaware limited liability company (“Coto” and together with Language Line, the “Borrowers”), Language Line Holdings LLC, a Delaware limited liability company (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Section 1 of the Credit Agreement), the Lenders, Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Joint Book-Runners (together and in such capacity, the “Arrangers”), Credit Suisse Securities (USA) LLC, as Syndication Agent (in such capacity, the “Syndication Agent”), Morgan Stanley Senior Funding, Inc., as Documentation Agent and Bank of America, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”) for the Lenders.

1. [Name of Assignor] (the “Assignor”) hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Closing Date set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 11.6(d) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Credit Documents, including, without limitation, the Swingline Commitment, Revolving Credit Commitment, Term Loan Commitments and the Term Loans, Swingline Loans, Revolving Credit Loans and participations held by the Assignor in Letters of Credit which are outstanding on the Closing Date. From and after the Closing Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Credit Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

2. The Assignor (i) warrants that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim and that its Commitments, and the outstanding balances of its Loans, without giving effect to assignments thereof which have not become effective, are as set forth in this Assignment and Acceptance; (ii) except as set forth in (i) above, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, or the financial condition of Holdings or any of its Subsidiaries or the performance or observance by Holdings or any of its Subsidiaries of any of its obligations under the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto.

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

4. This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is not a United States Person (as defined in Section 770 I(a)(30) of the Code), the forms specified in subsection 4.14(d)(iv) of the Credit Agreement, duly completed and executed by such Assignee; (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form of Exhibit A hereto, and (iii) a processing and recordation fee of $3,500, if required under the Credit Documents.

5. This Assignment and Acceptance shall be construed in accordance with and governed by the law of the State of New York without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

6. Date of Assignment:

7. Legal Name of Assignor:

8. Legal Name of Assignee:

9. Assignee’s Address for Notices:

10. Closing Date of Assignment (may not be fewer than 3 Business Days after the Date of Assignment unless the Administrative Agent shall otherwise agree):

11. Percentage Assigned of Applicable Loan/Commitment:

Loan/Commitment	Principal Amount Assigned	Percentage Assigned of Applicable Loan/Commitment (set forth, to at least 8 decimals, as a percentage of the Loan and the aggregate Commitments of all Lenders thereunder)

Tranche B Loans	$		%

Revolving Loans	$		%

Letters of Credit	$		%

Swingline Loans	$		%

[Signature Page Follows]

The terms set forth above are hereby agreed to:

	[	] ,
as Assignor

By:
Name:
Title:

	[	],
as Assignee

By:
Name:
Title:

Accepted:*

LANGUAGE LINE, LLC

By:
Name:
Title:

COTO ACQUISITION LLC

By:
Name:
Title:

BANK OF AMERICA, N.A. as Administrative Agent

By:
Name:
Title:

*	To be completed to the extent consent is required under Section 11.6(b) of the Credit Agreement.

Exhibit A

Administrative Questionnaire

See attached.

ADMINISTRATIVE DETAILS REPLY FORM

A. CONFIDENTIAL

I. Borrower Name: Language Line, LLC and Coto Acquisition LLC

$                     [Swing Line] [Term] [Revovling Credit] Loan

II. Legal Name of Lender for Signature Page:

III. Name of Lender for any eventual tombstone:

IV. Address:

(a)	VI. Contact Information:

	Credit Contact	Operations Contact	Legal Counsel

Name:
Title:
Address:

Telephone:
Facsimile:
E Mail Address

	Bid Contact	Draft Documentation Contact

Name:
Title:
Address:

Telephone:
Facsimile:
E Mail Address

VII. Lender’s Fed Wire Payment Instructions:

Pay to:

I - 2

ADMINISTRATIVE DETAILS REPLY FORM

A. CONFIDENTIAL

(Name of Lender)

(ABA#)	(City/State)

(Account #)	(Account Name)

(Attention)

Borrower Name:	Language Line, LLC and Coto Acquisition LLC
$ [Swing Line] [Term] [Revovling Credit] Loan

VIII. Organizational Structure:

Foreign Br., organized under which laws, etc.

Lender’s Tax ID:

Tax withholding Form Attached (For Foreign Buyers)

☐	Form W-9

☐	Form W-8

☐	Form 4224 effective:

☐	Form 1001

☐	W/Hold %	Effective

☐	Form 4224 on file with Bank of America from previous current years transaction

lX. Bank of America Payment Instructions:

Servicing Site:	Dallas, Tx

Pay to:	Bank of America, N.A.
ABA #026009593
New York, NY
Acct. # 1292000883
ATTN: Large Corporate Loans
Ref: Language Line, LLC and Coto Acquisition LLC

X. Name of Authorized Officer:

Name:

Signature:

Date:

I - 3

EXHIBIT E

See Tab 4

EXHIBIT F

FORM OF

L/C PARTICIPATION CERTIFICATE

[Date]

[Name of Participating Lender]

[Address of Participating Lender]

Dear Sirs:

Pursuant to subsection 3.8(b) of the Credit Agreement, dated as of November [    ], 2009 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among Language Line, LLC and Coto Acquisition LLC (the “Borrowers”), Language Line Holdings LLC, the several Subsidiary Guarantors party thereto, the several lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, the undersigned hereby acknowledges receipt from you on the date hereof of the L/C Participating Interest in the amount of                                          ($                    ) in the following Letter of Credit and the L/C Application relating thereto:

[Describe Letter of Credit (i.e., Letter of Credit number, face amount, date of issuance and beneficiary)]

Very truly yours,

[ ],
as Issuing Lender

By:
Name:
Title:

EXHIBIT G

[The aggregate maximum principal amount of indebtedness that may be secured hereby is

$[            ].]1

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

BY

[                    ],

as Mortgagor,

TO

Bank of America, N.A,

as Administrative Agent,

Mortgagee

Dated as of [                ], 2009

Relating to Premises in:

[                    ] County, [                    ]

This instrument was prepared in consultation with

counsel in the state in which the Mortgaged Property is

located by the attorney named below and after

recording please return to:

Athy A. Mobilia, Esq.

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

[1]	TO BE INCLUDED ONLY IN MORTGAGE RECORDING TAX STATES.

		Page

PREAMBLE		1

RECITALS		1

AGREEMENT		2

ARTICLE I.

DEFINITIONS AND INTERPRETATION

SECTION 1.1.	Definitions	2
SECTION 1.2.	Interpretation	6

ARTICLE II.

GRANTS AND OBLIGATIONS

SECTION 2.1.	Grant of Mortgaged Property	6
SECTION 2.2.	Assignment of Leases and Rents	7
SECTION 2.3.	Obligations	8
SECTION 2.4.	Future Advances	8
SECTION 2.5.	Maximum Amount of Indebtedness	8
SECTION 2.6.	Last Dollar Secured	8
SECTION 2.7.	No Release	8

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF MORTGAGOR

SECTION 3.1.	Incorporation of Credit Agreement	9
SECTION 3.2.	Warranty of Title	9
SECTION 3.3.	Condition of Mortgaged Property	9
SECTION 3.4.	Charges	10
[SECTION 3.5.	Leases	10

ARTICLE IV.

CERTAIN COVENANTS OF MORTGAGOR

SECTION 4.1.	Payment and Performance	11
SECTION 4.2.	Title	11
SECTION 4.3.	Limitation on Liens; Transfer Restrictions	12

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SECTION 4.4.	Insurance	13

ARTICLE V.

CONCERNING ASSIGNMENT OF LEASES AND RENTS

SECTION 5.1.	Present Assignment; License to the Mortgagor	13
SECTION 5.2.	Collection of Rents by the Mortgagee	14
SECTION 5.3.	Irrevocable Interest	14

ARTICLE VI.

TAXES AND CERTAIN STATUTORY LIENS

SECTION 6.1.	Payment of Charges	15
SECTION 6.2.	Stamp and Other Taxes	15
SECTION 6.3.	Certain Tax Law Changes	15
SECTION 6.4.	Proceeds of Tax Claim	15

ARTICLE VII.

CASUALTY EVENTS AND RESTORATION

SECTION 7.1.	Casualty Event	15
SECTION 7.2.	Condemnation	16
SECTION 7.3.	Restoration	16

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.1.	Remedies in Case of an Event of Default	16
SECTION 8.2.	Sale of Mortgaged Property if Event of Default Occurs; Proceeds of Sale	17
SECTION 8.3.	Additional Remedies in Case of an Event of Default	18
SECTION 8.4.	Legal Proceedings After an Event of Default	19
SECTION 8.5.	Remedies Not Exclusive	19

ARTICLE IX.

SECURITY AGREEMENT AND FIXTURE FILING

SECTION 9.1.	Security Agreement	20
SECTION 9.2.	Fixture Filing	20

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ARTICLE X.

FURTHER ASSURANCES

SECTION 10.1.	Recording Documentation To Assure Security	21
SECTION 10.2.	Further Acts	21
SECTION 10.3.	Additions to Mortgaged Property	22
SECTION 10.4.	Additional Security	22

ARTICLE XI.

MISCELLANEOUS

SECTION 11.1.	Covenants To Run with the Land; Joint and Several	22
SECTION 11.2.	No Merger	23
SECTION 11.3.	Concerning Mortgagee	23
SECTION 11.4.	Mortgagee May Perform; Mortgagee Appointed Attorney-in-Fact	24
SECTION 11.5.	Continuing Security Interest; Assignment	24
SECTION 11.6.	Termination; Release	25
SECTION 11.7.	Modification in Writing	25
SECTION 11.8.	Notices	25
SECTION 11.9.	GOVERNING LAW; SERVICE OF PROCESS; WAIVER OF JURY TRIAL	25
SECTION 11.10.	Severability of Provisions	26
SECTION 11.11.	Relationship	26
SECTION 11.12.	No Credit for Payment of Taxes or Impositions	26
SECTION 11.13.	No Claims Against the Mortgagee	26
SECTION 11.14.	Mortgagee’s Right To Sever Indebtedness	27

ARTICLE XII.

LEASES

SECTION 12.1.	Mortgagor’s Affirmative Covenants with Respect to Leases	28
SECTION 12.2.	Mortgagor’s Negative Covenants with Respect to Leases	28

ARTICLE XIII.

LOCAL LAW PROVISIONS

SIGNATURE

ACKNOWLEDGMENTS

SCHEDULE A	Legal Description
SCHEDULE B	Leases

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MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY

AGREEMENT AND FIXTURE FILING

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (this “Mortgage”), is entered into as of [                     ], 2009 by [                    ], a [state type and jurisdiction of entity] having an office at [insert address of mortgagor], as mortgagor, assignor and debtor (in such capacities and together with any successors in such capacities, the “Mortgagor”), in favor of Bank of America, N.A., a national banking association having an office at [                    ], in its capacity as administrative agent for the Secured Parties, as mortgagee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Mortgagee”).

R E C I T A L S :

A. Pursuant to that certain Senior Secured Credit Agreement, dated November [    ], 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement and any refinancing or replacement of the Credit Agreement (whether under a bank facility, securities offering or otherwise) or one or more successor or replacement facilities whether or not with a different group of agents or lenders (whether under a bank facility, securities offering or otherwise) and whether or not with different obligors upon the Administrative Agent’s acknowledgment of the termination of the predecessor Credit Agreement), among Language Line, LLC, a Delaware limited liability company (“Language Line”) and Coto Acquisition LLC, a Delaware limited liability company (together with Language Line, the “Borrowers”), Language Line Holdings LLC (“Holdings”), the Subsidiary Guarantors party thereto, the several lenders from time to time party thereto (the “Lenders”), Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc. as Joint Lead Arrangers and Book-Runners, Credit Suisse Securities (USA) LLC as Syndication Agent, Morgan Stanley Senior Funding, Inc. as Documentation Agent and Bank of America, N.A. as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), the Lenders have agreed to make to or for the account of the Borrowers certain Loans and issue certain Letters of Credit.

[B. The Borrowers own, directly or through its Subsidiaries, all of the issued and outstanding shares of the Mortgagor.]

[C. The Mortgagor has, pursuant to Section 7.9 of the Credit Agreement, among other things, guaranteed the obligations of the Borrowers under the Credit Agreement and the other Credit Documents.]

D. The Mortgagor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the other Credit Documents and is, therefore, willing to enter into this Mortgage.

E. The Mortgagor is the legal owner of the Mortgaged Property.

F. It is a requirement of (i) the obligations of the Lenders to make the Loans under the Credit Agreement, (ii) the obligations of the Issuing Lender to issue Letters of Credit and (iii) the performance of the obligations of the Secured Parties under the Credit Documents Hedge Agreements and Interest Rate Agreements, if any, that the Mortgagor execute and deliver the applicable Credit Documents, including this Mortgage.

G. This Mortgage is given by the Mortgagor in favor of the Mortgagee for its benefit and the benefit of the other Secured Parties to secure the payment and performance of all of the Obligations.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor hereby covenants and agrees with the Mortgagee as follows:

ARTICLE 1.

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Definitions. Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement, including the following:

“Affiliate”; “Commitment”; “Credit Documents”; “Credit Parties”; “Event of Default”; “Governmental Authority”; “Hedge Agreements”; “Interest Rate Agreements”; “Letters of Credit”; “Lenders”; “Lien”; “Loans”; “Net Proceeds”; “Obligations”; “Secured Parties” and “Security Documents”.

following terms in this Mortgage shall have the following meanings:

“Administrative Agent” shall have the meaning assigned to such term in Recital A hereof.

“Allocated Indebtedness” shall have the meaning assigned to such term in Section 11.14(i) hereof.

“Allocation Notice” shall have the meaning assigned to such term in Section 11.14(i) hereof.

“Bankruptcy Code” shall have the meaning assigned to such term in Section 5.1(ii) hereof.

“Borrowers” shall have the meaning assigned to such term in Recital A hereof.

“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking of the Mortgaged Property (including but not limited to any taking of all or any part of the Mortgaged Property in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of the Mortgaged Property by any Governmental Authority, civil or military, or any settlement in lieu thereof).

“Charges” shall mean any and all present and future real estate, property and other taxes, assessments and special assessments, levies, fees, all water and sewer rents and charges and all other governmental charges imposed upon or assessed against, and all claims (including, without limitation, claims for landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborer’s, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) judgments or demands against, all or any portion of the Mortgaged Property or other amounts of any nature which, if unpaid, might result in or permit the creation of, a Lien on the Mortgaged Property or which might result in foreclosure of all or any portion of the Mortgaged Property.

“Collateral” shall have the meaning assigned to such term in Section 11.14(i) hereof.

“Contracts” shall mean, collectively, any and all right, title and interest of the Mortgagor in and to any and all contracts and other general intangibles relating to the Mortgaged Property and all reserves, deferred payments, deposits, refunds and claims of every kind, nature or character relating thereto.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Default Rate” shall mean the rate of interest payable pursuant to the provisions of Section 4.8(c) of the Credit Agreement

“Fixtures” shall mean all machinery, apparatus, equipment, fittings, fixtures, improvements and articles of personal property of every kind, description and nature whatsoever now or hereafter attached or affixed to the Land or any other Improvement used in connection with the use and enjoyment of the Land or any other Improvement or the maintenance or preservation thereof, which by the nature of their location thereon or attachment thereto are real property or fixtures under the UCC or any other applicable law including, without limitation, all HVAC equipment, boilers, electronic data processing, telecommunications or computer equipment, refrigeration, electronic monitoring, power, waste removal, elevators, maintenance or other systems or equipment, utility systems, fire sprinkler and security systems, drainage facilities, lighting facilities, all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone and other utility equipment and facilities, pipes, fittings and other items of every kind and description now or hereafter attached to or located on the Land.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the

National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Holdings” shall have the meaning assigned to such term in Recital A hereof.

“Improvements” shall mean all buildings, structures and other improvements of every kind or description and any and all alterations now or hereafter located, attached or erected on the Land, including, without limitation, (i) all Fixtures, (ii) all attachments, railroad tracks, foundations, sidewalks, drives, roads, curbs, streets, ways, alleys, passages, passageways, sewer rights, parking areas, driveways, fences and walls and (iii) all materials now or hereafter located on the Land intended for the construction, reconstruction, repair, replacement, alteration, addition or improvement of or to such buildings, Fixtures, structures and improvements, all of which materials shall be deemed to be part of the Improvements immediately upon delivery thereof on the Land and to be part of the Improvements immediately upon their incorporation therein.

“Insurance Policies” means the insurance policies and coverages required to be maintained by the Mortgagor with respect to the Mortgaged Property pursuant to the Credit Agreement.

“Land” shall mean the land described in Schedule A annexed to this Mortgage, together with all of the Mortgagor’s reversionary rights in and to any and all easements, rights-of-way, strips and gores of land, waters, water courses, water rights, mineral, gas and oil rights and all power, air, light and other rights, estates, titles, interests, privileges, liberties, servitudes, licenses, tenements, hereditaments and appurtenances whatsoever, in any way belonging, relating or appertaining thereto, or any part thereof, or which hereafter shall in any way belong, relate or be appurtenant thereto and together with any greater or additional estate therein as may be acquired by the Mortgagor.

“Landlord” shall mean any landlord, lessor, sublandlord, sublessor, franchisor, licensor or grantor, as applicable.

“Landlord’s Interest” shall have the meaning assigned to such term in Section 2.2 hereof.

“Language Line” shall have the meaning assigned to such term in Recital A hereof.

“Leases” shall mean, collectively, any and all interests of the Mortgagor, as Landlord, in all leases and subleases of space, tenancies, franchise agreements, licenses, occupancy agreements or concession agreements now existing or hereafter entered into, whether or not of record, relating in any manner to the Premises and any and all amendments, modifications, supplements, replacements, extensions and renewals of any thereof, whether now in effect or hereafter coming into effect.

“Mortgage” shall have the meaning assigned to such term in the Preamble hereof.

“Mortgaged Property” shall have the meaning assigned to such term in Section 2.1 hereof.

“Mortgagee” shall have the meaning assigned to such term in the Preamble hereof.

“Mortgagor” shall have the meaning assigned to such term in the Preamble hereof.

“Permit” shall mean any and all permits, certificates, approvals, authorizations, consents, licenses, variances, franchises or other instruments, however characterized, of any Governmental Authority (or any person acting on behalf of a Governmental Authority) now or hereafter acquired or held, together with all amendments, modifications, extensions, renewals and replacements of any thereof issued or in any way furnished in connection with the Mortgaged Property including, without limitation, building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation.

“Permitted Collateral Liens” shall mean the Liens described in Section 8.2 of the Credit Agreement.

“Premises” shall mean, collectively, the Land and the Improvements.

“Proceeds” shall mean, collectively, any and all cash proceeds and noncash proceeds and shall include all (i) proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property or any portion thereof into cash or liquidated claims, (ii) proceeds of any insurance, indemnity, warranty, guaranty or claim payable to the Mortgagee or to the Mortgagor from time to time with respect to any of the Mortgaged Property, (iii) payments (in any form whatsoever) made or due and payable to the Mortgagor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any portion of the Mortgaged Property by any Governmental Authority (or any person acting on behalf of a Governmental Authority), (iv) products of the Mortgaged Property and (v) other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property including, without limitation, refunds of real estate taxes and assessments, including interest thereon.

“Property Material Adverse Effect” shall mean a Material Adverse Effect (as such term is defined in the Credit Agreement).

“Records” shall mean, collectively, any and all right, title and interest of the Mortgagor in and to any and all drawings, plans, specifications, file materials, operating and maintenance records, catalogues, tenant lists, correspondence, advertising materials, operating manuals, warranties, guarantees, appraisals, studies and data relating to the Mortgaged Property or the construction of any alteration relating to the Premises or the maintenance of any Permit.

“Rents” shall mean, collectively, any and all rents, additional rents, royalties, cash, guaranties, letters of credit, bonds, sureties or securities deposited under any Lease to secure performance of the Tenant’s obligations thereunder, revenues, earnings, profits and income, advance rental payments, payments incident to assignment, sublease or surrender of a Lease, claims for forfeited deposits and claims for damages, now due or hereafter to become due, with respect to any Lease, any indemnification against, or reimbursement for, sums paid and costs and expenses incurred by the Mortgagor under any Lease or otherwise, and any award in the event of the bankruptcy of any Tenant under or guarantor of a Lease.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including, without limitation, any and all orders, decrees, determinations, laws, treaties, ordinances, rules, regulations or similar statutes or case law.

“Secured Amount” shall have the meaning assigned to such term in Section 2.5 hereof.

“Tenant” shall mean any tenant, lessee, sublessee, franchisee, licensee, grantee or obligee, as applicable.

“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the state in which the Premises are located; provided, however, that if the creation, perfection or enforcement of any security interest herein granted is governed by the laws of any other state as to the matter in question, “UCC” shall mean the Uniform Commercial Code in effect in such state.

“UCC Collateral” shall mean that portion of the Mortgaged Property that constitutes personal property in which a security interest may be created under Article 9 of the UCC.

SECTION 1.2. Interpretation. The rules of construction set forth in Section 1.2 of the Credit Agreement shall be applicable to this Mortgage mutatis mutandis.

ARTICLE II.

GRANTS AND OBLIGATIONS

SECTION 2.1. Grant of Mortgaged Property. In order to secure the due and punctual payment and performance of all of the Obligations for the benefit of the Secured Parties, the Mortgagor hereby grants, mortgages, bargains, sells, assigns, transfers and conveys to the Mortgagee, and hereby grants to the Mortgagee a security interest in and lien upon, all of the Mortgagor’s estate, right, title and interest in, to and under all of the following described property, whether now owned or held or hereafter acquired from time to time (collectively, the “Mortgaged Property”):

(1) Land;

(2) Improvements;

(3) Leases;

(4) Rents;

(5) Permits;

(6) Contracts;

(7) Records; and

(8) Proceeds;

TO HAVE AND TO HOLD the Mortgaged Property, together with all estate, right, title and interest of the Mortgagor and anyone claiming by, through or under the Mortgagor in and to the Mortgaged Property and all rights and appurtenances relating thereto, unto the Mortgagee, its successors and assigns, for the benefit of the Secured Parties for the purpose of securing the payment and performance in full of all the Obligations.

Notwithstanding the foregoing provisions of this Section 2.1, Mortgaged Property shall not include a grant of any of the Mortgagor’s right, title or interest in any Contract or Permit or non-cash Proceeds (x) that validly prohibits the creation by the Mortgagor of a security interest therein and (y) to the extent, but only to the extent that, any Requirement of Law applicable thereto prohibits the creation of a security interest therein; provided, however, that the right to receive any payment of money or any other right referred to in Sections 9-406(d), 9-407(a) or 9-408(a) of the UCC to the extent that such Sections are effective to limit the prohibitions described in clauses (x) and (y) of this Section 2.1 shall constitute Mortgaged Property hereunder; and provided, further, that at such time as any Contract or Permit described in clauses (x) and (y) of this Section 2.1 is no longer subject to such prohibition, such applicable Contract or Permit shall (without any act or delivery by any person) constitute Mortgaged Property hereunder.

SECTION 2.2. Assignment of Leases and Rents. As additional security for the payment and performance in full of the Obligations and subject to the provisions of Article V hereof, the Mortgagor absolutely, presently, unconditionally and irrevocably assigns, transfers and sets over to the Mortgagee, and grants to the Mortgagee, all of the Mortgagor’s estate, right, title, interest, claim and demand, as Landlord, under any and all of the Leases including, without limitation, the following (such assigned rights, the “Landlord’s Interest”):

(1) the immediate and continuing right to receive and collect Rents payable by the Tenants pursuant to the Leases;

(2) all claims, rights, powers, privileges and remedies of the Mortgagor, whether provided for in the Leases or arising by statute or at law or in equity or otherwise, consequent on any failure on the part of the Tenants to perform or comply with any term of the Leases;

(3) all rights to take all actions upon the happening of a default under the Leases as shall be permitted by the Leases or by law including, without limitation, the commencement, conduct and consummation of proceedings at law or in equity; and

(4) the full power and authority, in the name of the Mortgagor or otherwise, to enforce, collect, receive and receipt for any and all of the foregoing and to take all other actions whatsoever which the Mortgagor, as Landlord, is or may be entitled to take under the Leases.

SECTION 2.3. Obligations. This Mortgage secures, and the Mortgaged Property is collateral security for, the payment and performance in full when due of the Obligations.

SECTION 2.4. Future Advances. This Mortgage shall secure all of the Obligations including, without limitation, future advances whenever hereafter made with respect to or under the Credit Agreement or the other Credit Documents and shall secure not only Obligations with respect to presently existing indebtedness under the Credit Agreement and the other Credit Documents, but also any and all other indebtedness which may hereafter be owing by the Mortgagor to the Secured Parties under the Credit Agreement and the other Credit Documents, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances and re-advances, pursuant to the Credit Agreement or the other Credit Documents, whether such advances are obligatory or to be made at the option of the Secured Parties, or otherwise, and any extensions, refinancings, modifications or renewals of all such Obligations whether or not the Mortgagor executes any extension agreement or renewal instrument and, in each case, to the same extent as if such future advances were made on the date of the execution of this Mortgage.

SECTION 2.5. Maximum Amount of Indebtedness. The maximum aggregate amount of all indebtedness that is, or under any contingency may be secured at the date hereof or at any time hereafter by this Mortgage is $[            ] (the “Secured Amount”), plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.

SECTION 2.6. Last Dollar Secured. So long as the aggregate amount of the Obligations exceeds the Secured Amount, any payments and repayments of the Obligations shall not be deemed to be applied against or to reduce the Secured Amount.

SECTION 2.7. No Release. Nothing set forth in this Mortgage shall relieve the Mortgagor from the performance of any term, covenant, condition or agreement on the Mortgagor’s part to be performed or observed under or in respect of any of the Mortgaged Property or from any liability to any person under or in respect of any of the Mortgaged Property or shall impose any obligation on the Mortgagee or any other Secured Party to perform or observe any such term, covenant, condition or agreement on the Mortgagor’s part to be so performed or observed or shall impose any liability on the Mortgagee or any other Secured Party for any act or omission on the part of the Mortgagor relating thereto or for any breach of any representation or warranty on the part of the Mortgagor contained in this Mortgage or any other Credit Document, or under or in respect of the Mortgaged Property or made in connection herewith or therewith. The obligations of the Mortgagor contained in this Section 2.7 shall survive the termination hereof and the discharge of the Mortgagor’s other obligations under this Mortgage and the other Credit Documents.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF MORTGAGOR

SECTION 3.1. Incorporation of Credit Agreement. The Mortgagor represents, warrants, covenants and agrees that each of the representations, warranties, covenants and other agreements of the Mortgagor (as a Credit Party) under and as contained in the Credit Agreement are hereby incorporated herein in their entirety by this reference.

SECTION 3.2. Warranty of Title. The Mortgagor represents and warrants that:

(1) it has good and valid fee simple title to the Premises; and good title or valid rights and interests in and to the balance of the Mortgaged Property and the Landlord’s Interest under or in respect of the Leases, in each case subject to no Liens, except for Permitted Collateral Liens; and

(2) upon recordation in the official real estate records in the county (or other applicable jurisdiction) in which the Premises are located this Mortgage will create and constitute a valid and enforceable first priority mortgage Lien on the Mortgaged Property in favor of the Mortgagee for the benefit of the Secured Parties, and, to the extent any of the Mortgaged Property shall consist of Fixtures or other personal property, a first priority security interest therein, which first priority Lien and first priority security interest are subject only to Permitted Collateral Liens.

SECTION 3.3. Condition of Mortgaged Property. The Mortgagor represents and warrants that:

(1) the Premises and the present and contemplated use and occupancy thereof comply with all applicable zoning ordinances, building codes, land use and subdivision laws, setback or other development and use requirements of Governmental Authorities and with all private restrictions and agreements affecting the Mortgaged Property whether or not recorded, except where the failure so to comply could not reasonably be expected to result in a Property Material Adverse Effect;

(2) as of the date hereof, the Mortgagor has neither received any notice of nor has any actual knowledge of any disputes regarding boundary lines, location, encroachments or possession of any portions of the Mortgaged Property and has no knowledge of any state of facts that may exist which could give rise to any such claims;

(3) prior to the date hereof, the Mortgagor has delivered to the Mortgagee a completed “Life-of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with notices about special flood hazard area status and flood disaster assistance relating thereto, duly executed by [the Borrower]2 and the Mortgagor) with respect to each portion of the Mortgaged Property;

(4) the Premises are assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a portion of such lot or lots, and no other land or improvement is assessed and taxed together with the Premises or any portion thereof; and

(5) there are no options or rights of first refusal to purchase or acquire all or any portion of the Mortgaged Property other than as disclosed to the Mortgagee in the Perfection Certificate or any Perfection Certificate Supplement.

SECTION 3.4. Charges. The Mortgagor represents and warrants that all Charges imposed upon or assessed against the Mortgaged Property have been paid and discharged except to the extent such Charges constitute a Permitted Collateral Lien.

[SECTION 3.5. Leases. The Mortgagor represents and warrants that as of the date hereof:

(i) the Leases identified in Schedule B annexed to this Mortgage are the only Leases in existence on the date hereof relating to the Premises;

(ii) true copies of such Leases have been previously delivered to the Mortgagee and there are no agreements with any Tenant under such Leases other than those agreements expressly set forth therein;

(iii) the Mortgagor is the sole owner of all of the Landlord’s Interest in such Leases;

(iv) each of such Leases is in full force and effect, constitutes a legal, valid and binding obligation of the Mortgagor and the applicable Tenant thereunder, and is enforceable against the Mortgagor and such Tenant in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability;

(v) there is no default by the Mortgagor under any of such Leases and there is existing no condition which with the giving of notice or passage of time or both would cause a default by the Mortgagor thereunder and, to the best of Mortgagor’s knowledge, there is no default by the Tenant under any of such Leases and there is existing no condition which with the giving of notice or passage of time or both would cause a default by the Tenant thereunder;

[2]	INCLUDE ONLY IF THE MORTGAGOR IS NOT THE BORROWER.

(vi) all Rents due under such Leases have been paid in full;

(vii) none of the Rents reserved under such Leases have been assigned or otherwise pledged or hypothecated except in favor of the Mortgagee pursuant to the provisions hereof;

(viii) none of the Rents (other than any security deposit collected in accordance with the provisions of the applicable Lease) have been collected for more than one (1) month in advance;

(ix) there exist no offsets or defenses to the payment of any portion of the Rents and the Mortgagor owes no monetary obligation to any Tenant under any such Lease;

(x) the Mortgagor has received no notice from any Tenant challenging the validity or enforceability of any such Lease;

(xi) no such Lease contains any option to purchase, right of first refusal to purchase, right of first refusal to relet, or any other similar provision other than as disclosed to the Mortgagee in the Perfection Certificate or any Perfection Certificate Supplement; and

(xii) each such Lease is subordinate to this Mortgage either pursuant to its terms or pursuant to a recordable subordination agreement in form and substance reasonably acceptable to the Mortgagee.]3

ARTICLE IV.

CERTAIN COVENANTS OF MORTGAGOR

SECTION 4.1. Payment and Performance. The Mortgagor shall pay and perform the Obligations in full as and when the same shall become due under the Credit Documents and when they are required to be performed thereunder.

SECTION 4.2. Title. The Mortgagor shall

(1) (A) keep in effect all rights and appurtenances to or that constitute a part of the Mortgaged Property except where the failure to keep in effect the same could not reasonably be expected to result in a Property Material Adverse Effect and (B) protect, preserve and defend all its right, title and interest in the Mortgaged Property and title thereto;

[3]	TO BE INCLUDED IN THE EVENT SIGNIFICANT OR MATERIAL LEASES OF THE MORTGAGED PROPERTY ARE IN EFFECT.

(2) (A) comply with each of the terms, conditions and provisions of any obligation of the Mortgagor which is secured by the Mortgaged Property or the noncompliance with which may result in the imposition of a Lien on the Mortgaged Property except Permitted Collateral Liens, (B) forever warrant and defend to the Mortgagee the Lien and security interests created and evidenced hereby and the validity and first priority position hereof in any action or proceeding against the claims of any and all persons whomsoever affecting or purporting to affect the Mortgaged Property or any of the rights of the Mortgagee hereunder and (C) maintain this Mortgage as a valid and enforceable first priority mortgage Lien on the Mortgaged Property and, to the extent any of the Mortgaged Property shall consist of Fixtures or other personal property, a first priority security interest in such Fixtures and personal property which first priority Lien and security interest shall be subject only to Permitted Collateral Liens; and

(3) immediately upon obtaining knowledge of the pendency of any proceedings for the eviction of the Mortgagor from the Mortgaged Property or any part thereof by paramount title or otherwise questioning the Mortgagor’s right, title and interest in, to and under the Mortgaged Property as warranted in this Mortgage, or of any condition that could give rise to any such proceedings, notify the Mortgagee thereof. The Mortgagee may participate in such proceedings and the Mortgagor will deliver or cause to be delivered to the Mortgagee all instruments reasonably requested by the Mortgagee to permit such participation. In any such proceedings, the Mortgagee may be represented by counsel satisfactory to the Mortgagee at the reasonable expense of the Mortgagor. If, upon the resolution of such proceedings, the Mortgagor shall suffer a loss of the Mortgaged Property or any part thereof or interest therein and title insurance proceeds shall be payable in connection therewith, such proceeds are hereby assigned to and shall be paid to the Mortgagee to be applied as Net Proceeds to the payment of the Obligations or otherwise in accordance with the provisions of Section 4.5 of the Credit Agreement.

(4) Zoning. The Mortgagor shall not initiate, join in or consent to any change in the zoning or any other permitted use classification of the Premises without the prior written consent of the Mortgagee.

(5) Inspection. The Mortgagor shall permit the Mortgagee, and its agents, representative and employees, upon reasonable prior notice to the Mortgagor, to inspect the Mortgaged Property and all books and records located thereon, provided that such inspections shall not materially interfere with the use and operation of the Mortgaged Property.

SECTION 4.3. Limitation on Liens; Transfer Restrictions.

(i) Except for the Permitted Collateral Liens and the Lien of this Mortgage, the Mortgagor may not, without the prior written consent of the Mortgagee, permit to exist or grant any Lien on all or any part of the Mortgaged Property or suffer or allow any of the foregoing to occur by operation of law or otherwise.

(ii) Except to the extent permitted by the Credit Agreement, the Mortgagor may not, without the prior written consent of the Mortgagee, sell, convey, assign, lease or otherwise transfer all or any part of the Mortgaged Property.

SECTION 4.4. Insurance. The Mortgagor shall obtain and keep in full force and effect the Insurance Policies (including, without limitation, all flood insurance) required by the Credit Agreement pursuant to the terms thereof. Without limiting the preceding sentence, if any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or any successor act thereto), then the Mortgagor shall (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in amounts and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Mortgagee evidence of such compliance in form and substance reasonably acceptable to the Mortgagee.

ARTICLE V.

CONCERNING ASSIGNMENT OF LEASES AND RENTS

SECTION 5.1. Present Assignment; License to the Mortgagor.

(i) Section 2.2 of this Mortgage constitutes a present, absolute, effective, irrevocable and complete assignment by the Mortgagor to the Mortgagee of the Leases and Rents and the right, subject to applicable law, to collect all sums payable to the Mortgagor thereunder and apply the same as the Mortgagee may, in its sole discretion, determine to be appropriate to protect the security afforded by this Mortgage (including the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Property), which is not conditioned upon the Mortgagee being in possession of the Premises. This assignment is an absolute assignment and not an assignment for additional security only. The Mortgagee hereby grants to the Mortgagor, however, a license to collect, receive, use, retain and apply the Rents and to enforce the obligations of Tenants under the Leases. Immediately upon the occurrence of and during the continuance of any Event of Default, whether or not legal proceedings have commenced and without regard to waste, adequacy of security for the Obligations or solvency of the Mortgagor, the license granted in the immediately preceding sentence shall automatically cease and terminate without any notice by the Mortgagee (such notice being hereby expressly waived by the Mortgagor to the extent permitted by applicable law), or any action or proceeding or the intervention of a receiver appointed by a court; provided, however, that if the Event of Default is cured by Mortgagor or waived by Mortgagee, and written notice of such waiver has been sent to Mortgagor by Mortgagee, the license granted to Borrower will thereupon be automatically reinstated.

(ii) The Mortgagor acknowledges that the Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage, the Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Collateral Liens and in the case of security deposits, rights of depositors and Requirements of Law. The Mortgagor acknowledges and agrees that upon recordation of this Mortgage, the Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to the Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title II of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(iii) Without limitation of the absolute nature of the assignment of the Rents hereunder, the Mortgagor and the Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of the Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all rents acquired by the estate after the commencement of any case in bankruptcy.

SECTION 5.2. Collection of Rents by the Mortgagee.

(i) Any Rents receivable by the Mortgagee hereunder, after payment of all proper costs and expenses as the Mortgagee may, in its sole discretion, determine to be appropriate (including the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Property), shall be applied in accordance with the provisions of Section 8.2(ii) of this Mortgage. The Mortgagee shall be accountable to the Mortgagor only for Rents actually received by the Mortgagee. The collection of such Rents and the application thereof shall not cure or waive any Event of Default or waive, modify or affect notice of an Event of Default or invalidate any act done pursuant to such notice.

(ii) The Mortgagor hereby authorizes and directs the Tenant under each Lease to rely upon and comply with any and all notices or demands from the Mortgagee for payment of Rents to the Mortgagee, and the Mortgagor shall have no claim against any Tenant for Rents paid by such Tenant to the Mortgagee pursuant to such notice or demand. Mortgagee agrees not to exercise its rights under this Section 5.2(ii) unless an Event of Default shall have occurred and be continuing.

SECTION 5.3. Irrevocable Interest. All rights, powers and privileges of the Mortgagee herein set forth are coupled with an interest and are irrevocable, subject to the terms and conditions hereof, and the Mortgagor shall not take any action under the Leases or otherwise which is inconsistent with this Mortgage or any of the terms hereof and any such action inconsistent herewith or therewith shall be void.

ARTICLE VI.

TAXES AND CERTAIN STATUTORY LIENS

SECTION 6.1. Payment of Charges. Unless and to the extent contested by the Mortgagor in accordance with the provisions of the Credit Agreement, the Mortgagor shall pay and discharge, or cause to be paid and discharged, from time to time prior to same becoming delinquent, all Charges. The Mortgagor shall, upon the Mortgagee’s reasonable request, deliver to the Mortgagee receipts evidencing the payment of all such Charges.

SECTION 6.2. Stamp and Other Taxes. Unless and to the extent contested by the Mortgagor in accordance with the provisions of the Credit Agreement, the Mortgagor shall pay any United States documentary stamp taxes, with interest and fines and penalties, and any mortgage recording taxes, with interest and fines and penalties, that may hereafter be levied, imposed or assessed under or upon or by reason hereof or the Obligations or any instrument or transaction affecting or relating to either thereof and in default thereof the Mortgagee may advance the same and the amount so advanced shall be payable by the Mortgagor to the Mortgagee in accordance with the provisions of Section 11.5 of the Credit Agreement.

SECTION 6.3. Certain Tax Law Changes. In the event of the passage after the date hereof of any law deducting from the value of real property, for the purpose of taxation, amounts in respect of any Lien thereon or changing in any way the laws for the taxation of mortgages or debts secured by mortgages for state or local purposes or the manner of the collection of any taxes, and imposing any taxes, either directly or indirectly, on this Mortgage or any other Credit Document, the Mortgagor shall promptly pay to the Mortgagee such amount or amounts as may be necessary from time to time to pay any such taxes, assessments or other charges resulting therefrom; provided, that if any such payment or reimbursement shall be unlawful or taxable to the Mortgagee, or would constitute usury or render the indebtedness wholly or partially usurious under applicable law, the Mortgagor shall payor reimburse the Mortgagee for payment of the lawful and non-usurious portion thereof.

SECTION 6.4. Proceeds of Tax Claim. In the event that the proceeds of any tax claim are paid after the Mortgagee has exercised its right to foreclose the Lien hereof, such proceeds shall be paid to the Mortgagee to satisfy any deficiency remaining after such foreclosure. The Mortgagee shall retain its interest in the proceeds of any tax claim during any redemption period. The amount of any such proceeds in excess of any deficiency claim of the Mortgagee shall in a reasonably prompt manner be released to the Mortgagor.

ARTICLE VII.

CASUALTY EVENTS AND RESTORATION

SECTION 7.1. Casualty Event. If there shall occur any Casualty Event (or, in the case of any condemnation, taking or other proceeding in the nature thereof, upon the occurrence thereof or notice of the commencement of any proceedings therefor), the Mortgagor shall promptly send to the Mortgagee a written notice setting forth the nature and extent thereof. The proceeds payable in respect of any such Casualty Event are hereby assigned and shall be paid to the Mortgagee. The Net Proceeds of each Casualty Event in excess of $1,000,000 shall be applied, allocated and distributed in accordance with the provisions of Section 4.5(c) of the Credit Agreement.

SECTION 7.2. Condemnation. In the case of any taking, condemnation or other proceeding in the nature thereof that could reasonably be expected to give rise to Net Proceeds in excess of $1,000,000, the Mortgagee may, at its option, participate in any proceedings or negotiations which might result in any taking or condemnation and the Mortgagor shall deliver or cause to be delivered to the Mortgagee all instruments reasonably requested by it to permit such participation. The Mortgagee may be represented by counsel satisfactory to it at the reasonable expense of the Mortgagor in connection with any such participation. The Mortgagor shall pay all reasonable fees, costs and expenses incurred by the Mortgagee in connection therewith and in seeking and obtaining any award or payment on account thereof. The Mortgagor shall take all steps necessary to notify the condemning authority of such participation.

SECTION 7.3. Restoration. In the event the Mortgagor is permitted or required to perform any restoration in accordance with the provisions of Section 12.2 of the Credit Agreement, the Mortgagor shall complete such restoration in accordance with provisions thereof.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.1. Remedies in Case of an Event of Default. If any Event of Default shall have occurred and be continuing, the Mortgagee may at its option, in addition to any other action permitted under this Mortgage or the Credit Agreement or any other Credit Document or by law, statute or in equity, take one or more of the following actions to the greatest extent permitted by local law:

(1) personally, or by its agents or attorneys, (A) enter into and upon and take possession of all or any part of the Premises together with the books, records and accounts of the Mortgagor relating thereto and, exclude the Mortgagor, its agents and servants wholly therefrom, (B) use, operate, manage and control the Premises and conduct the business thereof, (C) maintain and restore the Premises, (D) make all necessary or proper repairs, renewals and replacements and such useful alterations thereto and thereon as the Mortgagee may deem advisable, (E) manage, lease and operate the Premises and carry on the business thereof and exercise all rights and powers of the Mortgagor with respect thereto either in the name of the Mortgagor or otherwise or (F) collect and receive all Rents. The Mortgagee shall be under no liability for or by reason of any such taking of possession, entry, removal or holding, operation or management except that any amounts so received by the Mortgagee shall be applied in accordance with the provisions of Section 12.3 of the Credit Agreement;

(2) with or without entry, personally or by its agents or attorneys, (A) sell the Mortgaged Property and all estate, right, title and interest, claim and demand therein at one or more sales in one or more parcels, in accordance with the provisions of Section 8.2 or (B) institute and prosecute proceedings for the complete or partial foreclosure of the Lien and security interests created and evidenced hereby; or

(3) take such steps to protect and enforce its rights whether by action, suit or proceeding at law or in equity for the specific performance of any covenant, condition or agreement in the Credit Agreement and the other Credit Documents, or in aid of the execution of any power granted in this Mortgage, or for any foreclosure hereunder, or for the enforcement of any other appropriate legal or equitable remedy or otherwise as the Mortgagee shall elect.

SECTION 8.2. Sale of Mortgaged Property if Event of Default Occurs; Proceeds of Sale.

(i) If any Event of Default shall have occurred and be continuing, the Mortgagee may institute an action to foreclose this Mortgage or take such other action as may be permitted and available to the Mortgagee at law or in equity for the enforcement of the Credit Agreement and realization on the Mortgaged Property and proceeds thereon through power of sale (if then available under applicable law) or to final judgment and execution thereof for the Obligations, and in furtherance thereof the Mortgagee may sell the Mortgaged Property at one or more sales, as an entirety or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law or statute or in equity. The Mortgagee may execute and deliver to the purchaser at such sale a conveyance of the Mortgaged Property in fee simple or otherwise, as appropriate, and an assignment or conveyance of all the Landlord’s Interest in the Leases and the Mortgaged Property, each of which conveyances and assignments shall contain recitals as to the Event of Default upon which the execution of the power of sale herein granted depends, and effective upon the occurrence and during the continuance of an Event of Default, the Mortgagor hereby constitutes and appoints the Mortgagee the true and lawful attorney in fact of the Mortgagor to make any such recitals, sale, assignment and conveyance, and all of the acts of the Mortgagee as such attorney in fact are hereby ratified and confirmed. The Mortgagor agrees that such recitals shall be binding and conclusive upon the Mortgagor and that any assignment or conveyance to be made by the Mortgagee shall divest the Mortgagor of all right, title, interest, equity and right of redemption, including any statutory redemption, in and to the Mortgaged Property. The power and agency hereby granted are coupled with an interest and are irrevocable by death or dissolution, or otherwise, and are in addition to any and all other remedies which the Mortgagee may have hereunder, at law or in equity. So long as the Obligations, or any part thereof, remain unpaid, the Mortgagor agrees that possession of the Mortgaged Property by the Mortgagor, or any person claiming under the Mortgagor, shall be as tenant, and, in case of a sale under power or upon foreclosure as provided in this Mortgage, the Mortgagor and any person in possession under the Mortgagor, as to whose interest such sale was not made subject, shall, at the option of the purchaser at such sale, then become and be tenants holding over, and shall forthwith deliver possession to such purchaser, or be summarily dispossessed in accordance with the laws applicable to tenants holding over. In case of any sale under this Mortgage by virtue of the exercise of the powers herein granted, or pursuant to any order in any judicial proceeding or otherwise, the Mortgaged Property may be sold as an entirety or in separate parcels in such manner or order as the Mortgagee in its sole discretion may elect. One or more exercises of powers herein granted shall not extinguish or exhaust such powers, until the entire Mortgaged Property is sold or all amounts secured hereby are paid in full.

(ii) The proceeds of any sale made under or by virtue of this Article VIII, together with any other sums which then may be held by the Mortgagee under this Mortgage, whether under the provisions of this Article VIII or otherwise, shall be applied in accordance with the provisions of Section 12.3 of the Credit Agreement.

(iii) The Mortgagee (on behalf of any Secured Party or on its own behalf) or any Secured Party may bid for and acquire the Mortgaged Property or any part thereof at any sale made under or by virtue of this Article VIII and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the purchase price the unpaid amounts (whether or not then due) owing to the Mortgagee, or such Secured Party in respect of the Obligations, after deducting from the sales price the expense of the sale and the reasonable costs of the action or proceedings and any other sums that the Mortgagee or such Secured Party is authorized to deduct under this Mortgage.

(iv) The Mortgagee may adjourn from time to time any sale by it to be made under or by virtue hereof by announcement at the time and place appointed for such sale or for such adjourned sale or sales, and, the Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

(v) If the Premises are comprised of more than one parcel of land, the Mortgagee may take any of the actions authorized by this Section 8.2 in respect of any number of individual parcels.

SECTION 8.3. Additional Remedies in Case of an Event of Default.

(i) The Mortgagee shall be entitled to recover judgment as aforesaid either before, after or during the pendency of any proceedings for the enforcement of the provisions hereof and, to the extent permitted by applicable law, the right of the Mortgagee to recover such judgment shall not be affected by any entry or sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of the provisions hereof, or the foreclosure of, or absolute conveyance pursuant to, this Mortgage. In case of proceedings against the Mortgagor in insolvency or bankruptcy or any proceedings for its reorganization or involving the liquidation of its assets, the Mortgagee shall be entitled to prove the whole amount of principal and interest and other payments, charges and costs due in respect of the Obligations to the full amount thereof without deducting therefrom any proceeds obtained from the sale of the whole or any part of the Mortgaged Property; provided, however, that in no case shall the Mortgagee receive a greater amount than the aggregate of such principal, interest and such other payments, charges and costs (with interest at the Default Rate) from the proceeds of the sale of the Mortgaged Property and the distribution from the estate of the Mortgagor.

(ii) Any recovery of any judgment by the Mortgagee and any levy of any execution under any judgment upon the Mortgaged Property shall not affect in any manner or to any extent the Lien and security interests created and evidenced hereby upon the Mortgaged Property or any part thereof, or any conveyances, powers, rights and remedies of the Mortgagee hereunder, but such conveyances, powers, rights and remedies shall continue unimpaired as before.

(iii) Any monies collected by the Mortgagee under this Section 8.3 shall be applied in accordance with the provisions of Section 8.2(ii).

SECTION 8.4. Legal Proceedings After an Event of Default.

(i) After the occurrence and during the continuance of any Event of Default and immediately upon the commencement of any action, suit or legal proceedings to obtain judgment for the Obligations or any part thereof, or of any proceedings to foreclose the Lien and security interest created and evidenced hereby or otherwise enforce the provisions hereof or of any other proceedings in aid of the enforcement hereof, the Mortgagor shall enter its voluntary appearance in such action, suit or proceeding.

(ii) Upon the occurrence and during the continuance of an Event of Default, the Mortgagee shall be entitled forthwith as a matter of right, concurrently or independently of any other right or remedy hereunder either before or after declaring the Obligations or any part thereof to be due and payable, to the appointment of a receiver without giving notice to any party and without regard to the adequacy or inadequacy of any security for the Obligations or the solvency or insolvency of any person or entity then legally or equitably liable for the Obligations or any portion thereof. The Mortgagor hereby consents to the appointment of such receiver. Notwithstanding the appointment of any receiver, the Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits or instruments at the time held by or payable or deliverable under the terms of the Credit Agreement to the Mortgagee.

(iii) The Mortgagor shall not (A) at any time insist upon, or plead, or in any manner whatsoever claim or take any benefit or advantage of any stay or extension or moratorium law, any exemption from execution or sale of the Mortgaged Property or any part thereof, wherever enacted, now or at any time hereafter in force, which may affect the covenants and terms of performance hereof, (B) claim, take or insist on any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales of the Mortgaged Property which may be made pursuant to this Mortgage, or pursuant to any decree, judgment or order of any court of competent jurisdiction or (C) after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted to redeem the property so sold or any part thereof. To the extent permitted by applicable law, the Mortgagor hereby expressly (A) waives all benefit or advantage of any such law or laws, including, without limitation, any statute of limitations applicable to this Mortgage, (B) waives any and all rights to trial by jury in any action or proceeding related to the enforcement hereof, (C) waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding brought in connection with this Mortgage and further waives and agrees not to plead that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (D) covenants not to hinder, delay or impede the execution of any power granted or delegated to the Mortgagee by this Mortgage but to suffer and permit the execution of every such power as though no such law or laws had been made or enacted. The Mortgagee shall not be liable for any incorrect or improper payment made pursuant to this Article VIII in the absence of gross negligence or willful misconduct.

SECTION 8.5. Remedies Not Exclusive. No remedy conferred upon or reserved to the Mortgagee by this Mortgage is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Mortgage or now or hereafter existing at law or in equity. Any delay or omission of the Mortgagee to exercise any right or power accruing on any Event of Default shall not impair any such right or power and shall not be construed to be a waiver of or acquiescence in any such Event of Default. Every power and remedy given by this Mortgage may be exercised from time to time concurrently or independently, when and as often as may be deemed expedient by the Mortgagee in such order and manner as the Mortgagee, in its sole discretion, may elect. If the Mortgagee accepts any monies required to be paid by the Mortgagor under this Mortgage after the same become due, such acceptance shall not constitute a waiver of the right either to require prompt payment, when due, of all other sums secured by this Mortgage or to declare an Event of Default with regard to subsequent defaults. If the Mortgagee accepts any monies required to be paid by the Mortgagor under this Mortgage in an amount less than the sum then due, such acceptance shall be deemed an acceptance on account only and on the condition that it shall not constitute a waiver of the obligation of the Mortgagor to pay the entire sum then due, and the Mortgagor’s failure to pay the entire sum then due shall be and continue to be a default hereunder notwithstanding acceptance of such amount on account.

ARTICLE IX.

SECURITY AGREEMENT AND FIXTURE FILING

SECTION 9.1. Security Agreement. To the extent the Mortgaged Property consists of UCC Collateral or items of personal property which are or are to become Fixtures [or as-extracted collateral or timber to be cut] under applicable law, this Mortgage shall also be construed as a security agreement under the UCC. The Mortgagor, in order to secure the due and punctual payment and performance of the Obligations, hereby grants to the Mortgagee for its benefit and for the benefit of the Secured Parties, a security interest in and to such UCC Collateral and Fixtures. Upon and during the continuance of an Event of Default, the Mortgagee shall be entitled with respect to the UCC Collateral and Fixtures to exercise all remedies hereunder or any other Credit Document or available under the UCC with respect thereto and all other remedies available under applicable law. Without limiting the foregoing, the UCC Collateral and Fixtures, may, at the Mortgagee’s option, (i) be sold hereunder together with any sale of any portion of the Mortgaged Property or otherwise, (ii) be sold separately pursuant to the UCC, or (iii) be dealt with by the Mortgagee in any other manner permitted under applicable law. The Mortgagee may require the Mortgagor to assemble the UCC Collateral and Fixtures and make it available to the Mortgagee at a place to be designated by the Mortgagee. The Mortgagor acknowledges and agrees that a disposition of such collateral in accordance with the Mortgagee’s rights and remedies in respect to the Mortgaged Property as heretofore provided is a commercially reasonable disposition thereof; provided, however, that the Mortgagee shall give the Mortgagor not less than ten (10) days’ prior notice of the time and place of any intended disposition.

SECTION 9.2. Fixture Filing. To the extent that the Mortgaged Property includes items of personal property which are or are to become fixtures under applicable law, and to the extent permitted under applicable law, the filing hereof in the real estate records of the county in which such Mortgaged Property is located shall also operate from the date of such recording as a fixture filing with respect to such Mortgaged Property, and the following information is applicable for the purpose of such filing, to wit:

Name and Address of the debtor:	Name and Address of the secured party:

The Mortgagor having the address described in the Preamble hereof.

The Mortgagor is a [        ] organized under the laws of the State of [        ] whose Organization Number is [        ], and whose Taxpayer Identification Number is [        ].

The Mortgagee having the address described in the Preamble hereof, from which address information concerning the security interest may be obtained.

This Financing Statement covers the following types or items of property:

The Mortgaged Property.

This instrument covers goods or items of personal property which are or are to become fixtures upon the property.

The Mortgagor is the record owner of the Land.

In addition, the Mortgagor hereby authorizes the Mortgagee to file appropriate financing and continuation statements under the UCC in effect in the jurisdiction in which the Mortgaged Property is located or where the Mortgagor is located/organized or any other applicable jurisdiction as may be required by law in order to create, establish, preserve and protect the Liens and security interests intended to be granted to the Mortgagee pursuant to this Mortgage in the Mortgaged Property.

ARTICLE X.

FURTHER ASSURANCES

SECTION 10.1. Recording Documentation To Assure Security. The Mortgagor shall, forthwith after the execution and delivery hereof and thereafter, from time to time, cause this Mortgage and any financing statement, continuation statement or similar instrument relating to any of the Mortgaged Property or to any property intended to be subject to the Lien hereof or the security interests created hereby to be filed, registered and recorded in such manner and in such places as may be required by any present or future law and shall take such actions as the Mortgagee shall reasonably deem necessary in order to publish notice of and fully to protect the validity and priority of the Liens, assignment, and security interests purported to be created upon the Mortgaged Property and the interest and rights of the Mortgagee therein. The Mortgagor shall payor cause to be paid all taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments.

SECTION 10.2. Further Acts. The Mortgagor shall, at the sole cost and expense of the Mortgagor, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers, financing statements, continuation statements, instruments and assurances as the Mortgagee shall from time to time reasonably request, which may be necessary in the judgment of the Mortgagee from time to time to assure, perfect, convey, assign, mortgage, transfer and confirm unto the Mortgagee, the property and rights hereby conveyed or assigned or which the Mortgagor may be or may hereafter become bound to conveyor assign to the Mortgagee or for carrying out the intention or facilitating the performance of the terms hereof or the filing, registering or recording hereof. Without limiting the generality of the foregoing, in the event that the Mortgagee desires to exercise any remedies, consensual rights or attorney-in-fact powers set forth in this Mortgage and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Mortgagee, the Mortgagor agrees to use its best efforts to assist and aid the Mortgagee to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers. In the event the Mortgagor shall fail after demand to execute any instrument or take any action required to be executed or taken by the Mortgagor under this Section 10.2, the Mortgagee, upon notice to Mortgagor, may execute or take the same as the attorney-in-fact for the Mortgagor, such power of attorney being coupled with an interest and is irrevocable.

SECTION 10.3. Additions to Mortgaged Property. All right, title and interest of the Mortgagor in and to all extensions, amendments, relocations, restakings, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor upon the Premises, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by the Mortgagor, shall become subject to the Lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by the Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times the Mortgagor will execute and deliver to the Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as the Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the Lien and security interest of this Mortgage.

SECTION 10.4. Additional Security. Without notice to or consent of the Mortgagor and without impairment of the Lien and rights created by this Mortgage, the Mortgagee may accept (but the Mortgagor shall not be obligated to furnish) from the Mortgagor or from any other person, additional security for the Obligations. Neither the giving hereof nor the acceptance of any such additional security shall prevent the Mortgagee from resorting, first, to such additional security, and, second, to the security created by this Mortgage without affecting the Mortgagee’s Lien and rights under this Mortgage.

ARTICLE XI.

MISCELLANEOUS

SECTION 11.1. Covenants To Run with the Land; Joint and Several. All of the grants, covenants, terms, provisions and conditions in this Mortgage shall run with the Land and the Mortgagor’s interest therein and shall apply to, and bind the successors and assigns of, the Mortgagor. If there shall be more than one mortgagor with respect to the Mortgaged Property, all such Mortgagors’ covenants, warranties and undertakings hereunder shall be joint and several.

SECTION 11.2. No Merger. The rights and estate created by this Mortgage shall not, under any circumstances, be held to have merged into any other estate or interest now owned or hereafter acquired by the Mortgagee unless the Mortgagee shall have consented to such merger in writing.

SECTION 11.3. Concerning Mortgagee.

(i) The Mortgagee has been appointed as Administrative Agent pursuant to the Credit Agreement. The actions of the Mortgagee hereunder are subject to the provisions of the Credit Agreement. The Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Mortgaged Property), in accordance with this Mortgage and the Credit Agreement. The Mortgagee may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Mortgagee may resign and a successor Mortgagee may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Mortgagee by a successor Mortgagee, that successor Mortgagee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Mortgagee under this Mortgage, and the retiring Mortgagee shall thereupon be discharged from its duties and obligations under this Mortgage. After any retiring Mortgagee’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was the Mortgagee.

(ii) The Mortgagee shall be deemed to have exercised reasonable care in the custody and preservation of the Mortgaged Property in its possession if such Mortgaged Property is accorded treatment substantially equivalent to that which the Mortgagee, in its individual capacity, accords its own property consisting of similar property, instruments or interests, it being understood that neither the Mortgagee nor any of the Secured Parties shall have responsibility for taking any necessary steps to preserve rights against any person with respect to any Mortgaged Property.

(iii) The Mortgagee shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Mortgage and its duties hereunder, upon advice of counsel selected by it.

(iv) With respect to any of its rights and obligations as a Lender, the Mortgagee shall have and may exercise the same rights and powers hereunder. The term “Lenders,” “Lender” or any similar terms shall, unless the context clearly otherwise indicates, include the Mortgagee in its individual capacity as a Lender. The Mortgagee may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Mortgagor or any Affiliate of the Mortgagor to the same extent as if the Mortgagee were not acting as Administrative Agent.

(v) If any portion of the Mortgaged Property also constitutes collateral granted by any Credit Party to the Mortgagee to secure the Obligations under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Mortgagee, in its sole discretion, shall select which provision or provisions shall control, unless the Mortgaged Property to which such conflict relates constitutes personal property, in which case the provisions of the Security Agreement shall control.

SECTION 11.4. Mortgagee May Perform; Mortgagee Appointed Attorney-in-Fact. If the Mortgagor shall fail to perform any covenants contained in this Mortgage (including, without limitation, the Mortgagor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder or under the Credit Agreement, (ii) pay Charges, (iii) make repairs, (iv) discharge Liens or (v) payor perform any obligations of the Mortgagor under any Mortgaged Property) or if any representation or warranty on the part of the Mortgagor contained herein shall be breached, the Mortgagee may (but shall not be obligated to), do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Mortgagee shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which the Mortgagor fails to payor perform as and when required hereby and which the Mortgagor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Mortgagee shall be paid by the Mortgagor in accordance with the provisions of Section 12.3 of the Credit Agreement and repayment shall be secured by this Mortgage. Neither the provisions of this Section 11.4 nor any action taken by the Mortgagee pursuant to the provisions of this Section 11.4 shall prevent any such failure to observe any covenant contained in this Mortgage nor any breach of warranty from constituting an Event of Default. The Mortgagor hereby appoints the Mortgagee its attorney-in-fact, with full power and authority in the place and stead of the Mortgagor and in the name of the Mortgagor, or otherwise, from time to time in the Mortgagee’s discretion to take any action and to execute any instrument consistent with the terms hereof and the other Credit Documents which the Mortgagee may deem reasonably necessary or advisable to accomplish the purposes hereof (but the Mortgagee shall not be obligated to and shall have no liability to the Mortgagor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. The Mortgagor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 11.5. Continuing Security Interest; Assignment. This Mortgage shall create a continuing Lien on and security interest in the Mortgaged Property and shall (i) be binding upon the Mortgagor, its successors and assigns and (ii) inure, together with the rights and remedies of the Mortgagee hereunder, to the benefit of the Mortgagee for the benefit of the Secured Parties and each of their respective successors, transferees and assigns. No other persons (including, without limitation, any other creditor of any Credit Party) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Mortgage to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Lender, herein or otherwise, subject, however, to the provisions of the Credit Agreement. The Mortgagor agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.

SECTION 11.6. Termination; Release. When all the Obligations have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Mortgage shall terminate. Upon termination hereof or any release of the Mortgaged Property or any portion thereof in accordance with the provisions of the Credit Agreement, the Mortgagee shall, upon the request and at the sole cost and expense of the Mortgagor, forthwith assign, transfer and deliver to the Mortgagor, against receipt and without recourse to or warranty by the Mortgagee, such of the Mortgaged Property to be released (in the case of a release) as may be in possession of the Mortgagee and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Mortgaged Property, proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Mortgaged Property, as the case may be.4

SECTION 11.7. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by the Mortgagor therefrom, shall be effective unless the same shall be done in accordance with the terms of the Credit Agreement and unless in writing and signed by the Mortgagee. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Mortgagor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or .given. Except where notice is specifically required by this Mortgage or any other Credit Document, no notice to or demand on the Mortgagor in any case shall entitle the Mortgagor to any other or further notice or demand in similar or other circumstances.

SECTION 11.8. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, if to the Mortgagor or the Mortgagee, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.8.

SECTION 11.9. GOVERNING LAW; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. THIS MORTGAGE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE

[4]	TERMINATION AND RELEASE PROVISIONS SHOULD BE CHECKED AGAINST, AND CONFORM TO, THOSE SET FORTH IN THE SECURITY AGREEMENT.

IN WHICH THE PREMISES ARE LOCATED, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR ITEM OR TYPE OF MORTGAGED PROPERTY ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE. THE MORTGAGOR AGREES THAT SERVICE OF PROCESS IN ANY PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS SET FORTH IN THE CREDIT AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH THE MORTGAGEE SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. IF ANY AGENT APPOINTED BY THE MORTGAGOR REFUSES TO ACCEPT SERVICE, THE MORTGAGOR HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE MORTGAGEE TO BRING PROCEEDINGS AGAINST THE MORTGAGOR IN THE COURTS OF ANY OTHER JURISDICTION. THE MORTGAGOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS MORTGAGE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.10. Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 11.11. Relationship. The relationship of the Mortgagee to the Mortgagor hereunder is strictly and solely that of lender and borrower and mortgagor and mortgagee and nothing contained in the Credit Agreement, this Mortgage or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Obligations is intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between the Mortgagee and the Mortgagor other than as lender and borrower and mortgagor and mortgagee.

SECTION 11.12. No Credit for Payment of Taxes or Impositions. The Mortgagor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and the Mortgagor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Charge on the Mortgaged Property or any part thereof.

SECTION 11.13. No Claims Against the Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by the Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof, nor as giving the Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the

Mortgagee in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 11.14. Mortgagee’s Right To Sever Indebtedness.

(i) The Mortgagor acknowledges that (A) the Mortgaged Property does not constitute the sole source of security for the payment and performance of the Obligations and that the Obligations are also secured by property of the Mortgagor and its Affiliates in other jurisdictions (all such property, collectively, the “Collateral”), (B) the number of such jurisdictions and the nature of the transaction of which this instrument is a part are such that it would have been impracticable for the parties to allocate to each item of Collateral a specific loan amount and to execute in respect of such item a separate credit agreement and (C) the Mortgagor intends that the Mortgagee have the same rights with respect to the Mortgaged Property, in foreclosure or otherwise, that the Mortgagee would have had if each item of Collateral had been secured, mortgaged or pledged pursuant to a separate credit agreement, mortgage or security instrument. In furtherance of such intent, the Mortgagor agrees that the Mortgagee may at any time by notice (an “Allocation Notice”) to the Mortgagor allocate a portion (the “Allocated Indebtedness”) of the Obligations to the Mortgaged Property and sever from the remaining Obligations the Allocated Indebtedness. From and after the giving of an Allocation Notice with respect to the Mortgaged Property, the Obligations hereunder shall be limited to the extent set forth in the Allocation Notice and (as so limited) shall, for all purposes, be construed as a separate loan obligation of the Mortgagor unrelated to the other transactions contemplated by the Credit Agreement, any other Credit Document or any document related to any thereof. To the extent that the proceeds on any foreclosure of the Mortgaged Property shall exceed the Allocated Indebtedness, such proceeds shall belong to the Mortgagor and shall not be available hereunder to satisfy any Obligations of the Mortgagor other than the Allocated Indebtedness. In any action or proceeding to foreclose the Lien hereof or in connection with any power of sale, foreclosure or other remedy exercised under this Mortgage commenced after the giving by the Mortgagee of an Allocation Notice, the Allocation Notice shall be conclusive proof of the limits of the Obligations hereby secured, and the Mortgagor may introduce, by way of defense or counterclaim, evidence thereof in any such action or proceeding. Notwithstanding any provision of this Section 11.14, the proceeds received by the Mortgagee pursuant to this Mortgage shall be applied by the Mortgagee in accordance with the provisions of Section 8.2(ii) hereof.

(ii) The Mortgagor hereby waives to the greatest extent permitted under law the right to a discharge of any of the Obligations under any statute or rule of law now or hereafter in effect which provides that foreclosure of the Lien hereof or other remedy exercised under this Mortgage constitutes the exclusive means for satisfaction of the Obligations or which makes unavailable a deficiency judgment or any subsequent remedy because the Mortgagee elected to proceed with a power of sale, foreclosure or such other remedy or because of any failure by the Mortgagee to comply with laws that prescribe conditions to the entitlement to a deficiency judgment. In the event that, notwithstanding the foregoing waiver, any court shall for any reason hold that the Mortgagee is not entitled to a deficiency judgment, the Mortgagor shall not (A) introduce in any other jurisdiction such judgment as a defense to enforcement against the Mortgagor of any remedy in the Credit Agreement or any other Credit Document or (B) seek to have such judgment recognized or entered in any other jurisdiction, and any such judgment shall in all events be limited in application only to the state or jurisdiction where rendered.

(iii) In the event any instrument in addition to the Allocation Notice is necessary to effectuate the provisions of this Section 11.14, including, without limitation, any amendment to this Mortgage, any substitute promissory note or affidavit or certificate of any kind, the Mortgagor agrees to execute all such amendments, notes, affidavits or certificates reasonably requested by the Mortgagee and the Mortgagor hereby appoints the Mortgagee as its true and lawful attorneys-in-fact to, following and during the continuance of an Event of Default, execute, deliver or record such amendments, notes, affidavits or certificates in the name and on behalf of the Mortgagor. Such power of attorney is coupled with an interest and is irrevocable.

(iv) Notwithstanding anything set forth herein to the contrary, the provisions of this Section 11.14 shall be effective only to the maximum extent permitted by law.

ARTICLE XII.

LEASES

SECTION 12.1. Mortgagor’s Affirmative Covenants with Respect to Leases. With respect to each Lease, the Mortgagor shall:

(i) observe and perform in all material respects all the obligations imposed upon the Landlord under such Lease;

(ii) promptly send copies to the Mortgagee of all notices of default which the Mortgagor shall send or receive thereunder; and

(iii) enforce all of the material terms, covenants and conditions contained in such Lease upon the part of the Tenant thereunder to be observed or performed.

SECTION 12.2. Mortgagor’s Negative Covenants with Respect to Leases. With respect to each Lease, the Mortgagor shall not, without the prior written consent of the Mortgagee:

(i) receive or collect, or permit the receipt or collection of, any Rent under such Lease more than three (3) months in advance of the respective period in respect of which such Rent is to accrue, except:

(A)	in connection with the execution and delivery of such Lease (or of any amendment to such Lease), Rent thereunder may be collected and received in advance in an amount not in excess of three (3) months Rent;

(B)	the amount held by Landlord as a reasonable security deposit thereunder; and

(C)	any amount received and collected for escalation and other charges in accordance with the terms of such Lease;

(ii) assign, transfer or hypothecate (other than to the Mortgagee hereunder) any Rent under such Lease whether then due or to accrue in the future or the interest of the Mortgagor as Landlord under such Lease;

(iii) enter into any Lease or any amendment or modification of any Lease if the same would not comply with clause (b) of the definition of Permitted Collateral Liens or could reasonably be expected to result in a Property Material Adverse Effect; provided, however, that any such Lease or any amendment or modification of any Lease shall forthwith, without further action, be subject to the Lien of the Security Documents;

(iv) terminate (whether by exercising any contractual right of the Mortgagor to recapture leased space or otherwise) or permit the termination of such Lease or accept surrender of all or any portion of the space demised under such Lease prior to the end of the term thereof or accept assignment of such Lease to the Mortgagor unless the same would not reasonably be expected to cause a Property Material Adverse Effect; provided, however, that any terminated, surrendered, recaptured or assigned leased space shall forthwith, without any further action, be subject to the Lien of the Security Documents; or

(v) waive, excuse, condone or in any manner discharge or release any Tenants of or from the obligations of such Tenants under their respective Leases or guarantors of Tenants from obligations under any guarantees of the Leases unless the same would not reasonably be expected to cause a Property Material Adverse Effect; provided, however, that any leased space subject to such discharge or release shall forthwith, without any further action, be subject to the Lien of the Security Documents.

ARTICLE XIII.

LOCAL LAW PROVISIONS

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[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Mortgagor has caused this Mortgage to be duly executed and delivered under seal the day and year first above written.

[ ]

By:
Name:
Title:

[local counsel to confirm signature requirements]

S-1

ACKNOWLEDGMENT

State of	)
	)	ss.:
County of	)

[Local counsel to provide appropriate acknowledgment]

Schedule A — Legal Description

Legal Description of premises commonly known as [COMMON NAME, IF ANY] and located at [INSERT ADDRESS]:

[to come from title policy]

Schedule B5

[describe Leases where Mortgagor is the Landlord or state None]

[5]	INCLUDE ONLY IF SECTION 3.5 IS INCLUDED

EXHIBIT H

[Form of]

NON-BANK CERTIFICATE

Reference is made to the Credit Agreement dated as of November [    ], 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Language Line, LLC, Coto Acquisition LLC, Language Line Holdings LLC, the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning ascribed to it in the Credit Agreement), the Lenders from time to time party thereto, Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book-runners, Credit Suisse Securities (USA) LLC, as syndication agent, Morgan Stanley Senior Funding, Inc., as Documentation Agent and Bank of America, N.A., as administrative agent for the Lenders.

The undersigned is not a bank (as such term is used in Section 881(c)(3)(A), of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Name:
Title:

[ADDRESS]

Dated:                                                  , 200    .

Exhibit I-1 to
Credit Agreement

GUARANTEE

Among

Each Subsidiary Guarantor Party to the Credit Agreement

in favor of

Bank of America, N.A.,

as Administrative Agent

Dated as of November [    ], 2009

GUARANTEE

THIS GUARANTEE (as amended, restated, supplemented or otherwise modified from time to time, (this “Guarantee”), dated as of November [    ], 2009 by and among each Subsidiary Guarantor party to the Credit Agreement referenced below, in favor of Bank of America, N.A., in its capacity as Administrative Agent for the Lenders from time to time party to the Credit Agreement to guarantee the payment and performance of all of the Obligations of each Credit Party.

Each capitalized term used herein but not otherwise defined has the meaning assigned to such term in the Credit Agreement.

R E C I T A L S

A. Pursant to that certain credit agreement, dated as of November [    ], 2009 among Language Line, LLC, a Delaware limited liability company (“Language Line”) and Coto Acquisition LLC (“Coto” and together with Language Line, the “Borrowers”), Holdings, the Subsidiary Guarantors listed on the signature pages hereto, the several lenders from time to time party hereto (the “Lenders”), Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Joint Book-Runners, Credit Suisse Securities (USA) LLC, as Syndication Agent, Morgan Stanley Senior Funding, Inc., as Documentation Agent and Bank of America, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), the Lenders have agreed to make to or for the account of the Borrowers certain Loans and to issue certain Letters of Credit for the account of the Borrowers.

B. It is contemplated that any of the Credit Parties may enter into one or more Interest Rate Agreements.

C. Each Subsidiary Guarantor is, pursuant to this Guarantee, among other things, guaranteeing the obligations of the other Credit Parties under the Credit Agreement and the other Credit Documents.

D. Each Subsidiary Guarantor will receive substantial benefits from the execution, delivery and performance of the Credit Documents and is therefore willing to enter into this Guarantee.

E. It is a condition to the obligations of the Lenders to make the Loans under the Credit Agreement and a condition to any Lender issuing Letters of Credit under the

Credit Agreement or entering into any Interest Rate Agreement that each Subsidiary Guarantor execute and deliver this Guarantee.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Interpretation. The rules of interpretation specified in the Credit Agreement (including subsection 1.2 thereof) shall be applicable to this Guarantee.

Section 2. Resolution of Drafting Ambiguities. Each Subsidiary Guarantor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Administrative Agent) shall not be employed in the interpretation hereof.

Section 3. Guarantee. Each Subsidiary Guarantor hereby guarantees, jointly with the other Guarantors and severally, as a primary obligor and not as a surety to each Secured Party and their respective permitted successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrowers, and all other Obligations from time to time owing to the Secured Parties by any Credit Party under any Credit Document in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). Each Subsidiary Guarantor hereby agrees that if any Borrower or any other Guarantor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Subsidiary Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(a) To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives any defense based on or arising out of any defense of the Borrowers or the unenforceability of the Obligations or any part thereof from any cause, or the assertion from any cause of the liability of the Borrowers, other than the final payment in full in cash of the Obligations; provided that subsequent to the final payment in full in cash of the Obligations other than indemnity and other contingent liabilities not yet due and payable, such Subsidiary Guarantor may additionally assert a defense arising from or in connection with the bad faith, gross negligence or willful misconduct of any Secured Party in respect of an indemnity Obligation. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency and fraudulent conveyances or transfers, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor hereunder would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability hereunder, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Credit Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(b) Each Subsidiary Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Subsidiary Guarantor hereunder without impairing the guarantee contained in this Guarantee or affecting the rights and remedies of the Administrative Agent or any Secured Party hereunder; provided that there shall be no modification or increase of the liability of each Subsidiary Guarantor hereunder due to any such excess of Obligations.

(c) The guarantee contained in this Guarantee shall remain in full force and effect until all the Obligations of the Credit Parties (other than any indemnity and other contingent obligations not yet due and payable), including the obligations of the Parent Guarantor under the Parent Guarantee of even date herewith, shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall have been terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrowers may be free from any Obligations.

(d) No payment made by any Borrower, any of Holdings, any Subsidiary Guarantor, any other guarantor or any other person or received or collected by the Administrative Agent or any Secured Party from any of the Borrowers, any of Holdings, any Subsidiary Guarantor, any other guarantor or any other person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Subsidiary Guarantor hereunder, which shall, notwithstanding any such payment (other than any payment made by such Subsidiary Guarantor in respect of the Obligations or any payment received or collected from such Subsidiary Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Subsidiary Guarantor hereunder until the Obligations are paid in full (other than any indemnity and other contingent Obligations not yet due and payable), no Letter of Credit shall be outstanding and the Commitments are terminated.

(e) Each Subsidiary Guarantor agrees that its guarantee hereunder is a guarantee of payment when due, not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any of the security held for payment of the Obligations or to any balance of any deposit account for credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrowers or any other person.

Section 4. Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that any Subsidiary Guarantor shall have paid more than its proportionate share of the aggregate of any payment made hereunder and by the Parent Guarantor under the Parent Guarantee, such Subsidiary Guarantor shall be entitled to seek and receive contribution in the maximum amount permitted by law from and against any other Guarantor which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of all Guarantees, and each of the Subsidiary Guarantors and Holdings shall allocate among themselves, in a fair and equitable manner, such payments. The provisions of this Section 4 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Secured Parties, and each Subsidiary Guarantor shall remain jointly and severally liable to the Administrative Agent and the Secured Parties for the full amount guaranteed by it hereunder.

Section 5. Right of Set-off. In addition to any rights and remedies of the Administrative Agent and each Secured Party provided by law, if an Event of Default exists and is continuing or the Loans have been accelerated, each Subsidiary Guarantor hereby irrevocably authorizes the Administrative Agent and each Secured Party at any time and from time to time, without prior notice to any Subsidiary Guarantor, any such notice being waived by each Subsidiary Guarantor to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness, credits or claims (in each case, in any currency and whether direct or indirect, absolute or contingent, matured or unmatured) at any time owing by, the Administrative Agent or such Secured Party (or any branch or agency thereof) to or for the credit or the account of any Subsidiary Guarantor against any and all Obligations then due and payable by such Subsidiary Guarantor hereunder (whether at the stated maturity, by acceleration or otherwise). Each Secured Party agrees to promptly notify the applicable Subsidiary Guarantor and the Administrative Agent after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application except as provided in applicable law.

Section 6. No Subrogation; Subordination. Notwithstanding any payment made by any Subsidiary Guarantor hereunder or the set-off or application of funds of such Subsidiary Guarantor by the Administrative Agent or any Secured Party, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Secured Party against the Borrowers or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Secured Party for the payment of the Obligations, nor shall any Subsidiary Guarantor be entitled to seek any contribution or reimbursement from the Borrowers or any other Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Administrative Agent and the Secured Parties by the Loan Parties on account of the Obligations (other than any indemnity and other contingent Obligations) are paid in full, and no Letter of Credit shall be outstanding. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Obligations (other than any indemnity and other contingent Obligations) shall not have been paid in full, such amount shall be held by such Subsidiary Guarantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Administrative Agent in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as is consistent with the Credit Agreement. The payment of any amounts due with respect to any Indebtedness of the Borrowers or any Guarantor now or hereafter owing to any Subsidiary Guarantor by reason of any payment by such Subsidiary Guarantor under its guarantee hereunder is hereby subordinated to the prior payment in full in cash of the Obligations (other than any indemnity and other contingent Obligations). Each Subsidiary Guarantor agrees that it will not demand, sue for or otherwise attempt to collect any such Indebtedness of the Borrowers or such other Guarantor to such Subsidiary Guarantor until the Obligations shall have been paid in full in cash (other than any indemnity and other contingent Obligations). If, notwithstanding the foregoing sentence, any Subsidiary Guarantor shall, prior to the indefeasible payment in full in cash of the Obligations (other than any indemnity and other contingent Obligations), collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by such Subsidiary Guarantor as trustee for the Secured Parties and be paid over to the Administrative Agent on account of the Obligations without affecting in any manner the liability of such Subsidiary Guarantor under the other provisions of its guarantee contained herein.

Section 7. Amendments, etc. with Respect to the Obligations. Each Subsidiary Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any other Guarantor and without notice to or further assent by any other Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Secured Party may be rescinded by the Administrative Agent or such Secured Party and any of the Obligations continued, and the Obligations, or the liability of any other person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Secured Party, and the Credit Agreement, the other Credit Documents, any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. The obligations hereunder of each Subsidiary Guarantor shall not be affected by any failure by the Administrative Agent or any Secured Party to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Guarantee or any property subject thereto.

Section 8. Guarantee Absolute and Unconditional. Each Subsidiary Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Secured Party upon the guarantee contained in this Guarantee or acceptance of the guarantee contained in this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Guarantee; and all dealings between the Borrowers and any of the other Credit Parties, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Guarantee. Each Subsidiary Guarantor waives except to the extent that any such waiver would be expressly prohibited by law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrowers or any of the other Guarantors with respect to the Obligations. Each Subsidiary Guarantor understands and agrees that its guarantee contained herein shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Credit Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance and solely after the final payment in full in cash of the Obligations other than indemnity and other contingent liabilities not yet due and payable, a defense arising from or in connection with the bad faith, gross negligence or willful misconduct of any Secured Party in respect of an indemnity Obligation) which may at any time be available to or be asserted by any Borrower or any other person against the Administrative Agent or any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers or such Subsidiary Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Borrowers for the Obligations, or of such Subsidiary Guarantor under its guarantee contained herein, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Subsidiary Guarantor, the Administrative Agent or any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any other Guarantor or any other person or against any collateral security or guarantee for any Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Subsidiary Guarantor or any other person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Guarantor or any other person or any such collateral security, guarantee or right of offset, shall not relieve such Subsidiary Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Secured Party against such Subsidiary Guarantor For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 9. Reinstatement. The guarantee contained herein shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrowers or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrowers or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made. Each Subsidiary Guarantor agrees that it will indemnify, on a joint and several basis, each Secured Party on written demand (as invoiced in reasonable detail) for all reasonable costs and expenses (including reasonable fees of external counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence, willful misconduct or bad faith of such Secured Party.

Section 10. Payments. Each Subsidiary Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in U.S. Dollars at the Administrative Agent’s office.

Section 11. Concerning the Administrative Agent.

(a) The Administrative Agent has been appointed as Administrative Agent pursuant to the Credit Agreement. The actions of the Administrative Agent hereunder are subject to the provisions of the Credit Agreement. The Administrative Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action in accordance with this Guarantee and the Credit Agreement. The Administrative Agent may resign and a successor Administrative Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under this Guarantee, and the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under this Guarantee. After any retiring Administrative Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Guarantee only while it was the Administrative Agent.

(b) The Administrative Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Guarantee and its duties hereunder, upon advice of counsel selected by it.

(c) With respect to any of its rights and obligations as a Lender, the Administrative Agent shall have and may exercise the same rights and powers hereunder. The term “Lenders,” “Lender” or any similar terms shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity as a Lender.

(d) Each Subsidiary Guarantor authorizes the Administrative Agent (on behalf of itself and the other Secured Parties) to (i) take and hold security for the payment of this Guarantee and the Obligations and exchange, enforce, waive, release any such security in accordance with the terms of the Security Agreement (ii) apply such security and direct the order or manner of sale thereof in accordance with the terms of the Credit Agreement and the Security Agreement and (iii) release or substitute any one or more endorsers, other guarantors or other obligors. Payment under this Guarantee is secured by the pledges and encumbrances of Collateral pursuant to the Security Agreement in accordance with the Credit Agreement. Reference is hereby made to the Credit Agreement for a description of the Collateral pledged and the right of the respective parties to such property, to secure all the obligations of each Subsidiary Guarantor hereunder.

Section 12. Expenses. Each Subsidiary Guarantor will, upon demand pay to the Administrative Agent the amount of any and all reasonable out-of-pocket costs and expenses, including the reasonable out-of-pocket fees and expenses of its external counsel and the reasonable out-of-pocket fees and expenses of any agents which the Administrative Agent may incur in connection with (i) the collection of the Obligations, (ii) the enforcement and administration hereof, (iii) the exercise or enforcement of any of the rights of the Administrative Agent or any Secured Party hereunder or (iv) the failure by any Subsidiary Guarantor to perform or observe any of the provisions hereof. All amounts expended by the Administrative Agent and payable by any Subsidiary Guarantor under this Section 12 shall be due promptly upon demand therefor but in any event within 2 Business Days (together with interest thereon accruing at the rate per annum equal to the highest interest rate then payable under the Credit Agreement during the period from, and including, the date on which such funds were so expended to the date of repayment) and shall be part of the Obligations. Each of the Guarantor’s obligations under this Section 12 shall be joint and several and shall survive the termination hereof and the discharge of any Subsidiary Guarantor’s other obligations under this Guarantee, the Credit Agreement, any Interest Rate Agreement and the other Credit Documents.

Section 13. Termination; Release. When all the Obligations (other than indemnity and other contingent Obligations) have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated, this Guarantee shall terminate. If all of the Capital Stock of any Subsidiary Guarantor is sold, transferred or otherwise disposed of pursuant to a transaction permitted by the Credit Agreement, such Subsidiary Guarantor shall be released from its obligations under this Guarantee without any further action. This Guarantee shall be construed as a separate agreement with respect to each Subsidiary Guarantor and may be amended, modified, supplemented, waived or released with respect to any Subsidiary Guarantor without the approval of any other Subsidiary Guarantor and without affecting the obligations of any other Subsidiary Guarantor hereunder.

Section 14. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Subsidiary Guarantor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Administrative Agent and each Subsidiary Guarantor. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Subsidiary Guarantor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Guarantee or any other Credit Document, no notice to or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in similar or other circumstances.

Section 15. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any

Subsidiary Guarantor, addressed to it at the address of the Borrowers set forth in the Credit Agreement and as to the Administrative Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 15.

Section 16. GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 17. Severability of Provisions. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 18. Execution in Counterparts. This Guarantee and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

Section 19. Business Days. In the event any time period or any date provided in this Guarantee ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

Section 20. Relationship. The relationship of the Administrative Agent to any Subsidiary Guarantor hereunder is strictly and solely that of guarantor and secured party and nothing contained in the Credit Agreement, this Guarantee, any Interest Rate Agreement or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Obligations is intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between the Administrative Agent and such Subsidiary Guarantor other than as lender and borrower.

Section 21. Waiver of Stay. Each Subsidiary Guarantor agrees that in the event that it shall hereafter become the subject of a voluntary or involuntary proceeding under the Bankruptcy Code or that it shall otherwise be a party to any Federal or state bankruptcy, insolvency, moratorium or similar proceeding to which the provisions relating to the automatic stay under Section 362 of the Bankruptcy Code or any similar provision in any such law is applicable, then, in any such case, the Administrative Agent shall be entitled to relief from any such automatic stay as it relates to the exercise of any of the rights and remedies available to the Administrative Agent as provided in this Guarantee or in any other Credit Document.

Section 22. Additional Guarantors. Pursuant to subsection 7.9 of the Credit Agreement, each Subsidiary that was not in existence or not a Qualified Subsidiary on the date of the Credit Agreement is required, under certain circumstances, to enter into this Guarantee as a Subsidiary Guarantor upon becoming a Qualified Subsidiary. Upon execution and delivery after the date hereof by the Administrative Agent and such a Subsidiary of an instrument (a “Supplement”), in form and substance reasonably satisfactory to the Administrative Agent, such Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor herein. The execution and delivery of any Supplement adding an additional Subsidiary Guarantor as a party to this Guarantee shall not require the consent of any other Subsidiary Guarantor hereunder. The rights and obligations of each Subsidiary Guarantor hereunder shall remain in full force and effect notwithstanding the additional of any new Subsidiary Guarantor as a party to this Guarantee.

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee to be duly executed and delivered by their duly authorized officers as of the date first above written.

[Subsidiary Guarantors]
as Subsidiary Guarantors

By:
Name:
Title:

Bank of America, N.A.,
as Administrative Agent

By:
Name:
Title:

S-1

Exhibit I-2 to

Credit Agreement

GUARANTEE

By

Language Line Holdings LLC

in favor of

Bank of America, N.A.,

as Administrative Agent

Dated as of November [    ], 2009

GUARANTEE

THIS GUARANTEE (as amended, restated, supplemented or otherwise modified from time to time, (this “Guarantee”), dated as of November [    ], 2009 by Language Line Holdings LLC, a Delaware limited liability company (“Holdings”), in favor of Bank of America, N.A., in its capacity as Administrative Agent for the Lenders from time to time party to the Credit Agreement to guarantee the payment and performance of all of the Obligations of each Credit Party.

Each capitalized term used herein but not otherwise defined has the meaning assigned to such term in the Credit Agreement.

R E C I T A L S

A. Pursuant to that certain credit agreement, dated as of November [    ], 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Language Line, LLC, a Delaware limited liability company (“Language Line”) and Coto Acquisition LLC, a Delaware limited liability company (“Coto” and together with Language Line, the “Borrowers”), Holdings, the Subsidiary Guarantors listed on the signature pages hereto, the several lenders from time to time party hereto (the “Lenders”), Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Joint Book-Runners, Credit Suisse Securities (USA) LLC, as Syndication Agent, Morgan Stanley Senior Funding, Inc., as Documentation Agent and Bank of America, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), the Lenders have agreed to make to or for the account of the Borrowers certain Loans and to issue certain Letters of Credit for the account of the Borrowers.

B. It is contemplated that any of the Credit Parties may enter into one or more Interest Rate Agreements.

C. Holdings is, pursuant to this Guarantee, among other things, guaranteeing the obligations of the other Credit Parties under the Credit Agreement and the other Credit Documents.

D. Holdings will receive substantial benefits from the execution, delivery and performance of the Credit Documents and is therefore willing to enter into this Guarantee.

E. It is a condition to the obligations of the Lenders to make the Loans under the Credit Agreement and a condition to any Lender issuing Letters of Credit under the

Credit Agreement or entering into any Interest Rate Agreement that Holdings execute and deliver this Guarantee.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agrees as follows:

Section 1. Interpretation. The rules of interpretation specified in the Credit Agreement (including subsection 1.2 thereof) shall be applicable to this Guarantee.

Section 2. Resolution of Drafting Ambiguities. Holdings acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Administrative Agent) shall not be employed in the interpretation hereof.

Section 3. Guarantee. Holdings hereby guarantees, jointly with the Subsidiary Guarantors and severally, as a primary obligor and not as a surety to each Secured Party and their respective permitted successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrowers, and all other Obligations from time to time owing to the Secured Parties by any Credit Party under any Credit Document in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). Holdings hereby agrees that if the Borrowers or any Subsidiary Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, Holdings will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(a) To the fullest extent permitted by applicable law, Holdings waives any defense based on or arising out of any defense of the Borrowers or the unenforceability of the Obligations or any part thereof from any cause, or the assertion from any cause of the liability of the Borrowers, other than the final payment in full in cash of the Obligations; provided that subsequent to the final payment in full in cash of the Obligations other than indemnity and other contingent liabilities not yet due and payable,

Holdings may additionally assert a defense arising from or in connection with the bad faith, gross negligence or willful misconduct of any Secured Party in respect of an indemnity Obligation. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency and fraudulent conveyances or transfers, reorganization or other law affecting the rights of creditors generally, if the obligations of Holdings hereunder would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability hereunder, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by Holdings, any Credit Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(b) Holdings agrees that the Obligations may at any time and from time to time exceed the amount of the liability of Holdings hereunder without impairing the guarantee contained in this Guarantee or affecting the rights and remedies of the Administrative Agent or any Secured Party hereunder; provided that there shall be no modification or increase of the liability of Holdings hereunder due to any such excess of Obligations.

(c) The guarantee contained in this Guarantee shall remain in full force and effect until all the Obligations of the Credit Parties (other than any indemnity and other contingent obligations not yet due and payable), including the obligations of each Subsidiary Guarantor under the Subsidiary Guarantee of even date herewith, shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall have been terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrowers may be free from any Obligations.

(d) No payment made by the Borrowers, any of Holdings, any Subsidiary Guarantor, any other guarantor or any other person or received or collected by the Administrative Agent or any Secured Party from any of the Borrowers, any of Holdings, any Subsidiary Guarantor, any other guarantor or any other person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Holdings hereunder, which shall, notwithstanding any such payment (other than any payment made by Holdings in respect of the Obligations or any payment received or collected from Holdings in respect of the Obligations), remain liable for the Obligations up to the maximum liability of Holdings hereunder until the Obligations are paid in full (other than any indemnity and other contingent Obligations not yet due and payable), no Letter of Credit shall be outstanding and the Commitments are terminated.

(e) Holdings agrees that its guarantee hereunder is a guarantee of payment when due, not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any of the security held for payment of the Obligations or to any balance of any deposit account for credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrowers or any other person.

Section 4. Right of Contribution. Holdings hereby agrees that to the extent that Holdings shall have paid more than its proportionate share of the aggregate of any payment made hereunder and by any Subsidiary Guarantor under the Subsidiary Guarantee, Holdings shall be entitled to seek and receive contribution in the maximum amount permitted by law from and against any other Guarantor which has not paid its proportionate share of such payment. Holdings’ right of contribution shall be subject to the terms and conditions of all Subsidiary Guarantees, and Holdings and the Subsidiary Guarantors shall allocate among themselves, in a fair and equitable manner, such payments. The provisions of this Section 4 shall in no respect limit the obligations and liabilities of Holdings to the Administrative Agent and the Secured Parties, and Holdings shall remain jointly and severally liable to the Administrative Agent and the Secured Parties for the full amount guaranteed by Holdings hereunder.

Section 5. Right of Set-off. In addition to any rights and remedies of the Administrative Agent and each Secured Party provided by law, if an Event of Default exists and is continuing or the Loans have been accelerated, Holdings hereby irrevocably authorizes the Administrative Agent and each Secured Party at any time and from time to time, without prior notice to Holdings, any such notice being waived by Holdings to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness, credits or claims (in each case, in any currency and whether direct or indirect, absolute or contingent, matured or unmatured) at any time owing by, the Administrative Agent or such Secured Party (or any branch or agency thereof) to or for the credit or the account of Holdings against any and all Obligations then due and payable by Holdings hereunder (whether at the stated maturity, by acceleration or otherwise). Each Secured Party agrees to promptly notify Holdings and the Administrative Agent after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application except as provided in applicable law.

Section 6. No Subrogation; Subordination. Notwithstanding any payment made by Holdings hereunder or the set-off or application of funds of Holdings by the Administrative Agent or any Secured Party, Holdings shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Secured Party against the Borrowers or any Subsidiary

Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Secured Party for the payment of the Obligations, nor shall Holdings be entitled to seek any contribution or reimbursement from the Borrowers or any other Guarantor in respect of payments made by Holdings hereunder, until all amounts owing to the Administrative Agent and the Secured Parties by the Loan Parties on account of the Obligations (other than any indemnity and other contingent Obligations) are paid in full, and no Letter of Credit shall be outstanding. If any amount shall be paid to Holdings on account of such subrogation rights at any time when all of the Obligations (other than any indemnity and other contingent Obligations) shall not have been paid in full, such amount shall be held by Holdings in trust for the Administrative Agent and the Secured Parties, segregated from other funds of Holdings, and shall, forthwith upon receipt by Holdings, be turned over to the Administrative Agent in the exact form received by Holdings (duly indorsed by Holdings to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as is consistent with the Credit Agreement. The payment of any amounts due with respect to any Indebtedness of the Borrowers or any Subsidiary Guarantor now or hereafter owing to Holdings by reason of any payment by Holdings under its guarantee hereunder is hereby subordinated to the prior payment in full in cash of the Obligations (other than any indemnity and other contingent Obligations). Holdings agrees that it will not demand, sue for or otherwise attempt to collect any such Indebtedness of the Borrowers or any Subsidiary Guarantor to Holdings until the Obligations shall have been paid in full in cash (other than any indemnity and other contingent Obligations). If, notwithstanding the foregoing sentence, Holdings shall, prior to the indefeasible payment in full in cash of the Obligations (other than any indemnity and other contingent Obligations), collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by Holdings as trustee for the Secured Parties and be paid over to the Administrative Agent on account of the Obligations without affecting in any manner the liability of Holdings under the other provisions of its guarantee contained herein.

Section 7. Amendments, etc. with Respect to the Obligations. Holdings shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Subsidiary Guarantor and without notice to or further assent by any Subsidiary Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Secured Party may be rescinded by the Administrative Agent or such Secured Party and any of the Obligations continued, and the Obligations, or the liability of any other person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Secured Party, and the Credit Agreement, the other Credit Documents, any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Holdings’ obligations hereunder shall not be affected by any failure by the Administrative Agent or any Secured Party to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Guarantee or any property subject thereto.

Section 8. Guarantee Absolute and Unconditional. Holdings waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Secured Party upon the guarantee contained in this Guarantee or acceptance of the guarantee contained in this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Guarantee; and all dealings between the Borrowers and any of the other Credit Parties, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Guarantee. Holdings waives except to the extent that any such waiver would be expressly prohibited by law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrowers or any of the other Subsidiary Guarantors with respect to the Obligations. Holdings understands and agrees that its guarantee contained herein shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Credit Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Secured Party, (b) any defense, set-off or counter-claim (other than a defense of payment or-performance and solely after the final payment in full in cash of the Obligations other than indemnity and other contingent liabilities not yet due and payable, a defense arising from or in connection with the bad faith, gross negligence or willful misconduct of any Secured Party in respect of an indemnity Obligation) which may at any time be available to or be asserted by any Borrower or any other person against the Administrative Agent or any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers or Holdings) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Obligations, or of Holdings under its guarantee contained herein, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against Holdings, the Administrative Agent or any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any Subsidiary Guarantor or any other person or against any collateral security or guarantee for any Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any Subsidiary Guarantor or any other person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any Subsidiary Guarantor or any other person or any such collateral security, guarantee or right of offset, shall not relieve Holdings of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Secured Party against Holdings. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 9. Reinstatement. The guarantee contained herein shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrowers or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrowers or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made. Holdings agrees that it will indemnify each Secured Party on written demand (as invoiced in reasonable detail) for all reasonable costs and expenses (including reasonable fees of external counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence, willful misconduct or bad faith of such Secured Party.

Section 10. Payments. Holdings hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in U.S. Dollars at the Administrative Agent’s office.

Section 11. Concerning the Administrative Agent.

(a) The Administrative Agent has been appointed as Administrative Agent pursuant to the Credit Agreement. The actions of the Administrative Agent hereunder are subject to the provisions of the Credit Agreement. The Administrative Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action in accordance with this Guarantee and the Credit Agreement. The Administrative Agent may resign and a successor Administrative Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under this Guarantee, and the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under this Guarantee. After any retiring Administrative Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Guarantee only while it was the Administrative Agent.

(b) The Administrative Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Guarantee and its duties hereunder, upon advice of counsel selected by it.

(c) With respect to any of its rights and obligations as a Lender, the Administrative Agent shall have and may exercise the same rights and powers hereunder. The term “Lenders,” “Lender” or any similar terms shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity as a Lender.

(d) Holdings authorizes the Administrative Agent (on behalf of itself and the other Secured Parties) to (i) take and hold security for the payment of this Guarantee and the Obligations and exchange, enforce, waive, release any such security in accordance with the terms of the Security Agreement (ii) apply such security and direct the order or manner of sale thereof in accordance with the terms of the Credit Agreement and Security Agreement and (iii) release or substitute anyone or more endorsers, other guarantors or other obligors. Payment under this Guarantee is secured by the pledges and encumbrances of Collateral pursuant to the Security Agreement in accordance with the Credit Agreement. Reference is hereby made to the Credit Agreement for a description of the Collateral pledged and the right of the respective parties to such property, to secure all the obligations of Holdings hereunder.

Section 12. Expenses. Holdings will upon demand pay to the Administrative Agent the amount of any and all reasonable out-of-pocket costs and expenses, including the reasonable out-of-pocket fees and expenses of its external counsel and the reasonable out-of-pocket fees and expenses of any agents which the Administrative Agent may incur in connection with (i) the collection of the Obligations, (ii) the enforcement and administration hereof, (iii) the exercise or enforcement of any of the rights of the Administrative Agent or any Secured Party hereunder or (iv) the failure by Holdings to perform or observe any of the provisions hereof. All amounts expended by the Administrative Agent and payable by Holdings under this Section 12 shall be due promptly upon demand therefor but in any event within 2 Business Days (together with interest thereon accruing at the rate per annum equal to the highest interest rate then payable under the Credit Agreement during the period from, and including, the date on which such funds were so expended to the date of repayment) and shall be part of the Obligations. Holdings’ obligations under this Section 12 shall survive the termination hereof and the discharge of Holdings’ other obligations under this Guarantee, the Credit Agreement, any Interest Rate Agreement and the other Credit Documents.

Section 13. Termination; Release.

(a) When all the Obligations (other than indemnity and other contingent Obligations) have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated, this Guarantee shall terminate.

(b) Notwithstanding clause (a) of this Section 13 or any term of the Credit Agreement or other Credit Document, upon the consummation of the IPO of the IPO Company and the contribution of any assets of Language Line Holdings LLC (other than the Capital Stock of the IPO Company, proceeds of the IPO and proceeds of a sale by Language Line Holdings LLC of the Capital Stock of the IPO Company pursuant to Section 8.5(j) of the Credit Agreement) to a Credit Party, this Guarantee shall terminate and be of no further force or effect.

Section 14. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by Holdings therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Administrative Agent and Holdings. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by Holdings from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Guarantee or any other Credit Document, no notice to or demand on Holdings in any case shall entitle Holdings to any other or further notice or demand in similar or other circumstances.

Section 15. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to Holdings, addressed to it at the address of the Borrowers set forth in the Credit Agreement and as to the Administrative Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 15.

Section 16. GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 17. Severability of Provisions. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 18. Execution in Counterparts. This Guarantee and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

Section 19. Business Days. In the event any time period or any date provided in this Guarantee ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

Section 20. Relationship. The relationship of the Administrative Agent to Holdings hereunder is strictly and solely that of guarantor and secured party and nothing contained in the Credit Agreement, this Guarantee, any Interest Rate Agreement or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Obligations is intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between the Administrative Agent and Holdings other than as lender and borrower.

Section 21. Waiver of Stay. Holdings agrees that in the event that it shall hereafter become the subject of a voluntary or involuntary proceeding under the Bankruptcy Code or that it shall otherwise be a party to any Federal or state bankruptcy, insolvency, moratorium or similar proceeding to which the provisions relating to the automatic stay under Section 362 of the Bankruptcy Code or any similar provision in any such law is applicable, then, in any such case, the Administrative Agent shall be entitled to relief from any such automatic stay as it relates to the exercise of any of the rights and remedies available to the Administrative Agent as provided in this Guarantee or in any other Credit Document.

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee to be duly executed and delivered by their duly authorized officers as of the date first above written.

LANGUAGE LINE HOLDINGS LLC as Guarantor

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

S-1

EXHIBIT J

FORM OF

SWING LINE LOAN PARTICIPATION CERTIFICATE

[Date]

[Name of Lender]

[Address of Lender]

Dear Sirs:

Pursuant to subsection 3.4(c) of the Credit Agreement, dated as of November [    ], 2009 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among Language Line, LLC, Coto Acquisition LLC, Language Line Holdings LLC, the several Subsidiary Guarantors party thereto, the several lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, the undersigned hereby acknowledges receipt from you of $                     as payment for a participating interest in the following Swing Line Loan:

Date of Swing Line Loan:

Principal Amount of Swing Line Loan:

Capitalized terms used herein without definition shall have such meaning as are ascribed to them in the Credit Agreement.

Very truly yours,

[ ],
as Swing Line Lender

By:
Name:
Title:

EXHIBIT K

LANDLORD’S ACCESS AGREEMENT

THIS LANDLORD’S ACCESS AGREEMENT (the “Agreement”) is made and entered into as of [            ], 2009 by and between                                         , having an office at                                          (“Landlord”) and Bank of America, N.A., having an office at                                  as administrative agent (in such capacity, “Administrative Agent”) for the benefit of the Secured Parties (as hereinafter defined) under the Credit Agreement (as hereinafter defined).

R E C I T A L S :

A. Landlord is the record title holder and owner of the real property described in Schedule A attached hereto (the “Real Property”).

B. Landlord has leased all or a portion of the Real Property (the “Leased Premises”) to [                    ] (“Lessee” [or “Borrower”]) pursuant to a certain lease agreement or agreements described in Schedule B attached hereto (collectively, and as amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”).

C. [Lessee,] [(“Borrower”)], a [    ] [    ] (“Parent”) and the Administrative Agent, among others, are in connection with the execution and delivery of this Agreement, entering into a credit agreement, dated as of November [    ], 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have agreed to make certain loans to Borrowers (collectively, the “Loans”).

D. [The Lessee is a subsidiary of Borrower.] [Borrower is a subsidiary of the Lessee]1

E. The Lessee has, pursuant to the Credit Agreement, guaranteed the obligations of the Borrowers under the Credit Agreement and the other documents evidencing and securing the Loans (collectively, the “Loan Documents”).]2

F. As security for the payment and performance of Lessee’s Obligations under the Credit Agreement and the other [documents evidencing and securing the Loans (collectively, the “Loan Documents”)] [Loan Documents], Administrative Agent (for its benefit and the benefit of the Secured Parties) has or will acquire a security interest in and lien upon all of Lessee’s personal property, inventory, accounts, goods, machinery, equipment, furniture and fixtures (together with all additions,

[1]	Include one of these alternatives if Borrower is not the Lessee.

[2]	Include if Borrower is not the Lessee.

substitutions, replacements and improvements to, and proceeds of, the foregoing, collectively, the “Personal Property”).

G. Administrative Agent has requested that Landlord execute this Agreement as a condition precedent to the making of the Loans under the Credit Agreement.

A G R E E M E N T:

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents, warrants and agrees in favor of Administrative Agent, as follows:

1. Landlord certifies that (i) Landlord is the landlord under the Lease described in Schedule B attached hereto, (ii) the Lease is in full force and effect and has not been amended, modified or supplemented except as set forth in Schedule B hereto and (iii) Landlord has sent no notice of default to Lessee under the Lease respecting a default which has not been cured by Lessee.

2. Landlord agrees that the Personal Property is and will remain personal property and not fixtures even though it may be affixed to or placed on the Leased Premises. Landlord further agrees that Administrative Agent has the right to remove the Personal Property from the Leased Premises at any time in accordance with the terms of the Loan Documents; provided that Administrative Agent shall repair any damage arising from such removal. Landlord further agrees that it will not hinder Administrative Agent’s actions in removing Personal Property from the Leased Premises or Administrative Agent’s actions in otherwise enforcing its security interest in the Personal Property. Administrative Agent shall not be liable for any diminution in value of the Leased Premises caused by the absence of Personal Property actually removed or by the need to replace the Personal Property after such removal. Landlord acknowledges that Administrative Agent shall have no obligation to remove the Personal Property from the Leased Premises.

3. Landlord acknowledges and agrees that Lessee’s granting of a security interest in the Personal Property in favor of the Administrative Agent (for the benefit of the Secured Parties) shall not constitute a default under the Lease nor permit Landlord to terminate the Lease or reenter or repossess the Leased Premises or otherwise be the basis for the exercise of any remedy by Landlord and Landlord hereby expressly consents to the granting of such security interest and agrees that such security interest shall be superior to any lien of the Landlord (statutory or otherwise) in the Personal Property.

4. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Landlord (including, without limitation, any successor owner of the Real Property) and Administrative Agent. Landlord will disclose the terms and conditions of this Agreement to any purchaser or successor to Landlord’s interest in the Leased Premises.

5. All notices to any party hereto under this Agreement shall be in writing and sent to such party at its respective address set forth above (or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 5) by certified mail, postage prepaid, return receipt requested or by overnight delivery service.

6. The provisions of this Agreement shall continue in effect until Landlord shall have received Administrative Agent’s written certification that the Loans have been paid in full and all of Borrowers’ other Obligations under the Credit Agreement and the other Loan Documents have been satisfied.

7. THE INTERPRETATION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

8. Landlord agrees to execute, acknowledge and deliver such further instruments as Administrative Agent may request to allow for the proper recording of this Agreement (including, without limitation, a revised landlord’s access agreement in form and substance sufficient for recording) or to otherwise accomplish the purposes of this Agreement.

IN WITNESS WHEREOF, Landlord and Administrative Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

as Landlord

By:
Name:
Title:

BANK OF AMERICA, N.A.,
As Administrative Agent

By:
Name:
Title:

Schedule A

Description of Real Property

Schedule B

Description of Lease

Lessor	Lessee	Dated	Modification	Location/ Property Address

EXHIBIT L

Please see executed K&E Opinion

EXHIBIT M

FORM OF CLOSING CERTIFICATE

Pursuant to subsection 6.1(i) of the Credit Agreement, dated as of November [    ], 2009 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among Language Line, LLC and Coto Acquisition LLC (collectively, “Borrowers”), Language Line Holdings LLC, the several Subsidiary Guarantors party thereto, the several lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF CREDIT PARTY] (the “Company”) hereby certifies as follows, with capitalized terms used herein without definition having such meaning as are ascribed to them in the Credit Agreement:

1. The representations and warranties of the Company set forth in each of the Credit Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Company pursuant to any of the Credit Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2.                  is the duly elected and qualified Secretary of the Company and the signature set forth for such officer below is such officer’s true and genuine signature.

The undersigned Secretary of the Company certifies on behalf of the Company as follows:

3. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Company, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Company.

4. The Company is a [corporation/limited liability company] duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

5. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.

6. Attached hereto as Annex 2 is a true and complete copy of the [By-Laws/Operating Agreement] of the Company as in effect on the date hereof.

7. Attached hereto as Annex 3 is a true and complete copy of the [Certificate of Incorporation/Articles of Incorporation/Certificate of Formation], of the Company as in effect on the date hereof, and such certificate or such articles have not been amended, repealed, modified or restated.

8. The following persons are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names below, and such officers have held such offices with the Company at all times since the date indicated next to their respective titles to and including the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Credit Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Credit Documents to which it is a party:

Name	Office	Date	Signature

EXHIBIT M

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:
Title:	Title:

Date: November [    ], 2009

EXHIBIT N

[FORM OF]

SOLVENCY CERTIFICATE

I, the undersigned, chief financial officer of Language Line Holdings LLC, a Delaware limited liability company (“Holdings”), DO HEREBY CERTIFY that:

1. This Certificate is furnished pursuant to 6.1(j) of the Credit Agreement, (the “Credit Agreement”) dated as of November [    ], 2009 among Language Line, LLC, a Delaware limited liability company, Coto Acquisition LLC, a Delaware limited liability company, Holdings, the subsidiary guarantors listed on the signature pages thereto and otherwise party thereto from time to time (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”), the lenders party thereto from time to time (the “Lenders”), Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book-runners (together in such capacity, the “Arrangers”), Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Morgan Stanley Senior Funding, Inc., as documentation agent (in such capacity, the “Documentation Agent”) and Credit Suisse Securities (USA) LLC, as syndication agent (in such capacity, the “Syndication Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

2. On a consolidated basis and after giving effect to the Transactions, (a) the amount of the “present fair saleable value” of the assets of Holdings and its Subsidiaries exceeds the amount of all “liabilities of Holdings and its Subsidiaries, contingent or otherwise”, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of Holdings and its Subsidiaries is greater than the amount that is required to pay the liability of Holdings and its Subsidiaries on its debts as such debts become absolute and matured, (c) Holdings and its Subsidiaries do not have an unreasonably small amount of capital with which to conduct their business, and (d) Holdings and its Subsidiaries are able to pay their debts as they mature.

For purposes of this Certificate, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto set my hand this [    ]th day of November, 2009.

LANGUAGE LINE HOLDINGS LLC

By:
Name:
Title:

O-2

EXHIBIT O-1

[FORM OF]

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Security Agreement dated as of November [    ], 2009 (the “Security Agreement”), between Language Line, LLC, a Delaware limited liability company (“Language Line”) and Coto Acquisition LLC, a Delaware limited liability company (“Coto”, and together with Language Line, the “Borrowers”), Language Line Holdings LLC., a Delaware limited liability company (“Holdings”), the Subsidiary Guarantors party thereto (collectively, the “Subsidiary Guarantors”) and the Administrative Agent (as hereinafter defined) and (ii) that certain Credit Agreement dated as of November [    ], 2009 (the “Credit Agreement”) among the Borrowers, Holdings, the Subsidiary Guarantors, certain other parties thereto and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means Holdings, the Borrowers and each Subsidiary Guarantor.

The undersigned hereby certify to the Administrative Agent as follows:

1. Names. A. The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

B. Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

C. Set forth in Schedule 1(c) is a list of all other names (including trade names or similar appellations) used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, in each case, on any filings with the Internal Revenue Service at any time between June 11, 2004 and the date hereof. Except as set forth on Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. A. The chief executive office of each Company is located at the address set forth in Schedule 2(a) hereto.

B. Set forth in Schedule 2(b) are all locations where each Company maintains any books or records relating to any material Collateral.

C. Set forth in Schedule 2(c) hereto are all the other places of business of each Company where the Company has material Collateral.

D. Set forth in Schedule 2(d) hereto are all other locations where each Company maintains any material Collateral consisting of inventory or equipment not identified above.

E. Set forth in Schedule 2(e) hereto are the names and addresses of all persons or entities other than each Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any material Collateral consisting of instruments, chattel paper, inventory or equipment not identified above.

3. Extraordinary Transactions. Attached hereto as Schedule 3 is a true and accurate list of all purchases, acquisitions and other transactions with a value greater than $500,000 in which any of the Collateral was acquired by any Company since November 14, 2006 either (A) outside of the ordinary course of business or (B) outside of the ordinary course of business from a person who is not in the business of selling goods of that kind.

4. File Search Reports. Attached hereto as Schedule 4 is a true and accurate summary of file search reports from (A) the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section l(a) or Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule 1(c) or Schedule 3 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral and (B) each filing officer in each real estate recording office identified on Schedule 7 with respect to real estate on which Collateral consisting of fixtures is or is to be located. A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been or shall be delivered to the Administrative Agent on or prior to the Closing Date.

5. UCC Filings. The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 relating to the Security Agreement or the applicable Mortgage, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5 and (ii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 6(a), (iii) the appropriate filing offices for the filings described in Schedule 12(c), and (iv) any other actions required to create, preserve, protect and perfect the security interests in the Pledged Collateral (as defined in the Security Agreement) granted to the Administrative Agent pursuant to the Collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Administrative Agent pursuant to the Collateral Documents in Schedule 12(c).

7. Real Property. Attached hereto as Schedule 7(a) is a list of all (i) real property owned, leased, or otherwise held by each Company located in the United States as of the Closing Date, (ii) real property to be encumbered by a Mortgage or a fixture filing, which real property includes all real property owned, leased, or otherwise held by each Company as of the Closing Date having a value in excess of $1,000,000 (such real property, the “Mortgaged Property”), (iii) common names and addresses and (iv) other information relating thereto required by such Schedule. Except as described in Schedule 7(b) attached hereto: (i) no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described in Schedule 7(a) and (ii) no Company is party to any lease agreement for the Leased Property which requires the consent of the landlord or any other party thereto to the Transactions.

8. Termination Statements. Attached hereto as Schedule 8(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction with respect to each Lien described therein.

9. No Change. The undersigned knows of no anticipated change in any of the circumstances or with respect to any of the matters contemplated in Sections 1 through 8 and Section 10 through Section 17 of this Perfection Certificate except as set forth on Schedule 9 hereto or as contemplated by the Credit Agreement.

10. Instruments and Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments, (other than checks to be deposited in the ordinary course of business) tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the Closing Date, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Security Agreement.

11. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 11 is a true and correct list of each of all of the authorized, and the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreement. Also set forth on Schedule 11 is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreement.

12. Intellectual Property. A. Attached hereto as Schedule 12(a) is a schedule setting forth all of the U.S. Patents and Trademarks (each as defined in the Security Agreement) owned by each Company and registered with the United States Patent and Trademark Office, and all other issued Patents and registered Trademarks owned by each Company, including the name of the registered owner and the registration number of each such Patent and Trademark, and all material Patent Licenses and Trademark Licenses (each defined in the Security Agreement) to which each Company is a party. Attached hereto as Schedule 12(b) is a schedule setting forth all of the United States Copyrights (as defined in the Security Agreement) owned by each Company, including the name of the registered owner and the registration number of each such Copyright, and all material Copyright Licenses (as defined in the Security Agreement) to which each Company is a party (other than licenses for commercially available, off-the-shelf software).

B. Attached hereto as Schedule 12(c) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office are duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable, which are among the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Patents, and Copyrights set forth on Schedule 12(a) and Schedule 12(b).

13. Commercial Tort Claims. Attached hereto as Schedule 13 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) held by each Company, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the Security Agreement.

14. Deposit Accounts, Securities Accounts and Commodities Accounts. Attached hereto as Schedule 14 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodities Accounts (each as defined in the Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account and stating if such account is to be subject to a control agreement pursuant to the Security Agreement and the reason for such account to be excluded from the control agreement requirement.

15. Letter-of-Credit Rights. Attached hereto as Schedule 15 is a true and correct list of all Letters of Credit issued in favor of each Company, as beneficiary thereunder, stating if letter-of-credit rights with respect to such Letters of Credit are required to be subject to a control arrangement pursuant to the Security Agreement.

16. Insurance. Attached hereto as Schedule 16 is a true and correct list of all risk property insurance, business interruption insurance, comprehensive general liability insurance, workers’ compensation/employer’s liability insurance, automobile liability insurance and excess/umbrella liability insurance maintained by Holdings and its Subsidiaries pursuant to subsection 7.5 of the Credit Agreement.

17. Other Collateral. Attached hereto as Schedule 17 is a true and correct list of all of the following types of collateral, if any, owned or held by each Company: (a) all agreements and contracts with any Governmental Authority exceeding $500,000 in value, (b) all FCC licenses, (c) all aircraft and airplanes, (d) all ships and boats vessels, (e) all rolling stock and trains, (f) all oil, gas, minerals, and as extracted collateral, stating in each case, if such types of collateral are required to be pledged pursuant to the Security Agreement.

[The Remainder of this Page has been intentionally left blank.]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this      day of             , 2009.

LANGUAGE LINE, LLC

By:
Name:
Title:

COTO ACQUISITION LLC

By:
Name:
Title:

LANGUAGE LINE HOLDINGS LLC

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

EXHIBIT O-2

[FORM OF]

PERFECTION CERTIFICATE SUPPLEMENT

This Perfection Certificate Supplement, dated as of [            ], 20[    ] is delivered pursuant to Section 7.2(h) of that certain Credit Agreement dated as of November [    ], 2009 (the “Credit Agreement”) among the Borrowers, Holdings, the Subsidiary Guarantors, certain other parties thereto and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means Holdings, the Borrowers and each Subsidiary Guarantor.

The undersigned, the [                    ] of Holdings, the Borrowers and each Subsidiary Guarantor, hereby certify (in my capacity as [                    ] and not in my individual capacity) to the Administrative Agent and each of the other Secured Parties that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on the Closing Date (as supplemented by any perfection certificate supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:

1. Names. A. Except as listed on Schedule 1(a) attached hereto and made a part hereof, set forth in Schedule 1(a) to the Prior Perfection Certificate is the exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Except as listed on Schedule 1(a) attached hereto and made a part hereof, each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate and (ii) a registered organization except to the extent disclosed in Schedule 1(a) hereto. Except as listed on Schedule 1(a) attached hereto and made a part hereof, set forth in Schedule l(a) to the Prior Perfection Certificate is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

B. Except as listed on Schedule 1(b) attached hereto and made a part hereof, set forth in Schedule 1(b) of the Prior Perfection Certificate is a list of any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

C. Except as listed on Schedule 1(c) attached hereto and made a part hereof, set forth in Schedule 1(c) of the Prior Perfection Certificate is a list of all other names (including trade names or similar appellations) used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, in each case, on any filings with the Internal Revenue Service at any time between June 11, 2004 and the date hereof. Except as set forth on Schedule 1(c) attached thereto and hereto, no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. A. Except as listed on Schedule 2(a) attached hereto and made a part hereof, set forth in Schedule 2(a) of the Prior Perfection Certificate, the chief executive office of each Company is located at the address set forth in Schedule 2(a) of the Prior Perfection Certificate.

B. Except as listed on Schedule 2(b) attached hereto and made a part hereof, set forth in Schedule 2(b) of the Prior Perfection Certificate are all locations where each Company maintains any books or records relating to any material Collateral.

C. Except as listed on Schedule 2(c) attached hereto and made a part hereof, set forth in Schedule 2(c) of the Prior Perfection Certificate are all the other places of business of each Company where the Company has material Collateral.

D. Except as listed on Schedule 2(d) attached hereto and made a part hereof, set forth in Schedule 2(d) of the Prior Perfection Certificate are all other locations where each Company maintains any material Collateral consisting of inventory or equipment not identified above.

E. Except as listed on Schedule 2(e) attached hereto and made a part hereof, set forth in Schedule 2(e) of the Prior Perfection Certificate are the names and addresses of all persons or entities other than each Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any material Collateral consisting of instruments, chattel paper, inventory or equipment not identified above.

3. Extraordinary Transactions. Except as listed on Schedule 3 attached hereto and made a part hereof, set forth in Schedule 3 of the Prior Perfection Certificate is a true and accurate list of all purchases, acquisitions and other transactions with a value greater than $500,000 in which any of the Collateral was acquired by any Company since November 14, 2006 either (A) outside of the ordinary course of business or (B) outside of the ordinary course of business from a person who is not in the business of selling goods of that kind.

4. File Search Reports. Except as listed on Schedule 4 attached hereto and made a part hereof, set forth in Schedule 4 of the Prior Perfection Certificate is a true and accurate summary of file search reports from (A) the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 hereto and thereto relating to any of the transactions described in Schedule 1(c) thereto or Schedule 3 hereto or thereto with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral and (B) each filing officer in each real estate recording office identified on Schedule 7 hereto or thereto with respect to real estate on which Collateral consisting of fixtures is or is to be located. A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been or shall be delivered to the Administrative Agent on or prior to the Closing Date.

5. UCC Filings. Except as listed on Schedule 5 attached hereto and made a part hereof, set forth in Schedule 5 of the Prior Perfection Certificate, the financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 to the Prior Perfection Certificate relating to the Security Agreement or the applicable Mortgage, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 thereto and hereto.

6. Schedule of Filings. Except as listed on Schedule 6 attached hereto and made a part hereof, set forth in Schedule 6 of the Prior Perfection Certificate is a schedule of (i) the appropriate filing offices for the financing statements attached thereto and hereto as Schedule 5 and (ii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 6(a) thereto and hereto, (iii) the appropriate filing offices for the filings described in Schedule 12(c) thereto and hereto, and (iv) any other actions required to create, preserve, protect and perfect the security interests in the Pledged Collateral (as defined in the Security Agreement) granted to the Administrative Agent pursuant to the Collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Administrative Agent pursuant to the Collateral Documents in Schedule 12(c) thereto and hereto.

7. Real Property. Except as listed on Schedule 7(a) attached hereto and made a part hereof, set forth in Schedule 7(a) of the Prior Perfection Certificate Attached is a list of all (i) real property owned, leased, or otherwise held by each Company located in the United States as of the Closing Date, (ii) real property to be encumbered by a Mortgage or a fixture filing, which real property includes all real property owned, leased, or otherwise held by each Company as of the Closing Date having a value in excess of $1,000,000 (such real property, the “Mortgaged Property”), (iii) common names and addresses and (iv) other information relating thereto required by such Schedule. Except as described in Schedule 7(b) attached thereto or hereto: (i) no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described in Schedule 7(a) thereto or hereto and (ii) no Company is party to any lease agreement for the Leased Property which requires the consent of the landlord or any other party thereto to the Transactions. The Mortgages delivered on or prior to the Closing Date are in the appropriate form for filing in the filing offices in the jurisdictions identified in Schedule 6.

8. Termination Statements. Except as listed on Schedule 8(a) attached hereto and made a part hereof, set forth in Schedule 8(a) of the Prior Perfection Certificate are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction with respect to each Lien described therein.

9. No Change. The undersigned knows of no anticipated change in any of the circumstances or with respect to any of the matters contemplated in Sections 1 through 8 and Section 10 through Section 17 hereto except as set forth on Schedule 9 attached hereto and made a part hereof or as contemplated by the Credit Agreement.

10. Instruments and Chattel Paper. Except as listed on Schedule 10 attached hereto and made a part hereof, set forth in Schedule 10 of the Prior Perfection Certificate Attached is a true and correct list of all promissory notes, instruments, (other than checks to be deposited in the ordinary course of business) tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the Closing Date, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Security Agreement.

11. Stock Ownership and Other Equity Interests. Except as listed on Schedule 11 attached hereto and made a part hereof, set forth in Schedule 11 of the Prior Perfection Certificate is (x) a true and correct list of each of all of the authorized, and the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreement, and (y) each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreement.

12. Intellectual Property. A. Except as listed on Schedule 12(1) attached hereto and made a part hereof, set forth in Schedule 12(a) of the Prior Perfection Certificate is a schedule setting forth all of the U.S. Patents and Trademarks (each as defined in the Security Agreement) owned by each Company and registered with the United States Patent and Trademark Office, and all other issued Patents and registered Trademarks owned by each Company, including the name of the registered owner and the registration number of each such Patent and Trademark, and all material Patent Licenses and Trademark Licenses (each defined in the Security Agreement) to which each Company is a party. Except as listed on Schedule 12(b) attached hereto and made a part hereof, set forth in Schedule 12(b) of the Prior Perfection Certificate is a schedule setting forth all of the United States Copyrights (as defined in the Security Agreement) owned by each Company, including the name of the registered owner and the registration number of each such Copyright, and all material Copyright Licenses (as defined in the Security Agreement) to which each Company is a party (other than licenses for commercially available, off-the-shelf software).

B. Except as listed on Schedule 12(c) attached hereto and made a part hereof, set forth in Schedule 12(c) of the Prior Perfection Certificate, in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office are duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable, which are among the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Patents, and Copyrights set forth on Schedule 12(a) and Schedule 12(b) thereto and hereto.

13. Commercial Tort Claims. Except as listed on Schedule 13 attached hereto and made a part hereof, set forth in Schedule 13 of the Prior Perfection Certificate is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) held by each Company, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the Security Agreement.

14. Deposit Accounts, Securities Accounts and Commodities Accounts. Except as listed on Schedule 14 attached hereto and made a part hereof, set forth in Schedule 14 of the Prior Perfection Certificate is a true and complete list of all Deposit Accounts, Securities Accounts and Commodities Accounts (each as defined in the Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account and stating if such account is to be subject to a control agreement pursuant to the Security Agreement and the reason for such account to be excluded from the control agreement requirement.

15. Letter-of-Credit Rights. Except as listed on Schedule 15 attached hereto and made a part hereof, set forth in Schedule 15 of the Prior Perfection Certificate is a true and correct list of all Letters of Credit issued in favor of each Company, as beneficiary thereunder, stating if letter-of-credit rights with respect to such Letters of Credit are required to be subject to a control arrangement pursuant to the Security Agreement.

16. Insurance. Except as listed on Schedule 16 attached hereto and made a part hereof, set forth in Schedule 16 of the Prior Perfection Certificate is a true and correct list of all risk property insurance, business interruption insurance, comprehensive general liability insurance, workers’ compensation/employer’s liability insurance, automobile liability insurance and excess/umbrella liability insurance maintained by Holdings and its Subsidiaries pursuant to subsection 7.5 of the Credit Agreement.

17. Other Collateral. Except as listed on Schedule 17 attached hereto and made a part hereof, set forth in Schedule 17 of the Prior Perfection Certificate is a true and correct list of all of the following types of collateral, if any, owned or held by each Company: (a) all agreements and contracts with any Governmental Authority exceeding $500,000 in value, (b) all FCC licenses, (c) all aircraft and airplanes, (d) all ships and boats vessels, (e) all rolling stock and trains, (f) all oil, gas, minerals, and as extracted collateral, stating in each case, if such types of collateral are required to be pledged pursuant to the Security Agreement.

[The Remainder of this Page has been intentionally left blank.]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this      day of             , 20[    ].

LANGUAGE LINE, LLC

By:
Name:
Title:

COTO ACQUISITION LLC

By:
Name:
Title:

LANGUAGE LINE HOLDINGS LLC

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

EXHIBIT P

[Form of]

BORROWING REQUEST

Bank of America, N.A.

as Administrative Agent for

the Lenders referred to below,

Mail Code: TX1-492-14-04

Bank of America Plaza

901 Main St.

Dallas, TX 75202-3714

Attention: Maria T. Bulin

Phone: (214) 209-3098

Fax: (214)290-9411

Re:  Language Line, LLC and Coto Acquisition LLC

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of November [    ], 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Language Line, LLC and Coto Acquisition LLC (the “Borrowers”), Language Line Holdings LLC, the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in section 1 of the Credit Agreement), the Lenders from time to time party thereto, Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc. as joint lead arrangers and joint book-runners, Credit Suisse Securities (USA) LLC, as syndication agent, Morgan Stanley Senior Funding, Inc., as documentation agent and Bank of America, N.A., as administrative agent for the Lenders. The Borrowers hereby give you notice pursuant to Section 4.1 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Class of Borrowing	[Revolving Borrowing]
[Tranche B Term Borrowing]
[Swingline Borrowing]

(B)	Principal amount of Borrowing[1]

(C)	Date of Borrowing (which is a Business Day)

[1]	See subsection 3.1(c) for minimum borrowing amounts.

(D)	Type of Borrowing	[ABR] [Eurodollar]

(E)	Interest Period and the last day thereof[2]

(F)	Funds are requested to be disbursed to Borrower’s account with
[ ] (Account No. ).

The Borrowers hereby represent and warrant that the conditions to lending specified in Sections 6.2(a) and (b) of the Credit Agreement are satisfied as of the date hereof.

[Signature Page Follows]

[2]	Shall be subject to the definition of “Interest Period” in the Credit Agreement.

LANGUAGE LINE, LLC

By:
Name:
Title:

COTO ACQUISITION LLC

By:
Name:
Title:

EXHIBIT Q-l

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain credit agreement, dated as of [            ], 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Language Line, LLC, a Delaware limited liability company (“Language Line”), Coto Acquisition LLC, a Delaware limited liability company (“Coto” and, together with Language Line, the “Borrowers” and each a “Borrower”), Language Line Holdings LLC, a Delaware limited liability company (“Holdings”), the subsidiary guarantors listed on the signature pages hereto and otherwise party hereto from time to time (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”), the several lenders party hereto from time to time (the “Lenders”), Bane of America Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book-runners (together in such capacity, the “Arrangers”), Bank of America, N.A. as administrative agent (in such capacity, the “Administrative Agent”), Morgan Stanley Senior Funding, Inc. as documentation agent (in such capacity, the “Documentation Agent”) and Credit Suisse Securities (USA) LLC as syndication agent (in such capacity, the “Syndication Agent”). Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of subsection 4.14(d)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s) in respect of which it is providing this certificate, (ii) it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with the Credit Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrowers and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrowers or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT Q-2

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain credit agreement, dated as of [            ], 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Language Line, LLC, a Delaware limited liability company (“Language Line”), Coto Acquisition LLC, a Delaware limited liability company (“Coto” and, together with Language Line, the “Borrowers” and each a “Borrower”), Language Line Holdings LLC, a Delaware limited liability company (“Holdings”), the subsidiary guarantors listed on the signature pages hereto and otherwise party hereto from time to time (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”), the several lenders party hereto from time to time (the “Lenders”), Bane of America Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book-runners (together in such capacity, the “Arrangers”), Bank of America, N.A. as administrative agent (in such capacity, the “Administrative Agent”), Morgan Stanley Senior Funding, Inc. as documentation agent (in such capacity, the “Documentation Agent”) and Credit Suisse Securities (USA) LLC as syndication agent (in such capacity, the “Syndication Agent”). Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of subsection 4.14(d)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of Code, (iv) none of its partners/members is a ten percent shareholder of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with the Credit Documents are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrowers with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title

EXHIBIT Q-3

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain credit agreement, dated as of [            ],2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Language Line, LLC, a Delaware limited liability company (“Language Line”), Coto Acquisition LLC, a Delaware limited liability company (“Coto” and, together with Language Line, the “Borrowers” and each a “Borrower”), Language Line Holdings LLC, a Delaware limited liability company (“Holdings”), the subsidiary guarantors listed on the signature pages hereto and otherwise party hereto from time to time (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”), the several lenders party hereto from time to time (the “Lenders”), Bane of America Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book-runners (together in such capacity, the “Arrangers”), Bank of America, N.A. as administrative agent (in such capacity, the “Administrative Agent”), Morgan Stanley Senior Funding, Inc. as documentation agent (in such capacity, the “Documentation Agent”) and Credit Suisse Securities (USA) LLC as syndication agent (in such capacity, the “Syndication Agent”). Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of subsection 4.14(d)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with the Credit Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating foreign Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such foreign Lender in writing and (2) the undersigned shall have at all times furnished such foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT Q-4

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain credit agreement, dated as of [            ], 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Language Line, LLC, a Delaware limited liability company (“Language Line”), Coto Acquisition LLC, a Delaware limited liability company (“Coto” and, together with Language Line, the “Borrowers” and each a “Borrower”), Language Line Holdings LLC, a Delaware limited liability company (“Holdings”), the subsidiary guarantors listed on the signature pages hereto and otherwise party hereto from time to time (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”), the several lenders party hereto from time to time (the “Lenders”), Bane of America Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book-runners (together in such capacity, the “Arrangers”), Bank of America, N.A. as administrative agent (in such capacity, the “Administrative Agent”), Morgan Stanley Senior Funding, Inc. as documentation agent (in such capacity, the “Documentation Agent”) and Credit Suisse Securities (USA) LLC as syndication agent (in such capacity, the “Syndication Agent”). Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of subsection 4.14( d)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of Code, (iv) none of its partners/members is a ten percent shareholder of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with the Credit Documents are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating foreign Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the under-signed shall promptly so inform such foreign Lender in writing and (2) the undersigned shall have at all times furnished such foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the under-signed, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title